Exhibit 10.51

AMENDED AND RESTATED

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

between

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

Owner

and

BE&K CONSTRUCTION COMPANY, LLC

Contractor

*	indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

Page i

2.4	Methods of Performance		51

2.5	Transfer of Title/Risk of Loss for Certain Items		51

	2.5.1	Title to Work	51
	2.5.2	Risk of Loss to Contractor Property	52
	2.5.3	Title to Drawings, Reports, Documents and Information	52
	2.5.4	Title to Natural Resources	53
	2.5.5	Title to Fossils and Artifacts	54
	2.5.6	Title Warranty	54

2.6	Subsurface Conditions		54

2.7	Local Conditions		54

2.8	Subcontractors and Owner Suppliers		55

	2.8.1	Subcontractors	55
	2.8.2	No Privity with Owner	55
	2.8.3	Certain Subcontracts	55
	2.8.4	Purchase Orders and Subcontracts	56
	2.8.5	Subcontractor Warranties	56
	2.8.6	Subcontractor Insurance	56

2.9	Insurance		57

2.10	Compliance with Applicable Legal Requirements		57

2.11	Real Estate		57

2.12	Use of Project Site		57

	2.12.1	Use and Restoration	57
	2.12.2	Site Authority	57

2.13	Record Documents		58

2.14	Submittals		58

	2.14.1	Review	58
	2.14.2	Variations	58
	2.14.3	Due Consideration	58
	2.14.4	Applicable Electronic Format	59

2.15	Separate Contractors and Activities By Owner		59

	2.15.1	Separate Work	59
	2.15.2	Integration	59
	2.15.3	Coordination	59
	2.15.4	Owner Contractor Storage and Laydown	60

2.16	Transportation Costs		60

2.17	Labor Matters		60

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2.18	Discipline and Protection		60

2.19	Security		60

2.20	Project Site Fire Protection		61

2.21	Coordination and Transition		61

	2.21.1	Phase I Portion of the Project	61
	2.21.2	Balance of the Project	61

2.22	Surplus Equipment and Materials		62

ARTICLE 3 OWNER’S OBLIGATIONS			63

3.1	Project Site		63

3.2	Permits		63

3.3	Owner Insurance		63

3.4	Owner Taxes		63

	3.4.1	Payment of Taxes	63
	3.4.2	Sales Taxes	64

3.5	Start-up Personnel		64

3.6	Owner Site Manager and Owner Engineer		64

3.7	Interconnection		65

	3.7.1	Out of Scope Interconnection Facilities and Utility Connections	65
	3.7.2	Transmission Facilities	65

3.8	Startup Period		65

	3.8.1	Startup Period; Pre-Commercial Energy	65
	3.8.2	Waste	66
	3.8.3	Initial Fills	66

3.9	Hazardous Substances		66

3.10	Compliance with Contractor’s Rules		67

3.11	Performance of Owner Obligations		67

3.12	Compliance with Applicable Legal Requirements		67

3.13	Owner Suppliers		67

	3.13.1	Contract Execution	67

3.14	Discipline and Protection		67

ARTICLE 4 OWNER’S RIGHT TO INSPECT, STOP AND RE-PERFORM WORK			69

4.1	Inspection		69

4.2	Right to Reject and Re-Performance		69

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4.3	Defects in Owner Suppliers’ Scope		69

4.4	Right to Suspend Work for Convenience		69

4.5	Uncovering Work		70

4.6	Right to Stop Work for Cause		71

ARTICLE 5 CONSTRUCTION PRICE AND PAYMENT			72

5.1	Construction Price		72

	5.1.1	Fixed Component	72
	5.1.2	Reimbursable Component	72
	5.1.3	Payment of Fixed Component	73
	5.1.4	Payment of the Reimbursable Component	73
	5.1.5	Price and Other Agreement Adjustments due to Change Orders	73
	5.1.6	Reconciliation of Actual Craft Labor Hours to Craft Labor Hour Target	75
	5.1.7	[RESERVED]	77
	5.1.8	Applications for Payment	77
	5.1.9	Progress Reports	78
	5.1.10	Lien Waivers	78
	5.1.11	Other Documentation	78
	5.1.12	Failure to Comply	79
	5.1.13	Retainage	79
	5.1.14	Construction Price Inclusive	80
	5.1.15	Contingency Sharing Payment	80

5.2	Owner Supplier Payments		81

5.3	Owner Review		81

5.4	Payment Due Dates		81

5.5	Final Payment		81

5.6	Withholding to Protect Owner from Loss		82

	5.6.1	Withholding	82
	5.6.2	Lien Title Indemnity	82

5.7	Delinquent Payments		82

5.8	Contractor Liens		82

5.9	Forecasts		83

5.10	Total Work Cost Bonus Amount		83

ARTICLE 6 COMPLETION AND ACCEPTANCE OF THE WORK			84

6.1	Phase I Mechanical Completion		84

	6.1.1	Criteria for Phase I Mechanical Completion	84

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	6.1.2	Notice and Report of Phase I Mechanical Completion	85
	6.1.3	Achievement of Phase I Mechanical Completion	86

6.2	Mechanical Completion		86

	6.2.1	Criteria for Mechanical Completion	86
	6.2.2	Notice and Report of Mechanical Completion	88
	6.2.3	Achievement of Mechanical Completion	88

6.3	Initial Synchronization		89

6.4	Phase I Substantial Completion		89

	6.4.1	Criteria for Phase I Substantial Completion	89
	6.4.2	Notice and Report of Phase I Substantial Completion	90
	6.4.3	Achievement of Phase I Substantial Completion	90
	6.4.4	Care, Custody and Control During Dispute Resolution Regarding Phase I Substantial Completion	91

6.5	Creation of Phase I Punch List		92

6.6	Transfer of Possession and Control of the Phase I Portion of the Project to Owner		92

6.7	Substantial Completion		93

	6.7.1	Preliminary Repairs, Replacements and Refurbishments	93
	6.7.2	Substantial Completion	94
	6.7.3	Notice and Report of Substantial Completion	95
	6.7.4	Achievement of Substantial Completion	95
	6.7.5	Care, Custody and Control During Dispute Resolution Regarding Substantial Completion	96
	6.7.6	Project Punch List	97
	6.7.7	Possession and Control	97
	6.7.8	Reliability Test	98

6.8	Final Completion		99

	6.8.1	Criteria for Final Completion of the Project	100
	6.8.2	Notice and Report of Final Completion	100
	6.8.3	Achievement of Final Completion	100
	6.8.4	Target Final Completion Date	101

ARTICLE 7 PERFORMANCE TESTING			102

7.1	Performance Tests		102

7.2	Notice to Owner		102

	7.2.1	Phase I Notice	102
	7.2.2	Notice	102

7.3	Completed Performance Tests		102

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	7.3.1	Phase I Performance Tests	102
	7.3.2	Other Performance Tests	103
	7.3.3	Individual Test Reports	103

7.4	Repetition of Tests		104

7.5	Re-Setting of Project		104

7.6	Operation of the Project		104

ARTICLE 8 PERFORMANCE AND COMPLETION REQUIREMENTS, LIQUIDATED DAMAGES AND BONUS			106

8.1	Phase I Substantial Completion Requirements		106

	8.1.1	Phase I Performance Requirements	106
	8.1.2	Phase I Substantial Completion Date	106

8.2	Substantial Completion Performance Test Requirements		106

	8.2.1	Performance Requirements	106
	8.2.2	Target Substantial Completion Date	108
	8.2.3	Target Final Completion Date	108

8.3	Late Substantial Completion Damages		108

	8.3.1	Late Phase I Substantial Completion Liquidated Damages	108
	8.3.2	Late Substantial Completion Liquidation Damages	109
	8.3.3	Overlap of Delay Liquidated Damage Periods	110
	8.3.4	Payment of Delay Liquidated Damages	110

8.4	Buy Down		110

	8.4.1	Cure Period	110
	8.4.2	Buy Down Amount	110
	8.4.3	Reasonableness	112
	8.4.4	Payment of Buy Down Amount	112
	8.4.5	Limitation on Right to Minimum Performance Requirements and/or Minimum Reliability Requirement	112

8.5	Early Phase I Substantial Completion Bonus		112

8.6	Early Substantial Completion Bonus		113

ARTICLE 9 THE WARRANTY PERIODS			114

9.1	General Warranty of Work, Materials and Equipment		114

9.2	Owner Supplier Work		114

9.3	Nonconforming Work		114

9.4	Contractor’s Warranty Work		115

9.5	Warranty Periods		115

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	9.5.1	Duration	115
	9.5.2	Transfer	115

9.6	Subcontractor Warranties		116

9.7	Root Cause Repairs		116

9.8	Cure Rights of Owner for Breach of Warranty		116

9.9	Title to Warranty Work		117

9.10	Exclusions		117

9.11	Primary Liability		117

9.12	General Limitations on Warranties and Remedies		117

ARTICLE 10 CHANGES			119

10.1	Changes		119

10.2	Procedure for Changes		119

	10.2.1	Changes Initiated by Contractor	119
	10.2.2	Changes Initiated by Owner	120

10.3	Change Events		120

10.4	Changes Involving Schedule Extensions		122

10.5	Changes to the Fixed Component		122

10.6	Continued Performance Pending Resolution of Disputes		122

10.7	Options for Implementing Changes		122

10.8	Documentation		122

ARTICLE 11 FORCE MAJEURE			124

11.1	Force Majeure Event		124

11.2	Burden of Proof		125

	11.2.1	Excused Performance	125
	11.2.2	Scope of Excused Performance	125
	11.2.3	Prior Obligations and Liabilities	125
	11.2.4	Continued Performance	125
	11.2.5	No Affect on Payment Obligations	125

ARTICLE 12 INDEMNIFICATION			126

12.1	Indemnity		126

12.2	Obligations with Respect to Liens		126

12.3	Obligations with Respect to Intellectual Property		127

12.4	Owner Indemnity		127

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12.5	Notice and Legal Defense		128

12.6	Failure to Defend Action		129

12.7	No Limitation to Workers’ Benefits		129

12.8	Limitation on Indemnification		129

ARTICLE 13 REMEDIES AND TERMINATION			130

13.1	Termination for Convenience		130

	13.1.1	Termination Payment	130
	13.1.2	Termination Obligations	130
	13.1.3	Termination Due to Force Majeure	131

13.2	Termination Upon Contractor Event of Default		131

13.3	Termination for Agreed Circumstances		132

13.4	Consequences of Termination; Actions upon Termination		133

	13.4.1	Assumption and Succession	133
	13.4.2	Completion of the Work	133
	13.4.3	Actions Upon Termination	134

13.5	Owner Monetary and Non-Monetary Defaults; Contractor Draw Conditions on Pre-Financial Closing Letter of Credit		134

	13.5.1	Non-Payment	134
	13.5.2	Non-Monetary Default	135
	13.5.3	Draw Conditions for Pre-Financial Closing Letter of Credit and Letter Agreement	136

13.6	Duty to Mitigate Damages		136

ARTICLE 14 SECURITY			137

14.1	Guarantees		137

ARTICLE 15 REPRESENTATIONS AND WARRANTIES			138

15.1	Representations and Warranties of Contractor		138

15.2	Representation and Warranties of Owner		139

ARTICLE 16 LIMITATIONS OF LIABILITY			140

16.1	Limitation of Contractor’s Liability for Liquidated Damages		140

	16.1.1	Aggregate Limitation for Liquidated Damages	140
	16.1.2	Aggregate Limitation for Delay Liquidated Damages	140
	16.1.3	Aggregate Limitation for Performance Liquidated Damages	140
	16.1.4	Individual Limitations for Performance Liquidated Damages	140

16.2	Consequential Damages		140

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16.3	Overall Limitation of Liability		141

16.4.	Application		141

ARTICLE 17 DISPUTE RESOLUTION			143

17.1	Dispute Resolution Between the Parties		143

	17.1.1	Cooperation	143
	17.1.2	Management Discussions	143
	17.1.3	Voluntary Mediation	143

17.2	Arbitration		143

	17.2.1	Rules and Arbitrators	143
	17.2.2	Impartiality, Independence and Qualifications of Arbitrators	144
	17.2.3	Costs and Discovery	144
	17.2.4	Limitations	144
	17.2.5	Additional Relief	145
	17.2.6	Venue and Timing	145
	17.2.7	Continued Performance	145
	17.2.8	Consolidation	145
	17.2.9	When Inapplicable	145
	17.2.10	Cross Examination	146
	17.2.11	Survival	146

ARTICLE 18 CONFIDENTIALITY			147

18.1	Confidential Information		147

18.2	Publicity		148

18.3	Prior Confidentiality Agreements		149

18.4	Injunctive Relief		149

ARTICLE 19 COST RECORDS			150

19.1	Records		150

19.2	Inspection of Books, Records and Audit Rights		150

ARTICLE 20 MISCELLANEOUS			151

20.1	Authorized Representatives		151

20.2	Assignment/Delegation		151

	20.2.1	Assignment/Delegation by Contractor	151
	20.2.2	Assignment/Delegation by Owner	151
	20.2.3	Successors and Assigns	152

20.3	Reviews, Inspections, Approvals by Owner		152

20.4	Governing Law; Choice of Forum		153

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20.5	Surviving Obligations	153

20.6	Severability	153

20.7	Notices	153

20.8	Article and Section Headings	154

20.9	Duties and Remedies	154

20.10	No Waiver of Rights	155

20.11	Entire Agreement	155

20.12	Amendments	155

20.13	No Third Party Rights	155

20.14	Obligations Non-recourse	155

20.15	Relationship of the Parties	155

20.16	Counterparts	156

20.17	Cooperation with Financing Efforts	156

20.18	Financing Engineer	157

20.19	Owner Engineer	157

20.20	Review Committee	157

List of Appendices

Appendix A:	Scope of Work

Appendix B:	Project Schedule

Appendix C:	Performance Test Requirements and Special Repairs, Replacements and Refurbishments

Appendix D:	Owner Permits

Appendix E:	Owner Contracts

Appendix F:	Key Personnel

Appendix G:	Milestone Payment Schedule

Appendix H:	Cost Breakdown

Appendix I:	Forms
	I -1	Form of Full Notice to Proceed
	I -2A	Form of Application for Payment
	I -2B	[RESERVED]
	I -3	Form of Certificate

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	I -4	Form of Notice of Phase I Mechanical Completion, Mechanical Completion, Phase I Substantial Completion, Substantial Completion and Final Completion
	I -5	Form of Change Order
	I -6	Form of Letter of Credit
	I -7	Form of Owner Guaranty
	I -8	Form of Contractor Guaranty
	I -9	Form of Retainage Letter of Credit
	I -10	Form of Opinion
	I -11	Lien Waiver Forms

Appendix J:	Project Site

Appendix K:	Craft Wage Rates and Craft Labor Cost Estimate; Craft Labor Hour Target;

Appendix L:	Sales Tax Materials

Appendix M:	Owner Contract Administration

Appendix N:	Reimbursable Component

Appendix O:	Contractor’s Consumables List

Appendix P:	Target Total Work Cost

Appendix Q:	Insurance Requirements

Appendix R:	Engineering, Procurement, Construction (home office) Engineering Time and Material Cost

Page xi

AMENDED AND RESTATED

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

AMENDED AND RESTATED ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”), is entered into as of the 8th day of September, 2008 (the “Effective Date”), by and between Red River Environmental Products, LLC, a Delaware limited liability company (“Owner”), and BE&K Construction Company, LLC, a Delaware limited liability company (“Contractor”). Owner and Contractor are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Owner is developing, constructing and intends to operate and maintain the Project located at the Project Site in order to produce activated carbon and electricity from the processing of lignite coal;

WHEREAS, Owner and Contractor are parties to an Engineering, Procurement and Construction Agreement dated as of January 29, 2008 (the “Preliminary EPC Agreement”) pursuant to which the Parties agreed upon the terms and conditions for providing certain preliminary engineering, design and long lead procurement activities and certain terms and conditions to be included in this Agreement;

WHEREAS, the Parties intend to enter into an agreement (the “Site Work Agreement”) providing for the performance of certain procurement and site work described in the Preliminary EPC Agreement;

WHEREAS, Owner has entered into certain Owner Contracts providing for, among other things, the delivery and erection of the Multi Hearth Furnaces, the supply of lignite to be used as fuel at the Project, the purchase of activated carbon and electricity produced at the Project and the interconnection of the Project to the utility transmission system; and

WHEREAS, Contractor desires to provide for the engineering, design, procurement, construction, construction management, testing, commissioning and related services for the Project, all of which shall be provided upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement and in Notices delivered in accordance with this Agreement, capitalized terms have the following meanings (such meanings as necessary to be equally applicable to both the singular and plural forms of the terms defined) unless the context otherwise requires:

“Activated Carbon Production Requirement” has the meaning set forth in Section 8.2.1.1.

“Activated Carbon Specification Requirement” has the meaning set forth in Section 8.2.1.2. These specifications relate to sizing and spraying activities to be conducted after carbon product is removed from the Multi Hearth Furnaces and is not intended to make Contractor responsible for any activities or processes occurring inside the Multi Hearth Furnaces.

“Affected Party” has the meaning set forth in Section 11.1.

“Affiliate” means, with respect to any Person, any other Person which (a) such first Person directly or indirectly, in whole or in part, owns, is owned by or is in common ownership with, or (b) such first Person directly or indirectly controls, is controlled by or is under common control with. The term “control” shall mean, with respect to a Person, the possession, directly or indirectly, of the ability to influence management decisions regarding the business of such a Person, including the ability to block or otherwise limit major decisions of such Person (e.g., increased debt, sale or transfer of share capital (initial or transfer of existing), operation and maintenance decisions, mergers or other restructuring, determination of business plans or budgets, entering into significant contracts or transactions, etc.).

“Agreement” means this Amended and Restated Engineering, Procurement and Construction Agreement, including the body of this Agreement (the “Body of this Agreement”), all Appendices hereto, Change Orders, and all written amendments and supplements hereto.

“Applicable Electronic Format” means the electronic formats set forth in Appendix A.

“Applicable Legal Requirements” means all laws (including common law), statutes, regulations, codes, rules, treaties, ordinances, judgments, directives, Permits, decrees, decisions, approvals, interpretations, injunctions, writs, orders or other similar legal requirements in effect of any Governmental Authority.

“Application for Payment” means an application for payment under this Agreement, in the form attached as Appendix I-2A, which is to be used by Contractor during the course of Work in requesting monthly payments pursuant to

Section 5.1.8, and which is to be accompanied by such supporting documentation as is required by this Agreement.

“Authorized Representative” means, with respect to each Party, the individual appointed by such Party under Section 20.1 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.

“Award” has the meaning set forth in Section 17.2.6.

“Balance of the Project” means all of the Project other than the Phase I Portion of the Project as more particularly described in Appendix A.

“Business Day” means any day, except Saturdays, Sundays, federal holidays, and holidays under the laws of the State of Louisiana.

“Buy Down Amount” has the meaning set forth in Section 8.4.2.

“Certificate of Final Completion” has the meaning set forth in Section 6.8.3.

“Certificate of Mechanical Completion” has the meaning set forth in Section 6.2.3.

“Certificate of Phase I Mechanical Completion” has the meaning set forth in Section 6.1.3.

“Certificate of Phase I Substantial Completion” has the meaning set forth in Section 6.4.3.

“Certificate of Substantial Completion” has the meaning set forth in Section 6.7.4.

“Change” or “Changes” has the meaning set forth in Section 10.1.

“Change Event” has the meaning set forth in Section 10.3.

“Change of Law” means the adoption, imposition, promulgation, re-interpretation, cancellation or modification of any Applicable Legal Requirements by a Governmental Authority effective on or after the Commencement Date.

“Change Order” has the meaning set forth in Section 10.1.

“Change Order Notice” has the meaning set forth in Section 10.2.2.

“Change Order Request” has the meaning set forth in Section 10.2.1.

“Claims” has the meaning set forth in Section 12.1.

“Commencement Date” has the meaning set forth in Section 2.1.2.

“Completed Performance Test” has the meaning set forth in Section 7.3.2.

“Completed Phase I Performance Test” has the meaning set forth in Section 7.3.1.

“Completed Reliability Test” has the meaning set forth in Section 6.7.8.1.

“Confidential Information” has the meaning set forth in Section 18.1.

“Construction Aids” means all tangible equipment (including construction equipment and machinery), apparatus, tools, supplies, utilities, support services, field office equipment and supplies, structures, form lumber, protective fencing, and other goods and items that are required to construct, commission or test the Project, but which are not incorporated into the Project.

“Construction Price” means the amount of compensation applicable to the Work consisting of (a) the Fixed Component, and (b) the Reimbursable Component, as such amount may thereafter be adjusted pursuant to this Agreement.

“Consumables” means the items listed in Contractor’s Consumables List set forth in Appendix O.

“Contractor” means BE&K Construction Company, LLC, a Delaware Limited Liability Company and its successors and assigns permitted under this Agreement.

“Contractor Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of Contractor, or of all or substantially all of the property of Contractor, is appointed and is not discharged within 60 days, or if, by decree of such a court, Contractor is adjudicated insolvent, or all or substantially all of the property of Contractor is sequestered, and such decree has continued undischarged and unstayed for 60 days after the entry of such decree, or (b) if a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereinafter in effect, is filed against Contractor and is not dismissed within 60 days after such filing, or (c) if Contractor is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against Contractor under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereafter in effect, or (d) if Contractor makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Contractor, or of all or substantially all of the property of Contractor.

“Contractor Event of Default” has the meaning set forth in Section 13.2.

“Contractor Guaranty” means a guaranty in the form set forth in Appendix I-8 executed by the Person obligated thereunder.

“Contractor Hazardous Substance” has the meaning set forth in Section 2.2.13.2.

“Contractor Indemnitees” has the meaning set forth in Section 12.4.

“Contractor Lien” means a Lien upon the Project, the Work, the Project Site, or any Equipment or Materials, or any other property of Owner or any of its Affiliates filed by or through Contractor or its Affiliates or Subcontractors or their respective Personnel in connection with the Work.

“Contractor Lien Bond” means a bond (a) issued by a surety company reasonably acceptable to Owner, (b) in form and substance reasonably acceptable to Owner, (c) in the amount necessary under Applicable Legal Requirements to secure such Lien, and (d) sufficient (i) to permit Owner to obtain title insurance with no exceptions for such Contractor Lien, and (ii) to prevent the Lien holder from causing a sale, foreclosure or other title divestiture with respect to the Project or the Project Site or improvements thereon or any Equipment or Materials or other property of Owner.

“Contractor Permits” has the meaning set forth in Section 2.2.10.

“Contractor Subcontract” means an agreement between Contractor and a Subcontractor.

“Contractor Taxes” has the meaning set forth in Section 2.2.9.2.

“Craft Labor” means all of Contractor’s and its Affiliates’ direct hourly craft labor for site supervision and direct hourly labor of all trades inclusive of general foremen, foremen, journeymen, apprentices, and others who perform construction and associated construction activities in connection with the Work. Craft Labor excludes all of Contractor’s and Contractor’s Affiliates’ non-manual labor and all Subcontractor labor.

“Craft Labor Category” means a specific trade or category of Craft Labor such as ironworkers, pipefitters, journeymen and operators, or especially skilled sub-categories within a craft.

“Craft Labor Cost Component” means a component of the cost of craft labor, such as wage rates, fringes, per diems and incentive payments.

“Craft Labor Cost Estimate” has the meaning set forth in Section 5.1.2 and is the product of the Craft Labor Hour Target (for each classification of each Craft Labor Category) multiplied by the appropriate Craft Wage Rates.

“Craft Labor Hours” means hours of Craft Labor expended to perform the Work.

“Craft Labor Hour Target” has the meaning set forth in Section 5.1.2 and is the estimated total Craft Labor Hours for completion of the Work.

“Craft Wage Rates” means the total compensation for each and every Craft Labor Category by classification, inclusive of wage rates, fringes, per diems, and incentive payments as set forth in Appendix K.

“Defect,” “Defects” or “Defective” has the meaning set forth in Section 4.2.

“Defective Work” has the meaning set forth in Section 4.2.

“Disclosing Party” has the meaning set forth in Section 18.1.

“Disputes” has the meaning set forth in Section 17.1.1.

“Dollars” or “$” or “dollars” means the lawful currency of the United States of America.

“Early Phase I Substantial Completion Bonus Amount” has the meaning set forth in Section 8.5.

“Early Substantial Completion Bonus Amount” has the meaning set forth in Section 8.6.

“Effective Date” has the meaning set forth in the first sentence of this Agreement.

“Engineers” means the Owner Engineer and the Financing Engineer.

“Environmental Compliance Requirement” has the meaning set forth in Section 8.2.1.5.

“Equipment” means any product that (a) is to be incorporated into the Project, (b) is an assembly of operational and/or non-operational parts, whether motorized or manually operated, and (c) requires service connections such as, but not limited to, wiring or piping.

“Excluded Change of Law” means any Change of Law that is primarily applicable to Contractor Taxes of any kind or nature, other than import duties on Contractor-provided Equipment and Materials.

“Final Completion” means that Contractor has satisfied the requirements set forth in Section 6.8 with respect to the Project.

“Final Completion Date” has the meaning set forth in Section 6.8.3.

“Financial Closing” means (a) the execution of binding arrangements for the provision of Financing, and (b) the initial release of proceeds from such Financing for payment to Contractor.

“Financing” means construction, interim and/or long-term financing on terms acceptable to Owner, the proceeds of which, including debt and equity, are intended to be used for all or part of the costs of the Project, including lease financing.

“Financing Engineer” means one or more individuals from an independent engineering firm used by the Financing Parties as independent engineer for the Project and the successors and permitted assigns of such independent engineer.

“Financing Parties” means any and all lenders, underwriters, financing institutions, including hedge funds, private equity groups, credit enhancers and institutional investors, providing or facilitating Financing and their assigns and any trustee(s) or agent(s) acting on any of their behalf.

“Fitch” means Fitch, Inc., Fitch Ratings Ltd., its subsidiaries, and their successors.

“Force Majeure” has the meaning set forth in Section 11.1.

“Full Notice to Proceed” means the Notice described in Section 2.1.2, the form of which is set forth in Appendix I-1.

“Functional Tests” means the functional tests to be conducted by Contractor as described in the Scope of Work.

“Governmental Authority” means any federal, state, county, regional, city, parish or local government body, agency, authority, branch, department, arbitrator, court or any subdivision, instrumentality or agency thereof, having or claiming, a regulatory interest in, or jurisdiction over, the Work (or any portion thereof), the Project, the Project Site, this Agreement or one or more of the Parties as it relates to this Agreement.

“Hazardous Substance” means any element, compound, mixture, solution, particle or substance (a) which is included within the definitions of (i)

“hazardous substances,” “hazardous wastes,” “toxic substances,” “hazardous pollutants” or “toxic pollutants” in any Applicable Legal Requirement of any Governmental Authority of the United States or the State of Louisiana and any applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. Sections 2601 to 2671, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and/or the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, (ii) any “PCBs” or “PCB items” as defined in 40 CFR Section 761.3, and (iii) any “asbestos”, as defined in 40 CFR Section 763.63, (b) the presence of which requires investigation or Remediation under any Applicable Legal Requirements, or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, and is or becomes, prior to Substantial Completion, regulated as a “Hazardous Waste” or “Hazardous Material” by any Governmental Authority of the United States or the State of Louisiana. “Hazardous Substances” shall also include underground storage tanks as defined in Section 9001 of RCRA, 42 U.S.C. § 6991.

“Increased Throughput Bonus” has the meaning set forth in Section 6.7.8.3.

“Indemnitee” has the meaning set forth in Section 12.5.

“Initial Synchronization” means synchronization of the Project with the Transmission Facilities and transmission of electric power from the Project to the Transmission Facilities for a minimum of one hour.

“Intellectual Property” has the meaning set forth in Section 2.5.3.2.

“Interconnection Agreement” means that certain Interconnection Agreement entered into between Owner and CLECO Power, LLC relating to the Project.

“Investment Grade” means a rating in one of the four highest rating categories (without regard to subcategories within such rating categories) by a Rating Agency.

“Key Benchmark Project” means a construction project involving use of 125 or more workers at peak or use of 50 or more workers of one single Craft Labor Category at peak, which is located within a radius of 150 miles from the Project Site, excluding any project which primarily involves outage work and lasts for a cumulative duration of less than 60 days and excluding any project to which Contractor is providing engineering, procurement or construction services.

“Key Personnel” has the meaning set forth in Section 2.2.8.1.

“Labor Plan” has the meaning set forth in Section 2.2.8.2.

“Late Payment Rate” means the lesser of (a) the prime rate of interest (sometimes referred to as the base rate) for corporate loans as published in The Wall Street Journal under “Money Rates” as such rate may be in effect from time to time during the period the delinquent amount remains outstanding, plus two percent (2%) per annum, or (b) the highest per annum interest rate allowed by Applicable Legal Requirements.

“Late Phase I Substantial Completion Damages” has the meaning set forth in Section 8.3.1.

“Late Substantial Completion Damages” has the meaning set forth in Section 8.3.2.

“Letter Agreement” means that letter agreement, dated August 15, 2008, by and between the Parties, as amended by the supplemental letter agreement dated August 25, 2008, as the same may be further amended or supplemented.

“Letter of Credit” means a documentary or standby letter of credit meeting the requirements of Appendix I-6.

“Liens” means any lien, encumbrance or security interest and includes mechanic’s liens, materialmen’s liens and supplier’s liens.

“Lime Consumption Requirement” has the meaning set forth in Section 8.2.1.3.

“Materials” means any products or supplies or materials that are to be incorporated into the Project, whether or not substantially shaped, cut, worked, mixed, finished, refined or otherwise fabricated or processed. The term “Materials” is intended to include any item that is to be incorporated into the Project that is not Equipment or Consumables.

“Mechanical Completion” means that Contractor has satisfied the requirements set forth in Section 6.2 with respect to the Project.

“Mechanical Completion Date” has the meaning set forth in Section 6.2.3.

“Milestone(s)” means the milestones identified in Appendix G.

“Milestone Payment Schedule” has the meaning set forth in Section 5.1.8 and Appendix G.

“Minimum Carbon Capacity Generation” has the meaning set forth in Section 8.2.1.6.

“Maximum Lime Consumption Requirements” has the meaning set forth in Section 8.2.1.7.

“Minimum Net Electrical Output Requirement” has the meaning set forth in Section 8.2.1.8.

“Minimum Performance Requirements” has the meaning set forth in Section 8.2.1.

“Minimum Reliability Requirement” has the meaning set forth in Section 6.7.8.2.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“MSDSs” has the meaning set forth in Section 2.2.13.4.

“Multi Hearth Furnace” or “MHF” means the multi hearth furnace(s) that will generate activated carbon from coal at the Project.

“Multi Hearth Furnace Agreements” means the agreements between the Multi Hearth Furnace Supplier and Owner for the supply and erection of the Multi Hearth Furnaces for the Project, as the same may be amended or supplemented in accordance with their respective terms.

“Multi Hearth Furnace Supplier” means the Person or Persons supplying the Multi Hearth Furnaces pursuant to the Multi Hearth Furnace Agreements.

“Net Electrical Output” has the meaning set forth in Appendix C.

“Net Electrical Output Requirement” has the meaning set forth in Section 8.2.1.4.

“Notice” means a written notice, order or other communication given under this Agreement to a Party in accordance with Section 20.7.

“Notice of Final Completion” has the meaning set forth in Section 6.8.2.

“Notice of Mechanical Completion” has the meaning set forth in Section 6.2.2.

“Notice of Phase I Mechanical Completion” has the meaning set forth in Section 6.1.2.

“Notice of Phase I Substantial Completion” has the meaning set forth in Section 6.4.2.

“Notice of Substantial Completion” has the meaning set forth in Section 6.7.3.

“O&M Manual” means the Project operations and maintenance manual to be provided by Contractor to Owner in accordance with this Agreement.

“OEM” means, with respect to any item of Equipment, the original manufacturer thereof.

“Other Benchmark Project” means a construction project involving use of 125 or more workers at peak or use of 50 or more workers of one single Craft Labor Category at peak, which is located within a radius of 300 miles from the Project Site, excluding any project which primarily involves outage work and lasts for a cumulative duration of less than 60 days.

“Owner” means Red River Environmental Products, LLC, and includes its successors and assigns permitted under this Agreement.

“Owner Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of Owner, or of all or substantially all of the property of Owner is appointed and is not discharged within sixty (60) days, or if, by decree of such a court, Owner is adjudicated insolvent, or all or substantially all of the property of Owner is sequestered, and such decree has continued undischarged and unstayed for sixty (60) days after the entry of such decree, or (b) if a petition to reorganize Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Owner, as now or hereinafter in effect, is filed against Owner, and is not dismissed within sixty (60) days after such filing, or (c) if Owner is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against Owner, under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Owner, as now or hereafter in effect, or (d) if Owner makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Owner, or of all or substantially all of the property of Owner.

“Owner Agents” means those third party contractors designated by Owner as having the same authority as Owner to review Contractor Project documents, whether confidential or otherwise, and to have access to the Project Site.

“Owner Authorized Parties” has the meaning set forth in Section 9.3.

“Owner Contract” means those contracts or purchase orders executed or to be executed by Owner for any Owner Suppliers’ Scope, if any, as set forth in Appendix E.

“Owner Engineer” means the engineering firm designated by Owner, for the benefit of Owner, from time to time in a Notice to Contractor as Owner’s engineer for the Project.

“Owner Events of Default” has the meaning set forth in Section 13.5.2.

“Owner Guaranty” means a guaranty in the form set forth in Appendix I-7 executed by the Person obligated thereunder.

“Owner Hazardous Substances” has the meaning set forth in Section 3.9.

“Owner Indemnitees” has the meaning set forth in Section 12.1.

“Owner Insurance” has the meaning set forth in Section 3.3.

“Owner Permits” has the meaning set forth in Section 3.2.

“Owner Site Manager” has the meaning set forth in Section 3.6.

“Owner Supplier” means a Supplier providing Equipment, Materials, construction work or other items or services for the Project pursuant to an Owner Contract.

“Owner Suppliers’ Scope” means those items of Equipment and Materials, construction work, or other items or services to be supplied by Owner pursuant to an Owner Contract.

“Owner Taxes” has the meaning set forth in Section 3.4.1.

“Owner Test Interruption” has the meaning set forth in Appendix C.

“Party” and “Parties” have the meanings set forth in the second sentence of this Agreement.

“Performance Requirements” has the meaning set forth in Section 8.2.1.

“Performance Tests” means the tests designed to demonstrate satisfaction of the Performance Requirements to be conducted in accordance with the test procedures and requirements set forth in Part 2 of Appendix C.

“Permits” means all waivers, franchises, variances, permits, approvals, authorizations, licenses or orders of or from any federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over Owner or Contractor and their respective obligations under this Agreement or the Project, the Project Site, the performance of the Work, or the operation of the Project, as may be in effect from time to time.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity with legal constitution under Applicable Legal Requirements, or any government or political subdivision or instrumentality or agency thereof.

“Personnel” means, with respect to a Person, such Person’s employees, agents, independent contractors, representatives, invitees, subcontractors, vendors and its agents’, independent contractors’, representatives’, invitees’, subcontractors’, vendors’ respective employees, agents, personnel, representatives, invitees, subcontractors, vendors or independent contractors.

“Phase I Activated Carbon Production Requirement” has the meaning set forth in Section 8.1.1.1.

“Phase I Activated Carbon Specification Requirement” has the meaning set forth in Section 8.1.1.2.

“Phase I Environmental Compliance Requirement” has the meaning set forth in Section 8.1.1.3.

“Phase I Mechanical Completion” means that Contractor has satisfied the requirements set forth in Section 6.1 with respect to the Project.

“Phase I Mechanical Completion Date” has the meaning set forth in Section 6.1.3.

“Phase I Operating Requirements” has the meaning set forth in Section 6.7.1.

“Phase I Performance Requirements” has the meaning set forth in Section 8.1.1.

“Phase I Performance Tests” means the tests designed to demonstrate satisfaction of the Phase I Performance Requirements to be conducted in accordance with the test procedures and requirements set forth in Part 1 of Appendix C.

“Phase I Portion of the Project” means the components of the Project to be completed in connection with achievement of the Phase I Substantial Completion Date as more particularly described in Appendix C.

“Phase I Punch List” has the meaning set forth in Section 6.5.

“Phase I Substantial Completion” means that Contractor has satisfied the requirements set forth in Section 6.4 with respect to the Phase I Portion of the Project.

“Phase I Substantial Completion Date” has the meaning set forth in Section 6.4.3.

“Pre-Financial Closing Letter of Credit” has the meaning set forth in Section 2.1.4.

“Preliminary EPC Agreement” has the meaning set forth in the Recitals.

“Preliminary Mitigation Plan” has the meaning set forth in Section 11.2.1.

“Professional Standards” means those standards and practices used by, and the degree of skill and judgment exercised by, recognized United States engineering and/or construction firms, when performing high quality services on coal process plants and power plants similar to the Project, taking into account, as appropriate, the recommendations and requirements of vendors of Equipment and Materials. It is not intended that Professional Standards as a standard of care may be used by Owner to require changes to Equipment or Materials that are described with specificity in Appendix A.

“Project” means the lignite coal processing, activated carbon-producing, and steam-electric generating facility located at the Project Site, together with all Equipment, Materials, appurtenances and auxiliaries necessary for its operation, as described in Appendix A.

“Project Interconnection Facilities” has the meaning set forth in Section 2.2.15.1.

“Project Safety Manual” has the meaning set forth in Section 2.2.12.

“Project Schedule” is the Level 3 schedule as of the Commencement Date that will be in effect for the Work, as such Level 3 schedule may be updated (in accordance with the terms of this Agreement) from time to time. The Level 3 Project Schedule is attached to this Agreement as Appendix B.

“Project Site” means the land on which the Project will be located as described in Appendix J.

“Project Superintendent” has the meaning set forth in Section 2.2.3.

“Prudent Industry Practices” means, at a particular time, the practices, methods, materials, supplies, equipment and standards of safety, performance and service that are commonly applied in the electric utility industry in the United States to operate and maintain power plants similar to the Project, including the use of, and adherence to, equipment, practices and methods, applicable industry codes, standards, and regulations that, in the exercise of reasonable judgment and in light of the facts and circumstances known at the time the decision was made, would be reasonably expected to accomplish the desired result while protecting the Project and any individual from damage, loss or injury. Prudent Industry Practices are not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of possible, but reasonable practices and methods, having due regard for, among other things, manufacturers’ and vendors’ requirements and warranties, Applicable Legal Requirements and the requirements of this Agreement.

“Punch List” has the meaning set forth in Section 6.7.6.

“Qualified Security Provider” means an internationally-recognized United States financial institution with a Rating Agency rating of at least A-, as determined by Standard and Poor’s, A3, as determined by Moody’s, or a similar rating as determined by Fitch.

“Rating Agency” means any of Standard & Poor’s, Moody’s or Fitch.

“Receiving Party” has the meaning set forth in Section 18.1.

“Record Drawings” means the amended drawings and documents specified in Section 2.2.4 of Appendix A. “Record Drawings” shall be updated to reflect changes made through Change Orders, plan clarifications, addenda, notices to bidders, field changes, responses to requests for information, jobsite memos, and any additional details needed for the construction of the Project but not shown on the released-for-construction documents. Such drawings must be signed and sealed by a state-registered professional engineer and submitted in accordance with Appendix A.

“Record Documents” has the meaning set forth in Section 2.13.

“Recovery Plan” has the meaning set forth in Section 2.3.2.1.

“Reimbursable Component” has the meaning set forth in Section 5.1.2.

“Reimbursable Component Estimate” has the meaning set forth in Section 5.1.2.

“Release” means spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, or disposing into or migration within the environment.

“Reliability Requirement” has the meaning set forth in Section 6.7.8.2.

“Reliability Test” has the meaning set forth in Section 6.7.8.1.

“Remediation” means the investigation, handling, treatment, transportation, removal, disposal, remediation and cleanup of, and other corrective action for, Hazardous Substances and/or damage to the environment caused by Hazardous Substances.

“Replacement Contractor” has the meaning set forth in Section 13.4.1.

“Required Contract Dates” means the Required Phase I Substantial Completion Date and the Required Substantial Completion Date as such dates may be adjusted pursuant to this Agreement.

“Required Phase I Substantial Completion Date” means the date that is * calendar days from the date of the Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties in accordance with this Agreement.

“Required Substantial Completion Date” means the date that is * calendar days from the date of the Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties in accordance with this Agreement.

“Retainage” has the meaning set forth in Section 5.1.13.

“Retainage Letter of Credit” has the meaning set forth in Section 5.1.13.

“Review Committee” has the meaning set forth in Section 20.20.

“Rules” has the meaning set forth in Section 17.2.1.

“Sales Taxes” has the meaning set forth in Section 2.2.9.1.

“Scope of Work” means the description of Work set forth in Appendix A.

“Separate Contractors” means the Multi Hearth Furnace Supplier, the Transmission Owner and any other subcontractors or vendors that will perform work for or on behalf of Owner in order to satisfy Owner’s obligations under this Agreement.

“Site Work Agreement” has the meaning set forth in the Recitals.

“Specially Manufactured Equipment” means any Equipment (a) that is manufactured by a Supplier expressly for Contractor or a Subcontractor for use specifically in the Project, (b) that is not immediately transferable, adaptable or usable in any other project or capacity, to include other projects or uses similar in scope and/or purpose to the Project, (c) for which exact or reasonably similar replacements are either not immediately available or would require special manufacture themselves, and (d) that is not one of the Owner-provided supplies.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, Inc. and its successors.

“Startup Period” has the meaning set forth in Section 3.8.1.

“Subcontractor” means each and every Supplier, subcontractor or contractor of any tier performing any part of the Work, including providing any Equipment and Materials, directly or indirectly for or to Contractor.

“Submittals” means all documents required to be submitted to Owner by Contractor pursuant to Appendix A or other provisions of this Agreement.

“Substantial Completion” means that Contractor has satisfied the requirements set forth in Section 6.7.2 with respect to the Project.

“Substantial Completion Date” has the meaning set forth in Section 6.7.4.

“Supplier” means a manufacturer, fabricator, supplier, distributor, materialman or vendor of Contractor or a Subcontractor.

“Target Contract Dates” means the Target Phase I Substantial Completion Date and the Target Substantial Completion Date, as such dates may be adjusted pursuant to this Agreement.

“Target Final Completion Date” means the date that is 14 calendar days from the Substantial Completion Date, as such date may be adjusted by mutual agreement of the Parties.

“Target Mechanical Completion Date” means the date that is 640 calendar days from the Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties.

“Target Phase I Mechanical Completion Date” means the date that is * calendar days from the date of Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties.

“Target Phase I Substantial Completion Date” means the date that is * calendar days from the date of Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties.

“Target Substantial Completion Date” means the date that is * calendar days from the date of Full Notice to Proceed, as such date may be adjusted by mutual agreement of the Parties.

“Target Total Work Cost” means the Total Work Cost target set forth in Appendix P.

“Taxes” means all taxes, assessments, levies, duties, fees, charges and withholdings of any kind whatsoever and all penalties, fines, additions to tax, and interest thereon.

“Term” means the period of time commencing upon the Effective Date and ending upon the earlier of the last day of the Warranty Period or the termination of this Agreement.

“Termination Payment” has the meaning set forth in Section 13.1.1.

“Total Contractor Compensation” means the actual total cost incurred by Owner to complete the Work under this Agreement, plus the actual total costs incurred by Owner pursuant to the Site Work Agreement, the Preliminary EPC Agreement and the Letter Agreement, as amended (including, without limitation, all purchase orders and limited notices to proceed under such agreements).

“Total Work Cost” means the actual total cost incurred by Owner to complete the Work under this Agreement, plus the actual total costs incurred by Owner pursuant to the Site Work Agreement, the Preliminary EPC Agreement, the Letter Agreement, as amended, and all Owner Contracts (including, without limitation, all purchase orders and limited notices to proceed under such agreements).

“Total Work Cost Bonus Amount” has the meaning set forth in Section 5.10.

“Transmission Facilities” means the transmission facilities to be provided by the Transmission Owner.

“Transmission Owner” means Owner’s counterparty under the Interconnection Agreement.

“Utility Facilities” means the third party permanent facilities for potable water, sewer, phone, cable and other utility services to which Contractor will connect the Project.

“Utility Interconnection Points” means the respective points where the Project will be connected to each of the Utility Facilities as more particularly described in Appendix A.

“Warranties” means the warranties made by Contractor in Article 9.

“Warranty Defect” has the meaning set forth in Section 9.3.

“Warranty Period” has the meaning set forth in Section 9.5.1.

“Work” has the meaning set forth in Section 2.2.

1.2 Certain Interpretative Matters. In this Agreement, unless the context otherwise requires:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successors and assigns that are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)	any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with generally accepted accounting principles in the United States consistently applied;

(d)	“including” (and with correlative meaning “include”) means (i) including without limiting the generality of any description preceding such term, and (ii), with respect to any description following such term, means “including, without limitation” and “including, but not limited to;”

(e)	reference to any Applicable Legal Requirement means such Applicable Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(f)	a reference in a document to an Article, Section, Exhibit, Schedule, Annex, or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated and Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document;

(g)

without limiting the rights or obligations of the Parties pursuant to Article 10, any agreement, document, instrument, or insurance policy, defined or referred to herein or in any agreement or instrument that is referred to herein (including this Agreement) means such agreement, document, instrument, or insurance policy, as from time to time amended, modified, supplemented, superseded, or replaced in accordance with the terms thereof and, if applicable, the terms hereof, including (in the case of agreements or instruments) by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and

(h)	“as indicated” refers to drawings;

(i)	unless the context specifically requires otherwise, the terms “approval,” “consent,” “accept,” “acceptance,” “authorization” and terms of similar import shall be deemed to be followed by the phrase “which shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed;”

(j)	“hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not any particular article, section, subsection or other subdivision of, or Appendix, or schedule to this Agreement;

(k)	an amount is “due” or “owing” (or using words of similar meaning) when the payment period associated with such payment obligation has expired (excluding cure periods); provided that all required documentation for such amount due has been properly provided to the owing Party;

(l)	any discretionary activity to be exercised by a Person hereunder (including any approval to be granted by such Person) shall be deemed to include the requirement that such Person exercise its discretion reasonably, unless otherwise specifically provided herein; and

(m)	a “month” refers to a calendar month and a “day” refers to a calendar day.

1.3 Order of Precedence.

1.3.1 Notice. Each Party shall provide Notice to the other Party of any discovered conflict or inconsistency among any of the Appendices or between any of the Appendices and the Body of this Agreement promptly upon such Party acquiring actual knowledge of such conflict or inconsistency. In the event of any conflict between provisions within the Body of this Agreement and the Appendices, the following order of precedence for construction and interpretation shall apply unless the Parties otherwise agree:

(a)	Amendments and Change Orders to the Body of this Agreement duly signed and issued after the Effective Date, with those of a later date having precedence over those of an earlier date;

(b)	The Body of this Agreement;

(c)	Change Orders to Appendices duly signed and issued after the date of this Agreement, with those of a later date having precedence over those of an earlier date;

(d)	All Appendices to this Agreement.

1.3.2 Conflict. In the event of a conflict within any of the levels set forth in the order of precedence in Section 1.3.1, the Party identifying such conflict shall give Notice to the other Party and the Parties shall evaluate the conflict and use their respective reasonable efforts to resolve the conflict and, as necessary, set forth the solutions in writing by executing a Change Order, as appropriate. In the event the Parties are unable to resolve the conflict, the decision shall be made by Owner and must be consistent with Professional Standards, subject to Contractor’s rights under Article 17. Such resolution shall be provided by written Notice to Contractor. In the event that a lower level of precedence set forth in Section 1.3.1 contains additional or more detailed requirements than are contained in a higher level precedence, the existence of such additional or detailed requirement does not constitute a conflict. Notwithstanding anything in this Section 1.3, the provisions of this Agreement, including all Appendices, shall wherever possible be construed as complementary rather than conflicting.

ARTICLE 2

CONTRACTOR’S WORK AND OTHER OBLIGATIONS

2.1 Commencement of the Work.

2.1.1 Effective Date.

This Agreement shall be effective on the Effective Date.

2.1.2 Full Notice to Proceed. After the Effective Date and upon satisfaction of the requirements set forth in Section 2.1.3, Owner is entitled to deliver to Contractor a Notice in the form of Appendix I-1 (the “Full Notice to Proceed”), which will authorize Contractor to commence full performance of the Work on the Business Day following delivery of such Notice (the “Commencement Date”). If the Full Notice to Proceed has not been delivered to Contractor on or before September 8, 2008 then the Fixed Component, the Target Total Work Cost and Project Schedule will be equitably adjusted to account for the delay in the issuance of the Full Notice to Proceed. If the Commencement Date has not occurred on or before December 31, 2008 then the Parties shall negotiate, in good faith, a new Fixed Component, Target Total Work Cost and Project Schedule to effect Contractor’s performance of the Work; provided, however, that at any time after December 31, 2008, if the Full Notice to Proceed has not been delivered, either Owner or Contractor may nevertheless terminate this Agreement upon 30 days’ prior Notice to the other Party, and the termination will be effected as described in Section 13.1, without any other liability to either Party as a result of such termination unless the Full Notice to Proceed is delivered within such 30 day period.

2.1.3 Notice to Proceed Requirements. In order for the Commencement Date to occur the following must occur:

(a)	The Owner Contracts are described in Appendix E;

(b)	Contractor has provided Owner with evidence of insurance required to be obtained by Contractor in accordance with Appendix Q (if not previously delivered);

(c)	Contractor has provided Owner with an executed Contractor Guaranty in the form of Appendix I-8, accompanied by an opinion of counsel substantially in the form of Appendix I-10;

(d)	Contractor has obtained those Contractor Permits required to be obtained by Contractor for the commencement of construction and Owner has received copies of such Contractor Permits;

(e)	Owner has furnished to Contractor evidence of insurance required to be obtained by Owner in accordance with Appendix Q (if not previously delivered);

(f)	Owner has obtained those Owner Permits required to be obtained by Owner for the commencement of construction and Contractor has received copies of such Owner Permits;

(g)	If Financial Closing has not occurred, Owner has provided an executed Owner Guaranty to Contractor in the form of Appendix I-7, accompanied by an opinion of counsel substantially in the form of Appendix I-10; provided, however, that the Owner Guaranty shall terminate upon Financial Closing;

(h)	Owner has provided access to the Project Site in accordance with Section 3.1;

(i)	Owner has paid all amounts then due and owing to Contractor under the Preliminary EPC Agreement, the Site Work Agreement and the Letter Agreement; and

2.1.4 Additional Security. If Financial Closing has not occurred, then on or before September 30, 2008, Owner shall furnish, or cause to be furnished, to Contractor a Letter of Credit from a Qualified Security Provider in the maximum stated amount of not less than twenty-one million three hundred fifty thousand Dollars ($21,350,000) and otherwise in form and substance reasonably satisfactory to Contractor (the “Pre-Financial Closing Letter of Credit”); provided, however, that such Pre-Financial Closing Letter of Credit shall terminate upon Financial Closing. If the Financial Closing has not occurred by February 28, 2009, then as of February 28, 2009 and quarterly thereafter until Financial Closing occurs, Owner will cause the Pre-Financial Closing Letter of Credit to increase upon Contractor’s showing that the then-current balance of the stated amount is insufficient to pay all amounts foreseeably due Contractor in the event of an Owner payment default (including, without limitation, cancellation charges under Contractor Subcontracts) prior to Financial Closing. If Financial Closing has not occurred by July 15, 2009 and replacement of or extension to the letter of credit placed by Owner pursuant to the Letter Agreement has not been delivered to Contractor more than 10 days before July 31, 2009, then Contractor shall be entitled to draw the full amount of such letter of credit, which amount shall be held in escrow by Contractor and applied only to, and to the extent permitted in connection with, termination of the Agreement pursuant to Sections 13.5 and 13.1.1. Within ten (10) Business Days following Financial Closing, Contractor shall return the letter of credit placed by Owner pursuant to the Letter Agreement or the Pre-Financial Closing Letter of Credit, as applicable, to Owner.

2.2 Work to be Performed. Except as otherwise expressly set forth in this Agreement as being the responsibility of Owner, Contractor shall, in accordance with and subject to limitations contained in this Agreement, perform or cause to be performed all acts or actions required of Contractor under this Agreement, including designing, engineering, inspecting (including special inspections), securing, permitting (with respect to Contractor Permits), procuring Equipment, Materials and Consumables, transporting, expediting, equipping, supplying, constructing, installing, connecting, training operators, commissioning, starting-up, testing, construction management and administration of Owner Contracts in accordance with Appendix M and completing the Project (whether at the Project Site or elsewhere as applicable) and satisfying Contractor’s warranty obligations during the Warranty Period (collectively, the “Work”). Contractor represents and warrants that it has thoroughly familiarized itself with all requirements of this Agreement regarding the Work and has the requisite qualifications to perform, or cause to be performed, all aspects of the Work in accordance with this Agreement. Once performed and paid for in accordance with the terms of the Preliminary EPC Agreement, the Site Work Agreement and the Letter Agreement, all work performed and equipment and materials supplied thereunder shall be part of the “Work” under this Agreement and part of the Equipment and Materials provided by Contractor under this Agreement. Without otherwise limiting Contractor’s responsibility under this Agreement, furnishing Owner Suppliers’ Scope is not part of the Work. The Work shall be performed by Contractor in accordance with Professional Standards. Contractor shall perform all managerial, supervisory, administrative services, and construction management that may be necessary to ensure the proper and timely completion of the Work in accordance with this Agreement. Contractor agrees that Contractor will be ultimately responsible for the proper and timely completion of the entirety of the Work in accordance with this Agreement, whether performed by Contractor or by any Subcontractor. The intent of this Agreement is to relieve Owner of the necessity of performing the Work, or any part thereof, to complete the Project in accordance with the requirements of this Agreement, except as expressly and specifically itemized herein as being performed by Owner in accordance with this Agreement. Contractor hereby undertakes the following covenants and agrees to perform the Work and its obligations hereunder as follows:

2.2.1 Engineering/Design, and Procurement Services. Effective as of the Commencement Date, Contractor represents and warrants that it has thoroughly familiarized itself with all aspects of the Work and has made such independent investigations as it deems necessary such that any and all design, engineering or other information regarding the Work that Contractor has been provided by Owner shall either have been rejected by Contractor or accepted by Contractor without recourse to Owner. Contractor shall not be entitled to relief under this Agreement and excuse of performance hereunder in the event of any inaccuracy or incompleteness with respect to any information provided by Owner with respect to the Work except Owner Suppliers’ Scope. Effective as of the Commencement Date, Contractor represents and warrants that it has thoroughly familiarized itself with this

Agreement, that it shall provide all engineering, and design, and procurement services necessary for the performance of all of its obligations under this Agreement, including without limitation, achievement of Contractor’s responsibility for the Performance Requirements. Contractor shall perform, or cause to be performed, all engineering and design services that constitute a part of the Work in accordance with Professional Standards and Applicable Legal Requirements, and the Project will be engineered and designed to operate in conformity with the requirements of this Agreement, Professional Standards, the operational requirements of the Interconnection Agreement and Applicable Legal Requirements. Engineering, design, and procurement services shall include, without limitation, those services described in Appendix A. The Project shall be designed so as to be capable (subject to the performance of the Owner Suppliers’ Scope) of producing activated carbon material; and of generating, transmitting and delivering electricity; while satisfying, subject to the terms hereof, each of the relevant Performance Requirements as demonstrated during the Performance Tests. The Project shall also be designed so as to be capable of satisfying the Performance Tests and the Reliability Requirement. Contractor shall cooperate with Owner and Owner Engineer with respect to the performance by Owner of its obligations under Article 3. All engineering or other components of the Work requiring certification under Applicable Legal Requirements shall be certified by professional engineers licensed and properly qualified in the State of Louisiana to perform such engineering services. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.

2.2.2 Supervision and Superintendence.

2.2.2.1 Supervision of Work; Responsibility. Contractor shall supervise and direct the Work competently and efficiently, devoting such attention thereto and applying such skill and expertise as may be necessary to perform the Work in accordance with this Agreement. Contractor shall be responsible for the conduct of Persons under its supervision, including (without limitation, its Subcontractors, vendors, suppliers and contract counterparties). Contractor shall be responsible for check-out, start-up, testing and turn-over of the Project and shall carry out those activities in accordance with all Applicable Legal Requirements, the start-up and check-out requirements and procedures as set forth in Appendix A, the requirements for the Performance Tests and the other requirements of this Agreement. During start-up of the Project, Contractor shall coordinate with the operating Personnel to be provided by Owner pursuant to Section 3.5 and shall schedule and phase-in the activities of such Personnel in accordance with an operator phase-in plan to be prepared and submitted by Contractor for Owner’s review and approval no later than 12 months after the Commencement Date.

2.2.2.2 Manufacturers’ Field Representatives. Contractor shall keep at the Project Site, competent manufacturers’ field representatives and any necessary assistants in connection with the erection, installation, start-up, or testing of Equipment and other components of the Work furnished, or for instruction and training of Owner’s Personnel thereon, as needed and/or as required by Appendix A or the other provisions of this Agreement.

2.2.3 Project Superintendent. At all times (when performing Work at the Project Site) and in any event and from and after the Commencement Date, Contractor shall keep at the Project Site during the progress of the construction aspects of the Work a competent project superintendent (the “Project Superintendent”), who shall not be replaced without the prior written concurrence by Owner. The Project Superintendent shall be solely dedicated to the performance of the Work. The Project Superintendent shall be Contractor’s representative at the Project Site and shall have authority to act on behalf of and bind Contractor with respect to day-to-day decisions in the ordinary course of business; provided, however, that the Project Superintendent has no authority to execute a Change Order or amend this Agreement. Further, the Project Superintendent shall be responsible for furnishing information on a timely basis as reasonably requested by Owner, shall have the authority to agree upon procedures for coordinating Contractor’s efforts with those of Owner, and shall be present or duly represented at the Project Site at all times when the Work is being performed. Owner may rely upon the actions of the Project Superintendent taken within the authority set forth in this Section 2.2.3. Any communication (including a Notice) given to the Project Superintendent will be deemed to be given to Contractor.

2.2.4 Certain Project Site Related Work. Contractor shall be responsible for clearing, preparation, excavation, and fill of the Project Site as is necessary to perform the Work in accordance with this Agreement. Contractor shall also be responsible to clear, prepare and rough grade that portion of the Project Site on which the Transmission Facilities will be located. Such Work shall be performed in accordance with the Project Schedule to enable Owner to arrange for the timely installation of the Transmission Facilities in accordance with a schedule for the Transmission Facilities provided to Contractor by Owner. Contractor shall provide for the procurement of all soil, gravel and similar materials required for the performance of or otherwise in connection with the Work and the proper disposal of such materials in accordance with this Agreement and Applicable Legal Requirements. Contractor shall provide adequate treatment of and protection against soil erosion and water runoff resulting from the Work that is in compliance with all Applicable Legal Requirements. Contractor shall provide for the proper collection and disposal of groundwater resulting from the Work. For the avoidance of doubt, Contractor shall have no responsibility for Hazardous Substances located at the Project Site prior to the date Contractor first began performing Work at the Project Site.

2.2.5 Reference Points. Contractor shall confirm engineering surveys establishing reference points for construction, which in Contractor’s judgment are necessary to enable Contractor to perform the Work. Contractor shall be responsible for laying out the Work and shall protect and preserve such established reference points. Any changes to the established reference points shall require Contractor to update all Submittals (including those previously submitted) reflecting the new reference points. Such updating shall be undertaken promptly, consistent with Professional Standards, and without delaying Work that will be based on such updating. Contractor shall provide Notice to Owner whenever any reference point is lost or destroyed or requires relocation and shall be responsible for the accurate replacement or relocation of such reference points by professionally qualified Personnel.

2.2.6 Procurement of Materials, Equipment.

2.2.6.1 Procurement of and Responsibility for Materials and Equipment. Except as otherwise provided in this Agreement, as part of the Work, Contractor shall furnish and assume full responsibility for all Equipment and Materials, Construction Aids, labor, transportation, construction equipment and machinery, tools, appliances, fuel and power, light, heat, telephone, water (including potable water for Personnel performing Work on the Project Site), sanitary facilities, temporary facilities, internet and other communications access and all other facilities, products, items, supplies and incidentals necessary for the performance of its obligations under this Agreement.

2.2.6.2 New Materials and Equipment; No Liens. Each item of Equipment and Materials supplied as part of the Work and all other components of the Work that will become part of the Project turned over to Owner upon Substantial Completion shall be (a) new and unused and (b) free from any Liens or Claims by any third Persons; provided that in the case of clause (b) above, Contractor shall not be responsible for any Liens or Claims resulting directly from the failure by Owner to make any payment properly due to Contractor in respect of such item. All Equipment and Materials delivered to the Project Site shall be applied, installed, connected, erected, used, cleaned, and conditioned by Contractor in accordance with the instructions of the applicable Supplier.

2.2.6.3 Safety Standards. All Work shall be designed to meet the safety standards established by applicable codes, Applicable Legal Requirements and this Agreement.

2.2.6.4 Total Cost Breakdowns. Contractor shall provide to Owner a cost breakdown of the aggregate amount paid by Owner to Contractor for the Work in accordance with Appendix H. Such information shall be provided on or before the Required Substantial Completion Date. Such information shall be updated on or before the Final Completion Date.

2.2.7 Inspection, Factory Tests and Expediting. Contractor shall perform all inspection, component testing, expediting, quality surveillance and traffic services as necessary for the performance of the Work, including the provision of such services in connection with the Owner Contracts. Contractor’s responsibilities under this Section 2.2.7 shall include inspecting and testing such Work and Equipment and Materials, as is customarily inspected and/or tested in accordance with Professional Standards, including inspecting Work in progress at intervals appropriate to the stage of construction, fabrication or shipment on or off the Project Site as necessary to ensure that such Work is proceeding in accordance with this Agreement and the Project Schedule. All third party inspections, tests or approvals shall be performed by qualified organizations acceptable to Contractor and Owner. Contractor shall perform all inspections and tests required by, and otherwise comply with, the Quality Assurance Program described in Appendix A. If Applicable Legal Requirements require any Work to specifically be inspected, tested or approved, Contractor shall assume full responsibility therefor and furnish to Owner the required certificates of inspection, testing or approval. Not later than 30 days after the Full Notice to Proceed is delivered to Contractor, Contractor will supply to Owner a quality surveillance plan for Specially Manufactured Equipment. Each monthly progress report delivered by Contractor shall specify the date, time and location of factory tests, inspections and witness points of which Contractor is then aware of and intends to witness with respect to Equipment and Materials or other work to be provided or performed by its Subcontractors and/or Owner Suppliers in the month following the month in which each such progress report is delivered to Owner. If and when Contractor obtains new information about such factory tests, inspections or witness points or other factory tests, inspections or witness points that was not available to it when the monthly progress report was delivered, it will promptly advise Owner and update such information as necessary to allow Owner and the Owner Engineer a reasonable opportunity to attend such event. Contractor shall give reasonable notice of changes to such dates, times and locations to allow Owner and the Owner Engineer to make arrangements to attend, it being understood that tests, inspections or witness points to be performed outside the United States will require additional notice. Owner and its invitees (including representatives of Owner and the Engineers) shall have the right, but not the obligation, to attend any inspections, tests or approvals of such Equipment or Materials. In no event shall Contractor’s obligation to provide notice regarding certain tests, inspections or approvals or Owner’s and its designees’ right to attend tests, inspections or approvals, limit, delay, or modify Contractor’s obligation to perform all tests, inspections or obtain approvals required by this Agreement. Successful completion of factory or other off-Project Site tests is a precondition to shipment of such Equipment or Materials to the Project Site or other Contractor storage facility; provided, however, that Contractor may authorize such shipment if, prior to shipment, Contractor presents a plan consistent with Professional Standards to Owner to rectify the reasons for such failure. Contractor shall thereafter implement such plan and re-perform and demonstrate that such test has been passed. Should Contractor fail to give proper notice under this Section 2.2.7, at Owner’s option,

Contractor shall re-perform or re-inspect any such test or inspection as to which Contractor failed to give proper notice if Owner has reviewed the test results (which are to be provided to Owner within 7 days of such failure or as soon thereafter as test results are available to Contractor) and gives notice to Contractor questioning the validity thereof. Attendance by Owner at any such test or inspection despite the lack of proper notice will waive Owner’s right to cause Contractor to so re-test or re-inspect. Owner shall require that its Personnel conform to all safety and security requirements that may apply to the location where the inspection shall be performed.

2.2.8 Labor and Personnel.

2.2.8.1 Qualified Personnel. Except as set forth in Section 3.5 with respect to operations and maintenance Personnel, Contractor shall provide competent and suitable qualified Personnel to perform the Work, and Contractor shall be solely responsible for all labor and Personnel required in connection with the Work, including: (a) professional engineers licensed to perform engineering services in accordance with Applicable Legal Requirements and qualified to perform the type of engineering services required by Contractor hereunder, and (b) the Project Superintendent who has the experience and authority to supervise and manage the Work on behalf of Contractor. Contractor’s staff shall include the key personnel set forth in Appendix F, who shall be dedicated to the performance of the Work (the “Key Personnel”). Contractor shall in good faith consult with Owner regarding the removal or replacement of any Key Personnel prior to such action. Without Owner’s prior approval, Contractor shall neither reassign Key Personnel to any other project nor give Key Personnel tasks related to any matter other than the Work, except to the extent that such reassignment or other tasks (a) could not reasonably prevent, delay or hinder the performance of the Work by Contractor in accordance with this Agreement or (b) is necessitated by serious personal reasons (e.g., death, retirement, or personal or family illness). If at any time during the performance of the Work, any of Contractor’s or its Subcontractors’ Personnel becomes reasonably unacceptable to Owner, then, upon notice from Owner setting forth its objections to the performance of such individual, Contractor and Owner shall discuss such personnel issues and attempt to resolve any problem involving such individual. If the attempt to resolve such problem is not successful and the employee is unfit or unqualified in the reasonable judgment of Owner, Contractor shall replace as soon as possible any such individual (other than the Project Superintendent and senior field superintendents, who shall be replaced only if grossly negligent in the supervision of the Work), in each case, consistent with a diligent effort to find a suitable replacement and shall in good faith consult with Owner regarding such replacement. If at any time during the performance of the Work any of the Key Personnel should no longer be available to perform services in connection with the Work, then Contractor shall replace such individual with a replacement reasonably satisfactory to Owner. The replacement or renewal of any such personnel will not entitle Contractor to a Change Order.

2.2.8.2 Labor Plan. In order to optimize the availability, recruitment, safety, productivity, utilization and retention of Craft Labor needed to perform the Work at the Project Site, Contractor has developed and shall implement, the Craft Labor plan for execution of the Work (the “Labor Plan”). During the performance of the Work, either Party will be entitled to recommend amendments to the Labor Plan. This Section 2.2.8.2 is not intended to limit the right of Contractor to a Change Order with respect to labor-related matters to the extent Contractor is otherwise entitled to relief therefor under this Agreement.

2.2.9 Certain Taxes.

2.2.9.1 Sales Taxes. Contractor shall be responsible for the administration and timely payment, with reimbursement therefor as provided in this Agreement, of all (a) sales and use taxes imposed by Applicable Legal Requirements upon Contractor that are properly payable (“Sales Taxes”) in connection with or arising from the Work, (b) Sales Taxes on items incorporated into the Work or imposed by Applicable Legal Requirements upon Owner and for which Contractor has the responsibility to collect such Tax from Owner and (c) value added, excise taxes and import duties that are properly payable by Contractor or any Subcontractor in performance of the Work. All other Taxes (except to the extent similar to those set forth in Section 2.2.9.2) imposed by non-U.S. Governmental Authorities, duties and fees of any kind, in each case that are properly payable in connection with or arising from the performance of the Work will be reimbursed by Owner to Contractor. Owner shall reimburse Contractor for Sales Taxes in connection with or related to the Work that are incorporated into the Work or that are imposed by Applicable Legal Requirements upon Owner and are paid by Contractor. Such reimbursement shall be made only upon the furnishing of reasonable documentation establishing that such Taxes have in fact been paid to the appropriate taxing jurisdiction. Reimbursement for the Sales Taxes as provided in Section 3.4.2 shall be part of the Reimbursable Component, and Owner does not assume any further liability in connection with such Taxes. Reimbursement for Sales Taxes on items incorporated into the Work shall be a contractual commitment to Contractor and Owner shall not have any direct liability to any taxing jurisdiction for Contractor’s failure to properly pay such Taxes. Contractor agrees to indemnify and hold Owner harmless for any Taxes, interest, penalties or other costs that arise from the failure of Contractor to remit or timely remit Sales Taxes as required by Applicable Legal Requirements and this Agreement or arising from the failure of Contractor to allow Sales Tax audits or to comply with any other requirements of the state and local taxing authorities in connection with the Work. In circumstances where a Sales Tax is imposed for purchases that are not exempt from Sales Tax pursuant to exemption programs identified by Owner to Contractor or for which an exemption is not applicable, Contractor shall be reimbursed in accordance with Section 3.4 for its payment of all such Sales Taxes; provided, however, that if Sales Taxes (for which an exemption would have otherwise applied) are paid on a purchase identified by Owner as tax benefit-qualified because of Contractor’s failure to furnish or cause to be furnished properly completed Sales Tax certificates as provided in Appendix L or any other failure by Contractor to perform its obligations hereunder, then Contractor shall reimburse Owner, at Contractor’s expense, for the reasonable costs incurred by Owner in seeking a refund of such Sales Taxes from appropriate authorities. With respect to all purchases identified by Owner as tax benefit-qualified, Contractor shall furnish to the appropriate taxing authorities all required information and reports in connection with all Contractor Taxes and Sales Taxes. Contractor shall furnish to Owner all required information and reports in connection with all Sales Taxes as are as described in Appendix L or otherwise reasonably requested in a Notice from Owner to Contractor. Contractor shall provide assistance as reasonably requested by Owner or its tax consultant(s), in confirming eligibility and qualification for exemptions from Sales Taxes (and any other tax exemptions) to the relevant Governmental Authorities. From time to time and within 30 days of a request therefor, Contractor shall provide Owner with information regarding quantities, descriptions, and costs of property installed at the Project reasonably requested by Owner in connection with the preparation of Owner’s tax returns, satisfying regulatory requirements or as otherwise required in connection with Financing or with obtaining exemption from, or rebate of, Sales Tax. Contractor agrees to participate in any Sales Tax exemptions or rebate programs identified by Owner, to complete and deliver the applicable documentation to obtain tax-exemption for purchases of Equipment and Materials, and to pass any Sales Tax savings or rebates through to Owner. Owner hereby notifies Contractor that all Equipment and certain Materials and Consumables will be installed or used within an “enterprise zone” and therefore may be subject to Sales Tax rebates under the Louisiana Quality Jobs Act Program or the Louisiana Enterprise Zone Program upon Contractor’s proper completion and presentation of the Sales Tax certificates set forth in Appendix L for purchases identified by Owner, subject to certain other terms and conditions of Sales Tax exemption and rebate programs.

2.2.9.2 Contractor Taxes. Contractor shall be liable, without reimbursement by Owner hereunder, for (a) all foreign and U.S. federal, state, local, and other taxes, which may be assessed on Contractor’s net income or gross receipts (except Taxes on gross receipts that are deemed to be Sales Taxes), and (b) all corporate engineering, contractor, or business license costs and franchise fees required for Contractor to conduct business in the State of Louisiana, (collectively, the “Contractor Taxes”). Neither the Fixed

Component nor the Total Work Cost will include Sales Taxes or Contractor Taxes.

2.2.9.3 Applications for various federal, State of Louisiana, county and other local incentive programs and inducements related to the construction of the Project have been (or will be) submitted by, or on behalf of, Owner. At the request of Owner, Contractor will support Owner and its consultants in order to fully utilize the incentives offered. Participation in this effort, when requested by Owner, will include assistance with information requests to third Persons for filings related to the programs, assistance with tracking specific costs related to the incentive programs, providing Contractor and Subcontractor employee headcounts and (to the extent reasonably available) payroll information, and other reasonable assistance as may be requested in a timely manner; provided, however, that such assistance shall not require Contractor to (a) engage in lobbying or other efforts to obtain favorable legislation, (b) require the release of confidential personnel data or (c) engage in litigation, administrative proceedings, or other efforts to obtain favorable judicial outcomes. Contractor shall cooperate and provide testimony, documentation and other relevant information in connection with Disputes with respect to Taxes assessed against, payable by or for which Owner is responsible, to the extent relating to the Work performed under this Agreement.

2.2.10 Permitting. Contractor shall obtain, pay for, and maintain in effect, all permits and governmental approvals that are necessary for Contractor to perform the Work, excepting only Owner Permits (“Contractor Permits”). Owner shall obtain the Owner Permits, and Contractor shall perform the Work so as to comply with and, as applicable, to maintain Owner Permits. Each Party shall provide the Party responsible for a Permit with information in its possession or reasonably available to it, as is reasonably required by the responsible Party in order to obtain and keep such Permit in full force and effect. Costs incurred by Contractor to obtain and/or maintain licenses, certifications and other permissions of Governmental Authorities to conduct its business in the State of Louisiana will not be part of the Construction Price.

2.2.11 Personnel Training. In accordance with the Project Schedule, Contractor shall provide the facilities, material, supplies, personnel and other items required to train the operations and maintenance personnel to be provided by Owner in the proper and safe operation and maintenance of the Project, as further described in Appendix A.

2.2.12 Safety Precautions. Until the Substantial Completion Date, Contractor shall be solely responsible for developing, implementing, and administering job site safety requirements. Owner shall have no responsibility therefor, except as otherwise expressly provided in this Agreement. Beginning on the Substantial Completion Date, Owner shall assume responsibility for developing, implementing, and administering site safety. Each Party, to include Financing Parties and the invitees of any Party, shall abide by the safety requirements of the Party that has responsibility for administering such requirements. Contractor shall assign a full-time safety and health manager who will be responsible (until the Substantial Completion Date) for introducing, administering and monitoring procedures to promote safe working conditions at the Project Site, in compliance with Applicable Legal Requirements. In addition to reporting to the Project Superintendent, such safety and health manager shall have direct reporting responsibility to Contractor’s home office management. Contractor shall notify Owner orally of all potential lost-time accidents at the Project Site suffered by individuals at the Project Site as soon as possible but no later than any deadline to report such matter to a Governmental Authority. Contractor shall furnish Owner a written report describing each such accident, and the injuries incurred, within 2 Business Days after occurrence of the accident, which shall include any written reports thereof required to be submitted to any Governmental Authority. Such report must also contain the cause of the occurrence (if known) and the actions taken or to be taken to avoid repetition. Contractor shall promptly give Notice to Owner of any hazardous conditions at the Project Site immediately after it becomes aware of such conditions. Contractor shall also comply with Applicable Legal Requirements and the requirements of Appendix A with respect to the Work bearing on the safety of individuals or property (on and off the Project Site) or their protection from damage, injury or loss. Contractor has developed a project safety manual, which manual includes (a) express prohibitions on the presence of alcohol, controlled substances, firearms (except, with the prior consent of Owner, for trained security personnel), explosives (except as necessitated for performance of the Work), or other weapons at the Project Site or fighting or other disorderly conduct at the Project Site, (b) proper training and workplace examinations, (c) compliance with Applicable Legal Requirements, (d) Contractor’s standard drug and alcohol testing protocol, and (e) a requirement for appropriately staffed on-site first aid trailers (the “Project Safety Manual”). Contractor shall initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of the Work in accordance with the Project Safety Manual and shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (i) any individual at the Project Site or who may be affected thereby, (ii) all Materials and Equipment in storage at the Project Site, or under the care, custody or control of Contractor or any Subcontractor, and (iii) other property at or immediately surrounding the Project Site. In emergencies affecting the safety or protection of Persons or the Work or property at the Project Site, Contractor, without special instruction or authorization from Owner, shall reasonably act to prevent damage, injury, or loss. Whenever Contractor has failed to take sufficient precautions for the safety of the public or the protection of the Project or of structures or property at the Project Site, creating, in the opinion of Owner, an emergency requiring immediate action, then Owner may cause such sufficient precautions to be taken or provide such protection. Owner shall give Contractor Notice as soon as practicable under the circumstances regarding the action it intends to take, or if circumstances do not reasonably permit prior Notice, the action it has taken; provided, however, that the failure by Owner to include all actions it takes in such Notice shall not preclude Owner from taking all necessary action, nor relieve Contractor of any of its obligations hereunder. The taking or providing of any such precautions or protection by Owner or its agents or representative will not relieve Contractor of its obligations under this Agreement and Applicable Legal Requirements. The cost incurred by or on behalf of Owner to take such precautions or protection by or on behalf of Owner shall be added to the Construction Price.

2.2.13 Hazardous Substances.

2.2.13.1 Prevention of Releases; Notice. Contractor shall take reasonable measures necessary to prevent the Release or threatened Release of any Hazardous Substances at the Project Site. Contractor shall immediately notify Owner of: (a) any Release or threatened Release of Hazardous Substances that occur (or may occur) in connection with the performance of the Work promptly upon Contractor becoming aware of such Release or threatened Release, (b) any violations and any and all investigations, actions, claims, suits, notices of violation, fines, penalties, orders, and other proceedings related to violations or alleged violations of Applicable Legal Requirements, including Permits issued thereunder, which are asserted against Contractor or any of Contractor’s Personnel or any Subcontractors in connection with the Work or their activities on, along, adjacent to or near the Project Site, (c) Contractor’s discovery of any Releases of Hazardous Substances at the Project Site or nearby areas, and (d) all material developments with respect to Section 2.2.13.1 (a)-(c). The provisions of this Section 2.2.13.1 shall not limit the obligations of Contractor under Section 2.2.13.2.

2.2.13.2 Contractor-Related Releases.

(a) Contractor shall be responsible for collection, handling, storage and removal from the Project Site and immediately surrounding areas, proper disposal of, and the Remediation of, in compliance with this Agreement, all Applicable Legal Requirements and all Permits, Hazardous Substances that were brought to the Project Site by Contractor, its Personnel or Subcontractors (“Contractor Hazardous Substance”). For purposes of clarification, if Hazardous Substances are brought to the Project Site in containers or are deposited into containers at the Project Site by Contractor, its Personnel or Subcontractors (or any other Person acting on behalf of Contractor, its Personnel or Subcontractors) and Contractor or any such Person thereafter ruptures or otherwise causes a Release of such Hazardous Substances, such Hazardous Substances as so released and contaminated media caused thereby shall be a Contractor Hazardous Substance. As part of the Work,

Contractor shall dispose of all Contractor Hazardous Substances in its own name, or the name of the applicable Subcontractor, including listing its name, or the name of the applicable Subcontractor, as “generator” on any waste management and shipping papers.

(b) Contractor shall be responsible for the incremental damage, incremental liability and incremental Remediation associated with a Release or threatened Release of any non-Contractor Hazardous Substance after it has been discovered by or specifically identified to Contractor or its Subcontractors or their Personnel, to the extent that such Release or threatened Release was caused by Contractor, its Subcontractors or their respective Personnel; provided, however, that Contractor liability under this subsection (b) shall not exceed one hundred thousand Dollars ($100,000). Contractor shall not be responsible for paying any portion of a fine that is imposed upon Owner as a result of a prior violation for which Contractor or its Subcontractors or their respective Personnel were not responsible.

(c) If Contractor should fail or refuse to commence and diligently pursue Remediation required of it in accordance with this Section 2.2.13.2, then Owner may, at its discretion and after 48 hours’ Notice to Contractor, perform such Remediation as it deems necessary or adequate. All reasonable costs and expenses of such Remediation shall be billed to the account of Contractor, who shall promptly reimburse such amounts to Owner, which amount shall not be included as part of the Total Work Cost.

(d) To the fullest extent permitted by Applicable Legal Requirements, Contractor agrees to and shall release, defend, indemnify and hold harmless the Owner Indemnitees from and against all Claims (except to the extent Claims arise from the negligence or intentional misconduct of such indemnified Persons) to the extent arising out of (i) failure by Contractor to perform its obligations under this Section 2.2.13 with respect to Contractor Hazardous Substances and/or (ii) the incremental damage, liability or Remediation for which Contractor is responsible under this Section 2.2.13.2 with respect to non-Contractor Hazardous Substances, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements.

2.2.13.3 Other Releases. If Contractor encounters on the Project Site material reasonably believed to be a Hazardous Substance (other than a Contractor Hazardous Substance), which under Applicable Legal Requirements or Professional Standards requires Contractor to suspend Work to avoid injury to Persons or property, then Contractor shall immediately cease performance of any Work in the area affected and report the condition to Owner in writing. As and to the extent such material is not a Contractor Hazardous Substance, Owner shall be responsible for such material as provided in Section 3.9. Contractor shall not thereafter resume performance of the Work in the affected area, except with the prior written permission of Owner.

2.2.13.4 MSDSs. Contractor shall provide Owner with Material Safety Data Sheets (written in English, with English units of measure for all values) (“MSDSs”) properly completed covering any Contractor Hazardous Substances 3 Business Days prior to arrival of such Contractor Hazardous Substances to the Project Site. Contractor shall maintain at the Project Site complete records and inventories, including MSDSs, of Contractor Hazardous Substances delivered to or located at the Project Site as part of the Work. In addition, Contractor shall receive, maintain and incorporate into its records, the records and inventories, including MSDSs, of Hazardous Substances delivered to or located at the Project Site by the Separate Contractors; provided that Owner shall be responsible for insuring that each of the Separate Contractors are contractually required to provide such information to Contractor. Contractor and its Subcontractors shall properly label all containers holding Contractor Hazardous Substances and train their respective employees in the safe storage, usage and handling of such substances, including any training that is required by Applicable Legal Requirements.

2.2.13.5 Prohibited Materials. PCBs, lead paint, lead paint containing materials, asbestos or asbestos containing materials shall not be delivered to the Project Site by Contractor, its Personnel or its Subcontractors in any form or for any reason.

2.2.13.6 Hazardous Substance Handling Protocol. Contractor shall develop a Hazardous Substance management, handling and remediation protocol and shall adhere to such protocol in connection with the performance of all of its obligations with respect to Hazardous Substances at the Project Site.

2.2.14 Royalties, Import Duties and License Fees. Contractor shall be responsible for the administration and payment of all royalties, import duties, port fees and related charges, and license fees (except for fees and related charges for Owner Permits), if any, for or associated with the Work. In performing the Work, Contractor shall not incorporate into the Project any materials, methods, processes or systems which involve the use of any confidential information, Intellectual Property or proprietary rights, which Owner and Contractor do not have the right to use or which may result in claims or suits against Owner or Contractor for infringement or misappropriation of any Intellectual Property, or pending applications for any such rights, it being understood that Contractor will not be responsible for infringement or misappropriation of Intellectual Property by an Owner Supplier.

2.2.15 Interconnection Agreement.

2.2.15.1 Transmission. Owner shall enter into the Interconnection Agreement, which will provide, among other things, for the construction by the Transmission Owner of the Transmission Facilities. The Interconnection Agreement will specify the switchyard located at the Project Site and other facilities required to interconnect the Project with the Transmission Facilities (the “Project Interconnection Facilities”) and the date on which interconnection is to occur. Contractor shall cooperate with Owner and the Transmission Owner to perform interconnection of the Project Interconnection Facilities with the Transmission Facilities.

2.2.15.2 Utilities. Contractor shall connect the Project at the Utility Interconnection Points in accordance with the Project Schedule and Appendix A.

2.2.16 [RESERVED]

2.2.17 Storage and Related Matters. Contractor shall unload, handle, load, transport, inspect, maintain warehouse/inventory control, and otherwise provide appropriate storage, in accordance with manufacturers’ recommendations, for all Equipment and Materials to be incorporated into the Project and as required for permanent and temporary construction.

2.2.18 Functional Tests. Contractor shall include Functional Tests on the Project Schedule; shall prepare test plans and procedures for same; shall obtain Owner approval of same; and shall perform and successfully complete each of the Functional Tests as described in the Scope of Work.

2.2.19 Clean Site and Waste Removal. Beginning on the date Contractor commences Work at the Project Site and continuing thereafter throughout the Term, Contractor shall keep the Project Site and immediately surrounding area (whether public or private), properties, waterways, sidewalks and other areas free from accumulations of waste, rubbish, dirt, debris and other garbage, liquid and non-liquid materials whether spilled, dropped, discharged, blown out or leaked because of performance of the Work and shall properly dispose of same. Contractor shall maintain its working, storage, laydown and parking areas in a clean and non-hazardous condition, and shall employ adequate dust control measures. Contractor is responsible for disposal of all wastes generated by it or its Subcontractors and Owner Suppliers during the performance of the Work on the Project Site, including waste water (as directed), sanitary wastes, demolition debris, construction debris, spoil, surplus excavation material, office wastes, and wastes related to preparation, commissioning, testing, and start-up of Equipment, but excluding (a) wastes for which Owner is responsible pursuant to Section 3.8.3, (b) Owner Hazardous Substances pursuant to Section 3.9 and (c) wastes that result from the operation or maintenance of the Phase I Portion of the Project by or on behalf of Owner after the Phase I Substantial Completion Date, which shall be responsibility of Owner. Contractor shall handle, store or dispose of all wastes for which it is responsible in accordance with Applicable Legal Requirements. Except as expressly permitted under this Agreement, wastes shall be disposed of in a suitable off-site location. On the Phase I Substantial Completion Date, Contractor shall leave the Phase I Portion of the Project Site in a neat, clean and orderly condition, ready for use and occupancy by Owner, removing all waste materials, rubbish and debris. On the Substantial Completion Date or the date of termination of this Agreement if before the Substantial Completion Date, Contractor shall leave the Project Site in a neat, clean and orderly condition, ready for use and occupancy by Owner, removing all waste materials, rubbish, and debris.

2.2.20 Owner Contracts.

2.2.20.1 Owner Contract Administration. Appendix E includes a list of Owner Contracts that have been provided to Contractor. Commencing on the Commencement Date, Contractor shall exercise the authority granted to Contractor pursuant to Appendix M to administer each Owner Contract entered into by Owner for the benefit of Owner. Administration shall commence on the Commencement Date; provided that a complete copy of the Owner Contract has been provided to Contractor. Contractor shall maintain in an orderly fashion all books, records and written communications with respect to the performance of its responsibilities under this Agreement with respect to Owner Suppliers and the administration of Owner Contracts. Such books, records and communications (either paper copy or electronic) may, at Contractor’s option, be maintained for a three-year period commencing on the Substantial Completion Date, or be delivered to Owner at any time upon the earlier of Final Completion or the earlier termination of this Agreement. Owner shall be entitled to access to such materials while in the possession of Contractor on reasonable notice at reasonable times.

2.2.20.2 Representative Capacity. Nothing contained herein shall create any contractual relationship between Contractor and any Owner Supplier, except that Contractor shall be designated as Owner’s representative in each Owner Contract for the purpose of administering such Owner Contract and enforcing Owner’s rights expressed therein as set forth in Appendix M, but nothing herein shall make Contractor responsible to any extent for the schedule or warranty performance of Owner Suppliers other than in connection with the manner in which any bonus hereunder is earned.

2.2.20.3 Responsibility. Without limiting the other express obligations of Contractor under this Agreement, as between Owner and Contractor, Owner shall be responsible for the items of equipment, materials and work to be provided pursuant to the Owner Contracts but, in its agency capacity, Contractor shall administer and enforce such Owner Contracts on behalf of Owner in accordance with the authority granted to Contractor pursuant to Appendix M and Contractor shall be responsible for coordinating performance by the Owner counter-party under each such Owner Contract.

2.2.20.4 Liquidated Damages. Except as set forth below in this Section 2.2.20.4, liquidated damages, backcharges, refunds or other amounts of any kind recovered under the Owner Contracts or Contractor Subcontracts are the property of Owner and will either be payable directly to Owner or, if received by Contractor, shall be credited against amounts to be paid by Owner in any of the next succeeding Applications for Payment. Amounts recovered by a Party in respect of an indemnification obligation are to be retained by the indemnified Party and will not affect the Total Work Cost. Owner shall act reasonably in determining whether to initiate, continue, settle or abandon claims or proceedings against an Owner Supplier.

2.3 Project Schedule, Progress Reports and Progress Meetings.

2.3.1 Project Schedule

2.3.1.1 Project Schedule and Progress Reports. Without limiting Contractor’s responsibilities under Article 8, Contractor shall perform the Work in accordance with the Project Schedule with the objective of achieving the Target Contract Dates and the Required Contract Dates. The Project Schedule, the Target Contract Dates and the Required Contract Dates (including those dates on which Owner is to perform any obligation hereunder as contained in the Project Schedule) may only be modified by agreement of both Parties. Contractor shall report progress on the Work and hold progress meetings as specified in Appendix A, which reports and meetings will include matters and activities relating to any on-going or anticipated Recovery Plans.

2.3.1.2 Reporting to Owner. Changes to the Project Schedule shall be reflected in the monthly reporting process as more particularly set forth in Appendix A. Such Project Schedule and all updates, each in native format, thereto shall be treated as Confidential Information by Owner, subject to the following provisions of this Section 2.3.1.2. Owner, Owner Agents, and the Engineers will be permitted to view the Project Schedule in native format (Primavera Project Planner (Level 3)) during schedule reviews conducted by Contractor. Owner shall be entitled to retain its copies of the Project Schedule (Primavera Project Planner (Level 3)) in native format for use in connection with the Project and may make such information available to its employees and Owner Agents for its purposes in connection with the Project. Upon expiration of the Term, Owner shall return or destroy all copies of the Level 3 Project Schedule; provided that Owner may retain one paper and one native format copy of each monthly schedule provided to Owner.

2.3.2 Recovery Plan.

2.3.2.1 Preparation. If, at any time during the performance of the Work, Owner or Contractor reasonably believe it either is (or will be) delayed in its adherence to the then current critical path progress described in the Project Schedule for any reason, the Party making such determination shall give Notice to the other Party and Owner may require Contractor to prepare a proposed plan of recovery (the “Recovery Plan”) and implement it. A Recovery Plan will explain and demonstrate how Contractor intends to re-sequence or progress the remaining Work such that the Project Schedule should be achieved, if practicable, or as soon thereafter as possible if not practicable.

2.3.2.2 Review; Implementation. Contractor shall submit its initial proposed Recovery Plan to Owner within a reasonable period of time under the circumstances and which in no event will exceed 14 days of receiving Notice from Owner of the requirement for submission of a Recovery Plan. Upon receipt of such proposed Recovery Plan, Owner shall review and comment upon the same. Contractor shall coordinate with and incorporate any reasonable comments proposed by Owner to its proposed Recovery Plan and shall update and supplement such Recovery Plan as quickly as possible under the circumstances. Contractor shall implement such Recovery Plan in order that, to the maximum extent possible, the Target Contract Dates and the Required Contract Dates will be achieved. If Contractor determines it necessary to update or modify its Recovery Plan to reflect the progress of its recovery Work, it shall as soon as reasonably possible submit such modified or updated Recovery Plan in writing, to Owner. Neither Owner’s review nor comment upon a Recovery Plan under this Section 2.3.2.2 will relieve Contractor of any of its obligations under this Agreement. Contractor’s compliance with Owner requests under this Section 2.3.2 does not waive or limit Contractor’s rights, if any, under Article 10.

2.4 Methods of Performance. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work.

2.5 Transfer of Title/Risk of Loss for Certain Items.

2.5.1 Title to Work. Title to all or any portion of the Work covered by any Application for Payment shall pass to Owner upon the first to occur of payment therefor to Contractor pursuant to this Agreement or delivery of such items to the Project Site. Title to all such Work (including Contractor-supplied Equipment and Materials) shall pass free and clear of all Liens; provided, however that Owner has paid all amounts then due and owing to Contractor in respect of such Work. Notwithstanding the transfer of title to Owner, Contractor shall be responsible for the care, custody, control, protection and safe keeping of all Work (and will maintain the risk of loss with respect to all Work) and once delivered to the Project Site, all Equipment and Materials provided under any Owner Contract and/or by Owner Suppliers, in each case, until the transfer of care, custody and control of the Project Site to Owner on the Substantial Completion Date; provided that (a) care, custody and control of the Phase I Portion of the Project shall transfer to Owner on the Phase I Substantial Completion Date, and (b) in the case of the Owner Contract for the MHF, Contractor will be responsible for protection and safe keeping of MHF Equipment and Materials but not the care, maintenance, and weather protection of the Multi Hearth Furnaces. The foregoing notwithstanding, Contractor’s liability for loss or damage to the Work located at the Site is limited to the proceeds of the builder’s risk insurance to be maintained for the Work; provided, however, that (i) Contractor is responsible for the deductible per occurrence, not exceeding $250,000 in each instance, under such insurance for a loss that arises from the Contractor’s or its Subcontractor’s negligence or failure to perform in accordance with this Agreement (or the Site Work Agreement, the Preliminary EPC Agreement or the Letter Agreement, as the case may be) and (ii) Contractor is responsible for uninsured loss to the Work at the Site that arises from the Contractor’s or its Subcontractor’s failure to perform in accordance with this Agreement (or the Site Work Agreement, the Preliminary EPC Agreement or the Letter Agreement, as the case may be) up to an aggregate liability limit under this clause (ii) of Three Million Dollars ($3,000,000) and any such claims above this aggregate liability limit are waived by Owner.

2.5.2 Risk of Loss to Contractor Property. The risk of loss and responsibility for construction equipment utilized by Contractor or its Subcontractors, whether owned by Contractor, a Subcontractor or their Affiliates or rented or leased from a third party, is retained by Contractor.

2.5.3 Title to Drawings, Reports, Documents and Information.

2.5.3.1 Submittals. Contractor hereby assigns title to all Submittals (hard and soft) provided by Contractor to Owner pursuant to this Agreement; provided, however, that, the respective rights of the Parties to the Intellectual Property therein contained are set forth in this Section 2.5.3.

2.5.3.2 License. Contractor grants to Owner the irrevocable and absolute right to practice, perform, make, copy, create derivative works of, import and otherwise use by irrevocable, non-exclusive, perpetual, transferable or assignable, royalty-free license, any and all patents, patent applications, copyrights, trade secrets and other intellectual property rights of Contractor (“Intellectual Property”) and any Submittals, Record Documents and Intellectual Property contained therein relative to the Project that is included in the Work, whether now existing or hereinafter developed or otherwise acquired, but only to the extent reasonably necessary in connection with the ownership, construction, operation, maintenance, improvement, replacement, expansion or repair of the Project. Contractor further agrees that it shall, upon request, provide the aforementioned Persons with such information during the performance of this Agreement in a timely fashion and subject only to the confidentiality restrictions provided in Article 18. Nothing herein implies conveyance of any Intellectual Property of third parties other than Contractor vendors to the extent set forth in purchase agreements.

2.5.3.3 Inventions. All inventions directly related to Owner processes or operations arising from the Work shall be the property of Owner. In the event Contractor obtains legal entitlements to such inventions, the provisions of this paragraph shall require Contractor to transfer such entitlement to Owner prior to the Final Completion Date, without cost to Owner. Contractor grants to Owner an irrevocable, royalty-free, non-exclusive, transferable or assignable and perpetual license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all inventions reasonably arising from the Work that are necessary for the construction, operation, maintenance, improvement, replacement, expansion or repair of the Project, all without additional cost to Owner in connection with the Project.

2.5.3.4 Use. Contractor grants to Owner an irrevocable, perpetual, non-exclusive, royalty-free, and transferable or assignable license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all Submittals, Record Documents and the information contained therein. Contractor shall have the right to retain and use all Submittals, Record Documents and the information contained therein. Owner shall not acquire any rights to any of Contractor’s or any Subcontractors’ reference documents (documents that are prepared prior to the performance of the Work or are prepared independent of the Work and, in each case, are not a Submittal) or proprietary computer software that may be used in connection with the Work. Submittals and Record Documents are not intended or represented to be suitable for reuse by Owner or others for any facility other than the Project. Any reuse of Submittals or other Record Documents for any purpose other than in connection with the Project, without prior written verification or adaptation by Contractor for the specific purpose intended, will be at such user’s sole risk.

2.5.3.5 Survival. The provisions of this Section 2.5.3 shall survive termination of this Agreement and continue in full force and effect for perpetuity.

2.5.4 Title to Natural Resources. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items or dispose of the same is hereby expressly vested in and reserved by Owner.

Contractor agrees to execute and deliver and cause its employees and agents and all Subcontractors to execute and deliver to Owner transfers, assignments, documents or other instrument which are necessary to vest complete right, title, interest and ownership of and to any or all items described herein, exclusively in Owner. Notwithstanding the foregoing to the contrary, Contractor shall be entitled to use any natural resources developed or obtained in the excavation or clearing of the Project Site as necessary for the performance of the Work.

2.5.5 Title to Fossils and Artifacts. Title to all fossils, coins, articles of value or antiquity, and structures and other remains or things of geological or archaeological interest discovered at the Project Site shall (as between the Parties) remain with and be the property of Owner. Contractor shall use reasonable efforts not to damage any such articles or items and shall not knowingly remove any such articles or items. Contractor shall, immediately upon the discovery of any such article or item, provide Notice to Owner and safeguard such articles or items.

2.5.6 Title Warranty. Contractor warrants that upon passage of title to the Work in accordance with Section 2.5.1, Owner will have good and indefeasible title to such Work not subject to any Lien, privilege, security interest or other defect in title. Without limiting Contractor’s obligation under Section 12.2, in the event of any non-conformity with this warranty, Contractor, at its own expense upon written Notice of such failure, shall cure such defect. The provisions of this Section 2.5.6 will survive the execution or earlier termination of this Agreement.

2.6 Subsurface Conditions. Contractor represents that it has inspected the Project Site, conducted such tests and made such investigations that are consistent with Professional Standards, reviewed the information provided to it by Owner relating to surface and subsurface conditions, properly interpreted such Owner-provided information and the results of such inspections and tests, and performed any additional tests and surveys it deemed advisable, and Contractor’s design assumes the accuracy of all such information. Contractor is not liable for actual subsurface conditions which materially deviate from the conditions which were expected or should have been expected consistent with Professional Standards from the information provided by Owner as well as Contractor’s tests and investigations described herein. Contractor will be entitled to a Change Order for the associated adverse impact only if actual subsurface conditions are encountered by Contractor that materially deviate from such information and/or the results of such inspections or tests, and/or the reasonable interpretation thereof.

2.7 Local Conditions. Contractor represents that it has taken steps necessary to examine and ascertain the nature and location of any and all general and local conditions relevant to the Work and its surroundings and the cost thereof, and that it has investigated and satisfied itself as to the general and local conditions that can affect the Project, the Project Site, and/or the performance of the Work, including transportation, inland transit, access and egress (subject to Section 3.1), laydown, parking, storage of materials, availability of utilities and utility services, location of local residences and businesses, water, waste disposal, electricity, roads, or other public goods or services, reasonably foreseeable climatic conditions at the Project Site (subject to Section 11.1), Applicable Legal Requirements, and the character and availability of equipment and facilities needed preliminary to and during the prosecution of the Work.

2.8 Subcontractors and Owner Suppliers.

2.8.1 Subcontractors. Contractor may have portions of the Work performed by Subcontractors. Contractor agrees that (a) with respect to services performed by non-manual personnel, Contractor will only subcontract Work to Affiliates at or below prevailing market rates for such Work or at rates otherwise approved by Owner, and (b) pursuant to a subcontract entered into in good faith and at market-based rates after notice to Owner and receipt of Owner’s prior consent.

2.8.2 No Privity with Owner. Owner shall not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to, or relationship with, any Subcontractor. Contractor shall include a clause to this effect in each Contractor Subcontract with its Subcontractors.

2.8.3 Certain Subcontracts.

2.8.3.1 Contractor Subcontracts. Contractor shall ensure that the terms of each Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand Dollars ($50,000.00) provide that it may be, without requiring the prior consent of the relevant Subcontractor, in whole or in part, assigned and delegated by Contractor to Owner, upon assumption of the obligations in respect of such Contractor Subcontract by Owner, in the event of a termination of this Agreement for any reason.

2.8.3.2 Confirmation of Performance. Contractor shall use commercially reasonable efforts to obtain provisions in each Contractor Subcontract with an aggregate value less than fifty thousand Dollars ($50,000.00) and shall cause each Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand Dollars ($50,000.00) to provide, upon notification to the Subcontractor, that if: (a) this Agreement has been terminated for any reason, and (b) Owner or its designee shall thereafter be assuming Contractor’s obligations in full under such Contractor Subcontract, then such Subcontractor shall continue to perform its responsibilities under such Contractor Subcontract for the benefit of Owner or its designee and such Subcontractor shall recognize Owner or its designee as being vested with all the rights and responsibilities of Contractor from and after such assignment and assumption of such Contractor Subcontract.

2.8.3.3 Notice. Within 30 days of the execution of a Contractor Subcontract with an aggregate value less than fifty thousand Dollars ($50,000.00), Contractor will give Owner notice of the identity of the Subcontractor if it will be providing Work that will be physically incorporated into the Project, will be valued in excess of ten thousand Dollars ($10,000.00) and will not permit assignment of its Contractor Subcontract in accordance with Section 2.8.3.2 (a) and (b).

2.8.4 Purchase Orders and Subcontracts. Contractor shall furnish to Owner a copy of each Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand Dollars ($50,000.00) entered into by Contractor within 14 days following Contractor entering into such Contractor Subcontract. Such copy is for informational purposes only and Owner shall not have any liability with respect thereto, including the terms and condition (or lack thereof) of such Contractor Subcontract. Thereafter, Contractor shall furnish to Owner a copy of any amendment or supplement to any such Contractor Subcontract within 14 days after entering into such amendment or supplement. Contractor shall also provide to Owner a list of all Contractor Subcontracts that it is a party to for Contractor Equipment and Materials that are incorporated into the Project. Such list will identify the Subcontractor and describe that portion of the Work provided by such Subcontractor. Such list will be delivered within 30 days of the Full Notice to Proceed and shall be periodically updated by Contractor through Final Completion.

2.8.5 Subcontractor Warranties. Contractor shall use reasonable commercial efforts to procure from all Subcontractors entering into a Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand Dollars ($50,000.00) warranties substantially similar (in length and in scope) to those required of Contractor under Article 9. All such warranties shall be enforceable by Contractor or, as noted in the proviso in the next sentence and in the sentence thereafter, by Owner. Contractor shall enforce all Subcontractor warranties itself and/or on behalf of Owner prior to Substantial Completion of the Work to which such warranty relates. Owner shall have the right to enforce such warranties after Substantial Completion of the Work to which such warranty relates and prior to such time if Contractor fails to do so following Notice from Owner and an opportunity for Contractor to cure. At the earlier of (a) Substantial Completion of the Work to which such warranty relates, or (b) the date of termination of this Agreement, Contractor shall assign to Owner its rights under any and all Subcontractor warranties that continue after such date. Contractor shall secure such assignment from each Subcontractor, and at the earlier of (i) Substantial Completion of the Work to which such warranty relates or (ii) the date of termination of this Agreement, Contractor shall deliver to Owner copies of all Contractor Subcontracts providing for warranties that continue in effect after such date.

2.8.6 Subcontractor Insurance. Contractor shall require all Subcontractors who perform activities on the Project Site to obtain, maintain and keep in force throughout the time during which they are engaged by Contractor such insurance coverages as are set forth in Appendix Q in addition to those that are normal and customary under Professional Standards for the portion of the Work to be performed on the Project Site by such Subcontractor.

2.9 Insurance. Contractor shall obtain and maintain in full force and effect during the Term of this Agreement (or for such other term as may be required under Appendix Q) insurance in accordance with, and meeting the requirements set forth in, Appendix Q. Contractor’s further obligations with respect to insurance are also set forth in Appendix Q. In addition, the foregoing provisions requiring Contractor to obtain or maintain insurance shall not be construed in any manner as waiving, restricting or limiting the liability of Contractor as to any obligations imposed under this Agreement, whether or not the same are, or may be, covered by insurance.

2.10 Compliance with Applicable Legal Requirements. Contractor shall comply with all Applicable Legal Requirements in connection with its performance of the Work and the Work as supplied and constructed by or on behalf of Contractor shall function when operated in accordance with the Project O&M Manual and shall comply with all Applicable Legal Requirements.

2.11 Real Estate. Contractor acknowledges that it does not require rights to use any real estate, including any easements or access rights for other property, which is not included in the Project Site in order to perform the Work, including areas for storage, parking and construction laydown.

2.12 Use of Project Site.

2.12.1 Use and Restoration. Contractor shall perform the on-site Work at the Project Site, subject to any restriction thereon specified in Appendix J, and shall not conduct activities or store equipment or materials unrelated to the Work at the Project Site. Contractor shall restore the Project Site to the final landscape plan and Project Site plan as developed by Contractor and approved by Owner. As soon as practicable after the Substantial Completion Date, Contractor shall clear the Project Site of Construction Aids and surplus materials except as needed for Final Completion. Within 30 days after the Final Completion Date, Contractor shall remove all of its Construction Aids and surplus Materials from the Project Site, except as necessary for Contractor to attend to a warranty claim.

2.12.2 Site Authority. Consistent with the provisions of this Agreement and Section 3.1, it is understood between the Parties that Contractor shall have primary authority over the Project Site from the Commencement Date until Substantial Completion has occurred. Contractor is responsible for the safety, security and discipline of Persons and property on the Project Site from the Commencement Date until Substantial Completion as provided in Section 2.2.12. After the Commencement Date, Contractor will provide access to work areas to Owner or

Separate Contractors as reasonably required for performance of activities to be performed by such Persons, consistent with the proviso set forth in Section 3.1 and after the turnover of care, custody and control of the Phase I Portion of the Project Contractor shall provide access to Owner and its designees in order for Owner to operate and exercise care, custody and control of the Phase I Portion of the Project.

2.13 Record Documents. Contractor shall properly and currently maintain accessibility to all Submittals, field change notices, requests to engineering (and associated approvals or disapprovals), Change Orders, field test records, and written interpretations and clarifications (collectively, “Record Documents”) indexed and currently annotated to show all material changes made during performance of the Work. Once Contractor commences construction Work at the Project Site, Record Documents shall be maintained at the Project Site. Record Documents will be maintained in Applicable Electronic Format. Owner, Owner Agents, and Engineers shall have access to such Record Documents at all times during the Term and may reasonably request paper (or portable document format (PDF)) copies of these Record Documents. Prior to Final Completion, Contractor shall provide Owner with surveyed Record Drawings that have been conformed to construction records, as specified in Appendix A. A copy of all Record Documents (excepting only Submittals) in Applicable Electronic Format shall be provided to Owner by Contractor at the earlier to occur of (a) Substantial Completion with respect to the Phase I Portion of the Project and (b) Final Completion with respect to the Balance of the Project, or (c) termination of this Agreement. For purposes of clarity, Submittals shall be provided to Owner by Contractor pursuant to Section 6.8.1(e).

2.14 Submittals.

2.14.1 Review. Contractor shall submit to Owner for review in accordance with the accepted schedule of submissions, copies of Submittals as specified in Appendix A with respect to the Work, which shall bear the required information that Contractor has satisfied Contractor’s responsibilities under this Agreement with respect to the review of the submission. Title block information on all Submittals shall be as agreed between Owner and Contractor. The data shown on Submittals shall be materially complete with respect to quantities, dimensions, specified performance and design criteria, materials, and similar data to enable Owner to review the information as contemplated by Section 2.14.3.

2.14.2 Variations. At the time of each submission, Contractor shall specify in writing each variation that the Submittal has from the requirements of Appendix A, and in addition, shall cause a specific notation to be made on each submittal submitted to Owner for review of each such variation.

2.14.3 Due Consideration. Owner shall review Submittals within the time period specified in Appendix A, but review by or on behalf of Owner shall be only for conformance with the design concept of the Project and for compliance with this Agreement and shall not extend to means, methods, techniques, sequences, or procedures of construction (except where a specific means, method, technique, sequence, or procedure of construction is indicated in or required by this Agreement). The review of a separate item as such shall not indicate approval of the item or the component in which the item functions. Contractor shall give due consideration to Owner’s comments and make reasonable changes or corrections required by Owner, and resubmit as required to reflect such Owner changes or corrections. Upon re-submission, Contractor shall direct specific attention in writing to revisions to Submittals. Owner will not have any responsibility or liability for the accuracy or completeness of any Submittal, or for any defect, deficiency thereof or for any failure of such Submittal to comply with the requirements of this Agreement, notwithstanding any review or comment on its part.

2.14.4 Applicable Electronic Format. Submittals by Contractor to Owner shall be made in accordance with Appendix A, the provisions of this Agreement, and, as applicable, in the Applicable Electronic Format.

2.15 Separate Contractors and Activities By Owner

2.15.1 Separate Work. Owner will perform, either with its own forces or through other contractors and subcontractors, the activities described as Work or services to be provided by or on behalf of Owner or the Separate Contractors and as work or services to be provided by Owner in Appendix A.

2.15.2 Integration. Contractor shall use reasonable efforts to arrange the performance of the Work so that the Work and the work of Owner’s forces or any of its Separate Contractors are properly coordinated, joined in an acceptable manner and performed in the proper sequence without any disruption or damage to the Work, or any work of Owner’s forces or its Separate Contractors.

2.15.3 Coordination. Contractor shall coordinate the activities of Contractor’s and its Subcontractors’ forces on the Project Site with the activities of Owner’s forces and each of its Separate Contractors for the Owner activities defined in Appendix A such that the Work of Contractor and the work of such Owner’s forces or Separate Contractors are performed in accordance with the Project Schedule; provided that Owner timely provides Contractor with the information reasonably requested in respect of activities of Owner and its Separate Contractors, and that Owner gives Contractor timely and reasonable notice of activities that would require such coordination. For the avoidance of doubt, Contractor shall have final authority over the coordination of activities on the Project Site; provided, however, that if Contractor’s exercise of such authority delays Owner in performing its obligation such that Owner cannot reasonably perform an obligation hereunder in accordance with the Project Schedule, Contractor will not be entitled to a Change Order on account thereof nor relief from its performance obligations hereunder.

2.15.4 Owner Contractor Storage and Laydown. Contractor shall afford all of Owner Suppliers and Owner’s Separate Contractors reasonable opportunity for storage of their materials and equipment and for performance of their work on the Project Site. Owner shall direct all Owner Suppliers and Separate Contractors to cooperate with Contractor and to avoid actions that could unreasonably interfere with the activities of Contractor. Owner will provide Contractor with the storage and laydown requirements of Owner’s Separate Contractors.

2.16 Transportation Costs. Contractor shall arrange and pay for all transportation, inland transit, storage and handling costs of every kind and nature in connection with the Work (other than as provided for in an Owner Contract)

2.17 Labor Matters. Contractor shall manage its labor workforce and its Subcontractor’s labor workforce at the Project Site in accordance with the Labor Plan. Subject to Article 11, Contractor shall be responsible for managing all labor relations matters relating to the Work on or about the Project Site (including labor relations matters involving Owner’s Appendix A activities and Owner’s operating personnel who are subject to Contractor’s supervision control and technical direction during start-up and testing). Contractor shall advise Owner promptly (and vice versa), in writing, of any actual, anticipated, or threatened labor dispute that might affect the completion of the Work in accordance with the Project Schedule. Costs incurred by Contractor under this Section 2.17 for legal defense in matters not involving its own Personnel or its Subcontractor’s Personnel will be reimbursable by Owner if Owner directs Contractor to undertake such legal action.

2.18 Discipline and Protection. Contractor shall enforce strict discipline and good order among its employees, its Subcontractors’ employees, Owner Supplier employees and any other Persons carrying out portions of the Work on the Project Site and provide for the protection and maintenance of the Work and Owner Equipment and Materials on the Project Site and of all Persons and property related thereto. Contractor shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of Subcontractors and Owner Suppliers on the Project Site. Contractor shall not permit the employment, by it or its Subcontractors, of unfit Persons or Persons not skilled in tasks assigned to them. Owner shall do the same in respect of its Separate Contractors who are performing work on the Project Site.

2.19 Security. Beginning on the date prior to the date of the Full Notice to Proceed that Contractor begins Project Site mobilization, Contractor shall be responsible for and shall take precautions and measures as may be necessary to secure the Project Site at all hours, including evenings, holidays and non-working hours; provided, however, that upon Substantial Completion, access to and security the Project will be the responsibility of Owner, and Contractor shall observe the requirements imposed by Owner, which shall be consistent with Prudent Industry Practices. Contractor is not entitled to rely on security provided by Owner prior to the

Substantial Completion Date. Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, all reasonable safeguards for safety and protection, including banners, lighting, CCTV monitoring, security patrols, controlled access, posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying Owner and users of nearby sites and utilities.

2.20 Project Site Fire Protection. Without limiting Contractor’s obligations pursuant to Appendix A, beginning on the date that Contractor begins Project Site mobilization, Contractor shall be responsible for providing all fire protection services, including liaison with the local fire and emergency authorities, necessary to safeguard and protect the Project Site until the earlier of (a) Phase I Substantial Completion with respect to the Phase I Portion of the Project, (b) Substantial Completion with respect to the Balance of the Project, or (c) termination of this Agreement. Contractor shall provide a Project Site fire protection plan for Owner’s review and comment no later than 14 days following the Commencement Date. Contractor shall give due consideration to Owner’s comments and modify the plan appropriately.

2.21 Coordination and Transition.

2.21.1 Phase I Portion of the Project. At least 6 months prior to the Target Phase I Substantial Completion Date, Contractor shall deliver to Owner a proposed plan that provides for the coordination of (a) Contractor’s access to and use of the Phase I Portion of the Project for performance of the balance of the Work necessary on the Phase I Portion of the Project consistent with Section 6.4.1 and consistent with the right of Owner to operate the Phase I Portion of the Project in the ordinary course of business, and (b) the security forces, facilities and safety procedures of the Parties that will be in effect until Substantial Completion. Contractor and Owner shall thereafter agree on the final plan no later than 3 months prior to the Target Phase I Substantial Completion Date. Such plan shall maintain the existing access gates to the Project but separate parking for Owner’s administrative, operations and/or maintenance personnel, and other Personnel in connection with the business operations of Owner and/or the operations and maintenance of the Phase I Portion of the Project, as well as plans for fencing or other methods of separating Phase I Portion of the Project operations and Balance of the Project construction areas, and after Substantial Completion, for separate access gates.

2.21.2 Balance of the Project. At least 6 months prior to the Target Substantial Completion Date, Contractor shall deliver to Owner a proposed plan that provides for coordination of (a) Contractor’s access and use of the Project Site for performance of the Work necessary after Substantial Completion consistent with Section 6.7.7 and consistent with the right of Owner to operate the Project in the ordinary course of business, and (b) the security forces, facilities and safety procedures of the Parties that will be in effect for the remainder of the Term. Contractor and Owner shall thereafter agree on the plan no later than one month prior to Substantial Completion. Such plan shall provide for separate access gates to the Project and separate parking for Owner’s administrative, operations and/or maintenance personnel, and other Personnel entering the Project Site in connection with the business operations Owner and/or operations and maintenance of the Project.

2.22 Surplus Equipment and Materials. Any surplus Equipment or Materials at Final Completion that were not paid for as part of the Reimbursable Component shall be the property of Contractor and may be sold or otherwise disposed of by Contractor in its sole discretion and for its own account. Any surplus Equipment or Materials at Final Completion that were paid for as part of the Reimbursable Component that Owner does not advise Contractor it wants to retain shall be sold by Contractor, and the proceeds thereof (net of reasonable sales costs) shall, at Contractor’s option as reflected in a Notice to Owner, be either (a) promptly remitted to Owner and deducted from the Total Work Cost or (b) retained by Contractor with such proceeds having no effect on the Total Work Cost.

ARTICLE 3

OWNER’S OBLIGATIONS

3.1 Project Site. In accordance with the Project Schedule, beginning on the Commencement Date Owner shall make available, and provide and maintain access to, the Project Site as required by Contractor for the performance of the Work, including access to the portions of the Project Site required to effect those interconnections of the Project to the Utility Facilities; provided, however, that Contractor’s access is subject to Owner’s (Owner Agent’s, and the Engineers’, as appropriate) reasonable exercise of their respective rights and the performance of their respective obligations under and in accordance with this Agreement, including (a) to inspect the Work; (b) to operate and maintain the Project on and after the Phase I Substantial Completion Date or the Substantial Completion Date applicable to such Work, whether performed directly or pursuant to third party agreements; (c) to perform or cause to be performed the activities identified in Appendix A, subject to Section 2.15; (d) to prepare for, in accordance with Prudent Industry Practices, the operation of the Project and related operations, subject to Section 2.21; and (e) to conduct such other activities and obligations typically associated with an owner of real property, including compliance and communication with Governmental Authorities. Owner has disclosed the Project Site information set forth in Appendix J to Contractor.

3.2 Permits. Owner shall obtain and pay for the Owner Permits designated in Appendix D as Owner’s responsibility (“Owner Permits”). Contractor shall reasonably cooperate with Owner by providing information needed by Owner in connection with Owner’s efforts to obtain the Owner Permits and once obtained Contractor shall maintain the Owner Permits. Nothing herein shall be deemed to limit Contractor’s obligations with respect to the Environmental Compliance Requirement or any other any Performance Requirement.

3.3 Owner Insurance. Owner shall obtain and maintain the insurance coverages as described in the applicable portion of Appendix Q (“Owner Insurance”).

3.4 Owner Taxes.

3.4.1 Payment of Taxes. Owner shall administer and pay Taxes properly imposed by any taxing authority on Owner or required to be collected or paid by Owner, including Taxes: (a) that constitute property taxes, real or personal, assessed on the Equipment, Materials, the Project, and the Project Site, (b) that are measured by the sale of products or electricity from the Project, (c) upon services or labor provided by Owner (other than by Contractor or any Subcontractor) in connection with the Project, and (d) upon the gross receipts (except taxes on gross receipts that are deemed to be Sales Taxes) or net income of Owner (collectively “Owner Taxes”).

3.4.2 Sales Taxes. With respect to Sales Taxes, Owner shall, in a timely manner as reasonably required by Contractor in order to purchase items as necessary to comply with the Project Schedule: (a) furnish to Contractor all exemption certificates, information and reports required to be submitted to appropriate taxing authorities in connection with Sales Tax exemptions or rebates necessary for Contractor to perform its obligations with respect to Sales Tax rebates and exemptions, and (b) reimburse Contractor in connection with an Application for Payment for the full amount of Sales Taxes properly paid by Contractor in accordance with this Agreement (recognizing Contractor’s obligation to seek and obtain Sales Tax exemptions as described in Section 2.2.9); provided, however, that it is expressly understood that the Fixed Component includes all Sales Tax for items that are not directly incorporated in the Work, such as Sales Tax on rental equipment and Sales Tax for subcontracted services included in the Fixed Component. Contractor shall use commercially reasonable efforts to minimize Sales Taxes and cooperate with Owner in its efforts to minimize Sales Taxes.

3.5 Start-up Personnel. Owner shall provide operations and maintenance Personnel in accordance with Appendix A and the phase-in plan to be developed in accordance with Section 2.2.2.1 to operate and maintain the Project with Contractor’s assistance during the Startup Period. Such Personnel will have the qualifications and experience required pursuant to Appendix A. Such phase-in plan may be subsequently adjusted by agreement of the Parties; provided, however, that Contractor must give Notice thereof to Owner as soon as reasonably practicable but not less than 3 months in advance of any proposed adjustment. Scheduling of such Personnel shall be undertaken by Owner and with due regard for minimizing overtime. Such Personnel shall be trained by Contractor and shall assist Contractor by performing normal operating, testing, check-out and maintenance duties during the Startup Period. If any of the Personnel provided by Owner do not satisfy the criteria set forth in Appendix A, Contractor shall provide a detailed Notice describing any such deficiency to Owner as soon as practicable, and, for adequate cause stated, Owner shall replace such Personnel for training by Contractor promptly under the circumstances. Until the Phase I Substantial Completion Date with respect to the Phase I Portion of the Project and the Substantial Completion Date with respect to the Balance of the Project, Contractor shall be responsible for technical direction of Owner’s operations Personnel. The provision by Owner of such Personnel shall not relieve Contractor of its obligations under the Agreement.

3.6 Owner Site Manager and Owner Engineer. Owner shall designate by Notice to Contractor (a) a full-time Owner employee or consultant to serve as Owner’s site manager (“Owner Site Manager”), and (b) the Owner Engineer. Owner may by Notice to Contractor change the Owner Site Manager or the Owner Engineer. The Owner Site Manager shall be Owner’s representative who after the commencement of construction hereunder at the Project Site shall be located at the Project Site. The Owner Site Manager shall have authority to act on behalf of Owner with respect to day-to-day decisions in the ordinary course of business; provided, however, that the Owner Site Manager has no authority to execute Change Orders or amend this Agreement. Further, the Owner Site Manager will be responsible for furnishing information on a timely basis as reasonably requested by Contractor that is required by this Agreement to be provided by Owner to Contractor, and will have the authority to agree upon procedures for coordinating Owner’s efforts with those of Contractor. Neither the Owner Site Manager nor the Owner Engineer shall be Owner’s Authorized Representative unless specifically appointed to such position by Owner. Contractor may rely upon the actions of the Owner Site Manager taken within the authority set forth in this Section 3.6. Any communication (including a Notice) given to the Owner Site Manager shall be deemed to be given to Owner.

3.7 Interconnection.

3.7.1 Out of Scope Interconnection Facilities and Utility Connections. Upon completion of the site preparation and grading activities by Contractor with respect to that portion of the Project Site to be utilized for the Transmission Facilities, which activities shall be performed as part of the Work and in accordance with the Project Schedule and other applicable provisions of this Agreement, Owner shall be responsible for the installation, operation and maintenance of the Transmission Facilities and for payment of all fees to be paid to Utility Facilities providers for interconnection of the Project. Owner is responsible for ensuring the Transmission Facilities and the Utility Facilities, as set forth in Appendix A, are available in accordance with the Project Schedule. Prior to the date specified therefor in the Project Schedule, Owner shall cause the Transmission Owner or other transmission service provider to take from the Project the net electricity generated during the Startup Period. The Project Schedule shall include the date when back-feed power will commence.

3.7.2 Transmission Facilities. Contractor shall coordinate with the Transmission Owner with respect to the implementation and timely completion of activities to be conducted under the Interconnection Agreement, including inspection and start-up of the Contractor Transmission Facilities. Contractor shall give Owner no less than 30 days prior initial Notice that Contractor is ready for energization and backfeed power. Contractor shall coordinate the supply thereof. Contractor shall coordinate and arrange for any requirements for access to the Project by the Transmission Owner or its designees as required by the Interconnection Agreement. Contractor shall cooperate with Owner, and cooperate and coordinate with the Transmission Owner and their respective designees in order to provide for the timely completion of the Contractor Transmission Facilities connection with these interconnection activities.

3.8 Startup Period.

3.8.1 Startup Period; Pre-Commercial Energy. The “Startup Period” for the Project means (a) with respect to the Phase I Portion of the Project,

the period from the Phase I Mechanical Completion Date until the Phase I Substantial Completion Date and (b) with respect to the Balance of the Project, the period from the Mechanical Completion Date until the Substantial Completion Date. Owner has all right, title and interest to all revenue resulting from the activated carbon product and electricity generated (net of auxiliary loads) by the Project, and Contractor shall have no right to any such product or electricity or to the proceeds of the sale of such. Contractor shall make reasonable efforts to maximize the production of activated carbon product and the production of electricity by the Project during the Startup Period consistent with Contractor’s obligations to perform the Work on schedule and on budget.

3.8.2 Waste. Owner shall be responsible for the handling, transportation and placement of, in accordance with all Applicable Legal Requirements, all coal waste and other wastes including ash and lime solids generated by the operation of the Project during the Startup Period, and made available by Contractor to Owner at the applicable delivery point.

3.8.3 Initial Fills. Contractor shall be responsible for providing initial fills of lubricants, chemical, fuels, etc. of plant equipment to support start-up and initial operations. Contractor will invoice Owner on a cost reimbursable basis for initial fills.

3.9 Hazardous Substances. In addition to Project Site information referenced in Appendix J, Owner also shall disclose to Contractor, as information becomes available to Owner, the existence of Hazardous Substances at the Project Site as to which Owner has actual knowledge. Subject to Section 2.2.13, Owner shall be and remain responsible for any Hazardous Substances that are brought onto the Project Site by Owner or any other Person performing activities on behalf of Owner (other than Contractor, its Subcontractors or Owner Suppliers) or that exist on the Project Site prior to the Commencement Date or releases caused by Owner or any other Person acting on its behalf (other than Contractor, its Subcontractors and Owner Suppliers) and not in accordance with Contractor’s direction (“Owner Hazardous Substances”), including any required Remediation and/or site restoration in connection therewith. To the fullest extent permitted by Applicable Legal Requirements, Owner agrees to release, defend, indemnify and hold the Contractor Indemnitees harmless from and against all liability (except for any liability arising from the negligence or intentional Release by such indemnified Persons (as set forth in Section 2.2.13.2)) arising out of Owner Hazardous Substances, or otherwise arising out of fulfilling Owner’s obligations under this Section 3.9, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements. If Contractor discovers or encounters any Owner Hazardous Substances, which under Applicable Legal Requirements or Professional Standards would require Contractor to suspend Work to avoid injury to individuals or damage to property, then Contractor shall promptly give Notice to Owner and cease performance of the Work in and around the affected area. Except as provided in Section 2.2.13.2, Contractor shall have no responsibility for the removal, treatment, transportation, disposal or Remediation of Owner Hazardous Substances. Contractor shall not have or exert any control over Owner or interfere with Owner or any Person acting on behalf of Owner in Owner’s performance of its obligations or responsibilities in connection with the storage, transportation or disposal of any Owner Hazardous Substances. Contractor shall reasonably cooperate with Owner in connection with the Remediation by Owner of any Owner Hazardous Substances identified at the Project Site; provided, however, that Contractor shall not be required to provide disposal services for Owner Hazardous Substances.

3.10 Compliance with Contractor’s Rules. On or before the Commencement Date, Contractor will provide to Owner a copy of its proposed written rules regarding activities at the Project Site that are applicable to all Persons on the Project Site prior to Substantial Completion. Within 15 Business Days from receipt thereof, Owner will be entitled to provide its comments thereto. Contractor shall give due consideration to and incorporate any reasonable comments of Owner and thereafter promptly provide Owner with a final copy of such rules. Owner and all Owner Personnel shall comply with such final written rules.

3.11 Performance of Owner Obligations. Owner shall perform its obligations under Article 3 and the applicable provisions of Appendix A that appear on the Project Schedule on or before the date specified therefor as such dates may be adjusted in accordance with this Agreement.

3.12 Compliance with Applicable Legal Requirements. Owner shall comply with Applicable Legal Requirements in connection with the performance of its obligations hereunder and in connection with contracting for work or services to be performed by its Separate Contractors related to the Project.

3.13 Owner Suppliers.

3.13.1 Contract Execution. Owner is responsible for entering into the Owner Contracts; provided, however, that for future Owner Contracts, Contractor shall provide the support contemplated by Appendix M. The Parties agree that the negotiation of certain future Owner Contracts may require cooperation of the Parties.

3.13.2 [RESERVED]

3.14 Discipline and Protection. Owner shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of its Separate Contractors at the Project Site. Owner shall require that its Separate Contractors not employ unfit individuals or assign individuals to tasks as to which they are inappropriately suited in connection with the performance of the activities of such Separate Contractors.

ARTICLE 4

OWNER’S RIGHT TO INSPECT, STOP AND RE-PERFORM WORK

4.1 Inspection. Owner and its designees will have the right to have access to and inspect the Work, including Equipment and Materials, and to be present at all tests and inspections at any stage of completion on the Project Site. The participation in, or observation of, any such inspections or testing by Owner and its designees (or any failure by Owner or its designees to participate in or observe such inspections and testing) will not be deemed to constitute a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work. So long as Contractor provides reasonable advance Notice to Owner of a test or inspection (such Notice may be in the form of the identification of such test or inspection in the Project Schedule, monthly progress report or other written Submittal to Owner but must be at least 5 Business Days prior to such test or inspection), then the failure of Owner or its designees to be present at such test or inspection will not invalidate or otherwise adversely affect the conduct or results of such test or inspection. Owner or its designees exercising rights pursuant to this Section 4.1 shall not unreasonably interfere with Contractor’s performance of its obligations hereunder.

4.2 Right to Reject and Re-Performance. Prior to the Warranty Period, if the Work is not in conformance with the requirements of this Agreement (“Defective Work”), then Owner may give Contractor Notice of the Defective Work. If Owner provides Notice to Contractor that Owner requires a plan of correction for Defective Work, then Contractor shall, within 7 Business Days after Owner’s Notice thereof, submit a plan of correction of the Defective Work to Owner for review and Contractor shall include in the plan of correction any reasonable comments to such plan proposed by Owner. Contractor shall provide Notice to Owner of any modifications or supplements to the plan of correction reasonably implemented by Contractor. For purposes of this Agreement, “Defect,” “Defects” or “Defective” describes Work that is not in conformance with the requirements of this Agreement.

4.3 Defects in Owner Suppliers’ Scope. Prior to the Warranty Period, if either Party obtains knowledge of any defect or deficiency in any Owner Suppliers’ Scope, such Party shall give Notice thereof to the other Party, and Owner shall thereafter enforce the provisions of the applicable Owner Contract and secure from the applicable Owner Supplier a plan of correction for such defect or deficiency. Upon Owner’s request, Contractor shall cooperate with Owner in such enforcement. Any legal expenses so incurred by Contractor to cooperate with enforcement of the Owner Contract shall be a reimbursable expense. For the purposes of clarity, Contractor shall not be required nor entitled to initiate litigation to comply with its obligations under this Section 4.3.

4.4 Right to Suspend Work for Convenience. Owner may, at any time and from time to time, by a Notice, suspend (and later reinstate) all or any portion of the Work. Upon receipt of such Notice, Contractor shall immediately suspend its performance of such Work consistent with a safe and orderly shut-down of such Work. Either Party may terminate this Agreement, with such termination being handled under Section 13.1 hereof, if (a) in the case of a suspension of all or substantially all of the Work by Owner for convenience after the Commencement Date, the suspension of Work exceeds 180 days in the aggregate, or (b) in the case of a suspension resulting from the occurrence of a Change of Law occurring on or after the Commencement Date or an event of Force Majeure occurring on or after September 1, 2008, a single suspension of all or substantially all of the Work exceeds 270 days. In the case of either (a) or (b) above, Contractor may reassign Key Personnel engaged in Work at the Project Site if any such suspension of the Work exceeds 30 consecutive days. If Contractor reassigns Key Personnel in accordance with this Section 4.4, it shall use reasonable efforts to reassemble the original Key Personnel at such time as the suspension of the Work is lifted. If the Project is suspended by Owner, Contractor shall be paid for all completed Work prior to such suspension as follows:

(a)	Contractor shall be compensated for all Reimbursable Component Work performed up to date of suspension. For the Fixed Component, all Milestones achieved prior to suspension shall be paid and, in the event that a suspension lasts for more than 30 consecutive days, Contractor shall be entitled to invoice Owner for an equitable proportion of the applicable Milestone Payment Schedule amounts due for partially-completed Milestones pursuant to Appendix G.

(b)	All cost resulting from the suspension of Work including on-going costs and reasonable cost of work required to secure and protect partially-completed Work but excluding time value of money, lost opportunity costs and the like, shall be paid via Change Order process (provided that Contractor shall not be required to provide Notice to Owner of the event giving rise to such Change Order) on a time and material basis or lump sum if mutually agreed; provided, however, that to the extent reasonably possible, Contractor shall provide advanced written notice of such anticipated cost so Owner has the opportunity to avoid or mitigate said costs. Contractor shall use reasonable efforts to minimize such extra costs arising from suspension, including consultation with Owner as to potential reassignment of Contractor’s personnel and/or suspension of the work of Subcontractors.

4.5 Uncovering Work. Without limiting Owner’s right to inspect the Work at any time on the Project Site, at each weekly construction meeting at the Project Site, Contractor shall provide to Owner a copy of Contractor’s 3 week look-ahead schedule for Work to be performed on the Project Site. Owner shall promptly advise Contractor in writing of those items of Work on such look-ahead schedule that it specifically wants to witness or inspect. For those items of Work that Owner advises Contractor that it wants to witness or inspect, Contractor shall keep Owner reasonably apprised of changes to the time and location of the performance of such events. If Contractor performs any such item of Work at a time as to which Owner did not have Notice in accordance herewith, then, upon Owner’s written request, given within 7 days of the date on which Owner was advised that such Work would be performed, Contractor shall expose, uncover or otherwise test such Work as Owner may reasonably require. If Owner fails to witness or inspect Work which it had requested the opportunity to witness or inspect, Contractor shall be entitled to proceed with such Work and Owner shall not be entitled to enforce its rights under this Section 4.5, except upon issuance of a Change Order to Contractor in accordance with Article 10. With respect to any other Work that is covered by Contractor, Contractor, at Owner’s written request, shall uncover, expose, or otherwise make available for observation, inspection, or testing as Owner may require. If Work is Defective, Contractor shall (a) not be entitled to a Change Order on account thereof, including any cost or delay associated therewith, and (b) prepare a Recovery Plan if there is a delay in the Project Schedule. If, however, such Work is not Defective, Owner shall issue Contractor a Change Order in accordance with Article 10 for the associated impact, as demonstrated by Contractor in a Change Order Request.

4.6 Right to Stop Work for Cause. Owner, by a Notice, may order Contractor to stop performance of that portion of the Work that reasonably appears to Owner to cause or threaten to cause an imminent danger to life or damage to property. If it is reasonably determined by Owner that such activities of Contractor or Contractor’s Personnel caused or threatened to cause imminent danger to life or damage to property, Contractor shall not be entitled to a Change Order for the associated impact. Owner’s right to stop Work under this Section 4.6 shall be without prejudice to any other right or remedy Owner may have under this Agreement. Once the cause of the stop work order has been resolved by Contractor, Owner shall promptly direct Contractor to resume performance of the Work that had been stopped. In the event that any stop work order Notice provided hereunder is subsequently determined to not have been properly issued in accordance with the provisions of this Section 4.6, Owner shall issue a Change Order to Contractor in accordance with Article 10, to reflect any cost or schedule impact, as demonstrated by Contractor in a Change Order request.

ARTICLE 5

CONSTRUCTION PRICE AND PAYMENT

5.1 Construction Price. The Construction Price shall consist of 2 components: the Fixed Component and the Reimbursable Component. These two components of the Construction Price are as follows:

5.1.1 Fixed Component. The Fixed Component is one hundred eighty-four million nine hundred seventy-seven thousand two hundred seventy-five Dollars ($184,977,275). The Fixed Component addresses all components of the Work aside from the Work that is part of the Reimbursable Component pursuant to Section 5.1.2. The items to be included in the Fixed Component include, without limitation, the following.

•	Home office services, including engineering

•	Field supervision

•	Temporary facilities

•	Field office expenses

•	Construction equipment, including heavy lift cranes

•	Tools and Consumables

•	Insurance required of Contractor

•	Miscellaneous expenses

•	Contingency (on fixed components, quantities, and contract risk)

•	Equipment (excepting Owner-provided Equipment)

•	Bulk Materials

•	Special tools for maintenance

•	Contractor fee, administration and overhead

•	Warranties

5.1.2 Reimbursable Component. The estimated Reimbursable Component is *, as more specifically set forth in Appendix S, attached hereto. The “Reimbursable Component” consists of the costs described in Appendix N. Prior to the date of the Full Notice to Proceed, Contractor shall develop and provide to Owner a detailed “bottom up” labor estimate, itemized by installed item of Equipment that includes for each item: (a) the expected man-hours, by classification within each Craft Labor Category to install such Equipment, and (b) the average apprentice and journeyman rate for each Craft Labor Category (the “Craft Labor Cost Estimate”)

which is attached as Appendix K. As used above “item” includes each and every individual engineered product, all non-engineered procured items and each individual bulk material item used to install and interconnect each engineered and non-engineered item of Equipment, inclusive of all support utility materials. Prior to the date of the Full Notice to Proceed, Contractor shall provide to Owner a detailed estimate of the Reimbursable Component (the “Reimbursable Component Estimate”). All labor other than on-site Craft Labor is part of the Fixed Component. The Craft Labor Cost Estimate which is the basis for determining the estimated total Craft Labor Hours and the Craft Labor Hours target amount for the Work (the “Craft Labor Hour Target”) is set forth in Appendix K. The wage rates for the Craft Labor Cost Estimate were developed by Contractor through a labor survey in the relevant region, and such survey shall be provided to Owner on or before the Commencement Date so that Owner and Contractor can collectively agree on a wage rate strategy for attracting the necessary Craft Labor. Base Craft Labor rates and per diem as agreed upon by the Parties are set forth in Appendix K. As Work on the Project progresses, if Contractor demonstrates to Owner that the stipulated Craft Wage Rates or per diem need to be increased to attract and retain qualified Craft Labor based upon market conditions or can be decreased without reducing productivity or availability of labor, the new rates will be implemented and associated cost will be reimbursable, subject to the Craft Labor productivity reconciliation pursuant to Section 5.1.4.

5.1.3 Payment of Fixed Component. The Fixed Component shall be paid to Contractor in monthly installments in accordance with the Milestone Payment Schedule set forth in Appendix G for completed Milestones and upon delivery to Owner of Applications for Payment in accordance with the payment procedures set forth in this Agreement.

5.1.4 Payment of the Reimbursable Component. Contractor shall invoice biweekly the Reimbursable Component costs, including costs for field Craft Labor based upon reasonable estimates of Work projected to be performed in the next biweekly period, and Owner shall pay such invoices within 15 days of receipt. Such invoices shall include, at a minimum, certified payroll records (subject to audit) verifying pay rates for the labor estimated to be required during the subsequent biweekly period. In addition, each invoice shall account for any overpayment or underpayment with respect to the previous biweekly period and the appropriate adjustment shall be added to or deducted from the estimate (as the case may be). All adjustment reports regarding actual hours worked and applicable rates shall be supported with certified payroll records included with each invoice.

5.1.5 Price and Other Agreement Adjustments due to Change Orders. All adjustments to the Fixed Component due to Change Orders shall be calculated as follows:

a)	Schedule Changes.

i.	The Fixed Component will be equitably adjusted for schedule delays to the extent caused by Owner. Contractor shall provide documentation of costs incurred for schedule extension or schedule acceleration.

b)	Scope Changes.

Changes initiated by Owner in the Work after the Full Notice to Proceed shall generally be estimated and priced in the same manner as the original Fixed Component was developed consistent with lump sum contracting practices, and shall be handled as follows for the specified situation:.

i.	Unit Priced Work: Where the Fixed Component was based upon unit pricing such pricing shall be used for scope adjustments, subject to equitable market adjustments applicable to such pricing for the quantity of unit purchased.

ii.	Engineering Scope: For Changes in the Work after the Full Notice to Proceed (other than as provided in (i) above) that increase the engineering scope, Contractor shall provide Owner with a proposed fixed price developed in the same manner as the original Fixed Component was developed consistent with lump sum contracting practices but if the Parties cannot agree on the proposed lump sum, the cost of the Change shall be equitably adjusted based upon stipulated hourly billable rates appended hereto as part of Appendix R and Contractor’s documented hours worked.

iii.	Equipment Materials and Subcontracts: For Changes in the Work after the Full Notice to Proceed (other than as provided in (i) above) that increase the amount of Equipment, Materials or Contractor Subcontract work to be procured by Contractor for the Project, the Fixed Component shall be adjusted based upon the actual increased cost of such Equipment and/or Material or Contractor Subcontract plus * percent (*%) in respect of Contractor’s overhead and administrative costs to procure such Equipment, Materials or Contractor Subcontract work.

c)	Craft Labor Increases. For Changes that increase the aggregate actual field Craft Labor Hours expended above the Craft Labor Hour Target (aggregate number for all Craft Labor categories) such direct field Craft Labor Hours shall be reimbursed in accordance with the Reimbursable Component hereof. For such Changes that increase the amount of Craft Labor Hours above the Craft Labor Hour Target and for which the Fixed Component has not otherwise been modified, adjustments to the Fixed Component to cover the additional management and overhead associated with the additional Craft Labor Hours shall be determined as follows:

i.	For up to the first *% of such increase above the total Craft Labor Hour Target, there shall be no additional charges under the Fixed Component in respect of profit or administrative expense for management or other overhead associated with such additional Craft Labor Hours.

ii.	For the portion of the actual Craft Labor Hours that exceeds the Craft Labor Hour Target, by greater than *% but less than or equal to *% of the total Craft Labor Hour Target, there shall be an increase in the Fixed Component in an amount equal to *% of the amount of the Reimbursable Component for this incremental (above *%) increase in Craft Labor Hours.

iii.	For the portion of the actual Craft Labor Hours that exceeds the Craft Labor Hour Target, by greater than *% of the total Craft Labor Hour Target, there shall be an increase in the Fixed Component in an amount equal to *% of the amount of the Reimbursable Component for this incremental (above *%) increase in Craft Labor Hours.

iv.	For the portion of the actual Craft Labor Hours that exceeds the Craft Labor Hour Target by greater than *% of the total Craft Labor Hour Target, there shall be an increase in the Fixed Component in an amount equal to the amount of overhead and administrative markup generally applied in arriving at the Fixed Component (expressed as a percentage) of the amount of the Reimbursable Component for this incremental (above *%) increase in Craft Labor Hours.

The foregoing notwithstanding, it is understood that any Craft Labor Hours resulting from Contractor’s error, negligence, defects or deficiencies in engineering or in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices) shall not be included in the calculation of actual Craft Labor Hours expended for determining if and to what extent the Craft Labor Hour Target has been exceeded but shall be separately identified in each Application for Payment for the Reimbursable Component. Similarly, to the extent that the aggregate actual Craft Labor Hours for the Work included in the original Craft Labor Cost Estimate are below the Craft Labor Hours Target, such underrun shall be to Owner’s benefit and no adjustments shall be made unless and until the entire underrun in Craft Labor Hours has first been exhausted and then Craft Labor Hours exceed *% of the Craft Labor Hour Target.

5.1.6 Reconciliation of Actual Craft Labor Hours to Craft Labor Hour Target. In the event that field Craft Labor productivity for performing the Work is different than the Craft Labor Hour Target, such variances shall be reconciled as follows:

a)	If actual Craft Labor Hours are within *% (over or under) of the Craft Labor Hour Target, Owner pays actual cost. Contractor shares no part of any overrun or underrun in labor hours within this range.

b)	If actual Craft Labor Hours overrun the Craft Labor Hour Target by more than *%, but not more than or equal to *% of the Craft Labor Hour Target, Owner and Contractor share the cost of such excess labor hours above *% of the Craft Labor Hour Target equally.

c)	If actual Craft Labor Hours overrun the Craft Labor Hour Target by greater than *% of the Craft Labor Hour Target, Contractor pays all of the cost for labor hours in excess of *% above the Craft Labor Hour Target.

d)	If actual Craft Labor Hours underrun the Craft Labor Hour Target by greater than five percent but less than or equal to *%, then Owner and Contractor equally share the underrun in the cost of the saved labor hours to the extent greater than five percent below the Craft Labor Hour Target.

e)	If actual Craft Labor Hours underrun the Craft Labor Hour Target by greater than *% of the Craft Labor Hour Target, Contractor earns a bonus equal to the cost of the labor hours saved by the underrun in excess of *% below the Craft Labor Hour Target.

f)	All adjustments for Craft Labor Hours overrun or underrun will be calculated based upon the average billable wage rate (wages, mark up, per diem) paid by Contractor during the course of the Project; provided, however, that to the extent that the average billable wage hour paid by Contractor exceeds the average billable wage hour used in arriving at the Craft Labor Cost Estimate, such increased hourly costs shall offset any bonus or cost savings share to be paid Contractor for underruns so that Owner shall only make payments to Contractor for labor hour underruns to the extent Owner has recognized real cost savings in the Craft Labor Cost Component.

The foregoing notwithstanding, it is understood that any expenditure of Craft Labor Hours resulting from Contractor’s error, negligence, defects or deficiencies in engineering or in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices) shall not be included in the calculation of actual field hours expended for determining if and to what extent the Craft Labor Hour Target has been exceeded and shall not be included in (or paid by Owner as part of) the Reimbursable Component, but shall be separately identified and reflected in each Application for Payment for the Reimbursable Component.

5.1.7 [RESERVED].

5.1.8 Applications for Payment.

5.1.8.1 Fixed Component. Between the 1st and 5th day of each month after the month in which the Full Notice to Proceed occurs, Contractor shall submit to Owner an Application for Payment filled out and signed by Contractor. Each Application for Payment for the Fixed Component shall describe (a) all Milestones completed, the sum of all prior payments in respect of the Fixed Component made by Owner to Contractor through the last day of the prior month, (b) the amount of the Fixed Component owed to Contractor based upon the completed Milestones and the Milestone Payment Schedule attached hereto as Appendix G (the “Milestone Payment Schedule”) and an updated Milestone Payment Schedule, reflecting payments made, (c) the Fixed Component amount for any agreed Change Order Work performed stating specifically the Work performed and the Change Order supporting the payment and (d) any amount due in respect of the Fixed Component for which payment was withheld from an earlier payment and where the cause for such withholding no longer applies.

5.1.8.2 Reimbursable Component. Together with each Application for Payment for the Fixed Component submitted pursuant to Section 5.1.8.1 above and between the 15th and 20th day of each month after the month in which the Full Notice to Proceed occurs, Contractor shall submit to Owner an Application for Payment for the Reimbursable Component filled out and signed by Contractor. Each Application for Payment for the Reimbursable Component shall describe (a) the amount of Craft Labor performed in the previous biweekly period including backup for the hours worked and wage rates to include Craft Labor Hours expended to date, Craft Labor Hours expected to be expended during the estimate period included in such Application for Payment pursuant to Section 5.1.4, reconciliation of the actual field Craft Labor performed versus the estimate therefor reflected in the prior biweekly or other applicable invoices and such other matters as required to verify and justify payments of the Reimbursable Component as described in Section 5.1.4, (b) the Reimbursable Component amount of any agreed Change Order Work performed stating specifically the Work performed and the Change Order supporting the payment, (c) any other amount payable with respect to the Reimbursable Component pursuant to this Agreement together with supporting documentation which reasonably demonstrates the cost of such Work and identifies the provisions of this Agreement which designate such costs as a Reimbursable Component, and (d) all Craft Labor Hours resulting from error, negligence, defects or deficiencies in engineering or in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices) which shall be separately identified but shall not be part of the Reimbursable Component or otherwise payable by Owner to Contractor.

5.1.9 Progress Reports. Each Application for Payment for the Fixed Component submitted by Contractor must be supported by a monthly progress report in accordance with Appendix A for the month preceding the Application for Payment. Such progress report shall also include a good faith forecast of the estimated Fixed Component, and Reimbursable Component costs (to included expected Craft Labor Hours to be devoted to rework or correcting Defective Work, if any) for the Work that Owner will be liable to pay to Contractor for the 90 day period commencing with the month following the month in which the Application for Payment is submitted. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect Owner’s payment obligations hereunder.

5.1.10 Lien Waivers. With each Application for Payment, Contractor shall deliver to Owner and any title company specified by Owner a waiver and release of Liens in the form of Appendix I-11, duly executed and acknowledged by Contractor and those Subcontractors with an aggregate Contractor Subcontract value equal to or exceeding fifty thousand Dollars ($50,000.00) in order to assure an effective release of mechanic’s or materialmen’s Liens in respect of the Work performed in the preceding month in accordance with the laws of the State of Louisiana. In addition, Contractor shall deliver to such title company a duly executed and acknowledged Contractor’s statement satisfying all Applicable Legal Requirements identifying each of the Subcontractors, the value of such Contractor Subcontract, the amounts paid to date, and the balance of the amount due or to become due to each, and a statement that all undisputed payments then due and owing have been made to such Subcontractors in accordance with the terms of the applicable Contractor Subcontract as of the date of such statement; provided, however, that Owner has made all undisputed Construction Price payments for Work when due. Contractor shall also exercise the authority granted to it pursuant to Appendix M to obtain for Owner with each request for payment a waiver and release of Liens to the extent of such payment, as applicable, in the form of Appendix I-11, duly executed and acknowledged by each Owner Supplier in order to assure an effective release of mechanic’s or materialmen’s Liens in respect of each item of Owner Suppliers’ Scope in accordance with the laws of the State of Louisiana. If Contractor is not able to obtain such a waiver and release of Liens from any Owner Supplier, Contractor will not recommend approval of the request for payment by such Owner Supplier and Owner will be under no obligation to pay the Owner Supplier in respect of such request for payment.

5.1.11 Other Documentation. Each Application for Payment must be fully completed and also include the following in form and substance reasonably satisfactory to Owner:

(a)	a duly executed Contractor’s certification stating that it has reviewed all financial information contained in the Application for Payment as true, correct and complete;

(b)	a copy of all invoices pursuant to which Contractor has paid Sales Taxes for which it seeks reimbursement;

(c)	information in such detail and with such backup so as to allow Owner to sign off on the reconciliation and verification of reimbursable costs and Change orders;

(d)	such other information as may be reasonably required by Owner.

5.1.12 Failure to Comply. To the extent Contractor fails to comply with the foregoing requirements with respect to submission of documentation with the Application for Payment, Owner shall, after issuing a Notice to Contractor, be entitled to withhold an equitable portion of the payment due to Contractor up to the full Application for Payment amount.

5.1.13 Retainage.

5.1.13.1 Retainage; Retainage Letter of Credit. Contractor agrees that *% of the Fixed Component shall be retained (the “Retainage”) by Owner out of each monthly payment for Work reflected in an Application for Payment of the Fixed Component. In lieu of the Retainage, Contractor may elect from time to time to deliver to Owner an irrevocable bank letter of credit (the “Retainage Letter of Credit”) in the form of Appendix I-9, issued by a Qualified Security Provider and in a stated amount at least equal to the amount of the Retainage for which such security is being provided as substitute security, as such amount increases based on the Milestones achieved by Contractor in the Milestone Payment Schedule (up to a maximum of *% of the Fixed Component). Increases in the maximum stated amount may be made from time to time by the issuing Qualified Security Provider, at the request of Contractor; provided that advance Notice thereof is provided to Owner and the revised Retainage Letter of Credit is delivered to Owner promptly after such modification. In no event shall the sum of the Retainage and any outstanding Retainage Letter of Credit exceed *% of that portion of the Fixed Component then paid to Contractor (with such retained amounts deemed paid to Contractor for purposes of the foregoing *% calculation).

5.1.13.1 Application of Retainage; Draws upon Retainage Letter of Credit. Owner shall have the right to apply the Retainage so withheld to satisfy any payment obligation of Contractor under this Agreement that is not paid when due hereunder. The Retainage Letter of Credit shall provide for payment to Owner thereunder, without right of objection of Contractor to satisfy any payment obligation of Contractor, under this Agreement that is not paid when due hereunder, but only as and to the extent that all Retainage other than the Retainage Letter of Credit has been applied to pay such amount and a deficiency remains. Owner agrees to use reasonable efforts to deliver a copy of any demand made under the Retainage Letter of Credit to Contractor contemporaneously with the demand presented to the Retainage Letter of Credit issuer; provided, however, that failure to so deliver such demand shall not delay, or create a right of objection to, any payment to be made under the Retainage Letter of Credit. Any amounts drawn under the Retainage Letter of Credit shall be deposited into the fund or account in which other Retainage and/or amounts previously drawn under a Retainage Letter of Credit are maintained and used only as provided in this Agreement.

5.1.13.2 Release of Retainage, Retainage Letter of Credit. Upon the occurrence of Substantial Completion and upon agreement by the Parties on the components, and monetary value corresponding to each component, of the final Punch List, and satisfactory completion of the Completed Reliability Test which demonstrates satisfaction of the Reliability Requirement, the Retainage shall be reduced or, if applicable, Owner shall authorize the Retainage Letter of Credit issuer to reduce the stated amount of the Retainage Letter of Credit, in each case, to an amount equal to the sum of (a) 200% of the value of the Punch List as determined by Owner in consultation with Contractor and (b) if Contractor is liable for any Buy Down Amount in respect of the Reliability Requirement pursuant to Section 8.4.2.4, the full amount of Contractor’s liability pursuant to Section 8.4.2.4. This amount, and/or credit, as applicable, will be held by Owner until the Final Completion of the Work and shall be paid, or released, as applicable to Contractor with the final payment pursuant to Section 5.5, and Owner shall return the Retainage Letter of Credit to Contractor within ten (10) Business Days of the Final Completion Date.

5.1.13.3 Performance Requirements. If the Performance Test results upon which Substantial Completion is achieved demonstrate satisfaction of the Minimum Performance Requirements, then no Retainage shall be released hereunder until all Buy Down Amounts payable pursuant to Section 8.4 have been paid to Owner.

5.1.14 Construction Price Inclusive. The Parties agree that the Construction Price provided for in this Article 5 includes all amounts payable to Contractor for full and satisfactory completion of the Work.

5.1.15 Contingency Sharing Payment. On the Final Completion Date, Contractor shall pay to Owner an amount equal to the Contingency Sharing Payment and deliver to Owner a statement calculating such Contingency Sharing Payment in reasonable detail. Owner may arrange for the audit, at Owner’s expense by a third-party auditing firm reasonably acceptable to Contractor, of the Actual Fixed Costs and other items that are included in the calculation of the Contingency Sharing Payment to determine the accuracy of the Contingency Sharing Payment. The Contractor shall provide the Owner with a monthly non-binding estimate of the contingency balance based on fixed costs of the Facility incurred at the time. “Contingency Sharing Payment” is that amount which is equal to the lesser of (i) *% of $* or (ii) *% of the amount, if any, by which (A) the Fixed Component ($*), adjusted for Changes, minus profit ($*), adjusted for Changes, exceeds (B) the Actual Fixed Costs. “Actual Fixed Costs” is an amount equal to the sum (without duplication of amounts) of (1) all amounts paid by Contractor in order to achieve Final Completion plus (2) all amounts incurred in respect of the Work by Contractor for administrative costs and home office overhead of its Affiliates, plus (3) all liquidated damages and other amounts paid by Contractor to Owner hereunder, warranty payments, amounts paid by Contractor under indemnities hereunder; provided, however, that there shall be excluded from Actual Fixed Costs all Reimbursable Costs and costs that are otherwise reimbursed under this Agreement (such as Force Majeure costs, but not including costs incurred under Change Orders), costs that are recovered from the proceeds of insurance or payments from third parties including Subcontractors, Contractor’s income Taxes or corporate franchise Taxes, or profit of Contractor or its Affiliates. For purposes of determining Actual Fixed Costs, administrative costs and overhead and other similar amounts in respect of costs of Affiliates shall be limited to amounts allocated to construction work by Contractor and its Affiliates uniformly across all of its construction work.

5.2 Owner Supplier Payments. Invoicing for and payments to Owner Suppliers under Owner Contracts shall be handled by the Parties in accordance with Appendix M.

5.3 Owner Review. Without prejudicing Owner’s other rights under this Agreement, for purposes of determining the amount of payment to which Contractor is entitled in respect of an Application for Payment, Owner shall promptly notify Contractor concerning any invoiced amount or portion thereof that is in dispute (including where Owner contends that there is a deficiency with respect to such Application for Payment and/or the accompanying documentation) and of the basis for such Dispute as soon as reasonably practicable with the objective of allowing time for the Parties to resolve such Dispute prior to the date on which payment on the disputed matter would otherwise be due. It is understood by Contractor that Owner’s determination under this Section 5.3 may be made in conjunction with the Financing Parties, and the approval by the Financing Engineer may be required prior to payment.

5.4 Payment Due Dates. Except with respect to those amounts which may have been disputed in good faith by Owner in accordance with Section 5.3, Owner shall make full payment of the monthly amounts invoiced by Contractor pursuant to Section 5.1 such that payment is received by Contractor in immediately available funds by the last Business Day of the month in which the Application for Payment was submitted, except as provided in Section 5.1.4.

5.5 Final Payment. Upon Final Completion, Contractor shall submit a final Application for Payment and supporting documentation, which shall set forth all amounts due and remaining unpaid to it and otherwise complying with the requirements of this Agreement, accompanied by (i) a full Lien waiver and release from Contractor that is applicable to all of the Work, conditioned solely on receipt of such final payment, and (ii) a full Lien release and waiver from each Subcontractor for all Work performed under a Contractor Subcontract or Owner Contract with an aggregate value equal to or exceeding fifty thousand Dollars ($50,000.00), in each case, in the forms attached hereto as Appendix I-11. The final Application for Payment shall also include release of all remaining Retainage that Owner is not entitled to retain pursuant to the terms of this Agreement.

5.6 Withholding to Protect Owner from Loss.

5.6.1 Withholding. Owner may, without prejudice to any other rights Owner may have hereunder, after issuing a Notice to Contractor, also withhold all or any portion of any payment to such extent as may be necessary in Owner’s reasonable judgment to protect Owner from losses, costs, expenses or damages for which Contractor is liable due to:

(a)	unpaid overdue amounts due to Owner by Contractor under this Agreement; and

(b)	Contractor Liens (with respect to Liens filed by Subcontractors) for which, 20 days after having received knowledge thereof, Contractor has failed to remove the Contractor Lien or provide a Contractor Lien Bond.

5.6.2 Lien Title Indemnity. Notwithstanding Section 5.6.1, Owner shall release any payments withheld because of any Lien if Contractor obtains a Contractor Lien Bond; provided, however, that other than compliance with its obligation to deliver a Contractor Lien Bond, the posting of such Contractor Lien Bond does not relieve Contractor of any other obligations (including its indemnity obligations) under this Agreement.

5.7 Delinquent Payments. Payments not made when due will bear interest from the due date thereof until the date paid at the Late Payment Rate. For the avoidance of doubt, any portion of any payment that is disputed and not paid in accordance with the provisions of this Agreement and subsequently determined to be payable on the original due date thereof will bear interest in accordance with the foregoing from the date such portion of the disputed amount was due (assuming there had been no Dispute) until the date of actual payment.

5.8 Contractor Liens. Contractor shall cause each Contractor Lien to be canceled or discharged of record or furnish Owner with a Contractor Lien Bond. If Contractor does not promptly satisfy such Contractor Lien or fails to provide Owner with a Contractor Lien Bond in lieu thereof, in any event within the period specified in Section 5.6.1(b), then Owner may, after Notice to Contractor and expiration of 10 days after Contractor’s receipt of such notice, cure or release such Contractor Lien by payment of money or otherwise, and, if Owner arranges a Contractor Lien Bond with respect to such Contractor Lien, Contractor shall reimburse Owner for the reasonable cost of arranging such Contractor Lien Bond within 30 days after a request therefor by

Owner, if and to the extent that Contractor was not justified in withholding the payment underlying such Lien.

5.9 Forecasts. On or before the Commencement Date, Contractor shall deliver to Owner a cash flow forecast covering the period from the date of the forecast through Final Completion in the format reasonably required by Owner. During the Term, Contractor shall thereafter update such forecast quarterly or at such earlier time when circumstances materially differ from the immediately preceding cash flow forecast. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect Owner’s payment obligations hereunder.

5.10 Total Work Cost Bonus Amount. Upon Final Completion, if the Total Work Cost is less than the Target Total Work Cost, then Contractor shall be entitled to a bonus in the amount of * percent (*%) of the difference between the Total Work Cost and the Target Total Work Cost (the “Total Work Cost Bonus Amount”).

ARTICLE 6

COMPLETION AND ACCEPTANCE OF THE WORK

6.1 Phase I Mechanical Completion.

6.1.1 Criteria for Phase I Mechanical Completion. Each of the following conditions must be met for “Phase I Mechanical Completion” to occur:

6.1.1.1 Contractor has performed or provided: (a) the design, engineering, procurement, permitting (in respect of Contractor Permits only), construction and installation in accordance with this Agreement and manufacturer’s requirements of the Phase I Portion of the Project; and (b) all of the connections of all such Equipment and Materials between and to other applicable Equipment and Materials as required by way of piping, wiring, controls, and safety systems, in each case, in connection with the Phase I Portion of the Project. In addition, Contractor shall have assured that:

(i)	all such Equipment and related operating systems that comprise the Phase I Portion of the Project are individually cleaned, leak checked, lubricated and aligned in accordance with Professional Standards;

(ii)	all initial fills associated with the Phase I Portion of the Project have been completed;

a.	all instruments associated with the Phase I Portion of the Project are calibrated and loop checked, and to the extent possible without operating the equipment or Project, the plant control system associated with the Phase I Portion of the Project has been verified as fully operational and ready for startup;

b.	all electrical wiring associated with the Phase I Portion of the Project has been checked for continuity and proper termination, and meggered where applicable,

(iii)	all relays associated with the Phase I Portion of the Project are set in their final configuration, pending operational confirmation and adjustment;

(iv)	all Equipment associated with the Phase I Portion of the Project is checked out in accordance with Professional Standards and OEM requirements;

(v)	all ground checks associated with the Phase I Portion of the Project are complete;

(vi)	piping and pressure vessels associated with the Phase I Portion of the Project are hydro tested and flushed in accordance with Professional Standards or where not possible, pressure tested using procedures prepared by Contractor and approved by Owner;

(vii)	all motor rotation checks associated with the Phase I Portion of the Project are complete;

(viii)	all electrical devices (including the generator panels) associated with the Phase I Portion of the Project have been energized;

(ix)	all checks required by the Transmission Owner associated with the Phase I Portion of the Project, if any, have been completed;

(x)	all electrical circuits associated with the Phase I Portion of the Project have been checked to verify that such equipment and operating systems have been correctly installed;

(xi)	all Equipment associated with the Phase I Portion of the Project is ready for initial operation of the Phase I Portion of the Project, and may be so operated, without damage thereto or to any other property and without injury to any person;

(xii)	an initial Phase I Punch List has been provided to Owner by Contractor, and approved by Owner.

6.1.1.2 Contractor has completed the Work necessary to cause the Phase I Portion of the Project to be capable of starting up safely and in accordance with Applicable Legal Requirements, OEM requirements, and Prudent Industry Practices.

6.1.1.3 Contractor has completed the training of Owner provided Personnel designated for operation and maintenance of the Phase I Portion of the Project, as required by Appendix A.

6.1.1.4 A draft Phase I Portion of the Project O&M Manual, including vendor O&M Manuals related to the applicable MHF(s), has been provided as required by Appendix A.

6.1.2 Notice and Report of Phase I Mechanical Completion. When Contractor determines that it has satisfied the conditions for Phase I Mechanical Completion, Contractor shall deliver written Notice of such determination (“Notice of Phase I Mechanical Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Phase I Mechanical Completion will contain a certification by Contractor that it has satisfied all of the conditions for Phase I Mechanical Completion pursuant to this Section 6.1 and Appendix A.

6.1.3 Achievement of Phase I Mechanical Completion. Within 10 Business Days of receipt of the Notice of Phase I Mechanical Completion by Owner, Owner shall inspect the Phase I Portion of the Project, and/or cause the Phase I Portion of the Project to be inspected by the Owner Engineer and/or Owner Agents, and by its other designees, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Phase I Mechanical Completion in the form set forth in Appendix I-3 (the “Certificate of Phase I Mechanical Completion”), or (b) notify Contractor in writing that it disputes (or cannot confirm) Contractor’s certification that the conditions for Phase I Mechanical Completion have been met, stating with specificity the reasons therefor. If Owner issues the Certificate of Phase I Mechanical Completion, the date of Owner’s receipt of the Contractor’s Notice of Phase I Mechanical Completion shall be deemed the “Phase I Mechanical Completion Date”. If Owner notifies Contractor that it disputes satisfaction of the conditions for Phase I Mechanical Completion or cannot confirm Contractor satisfaction of the conditions, then Contractor shall either promptly undertake such action or Work as is necessary to meet or verify such conditions and issue another Notice of Phase I Mechanical Completion to Owner or refer the matter to Dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then-applicable Notice of Phase I Mechanical Completion will be deemed the “Phase I Mechanical Completion Date”.

6.2 Mechanical Completion.

6.2.1 Criteria for Mechanical Completion. Each of the following conditions must be met for “Mechanical Completion” to occur:

6.2.1.1 Phase I Mechanical Completion must have occurred and with respect to the Balance of the Project, Contractor has performed or provided: (a) the design, engineering, procurement, permitting (in respect of Contractor Permits only), construction and installation in accordance with this Agreement and manufacturer’s requirements for the Balance of the Project; and (b) all of the connections of all such Equipment and Materials between and to other applicable Equipment and Materials as required by way of piping, wiring, controls, and safety systems, in each case, in connection with the Balance of the Project. In addition, Contractor shall have assured that:

(i)	all such Equipment and related operating systems that comprise the Balance of the Project are individually cleaned, leak checked, lubricated and aligned in accordance with Professional Standards;

(ii)	all initial fills associated with the Balance of the Project have been completed;

a.	all instruments associated with the Balance of the Project are calibrated and loop checked, and to the extent possible without operating the Equipment or Project, the plant control system associated with the Balance of the Project has been verified as fully operational and ready for startup;

b.	all electrical wiring associated with the Balance of the Project has been checked for continuity and proper termination, and meggered where applicable,

(iii)	all relays associated with the Balance of the Project are set in their final configuration, pending operational confirmation and adjustment;

(iv)	all Equipment associated with the Balance of the Project is checked out in accordance with Professional Standards and OEM requirements;

(v)	all ground checks associated with the Balance of the Project are complete;

(vi)	piping and pressure vessels associated with the Balance of the Project are hydro tested and flushed in accordance with Professional Standards or where not possible, pressure tested using procedures prepared by Contractor and approved by Owner;

(vii)	all motor rotation checks associated with the Balance of the Project are complete;

(viii)	all electrical devices (including the generator panels) associated with the Balance of the Project have been energized;

(ix)	the medium and high voltage connections to and from the step-up transformer to the Transmission Facilities’ dead-end structure located as provided in Appendix A have been completed, and all checks required by the utility associated with the Balance of the Project have been completed such that back-feed can be provided;

(x)	all electrical circuits associated with the Balance of the Project have been checked to verify that such equipment and operating systems have been correctly installed;

(xi)	all Equipment associated with the Balance of the Project is ready for initial operation of the Balance of the Project, and may be so operated, without damage thereto or to any other property and without injury to any person;

(xii)	the steam turbine is on turning gear and ready for commissioning and start-up;

(xiii)	an initial Punch List relating to the Balance of the Project has been provided to Owner by Contractor, and approved by Owner.

6.2.1.2 Contractor has completed the Work necessary to cause the Balance of the Project to be capable of starting up safely and in accordance with Applicable Legal Requirements, OEM requirements, and Prudent Industry Practices.

6.2.1.3 Contractor has completed the training of Owner provided Personnel designated for operation and maintenance of the Project, as required by Appendix A.

6.2.1.4 A draft total O&M Manual, including vendor O&M Manuals, has been provided as required by Appendix A.

6.2.2 Notice and Report of Mechanical Completion. When Contractor determines that it has satisfied the conditions for Mechanical Completion, Contractor shall deliver written Notice of such determination (“Notice of Mechanical Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Mechanical Completion will contain a certification by Contractor that it has satisfied all of the conditions for Mechanical Completion pursuant to this Section 6.2.

6.2.3 Achievement of Mechanical Completion. Within 10 Business Days of receipt of the Notice of Mechanical Completion by Owner, Owner shall inspect the Project, and/or cause the Project to be inspected by the Owner Engineer and/or Owner Agents, and by its other designees, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Mechanical Completion in the form set forth in Appendix I-3 (the “Certificate of Mechanical Completion”), or (b) notify Contractor in writing that it disputes (or cannot confirm) Contractor’s certification that the conditions for Mechanical Completion have been met, stating with specificity the reasons therefor. If Owner issues the Certificate of Mechanical Completion, the date of Owner’s receipt of Contractor’s Notice of Mechanical Completion shall be deemed the “Mechanical Completion Date”. If Owner notifies Contractor that it disputes satisfaction of the conditions for Mechanical Completion or cannot confirm Contractor satisfaction of the conditions, then Contractor shall either promptly undertake such action or Work as is necessary to meet or verify such conditions and issue another Notice of Mechanical Completion to Owner or refer the matter to Dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Mechanical Completion will be deemed the “Mechanical Completion Date”.

6.3 Initial Synchronization. Contractor shall provide Owner with at least 30 days prior Notice of the projected time or times it will attempt Initial Synchronization of the steam turbine-generator, and 48 hours prior verbal notice of the actual time or times it will attempt Initial Synchronization.

6.4 Phase I Substantial Completion.

6.4.1 Criteria for Phase I Substantial Completion. Each of the following conditions must be met for “Phase I Substantial Completion” to occur:

(a)	Phase I Mechanical Completion has been achieved;

(b)	the most recent Completed Phase I Performance Test demonstrates concurrent achievement of (i) the Phase I Activated Carbon Production Requirement, (ii) the Phase I Activated Carbon Specification Requirement, (iii) the Phase I Environmental Compliance Requirement, and (iv) compliance with all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Phase I Portion of the Project to be capable of operations in compliance therewith as applicable and in accordance with Appendix C;

(c)	during the Completed Phase I Performance Test, (i) the Phase I Portion of the Project, its individual components, systems, subsystems and Equipment were not operated outside their designed continuous rated limits, (ii) only the normal contingent or operating Personnel performing their anticipated normal operations and maintenance activities with respect to the Phase I Portion of the Project were required to operate and maintain the Phase I Portion of the Project during the conduct of such Completed Phase I Performance Test and (iii) no temporary or special equipment that is not part of the Work was required to conduct or complete such Completed Phase I Performance Test;

(d)	there are no Liens (except those for which a Contractor Lien Bond has been provided in accordance with the terms of this Agreement) resulting from the actions or failure to act of Contractor, its Personnel or any of the Owner Suppliers, other than Liens resulting from the failure of Owner to pay all amounts due to Contractor and/or Owner Suppliers in accordance with the terms of this Agreement;

(e)	Contractor has provided to Owner special tools and spare parts identified by Owner after review of the special tools and supplier recommended spare parts list provided by Contractor pursuant to Appendix A which are required in connection with the Phase I Portion of the Project. Special tools may be reconditioned subject to Owner approval;

(f)	the draft Project O&M Manual with respect to the Phase I Portion of the Project and all other Submittals required to be submitted prior to or as a condition of Phase I Substantial Completion have been provided (such draft must include all information and manuals necessary for Owner to operate and maintain the Phase I Portion of the Work in accordance with Prudent Industry Practices and the other requirements of this Agreement);

(g)	Contractor has completed all Work on or with respect to the Phase I Portion of the Project so that the Phase I Portion of the Project is capable of being operated in the normal course of business in accordance with the operating procedures set forth in the draft Project O&M Manual with respect to the Phase I Portion of the Project and Prudent Industry Practices, except for any remaining items set forth in the Phase I Punch List;

(h)	Contractor and Owner have agreed on the components of the final Phase I Punch List (although there may be disagreement about the value of the components of Work reflected thereon);

(i)	Contractor has obtained all Contractor Permits required for Phase I Substantial Completion; and

(j)	Contractor has completed the training of Owner-provided Personnel required for the operation and maintenance of the Phase I Portion of the Project pursuant to Appendix A.

6.4.2 Notice and Report of Phase I Substantial Completion. When Contractor determines that it has satisfied the conditions for Phase I Substantial Completion in accordance with Section 6.4.1, Contractor shall deliver a Notice of such determination (“Notice of Phase I Substantial Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Phase I Substantial Completion will contain a certification by Contractor that it has satisfied all of the conditions for Phase I Substantial Completion pursuant to this Section 6.4 and a report with sufficient detail (including preliminary laboratory results sufficient for a reasonable person to conclude that there is a high probability that the final laboratory results will confirm that the applicable conditions of Phase I Substantial Completion have been achieved) to enable Owner to determine whether Contractor has achieved such requirements. Contractor shall provide to Owner final laboratory results promptly upon receipt, but in no case later than thirty (30) days after the Completed Phase I Performance Test.

6.4.3 Achievement of Phase I Substantial Completion. Within 10 Business Days of receipt by Owner and the Owner Engineer of the Notice of Phase I Substantial Completion, Owner shall inspect the Phase I Portion of the Project, and/or cause the Phase I Portion of the Project to be inspected by the Owner Agents, Owner

Engineer and/or the Financing Engineer, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Phase I Substantial Completion in the form set forth in Appendix I-3 (the “Certificate of Phase I Substantial Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Phase I Substantial Completion have been met, stating the reasons therefor or that Owner cannot confirm that such conditions have been satisfied. If Owner delivers the Certificate of Phase I Substantial Completion, the date of the Certificate of Phase I Substantial Completion will be deemed the “Phase I Substantial Completion Date”; provided, however, for the purposes of any Contractor delay damages for failing to cause the Phase I Substantial Completion Date to occur prior to the Required Phase I Substantial Completion Date, such damages shall cease to accrue on the date Owner receives the Notice of Phase I Substantial Completion upon which the Phase I Substantial Completion Date is ultimately achieved. If Owner notifies Contractor that it disputes satisfaction of the conditions for Phase I Substantial Completion or cannot verify such satisfaction, then Contractor shall either promptly undertake such action or Work as is necessary to meet such conditions or verify satisfaction of such conditions and issue another Notice of Phase I Substantial Completion to Owner or refer the matter to dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Phase I Substantial Completion will be deemed the Phase I Substantial Completion Date.

If Owner fails to respond to a Certificate of Phase I Substantial Completion within such 10 Business Day period and subsequently disputes that Phase I Substantial Completion has been achieved, Owner shall waive any Late Phase I Substantial Completion Damages, if any, that would have otherwise accrued for the number of days equal to the number of days by which Owner’s response was delayed beyond the 10 Business Day period.

6.4.4 Care, Custody and Control During Dispute Resolution Regarding Phase I Substantial Completion. In the event of a Dispute regarding whether Phase I Substantial Completion has been achieved, Owner may elect to either take care, custody and control of the Phase I Portion of the Project or have Contractor retain care, custody and control of the Phase I Portion of the Project. If the Dispute is resolved in favor of Contractor determining that Phase I Substantial Completion was achieved and Owner has elected to have Contractor retain care, custody and control of the Phase I Portion of the Project, then Phase I Substantial Completion will be deemed to have occurred on the date on which Owner received Contractor’s then applicable Notice of Phase I Substantial Completion; provided, however, that turnover of the care, custody and control of the Phase I Portion of the Project to Owner will occur on the Business Day following the day on which the Dispute is resolved. If the Dispute is resolved in favor of Owner, Contractor shall (i) provide Owner with a Recovery Plan for achievement of Phase I Substantial Completion, and (ii) if Owner has taken care, custody and control of the Phase I Portion of the Project, return care, custody and control of all or the incomplete portions of the Phase I Portion of the Project, in Owner’s discretion, to Contractor until it satisfies the conditions for Phase I Substantial Completion and Owner issues the Certificate of Phase I Substantial Completion in accordance with Section 6.4.3; provided, however, that prior to the return of care, custody and control of the Phase I Portion of the Project to Contractor, Owner shall perform all repairs, replacements or refurbishments required to return the Phase I Portion of the Project to be returned to Contractor to its condition at the time of turnover thereof to Owner, excepting only ordinary wear and tear.

6.5 Creation of Phase I Punch List. When Contractor believes that a Phase I Portion of the Project system is ready for commissioning and startup, Contractor shall prepare and deliver to Owner an initial list setting forth (a) all those certain minor, non-safety items that do not impact the performance (including reliability, activated carbon output, operability, safety or mechanical or electrical integrity) of the Phase I Portion of the Project or compliance with Applicable Legal Requirements, including Permits, and which remain to be performed to complete the Work related to the Phase I Portion of the Project, (b) the proposed time limits within which Contractor will complete such remaining Work, and (c) Contractor’s plan to complete such Work on or before the Target Substantial Completion Date. Upon its receipt of such list, Owner shall review the same and notify Contractor of any proposed revisions thereto. Such list shall be subject to additions and deletions as systems are added or completed, or as defects are identified by the Parties. Owner’s Authorized Representative and Contractor’s Authorized Representative shall then meet, consult in good faith and, prior to the Phase I Substantial Completion Date, agree upon the final list and plan, including the approved time limits within which Contractor shall perform such remaining Work and the value of the items of Work described therein (the “Phase I Punch List”). Once the items on the Phase I Punch List have been identified, Contractor shall promptly begin working on the items thereon. The plan for completing the Work specified in the Phase I Punch List may be amended by Contractor at any time prior to Substantial Completion upon Notice to Owner to reflect the progress of completing such Work; provided, however, that any such amendment to the plan must reasonably provide for the completion of all such Work by the Target Substantial Completion Date. The review and comment by Owner or its representatives of any matter relating to the Phase I Punch List will not relieve Contractor of its obligations under this Agreement.

6.6 Transfer of Possession and Control of the Phase I Portion of the Project to Owner. On or before the Phase I Substantial Completion Date, Contractor and Owner shall agree upon a schedule of the dates and times, if any, when Contractor will require a reduced operation or complete shut down of the Phase I Portion of the Project or the imposition of operating restrictions on the Phase I Portion of the Project in order to complete the Work remaining on the Phase I Portion of the Project under this Agreement; provided, however, that (a) such schedule shall provide for no more than 10 days of reduced operation and no more than 5 days of complete shutdown of the Phase I Portion of the Project and (b) such schedule will provide for such reduced operation or complete shutdown, or the imposition of operating restrictions on, the Phase I Portion of the Project only during a scheduled outage, if any, so as to accommodate Owners’ reliance on the activated carbon from the Phase I Portion of the Project. Subject to Section 6.4.4, on the Phase I Substantial Completion Date or the date of termination of this Agreement, if earlier, Owner shall take and thereafter be solely responsible for the care, custody, control, operation, and maintenance of the Phase I Portion of the Project. Following transfer of possession and control of the Phase I Portion of the Project to Owner, Contractor (and its Subcontractors and the Owner Suppliers) will have reasonable access to the Phase I Portion of the Project consistent with the schedule established in accordance with, and the other requirements of, this Section 6.6 and the cooperation of Owner as necessary for Contractor to complete any Work still remaining to be performed hereunder, including the Phase I Punch List items. Following issuance of the Certificate of Phase I Substantial Completion to Owner, Contractor shall comply with health, safety and security rules of Owner supplied reasonably in advance (including permit-to-work procedures and requirements), which will be consistent with Prudent Industry Practices, regarding activities at the Phase I Portion of the Project and the associated portion of the Project Site so transferred and shall coordinate its activities at the Phase I Portion of the Project and the associated portion of the Project Site with any other Person performing work, operation, maintenance or other activities at such location.

6.7 Substantial Completion.

6.7.1 Preliminary Repairs, Replacements and Refurbishments. Between the Phase I Substantial Completion Date and the conduct of the Performance Tests, Owner shall cause the Phase I Portion of the Project to be operated and maintained in accordance with (a) the O&M Manual delivered to Owner pursuant to Section 6.4.1(f), (b) Prudent Industry Practices and (c) Applicable Legal Requirements (collectively, the “Phase I Operating Requirements”). At least 30 days prior to the date Contractor proposes to conduct the Performance Tests for Substantial Completion, Contractor shall provide Notice to Owner of all repairs, replacements or refurbishments required by the Phase I Operating Requirements that have not been performed and that are required in order to return the Phase I Portion of the Project to its condition at the time of turnover thereof to Owner upon occurrence of Phase I Substantial Completion (excepting only ordinary wear and tear). In the event of any disagreement between Owner and Contractor with respect to these requirements, such dispute shall be resolved by the decision of the Financing Engineer; provided that any reasonable repairs, replacements or refurbishments required by Contractor shall be made. All repairs and replacements required by this Section 6.7.1 shall be properly performed and completed within a reasonable time prior to the commencement of the Performance Tests. If Owner’s performance of its obligations under this Section delays the conduct of the Performance Test by Contractor beyond the date Contractor would have otherwise conducted such Performance Test as reflected in its Notice delivered pursuant to Section 6.7.3, then

Contractor shall be relieved of liability for any delay or associated delay liquidated damages resulting from such Owner-caused delay and the Project Schedule shall be adjusted on a day for day basis to account for such delay.

6.7.2 Substantial Completion. Each of the following conditions must be met for “Substantial Completion” to occur:

(a)	Mechanical Completion and Phase I Substantial Completion have been achieved;

(b)	the most recent Completed Performance Test demonstrates concurrent achievement of (i) the Activated Carbon Production Requirement (or the Minimum Carbon Capacity Generation), (ii) the Activated Carbon Specification Requirement, (iii) the Lime Consumption Requirement (or the Maximum Lime Consumption Requirement), (iv) the Net Electrical Output Requirement (or the Minimum Net Electrical Output Requirement), (v) the Environmental Compliance Requirement and (vi) compliance with all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Project to be capable of operations in compliance therewith as applicable and in accordance with Appendix C, all as more particularly set forth in Appendix C;

(c)	during the Completed Performance Test, (i) the Project, its individual components, systems, subsystem and Equipment were not operated outside their designed continuous rated limits, (ii) only the normal contingent or operating Personnel performing their anticipated normal operations and maintenance activities with respect to the Project were required to operate and maintain the Project during the conduct of such Completed Performance Test and (iii) no temporary or special equipment that is not part of the Work was required to conduct or complete such Completed Performance Test;

(d)	there are no Liens (except those for which a Contractor Lien Bond has been provided in accordance with the terms of this Agreement) resulting from the actions or failure to act of Contractor, its Personnel or any of the Owner Suppliers, other than Liens resulting from the failure of Owner to pay all amounts due to Contractor and/or Owner Suppliers in accordance with the terms of this Agreement;

(e)	Contractor has provided to Owner special tools and spare parts identified by Owner after review of the special tools and supplier recommended spare parts list provided by Contractor pursuant to Appendix A which are required in connection with the Project. Special tools may be reconditioned subject to Owner approval;

(f)	the substantially final Project O&M Manual with respect to the Project and all other Submittals required to be submitted prior to or as a condition of Substantial Completion have been provided.

(g)	Contractor has completed all Work on or with respect to the Project so that the Project is capable of being operated in the normal course of business in accordance with the operating procedures set forth in the Project operations and the Project and Prudent Industry Practices, except for any remaining items set forth in the Punch List;

(h)	Contractor has obtained all Contractor Permits required for Substantial Completion; and

(i)	Contractor has completed the training of Owner-provided personnel required for the operation and maintenance of the Project pursuant to Appendix A.

6.7.3 Notice and Report of Substantial Completion. When Contractor determines that it has satisfied the conditions for Substantial Completion in accordance with Section 6.7.2, Contractor shall deliver a Notice of such determination (“Notice of Substantial Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Substantial Completion will contain a certification by Contractor that it has satisfied all of the conditions for Substantial Completion pursuant to this Section 6.7 and a report with sufficient detail (including preliminary laboratory results sufficient for a reasonable person to conclude that there is a high probability that the final laboratory results will confirm that the applicable conditions of Substantial Completion have been achieved) to enable Owner to determine whether Contractor has achieved such requirements. Contractor shall provide to Owner final laboratory results promptly upon receipt, but in no case later than thirty (30) days after the Completed Performance Test.

6.7.4 Achievement of Substantial Completion. Within 10 Business Days of receipt by Owner and the Owner Engineer of the Notice of Substantial Completion, Owner shall inspect the Project, and/or cause the Project to be inspected by the Owner Agents, Owner Engineer and/or the Financing Engineer, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Substantial Completion in the form set forth in Appendix I-3 (the “Certificate of Substantial Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Substantial Completion have been met, stating the reasons therefor or cannot confirm that such conditions have been satisfied. If Owner delivers the Certificate of Substantial Completion, the date of the Certificate of Substantial Completion will be deemed the “Substantial Completion Date”; provided, however, that for the purposes of any Contractor delay damages for failing to cause the Substantial Completion Date to occur prior to the Required Substantial Completion Date, such damages shall cease to accrue on the date Owner receives the Notice of Substantial Completion upon which the Substantial Completion Date is ultimately achieved. If Owner notifies Contractor that it disputes satisfaction of the conditions for Substantial Completion or cannot verify such satisfaction, then Contractor shall either promptly undertake such action or Work as is necessary to meet such conditions or verify satisfaction of such conditions and issue another Notice of Substantial Completion to Owner or refer the matter to dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Substantial Completion will be deemed the Substantial Completion Date.

If Owner fails to respond to a Certificate of Substantial Completion within such 10 Business Day period and subsequently disputes that Substantial Completion has been achieved, Owner shall waive any Late Substantial Completion Damages, if any, that would have otherwise accrued for the number of days equal to the number of days by which Owner’s response was delayed.

Notwithstanding the foregoing, if Contractor is ready, willing and able to perform the Performance Tests and has provided its Notice of such intent pursuant to Section 6.4.2 but is prevented from conducting the Performance Tests for a period of 180 days due to the failure to complete construction of the Multi Hearth Furnaces, then as of the 181st day of such delay Contractor shall be deemed to have passed the Performance Tests as of the date of Owner’s receipt of such Notice and shall thereafter proceed to achieve Final Completion; provided, however, that notwithstanding the foregoing, Contractor shall retain, and be deemed to have retained, care, custody and control of the Project during such period of delay.

6.7.5 Care, Custody and Control During Dispute Resolution Regarding Substantial Completion. In the event of a Dispute regarding whether Substantial Completion has been achieved, Owner may elect to either take care, custody and control of the entire Project or have Contractor retain care, custody and control of the Balance of the Project. If the Dispute is resolved in favor of Contractor determining that Substantial Completion was achieved and Owner has elected to have Contractor retain care, custody and control of the Balance of the Project, then Substantial Completion will be deemed to have occurred on the date on which Owner received Contractor’s then applicable Notice of Substantial Completion; provided, however, that turnover of the care, custody and control of the Balance of the Project to Owner will occur on the Business Day following the day on which the Dispute is resolved. If the Dispute is resolved in favor of Owner, Contractor shall (i) provide Owner with a Recovery Plan for achievement of Substantial Completion, and (ii) if Owner has taken care, custody and control of the entire Project, return care, custody and control of all or the incomplete portions of the Balance of the Project, in Owner’s discretion, to Contractor until it satisfies the conditions for Substantial Completion and Owner issues the Certificate of Substantial Completion in accordance with Section 6.7.3; provided, however, that prior to the return of care, custody and control of the Balance of the Project to Contractor, Owner shall perform all repairs, replacements or refurbishments required to return the Balance of the Project to be returned to Contractor to its condition at the time of turnover thereof to Owner, excepting only ordinary wear and tear.

6.7.6 Project Punch List. Prior to Substantial Completion, Contractor shall prepare and deliver to Owner an initial list setting forth (a) all those certain minor, non-safety items that do not impact the performance (including reliability, activated carbon output, operability, safety or mechanical or electrical integrity) of the Project or compliance with Applicable Legal Requirements, including Permits, and which remain to be performed to complete the Work related to the Project, (b) the proposed time limits within which Contractor will complete such remaining Work, and (c) Contractor’s plan to complete such Work on or before the Final Completion Date. Upon its receipt of such list, Owner shall review the same and notify Contractor of any proposed revisions thereto. Such list shall be subject to additions and deletions as systems are added or completed, or as defects are identified by the Parties. Owner’s Authorized Representative and Contractor’s Authorized Representative shall then meet, consult in good faith and, prior to the Substantial Completion Date, agree upon the final list and plan, including the approved time limits within which Contractor shall perform such remaining Work and the value of the items of Work described therein (the “Punch List”). Once the items on the Punch List have been identified, Contractor shall promptly begin working on the items thereon. The plan for completing the Work specified in the Punch List may be amended by Contractor at any time prior to Final Completion upon Notice to Owner to reflect the progress of completing such Work; provided, however, any such amendment to the plan must reasonably provide for the completion of all such Work by the Final Completion Date. The review and comment by Owner or its representatives of any matter relating to the Punch List will not relieve Contractor of its obligations under this Agreement.

6.7.7 Possession and Control. On or before the Substantial Completion Date, Contractor and Owner shall agree upon a schedule of the dates and times, if any, when Contractor will require a partial or complete shut down of the Project or the imposition of operating restrictions on the Project in order to complete the Work remaining on the Project under this Agreement; provided, however, that (a) such schedule shall provide for no more than 5 days of partial or complete shutdown of, or imposition of operating restrictions on, the Project, (b) such schedule will provide for such partial or complete shutdown of, or the imposition of operating restrictions on, the Project only during a scheduled outage, if any, so as to accommodate Owners’ reliance on the activated carbon from the Project and (c) to the extent permitted by Applicable Legal Requirements, during any such period of partial or complete shut down of the Project, Contractor shall maintain, or cause to be maintained, the natural gas connection to the MHFs provided as part of the Work to avoid a Contractor-caused interruption in the natural gas supply necessary to maintain the minimum temperature within each MHF as required by the manufacturer to avoid damage to the refractory and other components of the MHF due to temperature loss. Subject to

Section 6.7.5, on the Substantial Completion Date or the date of termination of this Agreement, if earlier, Owner shall take and thereafter be solely responsible for the care, custody, control, operation, and maintenance of the Project. Following transfer of possession and control of the Project to Owner, Contractor (and its Subcontractors and the Owner Suppliers) will have reasonable access to the Project consistent with the schedule established in accordance with, and the other requirements of, this Section 6.7 and the cooperation of Owner as necessary for Contractor to complete any Work still remaining to be performed hereunder, including the Punch List items. Following issuance of the Certificate of Substantial Completion to Owner, Contractor shall comply with health, safety and security rules of Owner supplied reasonably in advance (including permit-to-work procedures and requirements), which will be consistent with Prudent Industry Practices, regarding activities at the Project and the associated portion of the Project Site so transferred and shall coordinate its activities at the Project and the associated portion of the Project Site with any other Person performing work, operation, maintenance or other activities at such location.

6.7.8 Reliability Test.

6.7.8.1 Notice of Commencement; Completed Reliability Test. Within 30 days after Substantial Completion, Contractor shall perform an * day test of the operations of the Project conducted in accordance with the applicable protocols and guidelines set forth in Appendix C (the “Reliability Test”). Contractor shall give Owner at least 10 days’ advance Notice before the commencement of the Reliability Test. After Contractor has completed the Reliability Test demonstrating all of the performance requirements set forth in Appendix C necessary to achieve at least the Minimum Reliability Requirement, it shall give Notice to Owner and the Owner Engineer that it nominates such Reliability Test as a “Completed Reliability Test.” Such Notice will be accompanied by a preliminary test report for such Completed Reliability Test as soon as reasonably practicable but in no event more than 24 hours after the completion of such Completed Reliability Test (or as soon thereafter as such reports are first available to Contractor) providing a summary of the Reliability Test on which it is based and including all raw data taken during such Reliability Test, and a final test report as soon thereafter as possible. A final Completed Reliability Test report must be delivered to Owner in accordance with Appendix C. Contractor shall include sufficient results of testing in the preliminary test report to allow Owner to reasonably determine that there is a high probability that the final test results will confirm that at least the Minimum Reliability Requirement has been achieved. As soon as practicable, but in any event within 10 Business Days after receipt of Notice by Owner and the Owner Engineer, Owner shall give Notice to Contractor either concurring with, indication it cannot confirm concurrence, or rejecting the Completed Reliability Test report and stating its reasons for such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Project performance necessary to achieve at least the

Minimum Reliability Requirement. Subject to Article 17, if Contractor’s Notice of a Completed Reliability Test is rejected by Owner, such test shall not constitute a Completed Reliability Test.

6.7.8.2 Reliability Requirement; Minimum Performance. As a condition precedent to Final Completion, Contractor shall perform the Work with the objective that the Project, under normal operating conditions as prescribed in the O&M Manual, can be reliably operated in accordance with the “Reliability Requirement” as defined in Appendix C (the “Reliability Requirement”); provided, however, that Contractor shall demonstrate, at a minimum, reliable operation of the Project at * percent (*%) of such level (the “Minimum Reliability Requirement”). Contractor shall pay Owner the Buy Down Amount in respect of failure to achieve the full Reliability Requirement as provided in Section 8.4.

6.7.8.3 Increased Throughput Bonus. If during a 24 hour period during the Completed Reliability Test or a different 24 hour period occurring prior to Final Completion, Contractor operates the Project under the Reliability Test conditions and during such 24 hour period demonstrates that the Project can produce, on a rolling average basis, activated carbon product that satisfies the Activated Carbon Production Requirement and the Activated Carbon Specification Requirement at a rate greater than or equal to an aggregate average of * tons per day per MHF across all four (4) MHFs, while continuing to achieve the Reliability Requirement, then Contractor will earn a bonus equal to $* and an additional $* for each additional whole ton per day produced above the aggregate average of * tons per day per MHF across all four (4) MHFs, up to an average of * tons per day (the “Increased Throughput Bonus”); provided, however, that during such twenty-four (24) hour period, no MHF may produce less than * tons per day (and if any MHF falls below this minimum amount, no Increased Throughput Bonus can be earned as a result of such Reliability Test); and provided further, that no production above * tons per day per MHF shall be included in the production calculation; and provided further, that for purposes of earning the Increased Throughput Bonus the full Project performance (including the Multi Hearth Furnaces) shall be included in determining entitlement and Contractor shall not be entitled to relief, credit or adjustment based on performance failures or other performance problems due in whole or in any part of the Project provided under any Owner Contract or which is otherwise part of Owner Suppliers’ Scope, it being the intent of the Parties that such bonus shall only be earned if the complete Project demonstrates such increased throughput. Contractor shall give Owner at least four (4) hours’ prior Notice of the 24 hour period during which the Project will be operated under Reliability Test conditions for purposes of this Section.

6.8 Final Completion.

6.8.1 Criteria for Final Completion of the Project. Each of the following conditions must be met for “Final Completion” to occur:

(a)	the Substantial Completion Date has occurred;

(b)	the Completed Reliability Test demonstrates that the Reliability Requirement (or the Minimum Reliability Requirement) has been achieved in accordance with the requirements of Appendix C and Applicable Legal Requirements;

(c)	all Late Phase I Substantial Completion Damages, Late Substantial Completion Damages, and Buy Down Amounts which have been incurred have been paid by Contractor to Owner;

(d)	Contractor has completed all Work and other obligations (except obligations requiring future performance (e.g., warranty Work)), including all Punch List items in accordance with this Agreement;

(e)	Contractor has provided all Submittals as required under this Agreement; and

(f)	Contractor has delivered to Owner all required final Lien waivers and releases related to the Work as required under Section 5.1.10.

6.8.2 Notice and Report of Final Completion. When Contractor determines that it has satisfied the conditions for Final Completion in accordance with Section 6.8.1, Contractor shall deliver a Notice of such determination (“Notice of Final Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Final Completion will contain a certification by Contractor that it has satisfied all of the conditions for Final Completion pursuant to this Section 6.8 and a report with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements with respect to the Project.

6.8.3 Achievement of Final Completion. Within 10 Business Days of receipt of the Notice of Final Completion by Owner and the Owner Engineer, Owner shall inspect the Project and/or cause the Project to be inspected by the Owner Engineer, Owner Agents, and/or the Financing Engineer, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Final Completion in the form set forth in Appendix I-3 (the “Certificate of Final Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Final Completion have been met, or stating that it cannot confirm such satisfaction, stating with specificity the reasons therefor. If Owner issues the Certificate of Final Completion, the date of Owner’s receipt of the Notice of Final Completion will be deemed the “Final Completion Date.” If Owner notifies Contractor that it disputes satisfaction of the conditions for Final Completion or cannot confirm such satisfaction, then Contractor shall either promptly undertake such action or Work as necessary to meet such conditions or verify satisfaction thereof and issue another Notice of Final Completion to Owner or refer the matter to dispute resolution in accordance with Article 17. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Final Completion shall be deemed the Final Completion Date.

6.8.4 Target Final Completion Date. Contractor shall perform the Work with the objective that the Final Completion Date will occur on or before the Target Final Completion Date.

ARTICLE 7

PERFORMANCE TESTING

7.1 Performance Tests. After Phase I Mechanical Completion, Contractor shall perform, and re-perform if necessary, the Phase I Performance Tests. All Phase I Performance Tests will be conducted in accordance with the requirements of this Agreement and the applicable testing requirements specified in Appendix C. After Phase I Substantial Completion and Mechanical Completion of the Balance of the Project, Contractor shall perform, and re-perform if necessary, the Performance Tests. All Performance Tests will be conducted only after completion of the Owner activities described in Section 6.7.1 and the Performance Tests shall be conducted in accordance with the requirements of this Agreement and the applicable testing requirements specified in Appendix C.

7.2 Notice to Owner.

7.2.1 Phase I Notice. Contractor shall give Owner and the Owner Engineer at least 10 Business Days’ advance Notice of the date on which Contractor intends to commence the initial Phase I Performance Tests to determine Phase I Substantial Completion. Thereafter, Contractor shall give Owner and the Owner Engineer at least 5 Business Days’ advance Notice of all subsequent Phase I Performance Tests, unless a shorter notice period is agreed to in advance and in writing by Owner. Contractor shall notify Owner and the Owner Engineer of such Phase I Performance Tests so that they may be present or represented to witness and monitor all aspects of such tests.

7.2.2 Notice. Contractor shall give Owner and the Owner Engineer at least 10 Business Days’ advance Notice of the date on which Contractor intends to commence the initial Performance Tests to determine Substantial Completion. Thereafter, Contractor shall give Owner and the Owner Engineer at least 5 Business Days’ advance Notice of all subsequent Performance Tests, unless a shorter notice period is agreed to in advance and in writing by Owner. Contractor shall notify Owner and the Owner Engineer of such Performance Tests so that they may be present or represented to witness and monitor all aspects of such tests.

7.3 Completed Performance Tests.

7.3.1 Phase I Performance Tests. After Contractor has completed Phase I Performance Tests demonstrating compliance with all Phase I Performance Test requirements and Phase I Portion of the Project performance necessary to achieve Phase I Substantial Completion, it shall give Notice to Owner and the Owner Engineer that it nominates such Phase I Performance Tests as a “Completed Phase I Performance Test.” Such Notice will be accompanied by a preliminary test report for such Completed Phase I Performance Test as soon as reasonably practicable but in no event more than 24 hours after the completion of such Completed Phase I Performance Test (or as soon thereafter as such reports are first available to Contractor) providing a summary of the Phase I

Performance Tests on which it is based and including all raw data taken during such Phase I Performance Tests, and a final test report within 30 days thereafter. A final Completed Phase I Performance Test report must be delivered to Owner in accordance with Appendix C. Contractor shall include sufficient results of testing in the preliminary test report to allow Owner to reasonably determine that there is a high probability that the final test results will confirm that the applicable conditions of Phase I Substantial Completion have been achieved. As soon as practicable, but in any event within 10 Business Days after receipt of Notice by Owner and the Owner Engineer, Owner shall give Notice to Contractor either concurring with, indication it cannot confirm concurrence, or rejecting the Completed Phase I Performance Test report and stating its reasons for such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Project performance necessary to achieve Phase I Substantial Completion, as applicable. Subject to Article 17, if Contractor’s Notice of a Completed Phase I Performance Test is rejected by Owner, such test shall not constitute a Completed Phase I Performance Test.

7.3.2 Other Performance Tests. After Contractor has completed Performance Tests demonstrating compliance with all Performance Test requirements and Project performance necessary to achieve Substantial Completion, it shall give Notice to Owner and the Owner Engineer that it nominates such Performance Tests as a “Completed Performance Test.” Such Notice will be accompanied by a preliminary test report for such Completed Performance Test as soon as reasonably practicable but in no event more than 24 hours after the completion of such Completed Performance Test (or as soon thereafter as such reports are first available to Contractor) providing a summary of the Performance Tests on which it is based and including all raw data taken during such Performance Tests, and a final test report within 30 days thereafter. A final Completed Performance Test report must be delivered to Owner in accordance with Appendix C. Contractor shall include sufficient results of testing in the preliminary test report to allow Owner to reasonably determine that there is a high probability that the final test results will confirm that the applicable conditions of Substantial Completion have been achieved. As soon as practicable, but in any event within 10 Business Days after receipt of Notice by Owner and the Owner Engineer, Owner shall give Notice to Contractor either concurring with, indication it cannot confirm concurrence, or rejecting the Completed Performance Test report and stating its reasons for such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Project performance necessary to achieve Substantial Completion. Subject to Article 17, if Contractor’s Notice of a Completed Performance Test is rejected by Owner, such test shall not constitute a Completed Performance Test.

7.3.3 Individual Test Reports. After Contractor has completed any Performance Test, it shall provide to Owner a preliminary test report for each such test as soon as reasonably practicable but in no event more than 24 hours after the completion of such test (or as soon thereafter as such reports are first available to Contractor) providing a summary of such test and including all raw data taken during such test and, if Contractor believes such test has been passed, a final test report within 30 days thereafter. If Contractor believes such test has been passed, Contractor shall include sufficient results of such testing in the preliminary test report to allow Owner to determine that there is a high probability that the final test results will confirm that such test has been passed. Contractor shall not be required to provide an individual test report (preliminary or final) pursuant to this Section 7.3.3 if the results of such test are, at the same time, to be included in the reports to be provided by Contractor pursuant to Section 7.3.1 or Section 7.3.2.

7.4 Repetition of Tests. (a) If any Performance Test is not conducted in accordance with the requirements of this Agreement or fails to demonstrate satisfaction of the applicable Performance Requirements, then Contractor shall, as part of the Work, (a) promptly take all actions necessary to correct any deficiencies in order to cure such failure, and (b) re-perform the Performance Tests as many times as required until achievement of the applicable Performance Requirements is demonstrated pursuant to this Agreement.

(b) If a Change Event causes a failure to pass a Performance Test, then Contractor work will be reimbursed on a time and materials basis for the conduct of a re-test.

7.5 Re-Setting of Project. Promptly after the completion of any Performance Test, Contractor shall perform whatever Work is necessary, including re-setting of Equipment (to the extent settings were allowed to be changed during any Performance Test) and repairs of damage or modifications caused by testing, to ensure that the normal operating control settings and configurations for the portion of the Project involved in such testing are maintained.

7.6 Operation of the Project. In the event that either (a) Contractor has not conducted a successful Phase I Performance Test within 30 days after the Target Phase I Mechanical Completion Date or (b) Contractor has not conducted a successful Performance Test within 30 days after the Target Mechanical Completion Date, then Owner shall have the right to operate and maintain the Phase I Portion of the Project or the entire Project, as applicable, prior to completion of the applicable Performance Test to produce activated carbon and (with respect to the Balance of the Project) electricity, in each case, for the benefit of Owner, subject to the following conditions:

(a)	All costs of such operation and maintenance that would be borne by Owner after Final Completion (including but not limited to costs of supplies, feed stock, chemicals, fuels and lubricants, operating personnel, overhead, debt service, taxes and transportation) shall be borne by Owner during this period of interim operation and maintenance, and

(b)	This right of Owner shall not operate to, or be construed to, delay, limit, prevent or in any way impede Contractor’s right to control the Project in order to conduct additional Performance Tests at its discretion.

ARTICLE 8

PERFORMANCE AND COMPLETION REQUIREMENTS,

LIQUIDATED DAMAGES AND BONUS

8.1 Phase I Substantial Completion Requirements.

8.1.1 Phase I Performance Requirements. The Project shall meet the Phase I Performance Requirements described in Sections 8.1.1.1 through 8.1.1.3 when tested pursuant to a Completed Phase I Performance Test performed in accordance with the requirements of Appendix C and the other provisions of this Agreement and Applicable Legal Requirements. In addition to the foregoing, the Phase I Portion of the Project must be capable of continuous commercial operations in compliance with Applicable Legal Requirements.

The requirements set forth in Sections 8.1.1.1 through 8.1.1.3 are the “Phase I Performance Requirements”.

8.1.1.1 Activated Carbon Capacity Generation. The activated carbon capacity generation from each MHF and the associated components of the Phase I Portion of the Project will not be less than the number of tons/day/MHF set forth in Appendix C when corrected to design conditions and with each component relied upon functioning within its design limits and original equipment manufacturer requirements (“Phase I Activated Carbon Production Requirement”).

8.1.1.2 Activated Carbon Quality Specification. The activated carbon produced from the Phase I Portion of the Project will satisfy the particle size requirements and the sodium bromide solution application requirements set forth in Appendix C (“Phase I Activated Carbon Specification Requirement”).

8.1.1.3 Environmental Compliance Requirement. The Phase I Portion of the Project will comply with all requirements of the emissions table set forth in Appendix C applicable to the Phase I Portion of the Project and all environmental Applicable Legal Requirements and all environmental requirements of the Permits applicable to the Phase I Portion of the Project (“Phase I Environmental Compliance Requirement”).

8.1.2 Phase I Substantial Completion Date. Contractor shall perform the Work with the objective that the Phase I Substantial Completion Date will occur on or before the Target Phase I Substantial Completion Date.

8.2 Substantial Completion Performance Test Requirements.

8.2.1 Performance Requirements. The Project shall meet the Performance Requirements described in Sections 8.2.1.1 through 8.2.1.5 (or the

Minimum Performance Requirements described below) when tested pursuant to a Completed Performance Test performed in accordance with the requirements of Appendix C and the other provisions of this Agreement and Applicable Legal Requirements. In addition to the foregoing, the Project must be capable of continuous commercial operations in compliance with Applicable Legal Requirements.

The requirements set forth in Sections 8.2.1.1 through 8.2.1.5 are the “Performance Requirements”.

8.2.1.1 Activated Carbon Capacity Generation. The activated carbon capacity generation from (a) each MHF and the associated components of the Project will not be less than the number of tons/day/MHF set forth in Appendix C, and (b) the Project will satisfy the delivery rate, extraction rate, grinding and processing rate into storage silos, set forth in Appendix C, when corrected to design conditions and with each component relied upon functioning within its design limits and original equipment manufacture requirements (collectively the “Activated Carbon Production Requirement”).

8.2.1.2 Activated Carbon Quality Specification. The activated carbon produced from the Project will satisfy the particle size requirements and the sodium bromide solution application requirements set forth in Appendix C (the “Activated Carbon Specification Requirement”).

8.2.1.3 set forth in Appendix C (the “Activated Carbon Specification Requirement”).

8.2.1.4 Lime Consumption Requirement. Pebble lime consumption rate shall not exceed the number of tons/hr set forth in Appendix C directly proportional to the quantity (in tons) of coal necessary to produce activated carbon that satisfies the Activated Carbon Specification Requirement under the then present activated carbon throughput level and sulfur related Environmental Compliance Requirement (the “Lime Consumption Requirement”).

8.2.1.5 Net Electrical Output Requirement. The Net Electrical Output from the Project will not be less than the megawatt production requirements set forth in Appendix C, when corrected to design conditions and during Project operation satisfying the Activated Carbon Production Requirement (the “Net Electrical Output Requirement”).

8.2.1.6 Environmental Compliance Requirement. The Project will comply with all requirements of the emissions table set forth in Appendix C, all environmental Applicable Legal Requirements and all environmental requirements of the Permits applicable to the Project (the “Environmental Compliance Requirement”).

The requirements set forth in Section 8.2.1.6 through Section 8.2.1.8, together with the requirements set forth in Section 8.2.1.1 and Section 8.2.1.5, are the “Minimum Performance Requirements”.

8.2.1.7 Minimum Carbon Capacity Generation. The “Minimum Carbon Capacity Generation” is *% of the Activated Carbon Production Requirement for each component associated with the MHF and Project requirements set forth in Section 8.2.1.1.

8.2.1.8 Maximum Lime Consumption Requirements. The “Maximum Lime Consumption Requirement” is *% of the full Lime Consumption Requirement set forth in Section 8.2.1.3.

8.2.1.9 Minimum Net Electrical Output Requirement. The “Minimum Net Electrical Output Requirement” is *% of the full Net Electrical Output Requirement set forth in Section 8.2.1.4.

Each percentage point described in the Minimum Performance Requirements shall be measured in tenths of a percentage, with percentages less than 0.49% constituting the immediately lower percentage value and percentages greater than 0.50% constituting the immediately higher percentage value, excepting only that the lowest percentage shall be the absolute minimum.

8.2.2 Target Substantial Completion Date. Contractor shall perform the Work with the objective that the Substantial Completion Date for the Project will occur on or before the Target Substantial Completion Date.

8.2.3 Target Final Completion Date. Contractor shall perform the Work with the objective that Final Completion of the Project will occur on or before the Target Final Completion Date.

8.3 Late Substantial Completion Damages.

8.3.1 Late Phase I Substantial Completion Liquidated Damages. If Phase I Substantial Completion does not occur on or before the Required Phase I Substantial Completion Date, Contractor shall pay liquidated damages to Owner for such delay for each and every day that elapses between the Required Phase I Substantial Completion Date and the date on which Phase I Substantial Completion occurs (“Late Phase I Substantial Completion Damages”). The per-day Late Phase I Substantial Completion Damages payable pursuant to this Section shall be $* per day. The Late Phase I Substantial Completion Damages payable pursuant to this Section 8.3.1 are subject to the aggregate limitation for delay liquidated damages set forth in Section 16.1.2. Notwithstanding the payment of Late Phase I Substantial Completion Damages, Contractor shall continue to expeditiously perform, repair, replace and fix the Work until Phase I Substantial Completion is achieved. The Parties agree that it would be extremely difficult and impracticable to determine precisely the amount of actual damages that would be suffered by Owner as a result of Contractor’s failure to achieve Phase I Substantial Completion Date by the Required Phase I Substantial Completion Date. The Parties further agree that the Late Phase I Substantial Completion Damages are fair and reasonable. The Parties agree that each is estopped to argue the invalidity, unenforceability or otherwise question the reasonableness of the Late Phase I Substantial Completion Damages, as they represent the allocation of risk between the Parties and the basis of the bargain. Late Phase I Substantial Completion Damages will not (i) limit Contractor’s liability for its failure to perform any of its other obligations hereunder, including Defects in the Work, or its obligations to achieve Final Completion, or (ii) limit Owner’s remedies for Contractor’s failure to perform any of its other obligations hereunder. Liquidated damages under this Section 8.3.1 are understood to be an estimate of actual damages and not a penalty, and to represent Contractor’s sole liability and Owner’s sole remedy for the deficiency under this Section 8.3.1 giving rise to the liquidated damages liability.

8.3.2 Late Substantial Completion Liquidation Damages. If Substantial Completion does not occur on or before the Required Substantial Completion Date, Contractor shall pay liquidated damages to Owner for such delay for each and every day that elapses between the Required Substantial Completion Date and the date on which Substantial Completion occurs (“Late Substantial Completion Damages”). The per-day Late Substantial Completion Damages payable pursuant to this Section shall be $* per day for the first 30 days of delay and then $* for each additional day of delay. The Late Substantial Completion Damages payable pursuant to this Section 8.3.2 are subject to the aggregate limitation for delay liquidated damages set forth in Section 16.1.3. Notwithstanding the payment of Late Substantial Completion Damages, Contractor shall continue to expeditiously perform, repair, replace and fix the Work until Substantial Completion is achieved. The Parties agree that it would be extremely difficult and impracticable to determine precisely the amount of actual damages that would be suffered by Owner as a result of Contractor’s failure to achieve the applicable Substantial Completion Date by the Required Substantial Completion Date. The Parties further agree that the Late Substantial Completion Damages are a fair and reasonable substitute therefor. The Parties agree that each is estopped to argue the invalidity, unenforceability or otherwise question the reasonableness of the Late Substantial Completion Damages, as they represent the allocation of risk between the Parties and the basis of the bargain. Late Substantial Completion Damages will not (i) limit Contractor’s liability for its failure to perform any of its other obligations hereunder, including Defects in the Work, or its obligations to achieve Final Completion, or (ii) limit Owner’s remedies for Contractor’s failure to perform any of its other obligations hereunder. Liquidated damages under this Section 8.3.1 are understood to be an estimate of actual damages and not a penalty, and to represent Contractor’s sole liability and Owner’s sole remedy for the deficiency under this Section 8.3.1 giving rise to the liquidated damages liability

8.3.3 Overlap of Delay Liquidated Damage Periods. In the event that the Phase I Substantial Completion Date has not occurred and Contractor is paying Late Phase I Substantial Completion Damages pursuant to Section 8.3.1 above and the date on which Late Substantial Completion Damages are first due from Contractor occurs, pursuant to Section 8.3.2, then Contractor shall not be obligated for any single day to pay Liquidated Damages under both Section 8.3.1 and Section 8.3.2, but shall only be obligated to pay the Liquidated Damages under Section 8.3.2.

8.3.4 Payment of Delay Liquidated Damages. Contractor shall pay Owner for daily liquidated damages accrued in respect of the fixed daily amounts under Section 8.3 for each month (or any part of a month) of such delay, on or before the 30th day of the immediately succeeding month. Owner shall have the right to offset any liability of Contractor under this Section 8.3.4 against any amount owed by Owner to Contractor under this Agreement. If Contractor is required to pay delay liquidated damages under Section 8.3.2 hereof, Contractor’s obligation to pay such delay liquidated damages (other than damages accrued) shall cease upon the occurrence of Substantial Completion based on the Minimum Performance Requirements.

8.4 Buy Down.

8.4.1 Cure Period. If Contractor does not achieve the full Performance Requirements and the full Reliability Requirement, in each case within 60 days after the occurrence of the Substantial Completion Date, then Contractor shall pay to Owner the Buy Down Amount pursuant to this Section 8.4 based on the results of the most recent Completed Performance Test certified by the Financing Engineer.

8.4.2 Buy Down Amount. As liquidated damages for the failure to achieve the full Performance Requirements and the full Reliability Requirement as demonstrated by the results of the most recent Completed Performance Test and Completed Reliability Test, certified by the Financing Engineer, Contractor shall pay the following liquidated damages (the “Buy Down Amount”) based on the results of such recent Completed Performance Test and Completed Reliability Test.

8.4.2.1 Activated Carbon Production. For failure to achieve the full Activated Carbon Production Requirement and subject to the limit set forth in Section 16.1.3, Contractor shall pay liquidated damages calculated as follows:

•	*% for any one or more components of the full Requirement - $*

•	*% for any one or more components of the full Requirement - $*

•	*% for any one or more components of the full Requirements - $*

•	The amounts shall be pro-rated for each tenth of a percentage, rounded as provided in Section 8.4.2.5 below.

8.4.2.2 Lime Consumption. For exceeding the Lime Consumption Requirement, Contractor shall pay liquidated damages calculated as follows:

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	The amount shall be pro-rated for each tenth of a percentage, rounded as provided in Section 8.4.2.5 below.

•	The liquidated damages payable pursuant to this Section 8.4.2.2 are subject to the applicable individual limitation on performance liquidated damages as provided in Section 16.1.4.

8.4.2.3 Net Electrical Output. For failure to achieve the full Net Electrical Output Requirement, Contractor shall pay liquidated damages calculated as follows:

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	*% of the full Requirement - $*

•	The amount shall be pro-rated for each tenth of a percentage, rounded as provided in Section 8.4.2.5 below.

•	The liquidated damages payable pursuant to this Section 8.4.2.3 are subject to the applicable individual limitation on performance liquidated damages as provided in Section 16.1.4.

8.4.2.4 Reliability. For failure to achieve the full Reliability Requirement (satisfied at *%) and subject to the limit set forth in Section 16.1.3, Contractor shall pay liquidated damages calculated as follows:

•	*% -$*

•	*% - $*

•	*% - $*

•	The amount shall be pro-rated for each tenth of a percentage, rounded as provided in Section 8.4.2.5 below.

•	The liquidated damages payable pursuant to this Section 8.4.2.4 are subject to the applicable individual limitation on performance liquidated damages as provided in Section 16.1.3.

8.4.2.5 Percentage Calculation. Each percentage point described in Section 8.4.2.1 through 8.4.2.4 shall be measured in tenths of a percentage, with percentages less than 0.49% constituting the lower percentage value and percentages greater than or equal to 0.50% constituting the immediately higher percentage value (e.g., 5.149% would be 5.1% and 5.150% would be 5.2%), excepting only that the lowest percentage shall be the absolute minimum.

8.4.3 Reasonableness. Contractor and Owner acknowledge and agree that the terms and amounts of the Buy Down Amounts are reasonable considering the damages that Owner if Contractor fails to achieve the full Performance Requirements or the full Reliability Requirement. These amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact amount of damages that would be sustained in such event and are Owner’s sole monetary damage remedy for Contractor’s failure to achieve the full Performance Requirements and the full Reliability Requirement.

8.4.4 Payment of Buy Down Amount. Contractor shall pay any Buy Down Amount it is required to pay Owner on or before the 90th day after the date on which Substantial Completion occurred (or the date of termination of this Agreement if the Substantial Completion Date does not occur). To the extent that Owner is holding Retainage, the full amount of such Retainage so held shall be applied to reduce the amount of the Buy Down Amount owed to Owner on a dollar for dollar basis. The aggregate amount payable by Contractor in respect of the Buy Down Amount is subject to the aggregate limitation for performance liquidated damages as provided in Section 16.1.3.

8.4.5 Limitation on Right to Minimum Performance Requirements and/or Minimum Reliability Requirement. If the Project does not demonstrate satisfaction of each of the Minimum Performance Requirements and/or the Minimum Reliability Requirement, then Contractor (a) shall not be entitled to pay the Buy Down Amount and (b) must continue to prosecute the Work under this Agreement in order to cause the occurrence of (i) Substantial Completion, with respect to the Minimum Performance Requirements, thereby terminating Contractor’s Obligation to continue paying delay liquidated damages pursuant to Section 8.3 and (ii) Final Completion, with respect to the Minimum Reliability Requirement.

8.5 Early Phase I Substantial Completion Bonus. If the Phase I Substantial Completion Date occurs before the Target Phase I Substantial Completion

Date, then Contractor will earn a bonus equal to (a) $* per day for the first thirty days and (b) $* per day for each additional day by which the Phase I Substantial Completion Date is earlier than the Target Phase I Substantial Completion Date (the “Early Phase I Substantial Completion Bonus Amount”); provided, however, that for purposes of earning the Early Phase I Substantial Completion Bonus the full Phase I Portion of the Project performance (including the Multi Hearth Furnaces) shall be included in determining entitlement and Contractor shall not be entitled to relief, credit or adjustment based on performance failures or other performance problems due in whole or in part to any part of the Phase I Portion of the Project provided under any Owner Contract or which is otherwise part of Owner Suppliers’ Scope, it being the intent of the Parties that such bonus shall only be earned if the complete Phase I Portion of the Project demonstrates early performance.

8.6 Early Substantial Completion Bonus. If the Substantial Completion Date occurs before the Target Substantial Completion Date, then Contractor will earn a bonus equal to $* per day for the first 30 days by which the Substantial Completion Date is earlier than the Target Substantial Completion Date and $* per day for each earlier day (the “Early Substantial Completion Bonus Amount”); provided, however, that for purposes of earning the Early Substantial Completion Bonus Amount the full Project performance (including the Multi Hearth Furnaces) shall be included in determining entitlement and Contractor shall not be entitled to relief, credit or adjustment based on performance failures or other performance problems due in whole or in any part of the Project provided under any Owner Contract or which is otherwise part of Owner Suppliers’ Scope, it being the intent of the Parties that such bonus shall only be earned if the complete Project demonstrates early performance.

ARTICLE 9

THE WARRANTY PERIODS

9.1 General Warranty of Work, Materials and Equipment. Contractor hereby warrants to Owner that:

(a)	the Work will be designed, furnished and performed (i) in accordance with Professional Standards, and (ii) in compliance with the provisions of this Agreement (including, without limitation the provisions of Appendix A which require that certain components of the Project designed for a * tons per day capability and/or a turn-down or reduced capacity capability) and all Applicable Legal Requirements in effect on the Effective Date or, in respect of the Work described in a Change Order, the date of such Change Order;

(b)	the Work will be free from Defects in workmanship and material; and

(c)	all Contractor Equipment and Materials provided by Contractor will be new and unused at the time of their delivery to the Project Site, except reconditioned special tools approved by Owner as provided in Section 6.4.1(e).

9.2 Owner Supplier Work. Until Substantial Completion, Contractor shall:

(a)	assist Owner in enforcing Owner’s warranty rights under Owner Contracts and managing the warranty response by Owner Suppliers; and

(b)	perform such construction, disassembly and testing and related services as are necessary to complete warranty repairs or corrections of defects manifest in Owner Suppliers’ Scope under the Owner Contracts.

9.3 Nonconforming Work. During the applicable Warranty Period, Owner, Owner Agents, Owner’s Authorized Representative, and/or other Persons that Owner has given Contractor Notice that such Persons are authorized by Owner to act on its behalf (“Owner Authorized Parties”), to the extent of their authority, shall have the authority to require Contractor to re-perform, repair or replace any Work (including Contractor Equipment and Materials) that does not conform to the requirements of Section 9.1 (“Warranty Defect”), including the obligation to perform any Work or activity necessary to access the Work to be re-performed, repaired or replaced and any Work or activity necessary to recover, finish or otherwise cover and return to full operating status the Work to be re-performed, repaired or replaced; provided, however, that neither the identification of a Warranty Defect nor any decision made by Owner in good faith either to exercise or not to exercise their rights under this Article 9, will give rise to any duty or responsibility of Owner.

9.4 Contractor’s Warranty Work. If Owner gives Contractor Notice of a Warranty Defect during the applicable Warranty Period, Contractor shall, at its sole expense, promptly (consistent with the access provided by Owner) correct such Warranty Defect by repair or replacement at Contractor’s sole option, which repair or replacement will include all access and restoration Work associated therewith. To the extent that correction of the Warranty Defect involves the re-performance, repair, re-supply or replacement of any item supplied or performed pursuant to an Owner Contract, Contractor shall assist Owner in procuring such re-performance, repair, re-supply or replacement by the Owner Supplier and the costs incurred by Owner on account thereof to correct such Warranty Defect will be added to the Total Work Cost. The plan for the repair or replacement of a Warranty Defect shall be made in consultation with Owner and Contractor shall schedule any Work in respect of the Warranty Defect during off-peak hours consistent with (a) Owner’s operating requirements so as to minimize, to the maximum possible extent, loss of production or use of any portion of the Project. Contractor shall use commercially reasonable efforts to conduct its Work associated with a Warranty Defect on a timely basis (inclusive of overtime) if Owner reasonably determines that an expedited schedule is necessary to avoid or minimize the effects on activated carbon production. Except as provided above and subject to Section 9.12, Contractor shall bear all costs and expenses associated with correction of any Warranty Defect notified to Contractor during the applicable Warranty Period. Such costs shall include the costs of necessary disassembly, transportation, reassembly, retesting, reworking, repair, or replacement of such Warranty Defect, engineering, and the costs of testing reasonably required to verify that the repaired or replaced Work conforms to the applicable Warranties and the requirements of this Agreement. Contractor shall collect and assemble all warranty documents and deliver them to Owner prior to the expiration of the applicable Warranty Period or termination of this Agreement, whichever is earlier. Any repair and replacement performed by Contractor pursuant to this Article 9 shall constitute Work and the provisions of this Article 9 apply to such Work.

9.5 Warranty Periods.

9.5.1 Duration. The “Warranty Period” commences (a) for the Phase I Portion of the Project, on the Phase I Substantial Completion Date and (b) for the Balance of the Project, on the Substantial Completion Date, and in each case expires on the first (1st) anniversary of the date it commenced. If any Work is required to be completed, repaired, replaced, or otherwise corrected pursuant to this Article 9, the Warranty Period for such repaired, replaced or corrected Work will be one (1) year from the date that such repair, replacement, or correction is completed; provided, however, that in no case will the Warranty Period for such repaired, replaced or corrected Work extend beyond the second (2nd) anniversary of the date the Warranty Period initially commenced.

9.5.2 Transfer. Upon the earlier of (a) the termination of this Agreement, or (b) the end of the Warranty Period, Contractor shall, promptly and without any other obligation on the part of Owner, transfer to Owner all Subcontractor Warranties that extend beyond the applicable Warranty Period under this Article 9. Prior to transferring the extended warranties to Owner, Contractor shall maintain and enforce such warranties and shall not materially modify or amend such warranties without the prior written consent of Owner, which may be withheld for any reason.

9.6 Subcontractor Warranties. Contractor shall use its commercially reasonable efforts to obtain other warranties, including additional and extended warranties, for the benefit of Contractor and Owner from Subcontractors in relation to their respective portions of the Work. Copies of all such warranties obtained by Contractor shall be provided to Owner promptly upon execution of the applicable Contractor Subcontract by Contractor. Such warranties will be written to survive Contractor’s tests, inspections and approvals and will be assignable, as provided in the next sentence, to Owner without Subcontractor’s consent. On the earlier of (a) the Substantial Completion Date for such Work or (b) the termination of this Agreement, Contractor shall assign to Owner any Subcontractor warranty for Work or Equipment provided by Contractor hereunder.

9.7 Root Cause Repairs. If there are 2 or more failures of any component during the Warranty Period (either original or as may be extended as a result of failures during the original Warranty Period), then, at the request of Owner, Contractor shall perform a root cause analysis investigation of such failures and, if such investigation (a) reveals a Warranty Defect, make such repairs, replacements or adjustments necessary to correct the Warranty Defect; or (b) reveals a defect in Owner Suppliers’ Scope (“Owner Supplier Defect”), provide the assistance described in Section 9.2 on a cost reimbursable basis in respect thereof if requested by Owner. As requested by Owner, Contractor shall submit, as part of its root cause analysis investigation and report, all design and performance calculations related to such component failure. IF SUCH FAILURE IS CAUSED BY A DEFECT IN OWNER SUPPLIERS’ SCOPE, ALL COST ASSOCIATED WITH THE ROOT CAUSE ANALYSIS SHALL BE REIMBURSABLE TO CONTRACTOR.

9.8 Cure Rights of Owner for Breach of Warranty. Promptly upon receipt by Contractor of Notice from Owner identifying a Warranty Defect (which period will be as short as possible, but in no event longer than 2 Business Days if the Project is forced out of service or is operating on a restricted basis), Contractor shall give Notice to Owner of when and how such Warranty Defect will be remedied; provided, however, that Contractor will conduct its cure activities in a commercially reasonable and prompt manner; provided, further, in cases of imminent danger to life or property or forced outage of the Project, Contractor shall make best efforts to remedy such Warranty Defect as soon as possible, taking into consideration mobilization to the Project Site and availability of Contractor Personnel. If Contractor does not begin and diligently proceed to complete said remedy within the time period specified in the corrective approach, Owner after Notice to Contractor, shall have the right to perform or to have performed by third parties the necessary remedy, and the costs thereof (including a warranty thereon) shall be borne by Contractor; provided, however, that any such warranty Work performed by a third party shall no longer be subject to the provisions of Section 9.1.

9.9 Title to Warranty Work. Title to all Equipment and Materials provided in performing warranty Work, including all repairs, replacements and corrections, will pass to Owner immediately upon the inclusion thereof into the Project and otherwise will be subject to the provisions of Section 2.5.1.

9.10 Exclusions. The warranty set forth in Section 9.1 will not apply to Defects in, damage to or breakdown of the Work after care, custody and control has been turned over to Owner in accordance with this Agreement to the extent such Defect, damage or breakdown is caused by:

(a)	Owner’s failure to operate or maintain the Project in accordance with Prudent Industry Practices;

(b)	Owner’s failure to give Contractor Notice of a Warranty Defect actually known to Owner promptly after its discovery by Owner;

(c)	continued operation of the Project following identification of the Defect, to the extent such continued operation exacerbates the Defect or creates additional Defects that require warranty Work;

(d)	normal wear and tear; or

(e)	Owner’s denial of Contractor’s reasonable request for access to the Defect for the performance of Contractor’s warranty obligations, such access to be consistent with Project operations and Prudent Industry Practices.

(f)	Exclusions contained in purchase documents of Contractor’s equipment vendors that are approved by Owner.

9.11 Primary Liability. Subject to Section 9.10(f) above, Contractor has primary liability with respect to the warranties set forth in Section 9.1 of this Agreement, whether or not any Defect or other matter is also covered by a warranty of a Subcontractor, and Owner needs only look to Contractor for corrective action. The refusal of a Subcontractor or other third party to correct defective Work will not excuse Contractor from its liability as to the warranties provided herein.

9.12 General Limitations on Warranties and Remedies. EXCEPT FOR THE PROVISIONS OF ARTICLE 6 AND 8 RELATING TO THE RELIABILITY TEST, THE REMEDIES PROVIDED IN THIS ARTICLE 9 ARE THE EXCLUSIVE REMEDIES OF OWNER AND THE SOLE OBLIGATION AND LIABILITY OF CONTRACTOR ARISING OUT OF CLAIMS FOR WARRANTY DEFECTS OR

DEFECTS IN THE WORK IDENTIFIED AFTER THE SUBSTANTIAL COMPLETION DATE FOR SUCH WORK. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES, OR ANY IMPLIED WARRANTIES, OF ANY KIND WHATEVER RELATING TO THE WORK TO BE SUPPLIED BY CONTRACTOR UNDER THIS AGREEMENT OR TO THE FACILITY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, CUSTOM OR USAGE OR OTHERWISE.

ARTICLE 10

CHANGES

10.1 Changes. Without invalidating this Agreement, by issuance of a written order, in the form set forth in Appendix I-5, (each such order, a “Change Order”) (a) changes to the Work or the Project may be made, including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Work or the Project, and (b) to the extent specifically provided for in this Article 10, adjustments may be made to the Project Schedule (including the Target Contract Dates and the Required Contract Dates), Performance Requirements, the Construction Price, the Target Total Work Cost, the Milestone Payment Schedule or the other obligations or liabilities of the Parties under this Agreement (all of the foregoing, “Changes”). Changes may only be authorized by Change Orders issued in accordance with this Article 10; provided, however, that Contractor shall not be required to make any Change that (x) requires it to perform work that is not rationally or functionally related to the Work described in this Agreement on the Effective Date, or (y) requires Contractor to transport and dispose of Owner Hazardous Substances for which Owner is responsible under this Agreement. Except for an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with a Change without approval by Owner, in no event shall Contractor unilaterally undertake a Change until (i) a Change Order has been approved by Owner, or (ii) if a disagreement exists with respect to a proposed Change Order as described in Section 10.2.2, Contractor has received Notice from Owner to proceed under protest.

10.2 Procedure for Changes.

10.2.1 Changes Initiated by Contractor. Within 10 Business Days after Contractor becomes aware of any circumstances, including Change Events, which Contractor has reason to believe may necessitate a Change, Contractor shall issue to Owner a “Change Order Request.” All Change Order Requests will include, to the extent then reasonably available (and thereafter promptly updated as information becomes available) to provide, documentation sufficient to enable Owner to determine: (a) the factors necessitating the possibility of a Change; (b) the impact the Change is likely to have on the Fixed Component; (c) the impact the Change is likely to have on the timely achievement of the Project Schedule (including the Target Contract Dates and the Required Contract Dates, as applicable); (d) the impact the Change is likely to have on the Craft Labor Hour Target, (e) the impact the Change is likely to have on the Reimbursable Component, (f) the impact the Change is likely to have on the Target Total Work Cost; (g) the impact the Change is likely to have on the quality, function or intent of the Work or any of the other obligations or liabilities of the Parties under this Agreement, and (h) such other information which Owner may reasonably request in connection with such Change; provided, however, that the information required by clause (a) is the only essential element to be provided within the initial 10 Business Day period. Owner may, but except as provided in Section 10.3 below will not be obligated to, issue a Change Order pursuant to a

Change Order Request. Owner must provide its response to Contractor’s Change Order Request within 10 Business Days after receipt thereof. Unless otherwise stated by Owner in writing or in the case of an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with work outside the Work, any work outside the Work described in this Agreement performed by Contractor prior to its having received an executed Change Order from Owner will be considered unauthorized work and will be at Contractor’s sole risk and expense. In no event will a Recovery Plan or other document or Submittal constitute a Change Order under this Agreement, unless such document is clearly titled a “Change Order” and otherwise satisfies all of the requirements of a Change Order under this Article 10.

10.2.2 Changes Initiated by Owner. If Owner desires to make a Change constituting a modification to the quality, function, intent or scope of the Work (including aspects of the Work relating to the operation or care, custody and control of the Project), it shall submit a “Change Order Notice” to Contractor. Contractor shall promptly review the Change Order Notice and provide Notice to Owner of the estimated cost to develop the Change Order, which Notice will be accompanied with reasonable supporting documentation. Within 10 Business Days (or if 10 Business Days is not reasonably adequate, then as promptly thereafter as practicable) after Owner and Contractor agree to the cost of developing the Change Order estimate, Contractor shall provide Owner with Notice of the options for implementing the proposed Change (including, if possible, any option that does not involve an extension of time or additional cost) and the estimated effect(s), if any, that each such option would have on the Performance Requirements, Fixed Component, Craft Labor Hour Target, Reimbursable Component, the Target Total Work Cost, the Milestone Payment Schedule, the Project Schedule (including the Target Contract Dates and the Required Contract Dates), and any of the other obligations or liabilities of the Parties under this Agreement. The timing of Work to be performed pursuant to a Change directed by Owner must be consistent with resources available to Contractor. Based upon such information, Owner may, but will not be obligated to, issue a Change Order making a Change based upon such Change Order Notice. If Owner and Contractor cannot promptly reach agreement on the matters listed in the Change Order Notice, or cannot agree that the matters under discussion constitute a Change, Owner may, at its sole discretion, order Contractor by Notice to promptly proceed to complete the Change in accordance with Owner’s interpretation of the matter under Dispute. Contractor may refuse to implement a Change ordered pursuant to this Section 10.2 only if such Change (a) would constitute a violation of Applicable Legal Requirements, (b) requires Contractor to perform work that is not rationally or functionally related to the Work, or (c) requires Contractor to transport and dispose of Hazardous Substances for which Owner is responsible under this Agreement.

10.3 Change Events. Except as otherwise provided herein, if and to the extent that:

(a)	a Force Majeure event or Change of Law (other than any Excluded Change of Law);

(b)	a suspension of the Work in accordance with this Agreement (for an improperly issued stop work order);

(c)	adverse impact on the Work pursuant to Section 2.2.13.3 or Section 3.9, other than for a Hazardous Substance for which Contractor is responsible;

(d)	a delay or other adverse impact arising from a discovery pursuant to Section 2.5.5;

(e)	a delay or failure of Owner or an Owner Supplier to perform its obligations in accordance with this Agreement or an Owner Contract (except in either case to the extent such delay or failure is attributable to Contractor or Subcontractors);

(f)	a change in Owner’s policies and procedures after Substantial Completion that adversely affect the performance of the Work;

(g)	any Separate Contractor of Owner, any of the Engineers, or any other designee or invitee of Owner performing work on the Project Site fails to comply with the reasonable coordination requirements Contractor is entitled to impose under this Agreement, causing a material interference with the performance of the Work, except to the extent such interference results from the fault of Contractor or its Subcontractors;

(h)	delay in issuance of the Full Notice to Proceed after September 8, 2008;

(i)	a delay or other net impact on Contractor resulting from a change order executed or option exercised under an Owner Contract, except to the extent arising from failure of Contractor (or its Subcontractors) to perform obligations in accordance with this Agreement;

(j)	a delay or other adverse impact on Contractor resulting from Owner’s exercise of its right to prevent the specific exercise of Contractor’s authority under Appendix M, except to the extent attributable to the fault of Contractor or its Subcontractors;

(k)	an Owner Test Interruption occurs.

(each, a “Change Event”), causes Contractor to suffer a delay in the critical path of the Work, increases Contractor’s costs in performing the Work or otherwise increases the costs of the Work, impacts the ability of the Work to achieve the Performance Requirements, or adversely impacts Contractor’s ability to perform any of its other material obligations under this Agreement, then Owner shall, by Change Order, equitably adjust the Required Contract Dates in accordance with Section 10.4, equitably increase the Fixed Component in accordance with Section 10.5, equitably adjust the Milestone Payment Schedule, and/or equitably adjust the Performance Requirements or other obligations of Contractor so adversely impacted.

10.4 Changes Involving Schedule Extensions. To the extent that Contractor demonstrates that a Change (or the Change Event necessitating a Change) as described in Section 10.2.2 or Section 10.3 will delay the achievement of the Required Contract Dates, then Owner shall cause a Change Order directing such Change (or resulting from such Change Event) to equitably extend the Required Contract Dates to account for the delay in the critical path of the Work.

10.5 Changes to the Fixed Component. In the event a Change Order or Change Event under Article 10 increases or decreases the cost of the Work, reflected in the Fixed Component, subject to Contractor’s reasonable efforts to mitigate the impact of such event, an equitable adjustment shall be made to the Fixed Component.

10.6 Continued Performance Pending Resolution of Disputes. Notwithstanding and pending resolution of any Dispute with respect to a Change, Contractor shall proceed on a time and materials basis, upon receipt of Notice from Owner, with the performance of any Change Order issued by Owner. If Owner and Contractor cannot reach agreement on the schedule adjustment or estimated cost of the Change within a reasonable period (not to exceed 15 days after which Contractor is ordered to proceed under protest) either Party may submit the matter for dispute resolution pursuant to Article 17.

10.7 Options for Implementing Changes. Whenever there are different possible Changes that can be made in response to a Change Event and those Changes have different effects on the Project Schedule (including the Required Contract Dates), Fixed Component, the Craft Labor Hour Target, the Reimbursable Component, the Target Total Work Cost, Performance Requirements or other obligations or liabilities of the Parties under this Agreement, then Owner may in its sole discretion (but consistent with the objective of achieving the lowest Total Work Cost) select from among such Changes, with the concomitant adjustments to the Project Schedule (including the Required Contract Dates), Fixed Component, the Craft Labor Hour Target, the Reimbursable Component, and Performance Requirements and other obligations or liabilities of the Parties under this Agreement in accordance with this Article 10.

10.8 Documentation. All claims by Contractor for adjustments to the Fixed Component, the Craft Labor Hour Target, the Reimbursable Component, the Target Total Work Cost, Contractor’s fee, Performance Requirements, Project Schedule (including the Required Contract Dates) and/or other obligations or liabilities of the

Parties under this Agreement as a result of any Change shall be supported by verifiable detailed documentation provided to Owner.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure Event. As used in this Agreement, an event of “Force Majeure” will mean any event that: (a) prevents or hinders the affected Party (the “Affected Party”) from performing its obligations under this Agreement or complying with any conditions required of it under this Agreement, resulting in an actual delay in the performance of the Work, increases the cost of performing the Work, or otherwise materially and adversely affects the Affected Party’s performance hereunder, (b) is beyond the reasonable control of and not the result of the fault or negligence of the Affected Party (including such Affected Party’s Personnel), (c) could not have been prevented by the exercise of reasonable diligence by the Affected Party or its Personnel or Subcontractors and (d) occurs on or after September 1, 2008.

For purposes of clause (b) above, the following events shall, by way of example, be considered to be beyond the reasonable control of an Affected Party: acts of God, war, civil insurrection, epidemic, earthquake, tornado, quarantine, hurricane and other natural disasters, terrorism and sabotage (in each case, domestic and foreign) and the threat and results thereof, the complete unavailability of fuel (but not an increase in the cost of available fuel), public disorder, lightning and other abnormal or severe climatic conditions, national or regional strikes or labor stoppages, strikes or labor stoppages by employees of Suppliers of Specially Manufactured Equipment, and imminent threat of any of the foregoing that could reasonably affect the safety or security of individuals on, or damage to, the Project Site.

In no instance will the following be considered events beyond Contractor’s reasonable control or constitute a Force Majeure event: (i) strikes or labor disturbances involving the Personnel of Contractor or any of its Subcontractors at the Project Site (unless such strike or labor disturbance is national or regional in nature or as otherwise provided in Section 2.17 due to actions of Owner or entities acting on its behalf), (ii) weather other than as described in the second paragraph of this Section 11.1, (iii) any delay or failure of Contractor to obtain Equipment or Materials because of the delay or failure of any Subcontractor to perform any obligation to Contractor, unless such delay or failure is caused (A) by strikes or labor stoppages by employees of the Supplier of Specially Manufactured Equipment, or (B) by an independent event of Force Majeure, (iv) the failure of or delay in delivery in the issuance of Contractor Permits, unless such delay or failure is caused by an independent event of Force Majeure, (v) Equipment and Materials failure, unless such failure is caused by an independent event of Force Majeure, (vi) domestic and/or foreign transportation delays, unless such delays are caused by an independent event of Force Majeure, or involve Specially Manufactured Equipment or (vii) Excluded Changes in Law.

11.2 Burden of Proof. The burden of proof as to whether a Force Majeure event has occurred and the associated relief will be upon the Party claiming relief from such event.

11.2.1 Excused Performance. The Affected Party will not be held in default or be liable for delay or failure in performing its obligations hereunder because of a Force Majeure event if, and to the extent that (a) the Affected Party has taken reasonable alternative measures to mitigate the consequences thereof, and (b) such Force Majeure event is not the result of any failure of the Affected Party to perform any of its obligations under this Agreement; provided, however, that the Affected Party gives Notice within 10 Business Days after it became aware of the occurrence of such Force Majeure event. Such Notice will, to the extent practicable, specify the nature of the occurrence, the reasons why adjustments to this Agreement should be granted, and the projected length of the delay occasioned by reason of such Force Majeure event. Within 10 Business Days after submission of such Notice, the Affected Party shall provide a more detailed Notice of the impact of the occurrence, its recovery plan (the “Preliminary Mitigation Plan”) and a more detailed estimate of the effect on this Agreement. Such Notice will be updated as soon as possible after additional information becomes available to the Affected Party. Strict compliance with this Section 11.2.1 is required.

11.2.2 Scope of Excused Performance. The suspension of performance resulting from such Force Majeure event will be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event.

11.2.3 Prior Obligations and Liabilities. No obligations or liability under this Agreement that arose before the occurrence of the Force Majeure event will be excused (except to the extent adversely impacted by the Force Majeure event) as a result of the occurrence of such Force Majeure event for any period prior to the occurrence of such Force Majeure event.

11.2.4 Continued Performance. The Affected Party shall continue to perform its obligations under this Agreement to the maximum extent possible. When the Affected Party is able to fully resume performance of its obligations hereunder, the Affected Party shall give Notice to the other Party to that effect and shall promptly resume such performance.

11.2.5 No Affect on Payment Obligations. Under no circumstance will an event of Force Majeure excuse a Party’s obligations to make payments when due under this Agreement, unless such Force Majeure event results in a failure of the Federal Reserve wire system or other failure of the banking system that deprives a Party access to otherwise available funds.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnity. To the fullest extent permitted by Applicable Legal Requirements and subject to Section 12.5, Contractor hereby assumes liability for, and shall indemnify, defend and hold harmless Owner and its respective members, managers, partners, Affiliates, officers, employees, representatives, agents, the Engineers, as well as the Financing Parties and their employees, officers, representatives and agents (collectively, the “Owner Indemnitees”) from and against all liability, claims, suits, actions, costs (including reasonable attorneys’ fees, charges and disbursements), expenses, damages, losses, fines, interest, penalties, assessments, judgments, demands, causes of action, and other litigation of any kind and character (collectively “Claims”) that may be imposed on, incurred by or asserted against any Owner Indemnitee to the extent arising out of (x) negligence or willful misconduct of Contractor, its Personnel or Subcontractors, and in any way relating to or arising out of:

(a)	any bodily injury (including death) to any Person;

(b)	any damage to the tangible property of third parties to the extent resulting from or in connection with the negligence or intentional misconduct of Contractor, any Subcontractor or their respective Personnel or Affiliates;

or (y) fines, penalties, and costs imposed upon Owner or any Owner Indemnitee by any Governmental Authority because of a violation by Contractor or its Subcontractors or either Contractor’s or Subcontractors’ Personnel of any Applicable Legal Requirements.

12.2 Obligations with Respect to Liens. Contractor shall indemnify, save harmless and defend the Owner Indemnitees from and against any and all Contractor Liens (excepting Liens filed by Owner Suppliers) filed in connection with the performance of the Work, except to the extent Owner has failed to pay the amount properly due to Contractor in accordance with the terms hereof for Work in respect to which a Lien has been filed, including all costs and expenses and attorneys’ fees, charges and disbursements incurred in discharging or defending such Contractor Liens, if and to the extent that Contractor was not justified in withholding the payment underlying such Lien. Contractor shall cause such Contractor Lien to be canceled or discharged of record by the filing of a bond or otherwise or furnish Owner with a Contractor Lien Bond. If Contractor does not promptly satisfy such Contractor Lien or fails to provide Owner with a Contractor Lien Bond in lieu thereof within the period specified in Section 5.6.1(b), then Owner may, after at least 10 days prior Notice to Contractor, cure or release such Contractor Lien by payment of money or otherwise, and if Owner arranges a Contractor Lien Bond with respect to such

Contractor Lien, Contractor shall reimburse Owner for the reasonable cost of arranging such Contractor Lien Bond, within 30 days after request therefor by Owner.

12.3 Obligations with Respect to Intellectual Property. Contractor shall fully indemnify, save harmless and defend the Owner Indemnitees from and against any and all Claims for the infringement (actual or alleged) or misappropriation of any Intellectual Property, proprietary or confidentiality rights with respect to materials and information designed, specified or used by any of Contractor or Contractor’s Personnel in performing the Work or in any way incorporated in or related to the Work, unless the infringing item was specified by Owner or arises from the infringement or misappropriation of any Intellectual Property by an Owner Supplier. If, in any such Claim, a temporary restraining order or preliminary injunction is granted, then Contractor shall make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order as soon as possible. If, in any such Claim, the Project, or any part, combination or process thereof, is held to constitute an infringement and its use is enjoined, then Contractor, at Contractor’s sole option, cost and expense, shall either promptly (a) secure for Owner an irrevocable, royalty free, perpetual, non-exclusive license, at no cost to Owner, authorizing continued use of the infringing process, item or other Work without impairing the performance or operating cost of the Project, or (b) either replace the affected Work or portion, combination or process thereof with non-infringing, without impairing the performance or operating cost of the Project, components or parts or modify the same so that they become non-infringing; provided, however, that in connection with any such replacement or modification, Contractor shall be responsible for any Work necessary to access the item to be replaced or modified, and any Work necessary to recover, finish or otherwise cover and return to full operating status the item to be replaced or modified and removing the item to be replaced or modified, or reinstalling the item so replaced or modified, in each case as and to the extent necessary, to fully complete the replacement or modification of such item into the Project. Furthermore, if such Claim for infringement or misappropriation threatens to affect the operation of the Project or any portion thereof in the reasonable judgment of Owner, Contractor shall promptly undertake the obligations set forth in the previous sentence. The foregoing notwithstanding, Contractor’s liability under this paragraph for infringement or misappropriation by Suppliers supplying manufactured equipment to Contractor shall be limited to the remedies for infringement or misappropriation contained in the applicable Contractor Subcontract between Contractor and such Supplier, so long as Contractor includes in such Contractor Subcontract an indemnity of Owner by the vendor substantially the same as the foregoing.

12.4 Owner Indemnity. To the fullest extent permitted by Applicable Legal Requirements and Section 12.5, Owner hereby assumes liability for, and shall indemnify, defend and hold harmless Contractor and its members, managers, officers, Affiliates, employees, representatives, Subcontractors, and agents (collectively, the “Contractor Indemnitees”) from and against all Claims that may be imposed on, incurred by or asserted against any Contractor Indemnitee and in any way relating to or arising out of (x) negligence of Owner and in any way relating to or arising out of:

(a)	any bodily injury (including death) to any Person;

(b)	any property damage (except where the risk of such damages has been assumed by Contractor elsewhere herein);

(c)	either the presence of any Owner Hazardous Substances or the Release or threatened Release of any Owner Hazardous Substances, on or from the Project Site, except to the extent caused by the Release or threatened Release by Contractor, any Subcontractor or their respective Personnel or Affiliates as described in Section 2.2.13.2; or

(y) fines or penalties and the cost of any remedial requirements imposed on Contractor or its Subcontractors by any Governmental Authority because of a violation by Owner or any Owner Personnel of any Applicable Legal Requirements; provided, however, that Owner will not be responsible for paying any portion of a fine that is imposed upon Contractor or its Subcontractors as a result of a prior violation for which Owner was not responsible.

12.5 Notice and Legal Defense. Promptly after receipt by a Owner Indemnitee or a Contractor Indemnitee (an “Indemnitee”) of any Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Claim as to which any indemnity provided for in this Article 12 or Section 2.2.13.2(d) may apply, the Indemnitee shall give Contractor or Owner, as the case may be, Notice of such fact; provided, however, that the failure to give such Notice will not relieve the indemnifying Party of its obligations to indemnify the Indemnitee, except to the extent that the indemnifying Party is materially and adversely affected thereby. The indemnifying Party shall assume on behalf of the Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided, further, the Indemnitee shall have the right to be represented therein by counsel of its own selection and at its own expense (such expense not to be subject to indemnification hereunder); provided, further, if the defendants in any such action include both the indemnifying Party and the Indemnitee, and if the Indemnitee has reasonably concluded that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the indemnifying Party, then the Indemnitee will have the right to select separate counsel to participate in the defense of such action on its own behalf. The indemnifying Party shall consult with each Indemnitee throughout the pendency of the Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other resolution thereof, and without the prior consent of each Indemnitee, the indemnifying Party shall not enter into any settlement of any Claim that would lead to liability, constitute an admission of liability, dismiss a Claim without prejudice, or create any financial or other obligation on the part of any such Indemnitee for which such Indemnitee is not entitled to indemnification hereunder.

12.6 Failure to Defend Action. If any Claim arises as to which any indemnity provided for in this Article 12 or Section 2.2.13.2(d) may apply, and the indemnifying Party fails to assume the defense of such Claim with reasonable promptness after the receipt by the indemnifying Party of notification thereof, then the Indemnitee against which the Claim is made, instituted or commenced may, at the indemnifying Party’s expense, contest, or settle, such Claim, providing the indemnifying Party with reasonable advance Notice of any settlement decision. All costs and expenses incurred by the Indemnitee in connection with any such contest, settlement or payment may be deducted from any amounts due to the indemnifying Party under this Agreement, with all such costs in excess of the amount deducted to be reimbursed by the indemnifying Party to the Indemnitee promptly following, but not later than 15 days following, the demand therefor.

12.7 No Limitation to Workers’ Benefits. In any and all Claims against any Indemnitee by any employee of a Party or its Personnel, the indemnification obligations under Article 12 (except Sections 12.1(a) and 12.4(a)) shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Party under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

12.8 Limitation on Indemnification. In no event shall the indemnification provisions of this Article 12 or Section 2.2.13.2(d) require an indemnifying Party to provide indemnification under this Agreement for any Claim, loss, liability or other damage incurred by an Indemnitee to the extent caused by the negligence or misconduct of such Indemnitee or to the extent such indemnification is prohibited under Applicable Legal Requirements.

ARTICLE 13

REMEDIES AND TERMINATION

13.1 Termination for Convenience. Owner shall have the right, in its sole discretion, to terminate this Agreement, including portions of the Work to be performed by Contractor hereunder, in each case for its sole convenience (without necessity of giving a reason to Contractor), at any time upon 2 Business Days’ prior Notice thereof to Contractor. In the event of any termination for convenience by Owner pursuant to this Section 13.1 and compliance by Contractor of its obligations under Sections 13.1.2, 13.4.1 (as applicable) and 13.4.3 in connection with such termination, Contractor shall be relieved of its obligations and liability under this Agreement with respect to this Agreement or the portion of Work so terminated from and after the date of such termination.

13.1.1 Termination Payment. If this Agreement is terminated under this Section 13.1, then, subject to Sections 13.1.1, 13.1.2, 13.4.1 (as applicable) and 13.4.3, as Contractor’s sole and exclusive remedy hereunder, Contractor will be entitled to payment of (a) the Fixed Component earned through the effective date of termination, (b) all cancellation charges necessarily incurred by Contractor in relation to its Subcontractors, (c) an amount equal to other reasonable termination-related actual costs necessarily incurred by Contractor, including its obligations under this Article 13, (d) reasonably incurred actual costs of demobilization, and (e) Sales Taxes properly paid by Contractor for which it has not been reimbursed (the “Termination Payment”). Contractor shall calculate amounts due pursuant to this Section 13.1.1, which amounts will be subject to audit by Owner. Notwithstanding a termination hereunder, the Parties shall remain liable to each other for liabilities that have accrued under other provisions of this Agreement prior to such termination, and provided, further, the Parties shall remain obligated and liable for obligations under this Agreement that by their express terms survive termination. The Parties recognize, agree and acknowledge that Owner’s termination right hereunder is a permitted action under this Agreement and not a breach hereof or a default hereunder. Payment of the Termination Payment (or any portion thereof) will be made by Owner within 30 days following an invoice therefor accompanied by reasonable documentation in support thereof.

13.1.2 Termination Obligations. The following shall be obligations of Contractor in connection with any full or partial termination of this Agreement: (a) Contractor’s execution and delivery of all documents and taking reasonable steps, including the assignment of Contractor’s contractual rights, as Owner may require, for the purpose of fully vesting in Owner all right, title and interest of Contractor in and to all Subcontracts which Owner elects to assume, warranties, guarantees, Work and other agreements pertaining to the Work that Owner elects to assume; provided, however, that such Work, upon transfer, will not be subject to Article 9, (b) Contractor’s execution and delivery (and using reasonable commercial efforts to cause Subcontractors and Owner Suppliers to execute and deliver) to Owner of all waivers and releases, in form and substance reasonably acceptable to Owner, required to establish that the Project and the Project Site, and any and all interests, estates or improvements related thereto, are free from any and all Liens arising out of or in connection with performance by Contractor, any Subcontractor or any Owner Supplier so terminated, but only to the extent that (i) Contractor (or, in the case of any Owner Contract, an Owner Supplier) has been paid for such work in accordance with the terms of this Agreement or the Owner Contract, as applicable, and (ii) only with respect to the portion of the Work so terminated, (c) Contractor’s prompt delivery to Owner of any other information reasonably requested by Owner, and (d) Contractor’s removal from the Project Site of all of Contractor’s waste, debris, Personnel and property of Contractor (except as provided in Section 13.4.1).

13.1.3 Termination Due to Force Majeure. Either Party shall have the right to terminate this Agreement at any time by giving Notice thereof to the other Party if the Work is suspended for more than 270 days due to Force Majeure, with such termination being handled under this Section 13.1.

13.2 Termination Upon Contractor Event of Default. If a Contractor Event of Default occurs, then Owner may, without prejudice to any other right or remedy Owner may have under this Agreement, at any time terminate this Agreement, such termination becoming effective as provided in Section 13.4.3. For purposes hereof, a “Contractor Event of Default” shall occur if:

(a)	Contractor abandons or suspends progress of the Work for more than more than * days for any reason other than Force Majeure or as otherwise permitted by this Agreement;

(b)	Contractor assigns or attempts to assign its rights or obligations under this Agreement or any part thereof to any Person without the prior written consent of Owner;

(c)	a Contractor Act of Bankruptcy occurs;

(d)	Contractor does not perform any of its material obligations under this Agreement;

(e)	Contractor fails or refuses to comply with any Applicable Legal Requirements applicable to Contractor under this Agreement, which failure or refusal could result in a material adverse effect on Owner, the Work or the Project;

(f)	any representation or warranty made by Contractor herein or in any Application for Payment or other document submitted to Owner under this Agreement is false in any material respect when made;

(g)	Contractor fails or refuses to pay any amount that is due to Owner under this Agreement;

(h)	Contractor does not obtain and maintain the insurance required of it pursuant to Section 2.9; provided, however, that if Contractor’s failure to maintain such insurance is caused by the bankruptcy of a carrier providing its insurance, without limiting Owner’s rights to procure insurance pursuant to Section 2.9, a Contractor Event of Default pursuant to this clause will not occur if Contractor’s failure is rectified within 7 Business Days of such failure;

(i)	Contractor fails or refuses or is unable at any time during the course of the Work, except in the event of Force Majeure event or during a suspension of the Work for reasons that give Contractor the right under this Agreement to so suspend the Work, to provide or implement a Recovery Plan required hereunder to the reasonable satisfaction of Owner; or

(j)	the Contractor Guaranty fails to be in full force and effect.

Notwithstanding anything in this Agreement to the contrary, the events described in this Section 13.2 will not constitute a Contractor Event of Default unless and until: (i) Owner has given Notice to Contractor specifying with particularity the existence of such default which, unless cured (if a cure period applies), constitutes a Contractor Event of Default that gives Owner a right to terminate its obligations to Contractor for cause under this Section 13.2, and (ii) in the case of Sections 13.2(a), 13.2(d), 13.2(e), 13.2(f), 13.2(g) or 13.2(i) only, Contractor has failed to cure such default within 30 days after receipt of such Notice, or in the case such default cannot be cured within 30 days, has failed within 30 days to initiate and thereafter diligently and continuously pursue actions reasonably likely to cure such default within an additional 90 days.

13.3 Termination for Agreed Circumstances. Owner has the right, in its sole discretion, to terminate this Agreement or any portion hereof at any time by giving Notice thereof to Contractor upon the occurrence of any of the following events:

(a)	Final Completion does not occur within * days following the Target Final Completion Date; or

(b)	Substantial Completion does not occur within * months following the Required Substantial Completion Date; or

(c)	Contractor is not obligated to pay amounts otherwise owed to Owner hereunder due to its limitation on liability set forth in Section 16.1 and the Project is more than * days behind Schedule.

13.4 Consequences of Termination; Actions upon Termination.

13.4.1 Assumption and Succession. Upon any termination pursuant to this Article 13, in addition to any other rights or remedies that Owner may have under this Agreement, Owner may at its option elect to: (a) assume responsibility for and take title to and possession of the Project and any or all work, Materials or Equipment remaining at the Project Site that are part of the Work, Construction Aids and any and all other Materials or Equipment located outside the Project Site that are part of the Work, with suitable compensation therefor; provided, however, that such Work, upon transfer, will not be subject to Article 9, and (b) succeed to the interests of Contractor in any or all Subcontracts (including leases). Upon termination of this Agreement by Owner in accordance with this Article 13, if requested by Owner, Contractor shall (a) withdraw from the Project Site, and (b) as requested by Owner in writing, assign one or more of its Contractor Subcontracts to Owner or any designee of Owner; provided, however, that such assignee assumes the obligations of Contractor thereunder and Contractor is relieved of liability thereunder for work performed, services rendered and obligations incurred after the date of assumption of such Contractor Subcontract by Owner, and (c) turn over to Owner any Submittals prepared prior to such termination and any Materials, Equipment, and any other designs, purchase orders prepared or ordered prior to such termination, and any tools, schedules, computer files and drawings (in native or original format) that are part of the Work, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). Owner may employ any other Person (hereinafter, a “Replacement Contractor”) to finish the Work in accordance with the terms of this Agreement by whatever method that Owner may deem expedient. In addition, Contractor shall not remove any Equipment, Materials or tools that (w) have been fabricated especially for or are unique to the Project, (x) are incorporated in or are attached to, or are intended to be incorporated in or attached to, the Project, (y) constitute temporary or permanent scaffolding or supporting elements for the construction of the Project, or (z) the removal of which could damage the Project or any portion thereof then constructed, or otherwise materially adversely affect or delay the construction, use or maintenance of the Project, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). Contractor shall not have any further responsibility therefor upon such termination.

13.4.2 Completion of the Work. In the event of any termination for a Contractor Event of Default, Owner may, at its option and at its expense, finish the Work by whatever method Owner reasonably deems expedient; provided, however, that, as Contractor’s sole liability on account of such termination, Contractor shall be liable to Owner for the reasonable costs of cover and transitioning the Work to the Replacement Contractor. Owner shall be entitled to withhold payments which Contractor determines are due to it prior to the date of termination, along with other amounts for which Contractor is entitled to compensation under Section 13.4.1, until completion of the Work and determination by Owner that Contractor is entitled to such payments. Any amounts not paid hereunder if ultimately due shall bear interest at the Late Payment Rate. Owner may in its discretion employ the Replacement Contractor to finish the Work by whatever method or means Owner in its discretion may deem expeditious; provided, however, that the balance of Work will be completed utilizing reasonable methods of construction management and construction consistent, to the maximum feasible extent, with the Project Schedule and as otherwise provided herein. In the event that any termination of this Agreement by Owner because of a Contractor Event of Default pursuant to Section 13.2 is later adjudicated to have been improper, then Contractor shall be entitled to recover such amounts as Contractor is entitled to under Section 13.1.

13.4.3 Actions Upon Termination. Upon receipt of Notice from Owner of termination of this Agreement pursuant to either Section 13.1, Section 13.2 or Section 13.3, Contractor shall: (a) cease performance of the Work to the extent directed by Owner in the Notice and complete necessary demobilization in connection with such termination, (b) take all actions that Owner may direct, for the protection and preservation of the Work and the Project (in whatever stage of completion), (c) transition the administration of the Owner Contracts to Owner, (d) enter into no further Subcontracts related to the Project or the Work, and (e) at Owner’s instruction, assign its rights under any or all Subcontracts to Owner or Owner’s designee. In addition, upon any such termination of this Agreement, Contractor shall be relieved of its obligation for performance under any Subcontracts assigned to Owner or its designee for work performed, services rendered or materials or equipment supplied after the effective date of such assumption. The effective date of any termination of this Agreement pursuant to this Article 13 shall be the date established in the Notice of such termination delivered by the Party exercising its termination right hereunder.

13.5 Owner Monetary and Non-Monetary Defaults; Contractor Draw Conditions on Pre-Financial Closing Letter of Credit.

13.5.1 Non-Payment. If Contractor has not received any undisputed payment due it hereunder within 10 days after Contractor has provided Notice to Owner of its failure to make the specified payment when due and owing or if an Owner Act of Bankruptcy occurs, then Contractor may stop Work until such Owner default is cured, at which time Contractor shall re-commence performance of the Work in a timely fashion. If (a) Contractor has not received any undisputed payment within 30 days after the date such payment is due (b) if an Owner Act of Bankruptcy continues for more than 30 days, or (c) Contractor draws on the letter of credit placed pursuant to the Letter Agreement or, if replaced by the Pre-Financial Closing Letter of Credit, the Pre-Financial Closing Letter of Credit because Owner has not extended or replaced it before its expiration, then Contractor may terminate this Agreement upon providing Notice of termination to Owner. In the event of such termination, Contractor shall receive compensation in accordance with Section 13.1.1 (together with any payment that has accrued but has not been paid to it under this Agreement as of the date of such termination) as its sole remedy and the exclusive damages resulting from such termination.

13.5.2 Non-Monetary Default. If any Owner Event of Default (other than a payment default as described in Section 13.5.1 above) occurs, then (a) to the extent such Owner Event of Default materially and adversely affects Contractor’s ability to achieve any of the Required Contract Dates, increases Contractor’s cost to perform the Work or otherwise adversely affects the provisions of this Agreement, Contractor, if it so requests, shall be entitled, and Owner shall execute, a Change Order as provided in Section 10.3, 10.4, 10.5 and 10.7 (b) Contractor shall be entitled to any other right or remedy permitted under this Agreement (other than termination if such Owner Event of Default can be fully cured by a Change Order issued in accordance with Article 10 and in compliance with Applicable Legal Requirements) as a result of such Owner Event of Default, and (c) Contractor shall be entitled to suspend its performance of the Work, such suspension to become effective upon Owner’s receipt of Notice thereof from Contractor. “Owner Events of Default” shall occur if:

(a)	Owner fails or refuses to comply with any Applicable Legal Requirements under this Agreement, which failure or refusal results in a material adverse effect on Contractor;

(b)	any representation or warranty made by Owner herein or in any other document submitted to Contractor under this Agreement is false in any material respect when made;

(c)	Owner fails to perform any of its material obligations under this Agreement;

(d)	Owner fails to maintain insurance required hereunder; provided, however, that if Owner’s failure to maintain such insurance is caused by the bankruptcy of a carrier providing its insurance, an Owner Event of Default pursuant to this clause will not occur if Owner’s failure is rectified within seven (7) Business Days of such failure;

(e)	Owner makes an assignment in violation of the provisions hereof; or

(f)	the Owner Guaranty fails to be in full force and effect.

Notwithstanding anything in this Agreement to the contrary, the events described in the definition of an Owner Event of Default will not constitute a Owner Event of Default, unless and until: (i) Contractor has given Notice to Owner specifying with particularity the existence of such event that, unless corrected (if a cure period applies), constitutes an Owner Event of Default, and (ii) in the case of Sections 13.5.2(a), (b), (c), or (f), such default has not been cured within 30 days after receipt of such Notice, or in the case that such default cannot be cured within 30 days, Owner has not within 30 days initiated or caused to be initiated and thereafter diligently pursued actions reasonably likely to cure such default within an additional 90 days; provided, however, if the event described in Section 13.5.2(f) occurs and Owner has not provided the reasonable evidence therein required within 10 days of Notice by Contractor, Contractor may suspend performance of the Work until such evidence is provided or it has the right to terminate upon Owner’s failure to cure as hereinbefore provided.

13.5.3 Draw Conditions for Pre-Financial Closing Letter of Credit and Letter Agreement. In addition to any other draw rights expressed in the Pre-Financial Closing Letter of Credit and under the Letter Agreement, in the event of an Owner payment default pursuant to Section 13.5.1 occurring prior to the Financial Closing, Contractor shall have the right, without limiting any of its other rights herein, to draw on the letter of credit placed pursuant to the Letter Agreement or, if replaced by the Pre-Financial Closing Letter of Credit, the Pre-Financial Closing Letter of Credit to the extent necessary to immediately recover the amount of outstanding unpaid and undisputed Contractor invoices, and any such draw shall satisfy such payment default amount so drawn. Further, at any time Contractor has a right to terminate this Agreement prior to Financial Closing, Contractor may immediately draw the full amount of the letter of credit placed pursuant to the Letter Agreement or, if replaced by the Pre-Financial Closing Letter of Credit, the Pre-Financial Closing Letter of Credit to secure funds for payment of amounts due Contractor under Section 13.1.1.

13.6 Duty to Mitigate Damages. Each Party shall have the duty to mitigate damages to it arising from any default hereunder by the other Party.

ARTICLE 14

SECURITY

14.1 Guarantees. Owner shall furnish to Contractor the Owner Guaranty on the Commencement Date. Contractor shall furnish to Owner the Contractor Guaranty on the Commencement Date. The Owner Guaranty shall remain in effect until the earlier of (a) Financial Closing and (b) the date on which Owner has fully performed all of its obligations to Contractor under this Agreement. The Contractor Guaranty shall remain in effect until Contractor has fully performed all of its obligations to Owner under this Agreement.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

15.1 Representations and Warranties of Contractor. Contractor hereby represents and warrants to Owner as follows:

(a)	Due Organization of Contractor. Contractor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Louisiana and in any other jurisdiction in which the transaction of its business makes such qualification necessary;

(b)	Due Authorization of Contractor; Binding Obligation. Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Contractor have been duly authorized by all necessary action on the part of Contractor. This Agreement has been duly and validly executed and delivered by Contractor and, assuming due execution and delivery by Owner, constitutes the legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);

(c)	Non-Contravention. The execution, delivery and performance of this Agreement by Contractor and the consummation of the transactions contemplated hereby do not and shall not contravene the governing documents of Contractor and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected;

(d)	Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Contractor have been obtained or shall be obtained in due course; and

(e)	Intellectual Property. Contractor has the right to grant all of the Intellectual Property rights it has purported to grant under this Agreement.

15.2 Representation and Warranties of Owner. Owner hereby represents and warrants to Contractor as follows:

(a)	Due Organization of Owner. Owner is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Louisiana;

(b)	Due Authorization of Owner; Binding Obligation. Owner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary limited liability company action on the part of Owner. This Agreement has been duly and validly executed and delivered by Owner and, assuming due execution and delivery by Contractor, constitutes the legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);

(c)	Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution or delivery of this Agreement by Owner have been obtained; and

(d)	Non-Contravention. The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated hereby do not and shall not contravene the certificate of formation or limited liability company agreement of Owner and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Owner is a party or by which it or any of its properties is bound or affected.

ARTICLE 16

LIMITATIONS OF LIABILITY

16.1 Limitation of Contractor’s Liability for Liquidated Damages.

16.1.1 Aggregate Limitation for Liquidated Damages. To the fullest extent permitted by Applicable Legal Requirements, Contractor’s overall cumulative liability for liquidated damages to Owner arising under Sections 8.3 and 8.4 will in no event exceed an amount equal to * percent (*%) of the Total Contractor Compensation, and Owner releases Contractor from, and waives all right of recovery against Contractor for, any damages beyond such limit of liability for defaults specified in Sections 8.3 and 8.4.

16.1.2 Aggregate Limitation for Delay Liquidated Damages. To the fullest extent permitted by Applicable Legal Requirements, Contractor’s overall cumulative liability for delay liquidated damages to Owner arising under Section 8.3 will in no event exceed an amount equal to * percent (*%) of the Total Contractor Compensation, and Owner releases Contractor from, and waives all right of recovery against Contractor for, any damages beyond such limit of liability for defaults specified in Section 8.3.

16.1.3 Aggregate Limitation for Performance Liquidated Damages. To the fullest extent permitted by Applicable Legal Requirements, Contractor’s overall cumulative liability for performance liquidated damages to Owner arising under Section 8.4 will in no event exceed an amount equal to * percent (*%) of the Total Contractor Compensation, and Owner releases Contractor from, and waives all right of recovery against Contractor for, any damages beyond such limit of liability for defaults specified in Section 8.4.

16.1.4 Individual Limitations for Performance Liquidated Damages. Notwithstanding the provisions of Section 16.1.3 above, to the fullest extent permitted by Applicable Legal Requirements, Contractors liability for the following performance liquidated damages to Owner arising under Section 8.4 shall in no event exceed amounts equal to the following amounts, and Owner releases Contractor from, and waives all right of recovery against Contractor for, any damages beyond such limit of liability for defaults specified in Section 8.4:

16.1.4.1 Lime Consumption Requirement as described in Section 8.3.1.3 – * Dollars ($*); and

16.1.4.2 Net Electrical Output Requirement as described in Section 8.3.1.4 – * Dollars ($*).

16.2 Consequential Damages. In no event will either Party (or its Affiliates) be liable to any other Party, Affiliate, or to Contractor’s Subcontractors for any special, incidental, indirect, exemplary, punitive, or consequential costs or damages of any nature (including damages from the use of or loss of any facility, equipment or property; loss of anticipated profits or revenues; loss of opportunity; loss of productivity; loss of shop space; claims of customers; costs of obtaining or maintaining loans or debt service payable thereunder; or loss of goodwill). The foregoing limitation is not intended to limit a Party’s liability to any Person indemnified under this Agreement for claims of a third party. The Parties agree that any liquidated damages provided for under this Agreement or the direct damages of Owner payable by Contractor in connection with termination of this Agreement because of a Contractor Event of Default will not be considered “special, incidental, indirect or consequential” costs or damages under this Section 16.2.

16.3 Overall Limitation of Liability. The total aggregate liability of Contractor to Owner, the Financing Parties, or any other party claiming through either of them hereunder on claims of any kind in any way arising out of the Work or Contractor’s alleged breach of this Agreement, shall in no case exceed an amount equal to * percent (*%) of the Total Contractor Compensation for (a) after Contractor has conducted a Performance Test, but failed to achieve the minimum requirements necessary to successfully pass such Performance Test, amounts expended on rework, repair, replacement or other modifications and additional work to correct defects or errors for which Contractor is financially responsible under the terms of the Agreement, and (b) all liquidated damages paid by Contractor to Owner pursuant to Article 8 or (c) other damage or liability amounts paid to Owner hereunder; provided that such limitation of liability shall not apply to or limit Contractor’s liability:

(i)	for any loss, claim or damage suffered or sustained due to willful misconduct of Contractor or any Subcontractor;

(ii)	for any indemnity obligation of Contractor under Article 12;

(iii)	with respect to any claims against Owner by any Subcontractor of Contractor;

(iv)	for any failure of Contractor to obtain or maintain the insurance required under Article 2.9 hereof; and

(v)	before Contractor has conducted a Performance Test, but failed to achieve the minimum requirements necessary to successfully pass such Performance Test, amounts expended on rework, repair, replacement or other modification and additional work to correct defects or errors for which Contractor is financially responsible under the terms of the Agreement.

16.4. Application. Limitations and waivers of liability, releases from liability and exclusive remedies provided for herein will be applicable, valid and enforceable irrespective of whether any claim or liability is based on breach of contract, breach of warranty, indemnity, tort (including negligence) or any other legal theory, and benefits thereof will extend to each Party and its members, officers, directors, Affiliates and Personnel. This paragraph shall survive the completion or any termination of this Agreement

ARTICLE 17

DISPUTE RESOLUTION

17.1 Dispute Resolution Between the Parties.

17.1.1 Cooperation. Owner and Contractor desire that this Agreement operate between them fairly and reasonably. If any disputes, differences, or questions (collectively, “Disputes”) arise between the Parties in respect of this Agreement or the subject matter hereof, representatives of the Parties shall cooperate, in good faith, to attempt to amicably resolve the Dispute. If any Party believes that such representatives will not be able to resolve the Dispute, such Party may invoke the further dispute resolution procedures of this Section 17.1 and of Section 17.2.

17.1.2 Management Discussions. If representatives of the Parties cannot resolve a Dispute within 15 days, each Party shall prepare a written statement of its position and deliver it to the other Party within 10 days after the expiry of the initial 15 day period, and one or more senior officers from each Party shall meet in person within 15 days in an effort to resolve the Dispute. If the senior officers of either Party determine at any time that the Dispute cannot be resolved without referral of the Dispute to an independent third party, such Party shall notify the other Party that it wants to submit the Dispute to mediation or arbitration in accordance with Sections 17.1.3 or 17.2, respectively; provided, however, that no Party shall seek arbitration of any Dispute until a period of at least 20 days has elapsed since the Dispute was referred to such senior officers, without a resolution having been reached. The pendency of a Dispute shall not delay progress of the Work or relieve either Party from its duty to perform its obligations under this Agreement.

17.1.3 Voluntary Mediation. If a Dispute cannot be resolved by the Parties pursuant to Sections 17.1.1 or 17.1.2, the Parties shall endeavor to resolve such Dispute by mediation which, unless a Party objects to mediation by giving Notice to the other Party prior to commencement of the mediation, shall be a condition precedent to arbitration. Unless the Parties mutually agree otherwise, mediation shall be in accordance with the then-current Construction Industry Mediation Procedures of the American Arbitration Association. Requests for mediation shall be filed in writing with the other Party and with the American Arbitration Association.

17.2 Arbitration.

17.2.1 Rules and Arbitrators. All Disputes that cannot be resolved by the Parties pursuant to Section 17.1 shall be exclusively and finally settled by self-administered arbitration with 3 arbitrators conducted in accordance with the then current Construction Industry Arbitration Rules of the American Arbitration Association or any successor thereto (the “Rules”), except as modified herein. Each Party to the arbitration shall select one arbitrator and the 2 arbitrators selected by the Parties shall select a third arbitrator within 15 days. If the 2 arbitrators fail to reach agreement on the third arbitrator within such time limit, either Party may initiate the selection of the third arbitrator by resort to the American Arbitration Association. In any proceeding conducted under this Section 17.2 by the American Arbitration Association, (a) no discovery shall be allowed with respect to appointment of an arbitrator and limited discovery shall be allowed with respect to disqualification of an arbitrator, (b) the arbitration hearing may be scheduled upon not less than 10 days prior written notice to the Parties and shall not exceed 3 days in length, (c) direct testimony shall be presented by the Parties solely through written submissions, and (d) the final decision shall be rendered within 30 days of submission of the matter for arbitration.

17.2.2 Impartiality, Independence and Qualifications of Arbitrators. Each person serving as an arbitrator (including the arbitrators selected by each Party) shall be impartial and independent third parties, shall perform his or her duties with diligence and in good faith, and have practiced law as a licensed attorney for at least 20 years and have substantial legal experience in connection with the design, construction and operation of fossil fuel-fired electric generating facilities. If a person with such expertise is not reasonably available, then an arbitrator with at least 20 years experience in the design, construction and operation of equivalent heavy industry experience (e.g. refineries, chemical facilities, etc.) may be selected. Upon objection of a Party, under the Rules, to the appointment or continued service of an arbitrator, the Parties shall attempt to reach agreement upon such disqualification and, in the absence of such agreement, shall submit the matter to arbitration in accordance with this Section 17.2 for resolution. If a Party-appointed arbitrator is disqualified, his or her replacement shall be selected by the Party appointing the original arbitrator. If the third arbitrator is disqualified, his or her replacement shall be selected in accordance with the procedure outlined in Section 17.2.1.

17.2.3 Costs and Discovery. Subject to the remaining terms of this Agreement, each Party shall bear the cost of the arbitrator which it selects and the Parties shall equally bear all other costs of arbitration, including the cost of the third arbitrator. If the arbitrators find that a frivolous claim has been pursued by a Party or a Party engages in egregious conduct, the arbitrators may award all (or any portion) of any expenses of arbitration incurred in connection with the Dispute (including attorneys’ fees, charges, disbursements, expenses of expert witnesses and fees of the arbitrators) to the Parties in such proportion as may be determined by the arbitrators. The arbitrators may permit and/or limit the scope of discovery as may be reasonable under the circumstances. Time is of the essence in any Dispute, and the arbitrators shall be permitted to issue monetary sanctions against any Party if, upon a showing of good cause, such Party is unreasonably delaying the proceedings. In no event shall any costs incurred by Contractor in participating in dispute resolution proceedings hereunder constitute a cost under the Reimbursable Component.

17.2.4 Limitations. No Party shall submit a Dispute to arbitration when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. The arbitrators may not amend or modify this Agreement, enter an award for damages that are prohibited hereunder or limit any of the remedies set forth in this Agreement.

17.2.5 Additional Relief. Nothing in this Article 17 will preclude any Party from taking (or requesting any judicial or other authority to order) any measure in aid of arbitration prior to the commencement of or during the arbitration proceedings for the preservation of its rights and interests.

17.2.6 Venue and Timing. The arbitration shall take place in New Orleans, Louisiana, and shall be conducted in English. The arbitrators shall render their award (the “Award”) within 180 days from submission of the Dispute to arbitration. The Award shall be final and binding on the Parties hereto and non-appealable and may be confirmed and enforced in any court of competent jurisdiction, unless the Award is procured by corruption or fraud. Except as provided in this Section 17.2, each Party hereby excludes and waives irrevocably any rights or application or appeal to the courts of any jurisdiction to the fullest extent permitted by Applicable Legal Requirements. The court may correct the Award before confirmation, if (a) there was manifest error in any mathematical calculation or manifest error in the description of any Person, thing or property referred to in the Award, (b) the arbitrators exceeded their powers by including in the decision or award a matter not submitted to them and the decision or award may be corrected without affecting the merits of the decision upon the matter submitted, and (c) the Award is imperfect in a matter of form, which can be corrected without affecting the substance of the Award. If an Award is vacated, the matter will be resubmitted for resolution according to the terms of this Agreement.

17.2.7 Continued Performance. Unless otherwise agreed in writing, Contractor shall continue to perform the Work and Owner shall continue to make payments, both in accordance with this Agreement, pending the resolution of any Dispute hereunder.

17.2.8 Consolidation. The Parties agree that if a third party (including an Owner Supplier or a Subcontractor) is substantially involved in a common question of fact or law or whose presence is necessary if complete relief is to be afforded and/or inconsistent decisions are to be avoided, then the Parties will use their respective reasonable efforts to consolidate such third party into the dispute resolution process herein contained, making such accommodating adjustments as are fair and appropriate to accommodate additional parties; provided, however, that such third party has consented to such inclusion and agrees to be bound by the Award of the arbitrators.

17.2.9 When Inapplicable. The provisions relating to mandatory arbitration will not be applicable to a claim asserted in an action in court by a person who is under no obligation to arbitrate such claim with either of the Parties to this

Agreement insofar as the Parties to this Agreement may desire to assert any rights of indemnity or contribution with respect to the subject matter of such action.

17.2.10 Cross Examination. Testimony may be admitted by sworn affidavit; provided, however, that the opposing Party must be given the right to cross-examine any witness whose testimony is so admitted.

17.2.11 Survival. The provisions of this Article 17 will survive the expiration or earlier termination of this Agreement.

ARTICLE 18

CONFIDENTIALITY

18.1 Confidential Information. Each of the Parties has a proprietary interest in information that will be furnished pursuant to this Agreement. The Parties shall keep in confidence and will not disclose any such information which in good faith is proprietary and which is specifically designated in writing as being proprietary (“Confidential Information”) without the prior written permission of the disclosing Person (the “Disclosing Party”) or use any such information for other than the purpose for which it is supplied, except as provided herein. Information relating to commercial terms of this Agreement shall also be treated as Confidential Information; provided, however, that such obligation is not intended to restrict Owner from use of the form of agreement. Each Party agrees that the other Party may disclose any Confidential Information to its or their consultants, representatives and to such other persons, including the Financing Parties and potential owners or Affiliates, as may be necessary to perform its or their obligations under this Agreement or any document related to the Project or the Financing thereof to which it is a party or, in the case of Owner, to develop, finance or sell an interest in the Project or any entity owning an equity interest directly or indirectly in the Project. Each Party shall be responsible for requiring any third party (excluding such Party’s (or its Affiliates), officers, directors, members, managers, employees and counsel who, in each case, will be informed of the requirement to comply with the terms of this Section 18.1) to which it wishes to disclose Confidential Information to enter into a confidentiality agreement on substantially the terms of this Article 18 or, in the case of Financing Parties, if Owner is unable to get any Financing Party to agree to such terms after expending a reasonable effort to do so, on reasonable terms and conditions that are customary for confidentiality agreements for similarly situated parties receiving proprietary information comparable to the Confidential Information; provided, however, that if a third party (a party other than Owner, or its Affiliates, officers, directors, members, managers, employees and counsel) has agreed in a writing provided to Contractor to maintain the confidentiality of Confidential Information in connection with the Project, such third party shall not be required to enter into another confidentiality agreement pursuant to this Article 18. Each Party agrees with respect to Confidential Information, to hold the same confidential for the shorter of a period of 5 years from receipt or for a period of 3 years from the earlier to occur of termination or Final Completion. The provisions of this Article 18 shall not apply

(a)	to information which the receiving Person (the “Receiving Party”) can substantiate:

(i)	was in the possession of the Receiving Party at the time it was initially furnished, without a breach of this provision;

(ii)	is or becomes part of the public domain without a breach of this provision;

(iii)	is received from a third party who is, as far as reasonably can be determined, under no limitation or restriction regarding disclosure; or

(iv)	information the Disclosing Party authorizes the Receiving Party to describe.

Such information shall not be deemed to be within one of the foregoing exceptions if it is merely embraced by more general information available on a non-confidential basis to the Receiving Party;

(b)	to the extent that a Receiving Party is required to disclose Confidential Information pursuant to Applicable Legal Requirements (including in connection with a Financing), or uses information in connection with any legal proceeding or Dispute under Article 17 hereof; provided, however, that promptly upon a Receiving Party becoming aware that Confidential Information may be required to be disclosed pursuant to Applicable Legal Requirements, the Receiving Party gives Notice to the other Party and, in consultation with the Disclosing Party, takes reasonable steps to make the Disclosing Party’s Confidential Information subject to reasonably available procedures for maintaining its confidentiality; or

(c)	to any Record Documents or other Submittals related to the Project to the extent disclosure thereof is reasonably necessary in connection with the design, engineering, construction, operation, maintenance, improvement, modification, expansion or other activity related to the Project; provided, however, that Owner shall require the recipient of Confidential Information contained therein to maintain the confidentiality of such Confidential Information on terms substantially similar to the terms of this Article 18 and to limit use of such Confidential Information to the Project.

18.2 Publicity. Contractor agrees that all public relation matters arising out of or in connection with the Work will be the sole responsibility of Owner. Therefore, Contractor shall obtain Owner’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release, or general public communication concerning the Work that specifically mentions Owner or any of its Affiliates or the Project or the Project Site or any of the Financing Parties which Contractor or its Subcontractors or any of their respective Affiliates wish to release for publication. Contractor shall include in each Contractor Subcontract a provision requiring each Subcontractor to adhere to the requirements of this Section 18.2. Owner shall obtain Contractor’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release or general public communication concerning the Work that specifically mentions Contractor or any of its Affiliates which Owner wishes to release for publication.

18.3 Prior Confidentiality Agreements. The provisions of this Article 18 supersede all prior agreements (including confidentiality obligations under the Letter of Intent) between Contractor and Owner regarding the confidentiality of any information or documents regarding the Project or the matters described in this Agreement. Any such prior agreements between the Parties or their respective predecessors or Affiliates shall have no force or affect on or after the Effective Date.

18.4 Injunctive Relief. The Parties agree that both injunctive relief and monetary damages, alone or in combination, are appropriate remedies for any breach of this Article 18 by the other Party, its partners, parents, subsidiaries or affiliates, or the employees, agents or consultants of any of them.

ARTICLE 19

COST RECORDS

19.1 Records. Contractor shall maintain fiscal records, books and accounts pertaining to the Project in accordance with generally accepted accounting principles consistently applied.

19.2 Inspection of Books, Records and Audit Rights. Contractor shall keep and maintain full, complete and detailed records, books, accounts and invoices of all of its costs and expenses relating to any Application for Payment and any costs incurred or payments made by or to it pursuant to this Agreement or in connection with the Work. At all times during the progress of the Work and for a period of 2 years after the Final Completion Date, or, if the Final Completion Date does not occur, for 2 years after the termination of this Agreement, Contractor shall afford Owner and its respective auditors and counsel, access at reasonable times to any of the above books and records relating to amounts paid to Contractor on the basis of its costs or damages (including indemnifications) in order to inspect, copy and audit the same or to verify compliance by Contractor with all of the terms and conditions of this Agreement; provided, however, that the right to inspect, access, copy and/or audit Contractor’s books, records, invoices, and accounts shall not extend to agreed rates, agreed lump sum amounts, agreed allowances or to the internal composition of amounts (such as wage markups) expressed as a percentage of other costs.

ARTICLE 20

MISCELLANEOUS

20.1 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues that may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own authorized representative (“Authorized Representative”) and notify the other Party in writing of such representative’s name, address, facsimile and telephone number within 10 days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative; provided, however, that such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to amend this Agreement (including the execution of Change Orders) on behalf of the designating Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.

20.2 Assignment/Delegation.

20.2.1 Assignment/Delegation by Contractor. Except as provided in Sections 20.2.2 or 20.17, it is expressly understood and agreed that this Agreement is personal to each of the Parties hereto, and that neither Party shall have the right, power or authority to assign or delegate its rights or obligations under this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law without the written consent of the other Party, except that a Party’s rights to payments hereunder may be assigned without the other Party’s consent and except as provided in Section 20.17(a)(iii). Notwithstanding the above, Contractor may have portions of the Work performed by its Affiliates or their Personnel, in which event Contractor shall be responsible for such portions of the Work, such portions of the Work shall be deemed to have been performed by Contractor for all purposes under this Agreement, and Owner will look solely to Contractor in connection with such portions of the Work.

20.2.2 Assignment/Delegation by Owner.

20.2.2.1 Affiliates. Owner reserves the right, in its sole discretion and without the prior consent of Contractor, to assign all or any of its rights and/or to delegate all or any of its obligations under this Agreement to one or more of its Affiliates. Owner shall give Contractor Notice of such assignment and/or delegation. Upon its receipt of Notice of a delegation or assignment of Owner’s obligations under this Agreement, Contractor shall be deemed to have released Owner from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligations so assigned or delegated and each Owner either reissues or affirms the continued effectiveness of its Owner Guaranty. If Owner or Contractor so requests, then Contractor or Owner (as the case may be) shall, without delay or conditions, execute a written release that confirms Owner’s release from such obligations or such assignee’s/ delegate’s assumption of such rights or obligations (as the case may be).

20.2.2.2 Third Parties. Owner may assign any or all of its rights and/or delegate any or all of its obligations under this Agreement to any Person other than an Affiliate; provided, however, that Owner will not be relieved of its obligations hereunder so assigned or delegated, unless Contractor consents to such assignment or delegation; provided, further, such consent will not be unreasonably withheld, unreasonably conditioned or unreasonably delayed. If, upon its request for such consent, Contractor has concerns that may lead to its withholding such consent, then Contractor shall promptly identify such concerns to Owner, meet and in good faith discuss with Owner appropriate steps that may be taken to address and resolve such concerns so as to allow for such consent to be granted. If Contractor consents to such assignment, Contractor shall be deemed to have released Owner from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligation so assigned or delegated; provided, however, that each Owner either reissues or affirms the continued effectiveness of its Owner Guaranty. If Contractor has consented to the delegation of Owner’s obligations as provided above, then, if Owner so requests, Contractor shall execute documentation evidencing such consent and releasing Owner from such delegated obligations. Contractor shall be entitled to reject any such assignment and/or delegation where such assignment and /or delegation would be to one of Contractor’s competitors in the engineering and construction business.

20.2.3 Successors and Assigns. Subject to Sections 20.2.1 and 20.2.2, the provisions of this Agreement shall extend to the benefit of and will be binding upon the successors and assigns of the Parties.

20.3 Reviews, Inspections, Approvals by Owner. The inspection, review, and/or comment by Owner, Owner Site Manager, the Owner Engineer, any Financing Party or the Financing Engineer of any drawing, document, or any other Work or services performed by Contractor, any Subcontractor or Owner Supplier will not (a) alter, amend, waive or relieve any obligation of Contractor under this Agreement, other than the obligation to have allowed such inspection, review and/or comment, (b) impose any liability on Owner, Owner Site Manager, the Owner Engineer, any Financing Party or the Financing Engineer under this Agreement or (c) result in any adjustment of the Fixed Component, Project Schedule, Performance Requirements or other obligations or liabilities of the Parties under this Agreement. Notwithstanding the foregoing, Contractor will be entitled to rely upon any fully-executed Change Order or fully-executed amendment to this Agreement.

20.4 Governing Law; Choice of Forum. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof, which may direct the application of the laws of another jurisdiction. For purposes of resolving any Dispute arising under this Agreement, and subject to Article 17, the Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal district courts, in each case located in New York.

20.5 Surviving Obligations. The provisions of this Article 20, the indemnification provisions set forth in this Agreement, and other provisions of this Agreement that are by their nature intended to survive termination, cancellation, completion, or expiration of this Agreement, and any expressed limitations or releases from liability, will continue as valid and enforceable obligations of the Parties, notwithstanding any such termination, cancellation, completion, or expiration. Further, termination of this Agreement will not relieve either Party of any obligation hereunder which expressly or by implication survives termination hereof and, except as expressly provided in Article 13 or this Article 20, will not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination.

20.6 Severability. If any provision of this Agreement is held void, voidable, invalid or inoperative, no other provision of this Agreement will be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement will remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. To the extent that any provision is held void, voidable, invalid or inoperative, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, will not be affected thereby.

20.7 Notices. All Notices permitted or required to be given under this Agreement will be in writing and will be deemed duly given when received: (a) when sent by telefacsimile transmission; provided, however, that the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; (b) when confirmation of receipt by the recipient is confirmed by the delivery service, if sent by overnight (or next Business Day) or international courier service; or (c) when received by the recipient, if delivered by personal delivery or mail. All Notices must be in English. Notices will not be effective if given by electronic mail. All Notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior Notice given in accordance with this provision to the other Party:

If to Owner:	and,

Richard Schlager	Tony Smith
8100 SouthPark Way	8100 SouthPark Way
Littleton, CO 80120	Littleton, CO 80120
Ph: 303-339-8855	Ph: 303-962-1939
Fax: 303-734-0330	Fax: 303-734-0330

and copy to:

Jonathan Lagarenne

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648-2311

Ph: 609-896-4588

Fax: 609-896-1469

If to Contractor:	and,

Ray Kosak	Bob Walsh
2000 International Park Drive	2000 International Park Drive
Birmingham, AL 35243	Birmingham, AL 35243
Ph: 205-972-6671	Ph: 205-972-6675
Fax: 205-972-6072	Fax: 205-972-6078

and copy to:

Nick Bouler

2000 International Park Drive

Birmingham, AL 35243

Ph: 205-972-6602

Fax: 205-972-6698

20.8 Article and Section Headings. The Article and Section headings herein have been inserted for convenience of reference only and will not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties. References to “Articles” and “Sections” in this Agreement shall mean the Articles and Sections of this Agreement unless otherwise expressly noted.

20.9 Duties and Remedies. Except as provided in Article 8, Article 9, Article 18 and any other provision of this Agreement pursuant to which an exclusive remedy is expressly provided, the duties and obligations imposed by this Agreement and the rights and remedies available hereunder will be in addition to and not in limitation of any duties, obligations, rights and remedies otherwise imposed or available at law or in equity to the Parties.

20.10 No Waiver of Rights. Except as may be specifically agreed in writing, the failure of Owner or Contractor to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement or to exercise any right herein contained or provided by law or equity, will not be construed as, or constitute in any way, a waiver, modification or relinquishment of the performance of such provision or right(s), or of the right to subsequently demand such strict performance or exercise such right(s), and all such rights will continue unchanged and remain in full force and effect. No payment to Contractor by Owner will constitute an acceptance of any Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities with respect thereto.

20.11 Entire Agreement. This Agreement, the Letter Agreement and the Site Work Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings and representations pertaining to the subject matter hereof.

20.12 Amendments. Except as provided in Section 10.2, no amendments or modifications of this Agreement will be valid unless evidenced in writing and signed by both Parties.

20.13 No Third Party Rights. Except as expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Parties, Owner and the Indemnitees, and will not imply or create any rights on the part of, or obligations to, any other Person.

20.14 Obligations Non-recourse. Each Party acknowledges that it will not have any recourse against any Affiliates, members, partners, joint venturers, officers, directors, members, managers or employees of the other Party, Owner, or the Engineers, except that the foregoing shall not prejudice Contractor’s rights pursuant to any Owner Guaranty or any Contractor Guaranty.

20.15 Relationship of the Parties. Except with respect to the administration of Owner Contracts pursuant to Appendix M as indicated in Section 2.2.20, as set forth in this Section 20.15 and as otherwise agreed to in writing by the Parties, Contractor will be an independent contractor with respect to the Project, each part thereof, and the Work, and neither Contractor nor its Subcontractors nor the Personnel of either will be deemed to be agents, representatives, employees or servants of Owner in the performance of the Work, or any part thereof, or in any manner dealt with in this Agreement, unless otherwise agreed to in writing by the Parties. Owner shall neither have the right to control, nor have any actual, potential or other control over, the methods and means by which Contractor or any of its Personnel or Subcontractors conducts their respective independent business operations. Except with respect to the administration of Owner Contracts in accordance with Appendix M, Contractor shall not perform any act or make any representation to any Person to the effect that Contractor, or any of its Personnel or Subcontractors, is the agent, representative, employee or servant of Owner. Notwithstanding the foregoing, for Work conducted in Louisiana and for purposes of Louisiana Revised Statute § 23:1061 (2008), Owner and Contractor agree to recognize Owner as “statutory employer” of Contractor’s employees while Contractor’s employees are providing Work to Owner under this Agreement.

20.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

20.17 Cooperation with Financing Efforts. Contractor shall use reasonable efforts to cooperate with Owner in connection with their respective efforts to obtain and maintain Financing; provided, however, Owner agrees to act as a single point of contact between the Financing Parties and Contractor to the maximum extent possible. Without limiting the generality of the foregoing, Contractor:

(a)	shall execute such documents as reasonably requested in connection with obtaining and maintaining Financing whereby Contractor (i) certifies to the Financing Parties that this Agreement is in full force and effect and has not been modified and that there are no defaults under this Agreement (except, in each case, as specifically stated in such certification), (ii) represents and warrants to the Financing Parties that this Agreement is enforceable against Contractor, (iii) consents to the collateral assignment of this Agreement to the Financing Parties as security for the debt relating to the Financing, (iv) agrees to give the Financing Parties Notice of a Owner Event of Default contemporaneously with the Notices provided to Owner and an opportunity to cure such defaults, (v) clarifies provisions of this Agreement as reasonably requested by the Financing Parties, and (vi) agrees to cooperate with Owner in the negotiation of such amendments to this Agreement as the Financing Parties may reasonably request;

(b)	at Owner’s reasonable request, shall attend and participate in presentations to potential Financing Parties;

(c)

hereby authorizes Owner to (i) provide this Agreement to potential Financing Parties and equity participants (subject to Article 18), and (ii) include a description of the material provisions of this Agreement in any offering circular required for the Financing and/or, if the Financing must be registered in accordance with Applicable Legal Requirements, that Owner may, after consultation with Contractor, file this Agreement as an exhibit to such registration statement (which filing will include requests for confidentiality with respect to pricing and other key commercial terms);

(d)	at Owner’s request, shall reasonably cooperate with the Financing Engineer and any rating agencies or other credit enhancement entities associated with a Financing;

(e)	at Owner’s request, shall reasonably cooperate in connection with tax-exempt Financing or any Financing or other arrangements effected to reduce Taxes on the Project or the Work; and

(f)	Contractor shall provide Owner with legal opinions of in-house counsel to Contractor regarding the execution, delivery and validity of this Agreement and the status of Contractor as Owner will reasonably request in connection with obtaining and maintaining the Financing.

20.18 Financing Engineer. Contractor acknowledges that the Financing Engineer will be engaged for the purpose of providing to the Financing Parties a neutral, third party overview of the Work. The Financing Engineer will be a recognized engineering and consulting firm selected by the Financing Parties and bound by confidentiality obligations substantially similar to those contained in Article 18. The Financing Engineer is expected to provide the Financing Parties with independent opinions with respect to: (a) the status of the Work, (b) the performance of the Work and associated Equipment, (c) Contractor’s Performance Test procedures, (d) Contractor’s quality assurance program for the Work and major components thereof, (e) the results of the Performance Tests, and (f) Applications for Payment and Change Orders submitted by Contractor. The Financing Engineer may attend all monthly meetings. Notwithstanding anything else to the contrary contained herein, the Financing Engineer will have no right to direct Contractor or any portion of the Work or to make any Changes to the Work.

20.19 Owner Engineer. Owner Engineer shall act on Owner’s behalf, in relation to various Project-related matters, including the review of contract documents, attending design and progress meeting, carrying out inspections and the review and approval of test results and most particularly all Performance Test results.

20.20 Review Committee. The Parties recognize that the most efficient and cost effective implementation of the Work will necessitate continual monitoring of the Labor Plan and other strategic decisions that may have a material effect on the Total Work Cost or Project Schedule that the Parties agree to have considered by the Review Committee. Because the nature of labor compensation decisions is expected to require the balancing of interests and tradeoffs among project objectives, each Party will select 2 representatives to comprise a committee (the “Review Committee”) to consider adjustments to the Labor Plan and other Project execution strategies. The initial members of this Review Committee are to be appointed within 30 days of the Effective Date. Each Party may change its representatives on Notice to the other Party. Each Party shall ensure that its members on the Review Committee act reasonably at all times. The Review Committee will meet on an as-needed basis, but no less frequently than quarterly. With respect to each issue considered by the Review Committee, Contractor and Owner, as appropriate, shall provide adequate materials and information sufficient to allow a reasonable basis on which decisions can be made. The Review Committee will meet promptly and work cooperatively to adopt recommendations that support completion of the Work at the lowest Total Work Cost, except as they otherwise unanimously agree. The Review Committee shall appoint one of its members to provide adequate notice of meetings to the other members and to keep and distribute accurate minutes of its meetings. The Owner Site Manager and the Project Superintendent may be invited to attend meetings of the Review Committee but will not have any voting rights. At such time as Contractor believes that the level of compensation being paid to Craft Labor with respect to a particular Craft Labor Cost Component is or will, in the foreseeable future, not be sufficient to maintain existing Craft Labor or attract additional needed Craft Labor, in each case in a specific Craft Labor Category, for the construction of the Project to support the Project Schedule, Contractor will give Notice to Owner and the Parties, acting through their representatives on the Review Committee, shall take the following actions:

(a)	Contractor will provide a reasonably detailed labor analysis, supported by a reasonable level of factual compensation information, with respect to the specific Craft Labor Category(ies) as to which Contractor believes compensation adjustments are necessary. Such analysis shall include (i) Contractor’s recommended changes to the level of Craft Labor Cost Component to be offered to such Craft Labor; (ii) a direct comparison with the then existing level of Craft Labor Cost Component being paid to the same Craft Labor Category(ies) at the Key Benchmark Projects and the Other Benchmark Projects, to the extent such information is available; (iii) a forecast as the projected impact on the Total Work Cost of the Project that would result from Contractor’s recommended changes and (iv) an analysis of any reasonably cost effective alternative to achieve the same goal;

(b)	the members of the Review Committee shall consult with each other in good faith and attempt to reach a unanimous decision as to the increased level of Craft Labor Cost Component (or alternative) to be offered to Craft Labor within such Craft Labor Category(ies) and as to when any changes should be implemented;

(c)	if the members of the Review Committee are not able to reach a unanimous decision, then Contractor may implement its recommended changes; provided that the level of the Craft Labor Cost Component to be offered to Craft Labor within the Craft Labor Category in question is no higher than * percent (*%) in excess of (i) the highest level of Craft Labor Cost Component then being paid to Craft Labor within such Craft Labor Category working on Key Benchmark Projects; or (ii) the average level of Craft Labor Cost Component then being paid to craft labor within such Craft Labor Category working on Other Benchmark Projects, whichever is the greater between (i) and (ii).

(d)	If such recommended changes would cause the level of the Craft Labor Cost Component for a specific Craft Labor Category to be higher than permitted in clause (c) above, then, either the Review Committee must unanimously agree to make such change or either Party may refer the matter for decision by the senior officers of the Parties. Each Party shall, through its nominated senior officer, prepare a written statement of its position and deliver it to the other Party within 10 days after referral of the matter to the senior officers. The nominated senior officers from each Party shall meet in person within 15 days after the exchange of such written statements in an effort to resolve the matter.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

BE&K CONSTRUCTION COMPANY, LLC		RED RIVER ENVIRONMENTAL PRODUCTS, LLC

By:	/s/ T. W. Vaughn	By:	/s/ Richard Schlager

Name:	T. W. Vaughn	Name:	Richard Schlager

Title:	President	Title:	Manager

/s/ C. Jean Bustard

		Name:	Jean Bustard

		Title:	Member

APPENDIX A

Scope of Work

ARTICLE 1 PROJECT OBJECTIVE, DESCRIPTION, AND STATUS

1.1	OVERALL OBJECTIVE

The Owner intends to develop a new Greenfield facility to provide activated carbon (“AC”) to its clients and to deliver electrical energy to the local utility. This Scope of Work outlines the Contractor’s role in the design, procurement, erection, training, startup/testing, commissioning and turnover of the Project to Owner (the “Work”).

1.2	Project Description and Overall Functional and Operational Requirements

Red River Environmental Products, LLC (“RREP”) is a Greenfield facility to be located in Red River Parish, Louisiana. The Project will manufacture powdered activated carbon (“PAC”) and, depending on market conditions, impregnated PAC (IAC) (the “Project”). The Project, designed to utilize the waste heat from the process to generate electricity for onsite use and for sale, is to be located near the Red River Mine (mine mouth) and use lignite coal as the feedstock. The design for the Project that is the subject of this Appendix A provides for a single production line of four multi-hearth furnaces (“MHFs”). Certain provisions for a future second production line are included in the design for the Project. The first production line will have a nominal production capacity of 125 million pounds per year PAC (2.6 million pounds per week) and will require approximately 300,000 tons per year of lignite coal. This nominal production capacity corresponds to 47 tons per day per MHF. The first production line will be designed for a production capacity of 160 million pounds per year PAC which corresponds to 60 tons per day per MHF.

The high-level overall functional and operational requirements for the Project are as follows:

i.	Safely and reliably produce a nominal rate of 125 million pounds/year of AC from lignite coal in a new Greenfield facility constructed in Red River Parish, Louisiana.

ii.	Design operating flexibility into the process that enables production levels to be maintained or improved with target feedstock variability.

iii.

Produce AC of a specified quantity, with a quality that reliably meets or exceeds ADA-ES PAC and IAC product specifications. Contractor is not directly responsible for meeting these MHF performance criteria, which are the responsibility of the MHF supplier. However, Contractor will be responsible for the proper design and performance of all coal handling, product handling, and refuse handling Equipment that support the MHFs and whose proper operation is a pre-requisite to the proper operation of the MHFs.

iv.	Reliably capture waste heat and export excess electrical energy from the AC production process for sale.

v.	Provide for reliable loadout of the PAC and IAC to truck.

vi.	Minimize so as to achieve and comply with liquid, gaseous, and solid waste regulatory requirements and permit limits applicable to the project.

vii.	The Project shall consist of all aspects necessary for operations, including but not limited to:

•	four (4) MHFs and support Equipment

•

utility supply (gas, power, and water), consisting of electrical interconnects to the utility up to the Project’s dead-end structure, and gas interconnects starting at the gas supplier’s meter set isolation flange, and water interconnect at water supplier’s isolation connection

•	lignite coal receiving, handling, sizing, and storage

•	power generation, including waste heat recovery boiler and steam turbine generator

•	product handling, sizing and storage

•	product load out facilities

•	emission control systems

•	water and wastewater treating systems

•	lime handling and receiving systems

•	solid waste systems

•	sanitary waste systems

•	administrative and analytical support areas

THE DETAILED FUNCTIONAL AND OPERATIONAL REQUIREMENTS AND DESIGN CRITERIA FOR THE PROJECT ARE SPECIFIED IN THE FUNCTIONAL AND OPERATIONAL REQUIREMENTS/DESIGN CRITERIA (“F&OR/DC”), RED RIVER ENVIRONMENTAL PRODUCTS, LLC, ACTIVATED CARBON PRODUCTION FACILITY, RED RIVER PARISH LOUISIANA, DOC. NO. CF-2007-016, REV. 1, FEBRUARY 2008 AND AS FURTHER REFINED AND ANTICIPATED IN THE SEPTEMBER 2, 2008 DRAFT OF REVISION 2 TO THE DOCUMENT CURRENTLY BEING NEGOTIATED BY THE PARTIES.

REVISION 2 TO BE COMPLETED AND AGREED BY SEPTEMBER 12, 2008. REVISIONS TO THIS DOCUMENT CAN BE MADE BY MUTUAL CONSENT OF OWNER AND CONTRACTOR.

1.3	Owner-Provided Equipment and Services

Owner will provide the following:

viii.	Multi Hearth Furnaces

ix.	Project Site development activities including:

•	Collect information concerning site water resources, including existing wells, surface waters, and municipal/industrial water sources

•	Identify applicable zoning and permitting requirements for the site

•	Review gas and electric transportation capacity in the area of the site and prepare interconnect applications

•	Obtain Owner Permits as described in Appendix D

•	Operations and maintenance Personnel. Specific Personnel requirements and qualifications will be mutually developed and agreed during the Work.

1.4	Project Status

Contractor began work on the Crowfoot Project under an LNTP November 13, 2007 which included preparing the Phase 1 Project Execution Plan and confirming cost estimates for developing the Phase 1 detailed engineering based on the engineering previously conducted by Harris Group Inc.. Contractor and RREP executed the Preliminary EPC Agreement on January 29, 2008. Under the Preliminary EPC Agreement, Contractor was tasked with developing the detailed engineering deliverables and Equipment procurement packages in sufficient detail to support a bottom up cost estimate (Front End Loading, Level 3) and construction schedule to be used as the basis for the Construction Price. As part of this effort, Contractor also identified major Equipment procurement activities that are critical to the Project Schedule. Contractor prepared construction drawings and specifications for a limited amount of construction work (i.e., site grading, erosion control, MHF foundations) which is required early to ready the site for MHF installation and support the Project Schedule.

On August 18, 2008, Contractor issued the purchase order for the waste heat recovery boiler and afterburner (“WHRB/AB”). Early procurement of the WHRB/AB is required to maintain Project Schedule based on the fabrication time of the WHRB.

1.4.1

Site Survey and Geotechnical Investigation - Site surveying has been completed and results provided to Contractor. Initial geotechnical investigation were completed at the Project Site by Owner and final reports were issued in October 2007 to Contractor. Additional geotechnical investigations were conducted by Contractor under the Preliminary EPC Agreement.

1.4.2	Environmental Permitting Status

Environmental permitting activities have been initiated for the site. The following is a summary of the current status of the key permitting activities:

x.	LDEQ issued RREP the Authorization to Construct and the Title V Air Permit on May 28, 2008.

xi.	USACE provided authorization to Owner that the site work (including construction of the access roads into the site across the northern drainage canal) are authorized by Nationwide Permit No. 39. An amended application will be required if construction plans deviate from those prepared by Contractor and provided to the USACE in support of this authorization.

xii.	Environment assessments have been conducted for the property. A Phase 1 Environmental Site Assessment (“ESA”) was performed to provide an overall assessment of environmental factors affecting the Project Site, and to provide appropriate inquiry into the previous ownership and uses of the property in order to identify “recognized environmental conditions” (“REC”) with regard to the presence of hazardous substances and petroleum products. This assessment has revealed no evidence of REC in connection with the property. An Environmental Constraints Analysis (“ECA”), consisting of a background review for archaeological resources, potential jurisdictional waters, and threatened and endangered (“T&E”) species was also completed. As part of the ECA, a pedestrian survey was also conducted to determine if potential jurisdictional waters of the United States and/or T&E species habitat exist within the survey area. The ECA concluded that further cultural resource investigations were not necessary; that the approximate percentage of jurisdictional waters/wetlands within the survey area were less than 1 percent (<1.0 acres); and that no T&E species habitat were observed within the survey area.

1.4.3	Project Site Description and Site Infrastructure Status

The Project Site consists of approximately 60 acres located on the south side of Parish Road 604 in Armistead, Red River Parish, Louisiana. There are no paved roads or buildings on the property. The Project Site is accessed from Parish Road 604 to the north. RREP owns the Project Site.

1.4.3.1	Site Infrastructure and Linears (the Utility Facilities)

Road Access – Parish Road 604 provides access to the site. Additionally, an unpaved haul road previously used by the Red River Mine runs the length of the site on the western boundary. Red River Mine has agreed to allow temporary construction access via a road to be constructed by Contractor on the Northwest corner of the Project Site.

Temporary Facilities – The site is a Greenfield site. As such, there are no existing utilities or infrastructure on the property.

Lignite Feedstock – Coal will be delivered to the crushing and handling area by over-the-road belly dump trucks.

Railroad Spur – Owner is in discussions with the Union Pacific Railroad (UP) regarding the location of the interconnection of a dedicated rail spur to UP’s line. Design and construction (other than general site layout provisions) of the rail spur and connection to the main line have been deferred for the first production line and are not within the scope of this agreement.

Process Water – Process water for the Project will come either from a mine-owned dewatering pond (E6) or future from the South Oxbow of the Red River. Potable Water – Potable water shall be provided from a  3/4 inch line and meter installed by the water company to the project property located in Sections 21 & 28, T12N, R10W, Red River Parish, Louisiana. The line will be extended from an existing line adjacent to Parish Road 604 by the water company. The water company will bore and extend the line under Parish Road 604 to the meter location. At that point they will set the meter just inside the property line which is within the Project Site boundary as defined in Appendix J. The Contractor shall tie-in to the water meter and pipe potable water to the Project use points.

Industrial Water Discharge – No industrial discharge (LPDES regulated) outfall or tie-in will be provided. The Contractor shall design and construct the Project for zero discharge.

Sanitary Sewer – There are no off-site connections for the sanitary sewer. Sanitary sewer shall be provided by on-site septic system designed and installed by Contractor.

Natural Gas – Natural gas will be provided by Crosstex LIG, LLC (“CLIG”). CLIG will install a 4” tap on CLIG’s existing pipeline, a new Measurement / Regulation station (“M/R Station”), a liquid removal facility, and a 4” pipeline (collectively, the “Facilities”) to be located in Sections 21 & 28, T12N, R10W, Red River Parish, Louisiana. The 4” pipeline will extend from CLIG’s existing Armistead Compressor Station site to a new M/R Station located on the Project Site. The Facilities will be designed and constructed by CLIG to accommodate RREP’s potential Project natural gas requirement of a 120,000 SCF/HR flow rate. The 4” pipeline and M/R Station design pressure shall be 720 PSIG maximum allowable operating pressure with regulated pressure to RREP’s Project of 100 PSIG or less (relief devices will be provided to ensure Project natural gas line pressure will be less than 100 PSIG). CLIG will extend the new gas line to the M/R Station location as specified by Contractor. Contractor is responsible for odorization of the gas delivered by Crosstex.-

Electrical Interconnect – Contractor’s interconnection scope will end at the Project’s 34.5kV switchyard dead-end structure (provided by Contractor) on-site. It is currently expected that the local wholesaler, Central Louisiana Electric Company, will extend a 34.5kV line from their existing 138kV transmission facilities approximately 3.8 miles northwest of the Project Site through a step-down transformer and to the Project’s dead-end.

Ash Disposal – Owner is exploring two options for the disposal of the ash created by the production process. One option is to acquire ownership of an open pit from the mining company and convert it to a landfill for the ash disposal. The second option is to transport the ash off site to an existing permitted landfill. Contractor’s scope is through point of loadout into trucks.

Temporary Construction Power – Temporary construction power will be provided by Valley Electric. Valley Electric will provide power to a transformer provided by Valley Electric and located on the Project Site by the Contractor.

ARTICLE 2 DESCRIPTION OF CONTRACTOR’S SCOPE OF WORK

2.1	Overall Approach

The Project is being completed using a two-phased contracting approach. The Preliminary EPC Agreement (previously referred to as Phase 1) consisted of an open book phase culminating with the development of a Construction Price for the balance of engineering, construction and commissioning. The Preliminary EPC Agreement engineering scope has been substantially completed.

The Work will include engineering, procurement, construction, training, startup, testing, commissioning, and turnover of the Project to Owner pursuant to the Agreement. The function, intent, and quality required of the Project are defined in the F&OR/DC, Red River Environmental Products, LLC, activated carbon production facility, Red River Parish Louisiana, Doc. No. CF-2007-016, Rev. 2, August 2008 and by the following engineering documents prepared by Contractor under the Preliminary EPC Agreement. In the event of any conflict between provisions within the F&OR/DC and the engineering deliverables listed in Attachment 1 to this appendix, the F&OR/DC shall take precedence for design, construction and interpretation.

2.2	Phase 2 Deliverables

The deliverables include all of the scope of work required to procure, design, erect, startup, and commission a fully functioning, reliable Project (excluding the MHFs), consistent with Professional Standards and Prudent Industry Practices that complies with the requirements detailed in the F&OR/DC, Red River Environmental Products, LLC, activated carbon production facility, Red River Parish

Louisiana, Doc. No. CF-2007-016, Rev. 2, August 2008 and the engineering deliverables prepared by Contractor under the Preliminary EPC Agreement.

2.2.1	Updated Project Safety Manual

The Project Safety Manual developed during Phase 1 shall be updated for the Work (if required). This Project Safety Manual shall be accepted by the Owner prior to issuance of the Full Notice to Proceed under the Agreement.

2.2.2	Startup, Commissioning, and Performance Testing Plans, Procedures, and Results

The startup, commissioning, and performance testing process is intended to verify that the installed systems operate in a manner consistent with the design intent. To this end, the Contractor will in conjunction with Owner’s environmental consultant; create and document the startup, commissioning, and Performance Testing plans, procedures, and forms, and obtain Owner approval for same; coordinate functional performance testing of installed systems; and complete all system performance and reliability testing as required by this Agreement to demonstrate that the systems and overall Project perform in accordance with Appendix C.

The Project will be performance tested in three stages, each in accordance with the terms and conditions of the Agreement and Appendix C:

•

Upon completion of at least one (1) MHF (“Unit”), such Unit(s), and all associated equipment necessary to independently operate such Unit(s), excluding the power generation, will be performance tested for eight hours to demonstrate initial operation,

•

Upon completion of all four (4) Units, the full Project, to include the power island, the emission control system and all material handling systems, will be performance tested for eight hours to demonstrate full Project performance criteria and guarantees, and,

•	Upon completion of, or concurrent with such performance test, and prior to Final Completion, the Reliability Test will be performed for * days to demonstrate reliability of the full Project,

Deliverables to be provided during the startup, commissioning, and performance testing process include, but are not limited to:

xiii.

Provide complete procedures and/or protocols for startup, commissioning and performance testing, and related documentation forms for approval by the Owner at least three (3) months prior to the scheduled date for each of Phase 1 Mechanical Completion and Mechanical Completion. Test procedures shall at a minimum include statements indicating test objectives, applicable standards, test descriptions, forms, and checklists to be used to control and document the required tests.

xiv.	Arrange for and provide assistance from Equipment Suppliers to properly and safely check out, start up, and test the Equipment and Project.

xv.	Provide final “record drawings” reports and documentation, including electrical test reports, coordination studies, circuit breaker final settings, testing and balancing reports, system/Equipment start-up reports, control system point-to-point check out documentation, pressure testing, mechanical system cleaning/flushing reports, verification of conformance to manufacturer’s specifications, final Performance Testing reports/data, and all other documentation reasonably necessary to demonstrate and certify satisfaction of the Performance Requirements included in Appendix C.

xvi.	Commissioning documentation shall include, but not be limited to:

•	Operational description of each system to be tested. This description shall encompass the design intent and define the commissioning scope of each system.

•	Equipment tracking forms for each component of the systems being tested. These forms shall track installation and startup of each component.

•

Startup and test reports and associated forms of all components requiring startup or testing including alignment, calibration checks, and any other pre-operational testing required prior to Project commissioning and performance testing.

•

Records maintained by Contractor when dictated by Applicable Legal Requirements or, that provide traceability of analytical results and instrument calibrations to the National Institute of Standards and Technology (NIST). Provide these records with all test reports.

•

Point-to-point and loop check verification forms for each input and output to the plant control system. These forms shall track installation, labeling, and testing with properly calibrated and certified test equipment.

•	Control loop tuning verification and documentation of tuning constants via the DCS control system to the degree applicable, or at local controllers if not at the DCS.

•	Functional performance test reports that verify every specified operational mode and function of each component and system.

•

Project performance test reports that certify operational compliance of the Project with Contractor’s performance guarantees. Reports shall include but not be limited to test data and results, quality assurance/quality control verifications, calculations, performance curves, laboratory and

Personnel qualifications, and other information as required to fully demonstrate compliance with Performance Testing.

2.2.3	Operator Training

The Contractor shall provide training to Owner Personnel for operation and maintenance of the completed Project. Training shall be comprehensive and include all aspects of Project operations. During the Work, a general training plan will be prepared by Contractor and approved by Owner.

2.2.4	Record Drawings

xvii.	Starting six (6) months prior to the scheduled date for Mechanical Completion and continuing to Final Completion, the Contractor shall provide monthly updates and allow Owner access for review of documentation of the following “redlined” documents. Prior to Final Completion, the Contractor shall provide Owner the following documents as final Record Drawings.

•	P&ID’s

•	General Arrangements

•	Single Line Electrical Drawings

•	Elementary Electrical Drawings

•	Loop Sheets

•	Final Tuning Constants

•	Interconnection Electrical Drawings

•	Undergrounds

•	Equipment List

•	Instrument Index

xviii.

Prior to achieving Final Completion, Contractor shall provide Owner a complete electronic set (PDF and native format [i.e., AutoCAD, Microsoft Word, etc..]), one full size hard copy set, and one one-half ( 1/2) size hard copy set of all Project drawings, together with all manuals (minimum of four copies), and the above listed documents in their as-built condition. When reasonably approved by Owner and in lieu of new manuals, errata and/or replacement pages may be provided to Owner to replace specific pages in manuals previously submitted to and approved by Owner.

2.3	OTHER Requirements

The following sections outline other requirements included in the Contractor’s scope of Work

xix.	Risk Management Plan

xx.	Design Requirements/Acceptance Criteria.

xxi.	Schedule Requirements/Acceptance Criteria.

xxii.	Quality Assurance Requirements/Acceptance Criteria.

xxiii.	Project Communications.

2.3.1	Risk Management Plan. Adhere to Owner’ Risk Management Plan as mutually agreed, and specifically be responsible for the preparation and maintenance of a project risk register.

2.3.2	Design Requirements and Acceptance Criteria

All deliverables will be provided to Owner electronically, as specified herein (Applicable Electronic Format) and in hardcopy. The electronic versions will be provided in a mutually-agreed format(s). Design activities performed by Contractor must meet or exceed Professional Standards and Prudent Industry Practices, and are inclusive of the following:

xxiv.	Conduct design activities in accordance with an Owner-approved Quality Assurance Program and associated implementing procedures.

xxv.	Define, verify, and control all design documents. Prepare design documents that clearly and fully define the construction activity. Control all design changes to a level commensurate with the original design. Design outputs shall be verified against the design input requirements prior to release.

xxvi.	Develop calculations to substantiate the validity of the design. Provide calculations in accordance with the Contractor’s Quality Assurance Program and implementing procedures. Calculations shall fully support the design. The design shall not be accepted without complete, checked calculations.

xxvii.	Prepare technical specifications to define the level of quality for the Equipment, Materials, and methods employed during construction.

xxviii.	Prepare drawings and schedules in accordance with Contractor’s Owner-approved Quality Assurance Program and associated implementing procedures. Prepare finished AutoCAD and applicable 3D drawings so that prints or reproducibles as well as reductions to half size will be clear and legible. Drawings shall ensure that all major Equipment, lines, valves, and controls are labeled/enumerated to facilitate operation. Careful consideration shall be given to the accuracy, style, and position of all notations. Drawing standards (line weights, layers, fonts, colors etc.) shall be Contractor’s standard practice.

xxix.	Monitor the design activities to provide proper assurance that the required activity is performed in accordance with the Project Execution Plans, including all quality requirements.

xxx.	Conduct design, model, operability, and constructability reviews, incorporate/respond to all Owner comments, and incorporate Owner scope/supplied information prior to release of design. Ensure all design review comments are documented and tracked to closure prior to release of design for construction. Coordinate inspection and testing activities with the Owner and Owner Engineer to avoid duplication of effort.

xxxi.	Provide Owner access to Contractor’s and its Subcontractors’ and Suppliers’ facilities and Personnel during design and construction for in-progress review and assistance. Coordinate with Owner through on-site visits, quality assurance reviews, and meetings as necessary to facilitate design progress and ensure that the completed Project will meet all functional and operational requirements and design criteria within Contractor’s scope.

2.3.2.1	Engineering Submittal Requirements

(a)	Equipment Specifications

To the maximum extent possible, Equipment data sheets will be utilized to specify off-the-shelf equipment such as tanks, pumps, agitators, instruments and vessels. However, when detailed Equipment specifications are required to fully define the Equipment, Contractor will prepare required specifications.

The completed specification will be reviewed by a peer of the originator and approved by the responsible Design Department Manager or Process Manager.

All Equipment specifications will be released for the Owner’s review. The Owner or a designated third party will have ten (10) Business Days to reply with comments. If the Owner has not provided comments to the approval document within ten (10) Business Days, the document shall be deemed approved as submitted. It is understood that the Owner and Contractor may, on occasion, mutually agree to develop and implement accelerated submittal approval procedures to facilitate Project Schedule execution. After the proper reviews and approvals have been obtained, the specifications will be issued for bids with an electronic copy being sent to the project administrative assistant to file in ProjectWise.

During development of an Equipment specification, it may be desirable to make a preliminary release. When this is done, the specification will be clearly identified as a preliminary issue, and the status of the document will be identified as “Release for Information (RFI)” or “Released for Approval/Bid (RFA/RFB)”.

(b)	Construction and Material Specifications

Each specification for construction and Materials will be reviewed per Project Execution Plan

Each specification for construction and Materials will be issued to the Owner and/or Owner’s designated third party for review. The Owner will have ten (10) Business Days to make comments prior to the document being released for construction. If the Owner has not provided comments to the approval document within ten (10) Business Days, the document shall be deemed approved as submitted.

(c)	Drawings

For drawings that are issued in hard copy format:

•	Drawings and documents will be plotted and issued through Contractor’s Document Control Department.

For drawings that are issued electronic format:

•

These drawings will be issued through the Contractor’s Document Control Department under transmittal. To the maximum extent possible, ProjectWise will be utilized. PDF format will be used except as approved by the Engineering Project Manager and as required for final Record Drawing transmittal to Owner.

Engineering drawings will incorporate the standard approved title block, border, and drawing arrangement. Drawings will be signed off in accordance with the Project Execution Plan. A drawing list shall be maintained for the project.

a)	Handling of Contractor Drawings

The Discipline Design Lead will prepare an internal transmittal for their discipline drawings for release and will deliver the transmittal and original drawings to the Engineering Project Manager. The Discipline Design Lead will see that the appropriate signatures are included and that the status of the drawing is correct on both the drawings and transmittal.

The Engineering Project Manager will review and sign the drawings for release, note internal, Owner, and other distribution, and forward to the Document Control Department for disposition.

A transmittal of all “For Approval” drawings will be issued to the Engineering Expediter for their use in expediting approvals.

Returned Drawings

All Contractor drawings returned with comments will be received by the Engineering Project Manager who will make subsequent distribution.

The responsible Discipline Design Lead will review Owner notes and comments and discuss any discrepancies with the Engineering Project Manager, Discipline Department Manager, or other Discipline Design Leads as required. Provided the comments do not impact Project cost or Project Schedule, the Discipline Design Lead should revise the drawing(s) in accordance with Contractor policy and reissue as outlined in the Project Procedure Manual. Contractor shall notify Owner for resolution of comments that will not be incorporated because of a potential cost or schedule impact.

b)	Handling of Supplier Documents

Supplier’s original proposals will be sent to Contractor’s Procurement Lead and the Engineering Project Manager. The Procurement Lead will make distribution in accordance with the Project Distribution Matrix.

Supplier Drawings Received “For Approval”

Suppliers shall submit drawings for approval under transmittal and preferably in electronic format. The drawings are to be submitted to the Engineering Project Manager with a copy to the Engineering Expediter. The Engineering Project Manager will indicate the primary approver and distribution of the documents to be made by the Document Control Department.

The Engineering Project Manager will indicate who should be the primary approver and the time frame for other departments to return comments to the primary approver. The Project Expediter will track the progress of the approval drawings and provide weekly status report to the Engineering Project Manager.

The primary approver will receive marked print(s), coordinate and transfer all appropriate markings to the original approval drawing, and return the drawings to the Engineering Project Manager for disposition.

Drawings will be issued to the Owner at the same time internal distribution is made. The Owner will be responsible for returning the documents and any comments to Contractor primary approver within ten (10) Business Days to satisfy the required return date set forth in the transmittal.

Certified Supplier Drawings

Suppliers shall submit certified drawings under transmittal and preferably in electronic format. The drawings are to be submitted to the Engineering Project Manager with a copy to the Engineering Expediter. The Engineering Project Manager will indicate distribution of the documents to be made by the Document Distribution Department.

(d)	Sketches

Where appropriate, design sketches will be used to develop and distribute information in the prosecution of the Work. All design sketches will be prepared on Contractor standard 8  1/2" X 11" or 11" X 17" sketch forms. They will be numbered in the same manner as engineering drawings except that the sketch number will be preceded by the designation “SK”. All sketches are to reference Contractor and if used in the construction of the Project must be sealed by a Professional Engineer registered in the State of Louisiana. Sketches that effect drawings required to be Record Drawings shall be incorporated into the appropriate Record Drawing submittal.

(e)	Revisions

All revisions of engineering documents will be clearly indicated on the documents.

Revisions prior to Release for Construction (“RFC”) will be indicated by an alpha character revision indication.

Initial RFC releases will be designated revision 0 (zero), and all previous revision notes will be removed from the body of the drawing.

Revisions subsequent to RFC will be indicated by a numeric revision number. Each revision will include:

•	The initials of the person making the revision

•	The initials of the engineer responsible for the document

•	A brief description of the revision

•	A numbered triangle indicating the location of the revision of change in the body of the drawing

•	The date of the revision release

All revisions in the body of the drawing should be clouded and carry the numbered triangle corresponding to the revision description in the revision block.

(f)	Profession Engineering Seal

All RFC construction drawing and documents will bear a State of Louisiana Professional Engineering Seal or as required by Louisiana law.

(g)	Permanent Record

The active master project file will be maintained in ProjectWise and monitored by the Engineering Project Manager and project administrative assistant

2.3.2.2	REVIEW & APPROVAL OF ENGINEERING SUBMITTALS

Contractor shall deliver as the design progresses, data, calculations, reports, drawings and specifications, and other information set forth below. Contractor shall provide to Owner such other information as may be reasonably requested by Owner prior to release of documents for procurement or construction.

Owner shall be given ten (10) Business Days from receipt of technical information for review and comment. It is understood that the Owner and Contractor may, on occasion, mutually agree to develop and implement accelerated submittal approval procedures to facilitate Project Schedule execution. Contractor shall develop and document the resolution/response to all Owners comments, whether provided in writing by Owner or documented by Contractor after a design review meeting and provide to Owner for concurrence. The Contractor has the responsibility for identifying open issues and establishing a schedule for their closeout.

Contractor shall be obligated to act upon and consider Owner’s comments in good faith. If Owner has failed to deliver comments within such ten (10) Business Days, Contractor will consider documents approved as submitted, but shall consider such comments, thereafter delivered by Owner.

Main drawings shall be to scale and fully detailed with all revisions clearly marked.

All drawings submitted shall be distributed as mutually agreed by the Parties and documented on a document distribution matrix. Final Contractor drawings shall include two hard copies and one electronic copy on disk formatted for use with Contractor’s latest version of AutoCad. Final supplier drawings shall include two hard copies and one electronic copy on disk format where available. Contractor shall not be required to redraw supplier wiring diagrams, schematics, logic, etc. Contractor shall not be required to duplicate Supplier Equipment outlines from documents prepared by Suppliers of Owner-

provided Equipment. Rather, they shall be referenced as a “black box” or space envelope.

Contractor shall be responsible for any discrepancies, errors or omissions in the drawings and the other particulars used, whether or not Owner has reviewed such drawings and particulars. Any review or comments given by Owner shall not relieve Contractor of any design responsibility under this Agreement unless Owner specifically so agrees in writing.

Any technical information that has been modified either by Contractor, the Supplier or by Owner must be reissued. Such reissues may require Change Orders and/or backcharges to Supplier. Contractor shall resubmit drawings in a timely manner such that Owner has up-do-date information.

2.3.2.3	Technical Review Documentation

The following documentation and information shall be supplied in accordance with the engineering schedule for the Work:

Classification
General arrangement and layout drawings	1
Site Plans (excluding calculations)	1
PFDs / P&I diagrams	1
Control System architecture, logic, loop diagrams	1
Single line electrical diagrams including control schematics	1
Three line electrical diagrams	1
Metering and relay schematics including Project/Equipment protectives	1
Elementary Diagrams	1
Underground Releases (excluding calculations)	1
Design Calculations for Electrical, Process, Material Handling, and Emission	1
Control System Sizing	1

Equipment Specifications	2
Civil Releases	2
Structural Releases	2
Piping Isometrics & Plans	2
Electrical/Instrumentation interconnect and wiring drawings	2

3D computer model review (updated every month)	3
Equipment lists	3
Electric power consumption list – Auxiliary Loads	3
Instrument list	3
Cable schedules, including cable numbering	3

Line list	3
Design Calculations not included in Classification 1	3

Special tools needed for maintenance and calibration	4
Supplier recommended spare parts lists and pricing	4

Description of Document Review Classifications:

1.	Contractor shall submit drawings and calculations to Owner for review, comment, and approval before these drawings and calculations may be Released for Design/Construction. Contractor shall submit specifications to Owner for review, comment, and approval before these specifications may be Released for Bid

2.	Drawings shall be submitted to Owner when they are Released for Construction. Specifications shall be submitted to Owner for approval when they are Released for Bid. Contractor is not required to halt design, procurement, or construction while waiting for Owner review. However, revisions may be required if Owner’s review reveals the submittal does not comply with the requirements of this Agreement.

3.	The Data Base will be updated periodically and provided to Owner not less than every ninety (90) calendar days unless no update has occurred within the last ninety (90) calendar day period.

4.	Contractor shall provide Supplier Drawings to Owner before Phase I Mechanical Completion or Mechanical Completion, as applicable.

2.3.3	Schedule Requirements and Acceptance Criteria

2.3.3.1	Project Schedule

The Project Schedule is included as Appendix B to the Agreement. The Contractor shall be responsible for scheduling of all design, procurement, and construction. Work progress will be measured, progress payments calculated and time extensions evaluated by approved updates and revisions to the Project Schedule. The Critical Path Method shall be used to generate the Project Schedule.

The Project Schedule shall show the order and interdependence of activities and the sequence in which the Work is to be accomplished. To the extent practical, each activity will have predecessor and successor ties. No individual onsite construction activity shall have a duration greater than 20 days provided that the start date of that activity is within 30 days of the Project Schedule data date and the Project Schedule shall allow weekly progressing of activities to determine progress to within at least +/-10 percent actual vs. planned activity progress. Once an activity exists on the Project Schedule, it may not be deleted and must remain in the logic unless mutually agreed by Owner and Contractor. When the Project Schedule has been approved by Owner, it will become the baseline Project Schedule and will be used from that time forward to monitor the Work progress. The Milestone Schedule included as Appendix G of this Agreement provides the progress payment data.

The Contractor shall meet with the Owner and/or his representative(s) at least monthly to review actual progress made to date, activities started and completed to date, and the percentage of Work completed to date on each activity started but not completed. These meetings will be conducted on-site, and with a frequency that complements the nature and urgency of the Work. Upon completion of the joint review, the Contractor shall prepare the progressed baseline Project Schedule and submit it to the Owner. Each month, Contractor will provide Owner with (a) the progressed baseline Project Schedule (Primavera Project Planner (Level 3) resource loaded), in native format, (b) a monthly float analysis, and (c) a hard copy (60-day look ahead until each of Phase 1 Mechanical and Mechanical Completion and 14-day look ahead from Mechanical Completion until Final Completion) Level 3 schedule (which will be delivered with the monthly progress report).

Any updates to the baseline Project Schedule shall incorporate all changes mutually agreed upon by the Contractor and Owner together with all Changes resulting from approved Change Orders. These Change Order changes to the Project Schedule shall be tracked as separate line items on the Project Schedule.

Contractor shall show the following information for each Project Schedule activity:

xxxii.	Activity Number

xxxiii.	Activity Description

xxxiv.	Original Duration in Work Days

xxxv.	Actual Duration in Work Days

xxxvi.	Early Start Date

xxxvii.	Early Finish Date

xxxviii.	Total Float

xxxix.	Responsibility Code

Procurement Activities

Tasks related to the procurement of Material or Equipment shall be included as separate activities in the Project Schedule.

Procurement activities include:

xl.	Material/Equipment submittal preparation, submittal and approval

xli.	Negotiations and PO issuing

xlii.	Delivery of technical documentation required to support detail design

xliii.	Delivery of O&M Manuals

xliv.	Material/Equipment fabrication

xlv.	Owner and Contractor supplied Material and Equipment shipment and delivery

Owner Activities

Owner and other organization(s)’ activities that could impact progress shall be clearly identified. Owner activities include, but are not limited to:

xlvi.	Owner Design Submittal reviews

xlvii.	Design review meetings

xlviii.	Owner conducted inspections/ tests

xlix.	Required Utility Tie-ins and Outages

l.	Notices to Proceed

li.	Delivery of Owner Furnished Material/ Equipment

Construction Activities

Construction activities shall include:

lii.	Tasks related to mobilization and demobilization of Contractor and each Subcontractor and Supplier

liii.	Installation of permanent or temporary work by tradesmen and/or Subcontractors

liv.	Testing and inspections (including special inspections) of installed Work by technicians, inspectors and/or engineers

lv.	Startup, testing, commissioning, and turnover activities

lvi.	Training

lvii.	Administrative tasks necessary to start, proceed with, accomplish or finalize the scope of Work

Contractor activities shall reflect actual workdays, including any overtime, double shifts, weekends and holidays worked.

Responsibility Code

All activities in the Project Schedule shall be identified with the party responsible to perform the task. Responsible parties include:

lviii.	Contractor

lix.	Subcontractors

lx.	Third party engineering firms (if any)

lxi.	Inspection and testing firms

lxii.	Owner

lxiii.	Others

Only one responsible party will be shown for each activity. This party shall be identified by a responsibility code such as “ELEC” for electrical subcontractor.

Substantial and Final Completion

These schedule activities shall be defined in accordance with the Agreement and shall each be a zero duration milestone with an unconstrained date representing the Contractor’s Phase I Substantial Completion, Substantial Completion or Final Completion Dates.

2.3.4	Quality Assurance Requirements and Acceptance Criteria

Contractor will:

lxiv.	Provide and maintain a documented Quality Assurance Program (including implementing procedures and inspection system) covering the items and services to be furnished under this Appendix A. The program shall include those items and services provided by Contractor’s Subcontractors. The program shall include consideration of the technical aspects of the activities affecting quality from design through procurement of items and services and installation. The program shall provide control over activities affecting quality to an extent consistent with their level of importance. The Contractor shall provide and Owner shall review, and approve, the Quality Assurance program prior to proceeding with the Work.

lxv.	Ensure Personnel meet the minimum qualification, education, licensing, certification, and training requirements as required by Applicable Legal Requirements.

lxvi.	The Contractor is responsible for ensuring that construction is completed in accordance with the approved drawings and specifications, and approved field and design changes. Performance Testing and acceptance, including Reliability Testing, shall be in accordance with the Contractor-prepared and Owner-approved test plans and associated procedures.

lxvii.	The Contractor shall provide and maintain a complete construction inspection system that is acceptable to Owner and that shall ensure that inspectors are appropriately qualified, trained, and certified. Inspection Personnel shall document items that were inspected, acceptance criteria and results, and identify any non-conforming results. Non-conformances shall be documented in accordance with the Contractor’s approved Quality Assurance Program and shall be tracked to closure to Owner’s satisfaction prior to requesting payment for the nonconforming items or Work. Corrective actions, and actions to prevent their recurrence, shall be implemented to prevent recurring non-conformances.

lxviii.	Owner will have one or more representative(s) and/or agents on-site, each or any of which may witness and/or conduct inspections and tests throughout construction while Work is in progress. Contractor shall keep Owner’s Personnel and/or agents properly informed of Contractor’s upcoming inspections and tests and track and close Owner identified non-conformances in the same manner as those identified by Contractor’s inspection Personnel. Contractor shall conduct weekly construction coordination meetings with Owner’ on-site representative(s) and/or agents present.

lxix.	Obtain prior written approval from Owner for any deviations from the Quality Assurance Program and Contractor’s approved Project Execution Plans.

lxx.	Provide Owner access to all relevant records and/or Personnel.

lxxi.	Protect Project information and data to prevent unauthorized use, destruction, or loss.

lxxii.	Contractor shall be responsible for closing all open issues to Owner’s satisfaction associated with non-conforming conditions, corrective actions, design and/or field changes, up-to-date red-line drawings prior to acceptance and/or payment to Contractor.

The acceptable criteria for deliverables includes the following:

lxxiii.	All deliverables will be fully complete documents. That is, “draft” deliverables do not imply partially complete or unchecked deliverables.

lxxiv.	All deliverables will include the signature of the responsible author and the signature of the document checker indicating that the document has been properly reviewed according to the approved Quality Assurance Program and implementing procedures and is suitable for release.

lxxv.	Documents that do not meet these minimum requirements may, at Owner’s sole discretion, not be accepted. If documents do not meet these minimum requirements, the Contractor must revise and resubmit the documents at no additional cost to Owner within a time frame that does not delay the project.

2.3.5	Project Communications

Meetings and Progress Reports

Weekly Design and Construction Status Meetings: Contractor will hold a status meeting/conference call each week with Owner, at an agreed upon time and place, for the duration of the project. The purpose of the meetings will be to:

lxxvi.	Report design and construction status versus schedule.

lxxvii.	Identify potential problems related to technical issues, scope, cost, schedule, and/or safety.

lxxviii.	Resolve existing problems.

lxxix.	RFIs.

The Contractor is encouraged to use these meetings during the design phase to review the design and to present in-progress design documents for discussion with Owner’s reviewers prior to release of the documents.

Meeting Minutes (Confirmation Notices)

Provide minutes of each meeting and each teleconference whereby Contractor believes project decisions or commitments are made by or with Owner, Subcontractors, Equipment suppliers and any other entity affecting the Project. The minutes are to be developed and distributed by e-mail within three (3) Business Days of the date of the meeting or teleconference. The minutes are to list the participants and their phone numbers, state the date, indicate the location of the meeting, identify major issues, document resolution of situations and conclusions drawn, serve as a transmittal of documents exchanged, list all action items and describe the effect of the meeting’s conclusions relative to the Project Schedule or Total Work Cost.

Monthly Progress Reports

At a minimum, Contractor shall provide Owner with monthly progress reports detailing cost, schedule, and manpower performance (actual vs. planned); summarize Work performed during the period; Work and major procurements planned for the following month; design, construction, inspection, or delivery issues of concern and corrective actions planned to address the issues.

Project Website

The Contractor shall create, maintain, and administer a Project website for the access and storage of key project documents generated throughout design and construction. The website shall include at a minimum the following items: Contractor’s Quality Assurance Program and Implementing procedures; Project

Execution Plan(s), baseline Project Schedule; working or look-ahead schedule; meeting minutes; progress reports; all engineering and construction deliverables; RFIs; Design Changes; Field Design Changes; inspection and testing procedures and results; Non-Conformance Reports (NCRs); approved for construction drawings and specifications; bid and award packages; commissioning and start-up plans and results; and key project team communications. Documents shall be posted to the website within 24 hours of generation. The website shall be viewable remotely through the internet with secure and controlled access to select project team members.

Requests for Information (RFIs)

Develop RFIs and distribute by e-mail using an Owner-approved RFI process. RFIs are not, and should not be considered, a Change to the Agreement.

Look-Ahead Schedules

During construction, the Contractor shall, on a weekly basis, provide a three week look-ahead schedule that encompasses the Work planned for the upcoming three week period. The schedule shall include key Equipment deliveries, construction activities, testing and inspections, and support required from Owner and other organizations. This schedule shall be reviewed and updated during weekly construction meetings and shall be provided a minimum of one full Business Day prior to the construction meetings.

Design Change Notification

The Contractor shall provide the Owner copies of all field or design changes. Except to the degree mutually agreed-to and amended in writing, the Contractor shall request Owner approval of all design Changes pursuant to the Agreement prior to proceeding with detailed design and/or construction of the Change.

Attachment 1

Engineering Deliverables

P&IDs

Area	Type	Number	Title	Rev
100	PO	001	P&ID Coal Handling System	B
101	PO	001	P&ID Coal Handling System	B
101	PO	002	P&ID Coal Handling Vacuum System	B
201	PO	001	P&ID Multi-Hearth Furnace MHF 1	B
201	PO	002	P&ID Multi-Hearth Furnace MHF 2	B
201	PO	003	P&ID Multi-Hearth Furnace MHF 3	B
201	PO	004	P&ID Multi-Hearth Furnace MHF 4	B
201	PO	007	P&ID Multi-Hearth Furnace Product Cooling Loop Exchangers & Pumps	B
201	PO	008	P&ID Multi-Hearth Furnace MHF 1 & 2 Screw Coolers Water Side	B
201	PO	009	P&ID Multi-Hearth Furnace MHF 3 & 4 Screw Coolers Water Side	B
301	PO	001	P&ID Product Handling Activated Carbon HG Adsorption System	B
301	PO	002	P&ID Product Handling	B
301	PO	003	P&ID Product Handling Product Storage-Truck	B

401	PO	001	P&ID Water Systems & Utilities Demineralize Water & Transfers	B
401	PO	002	P&ID Water Systems & Utilities Raw Water	B
401	PO	003	P&ID Water Systems & Utilities Plant/Treated Water	B
401	PO	004	P&ID Water Systems & Utilities Wastewater	B
401	PO	005	P&ID Water Systems & Utilities Ultrafilter Skid 1	B
401	PO	006	P&ID Water Systems & Utilities Circulating Water	B
401	PO	007	P&ID Water Systems & Utilities Chemical Treatment	B
401	PO	008	P&ID Water Systems & Utilities Potable Water Distribution	B
401	PO	009	P&ID Water Systems & Utilities Plant Air Distribution	B
401	PO	010	P&ID Water Systems & Utilities Plant Air Distribution	B
401	PO	011	P&ID Water Systems & Utilities Instrument Air Distribution	B
401	PO	012	P&ID Water Systems & Utilities Fuel Gas Distribution	B
401	PO	013	P&ID Water Systems & Utilities Utility Stations Air and Plant Water	B
401	PO	014	P&ID Water Systems & Utilities Water Treatment IST Pass Reverse Osmosis	B

401	PO	015	P&ID Water Systems & Utilities Water Treatment 2nd Pass Reverse Osmosis	B
401	PO	016	P&ID Water Systems & Utilities Water Treatment Electrodeionization Skid	B
401	PO	017	P&ID Water Systems & Utilities Water Treatment Process Runoff	B
401	PO	018	P&ID Water Systems & Utilities Water Treatment Ultrafilter Skid 1	B
401	PO	019	P&ID Water Systems & Utilities Chemical Feed System	B
401	PO	020	P&ID Water Systems & Utilities UF Clean in Place System	B
401	PO	020	P&ID Water Systems & Utilities UF Clean in Place System	B
401	PO	021	P&ID Water Systems & Utilities RO/EDI Clean in Place System	B
401	PO	022	P&ID Water Systems & Utilities Water Treatment	B
501	PO	001	P&ID Power Island Afterburner Combustor	B
501	PO	002	P&ID Power Island High Pressure Steam	B
501	PO	003	P&ID Power Island IP/LP Steam System	B
501	PO	004	P&ID Power Island Waste Heat Recovery Boiler	B
501	PO	005	P&ID Power Island Feedwater	B

501	PO	006	P&ID Power Island Boiler Blowdown System	B
501	PO	007	P&ID Power Island Condensate System	B
501	PO	008	P&ID Power Island Turbine Drain Tank & Gland Steam	B
501	PO	009	P&ID Power Island Turbine Generator Main Steam System	B
501	PO	010	P&ID Power Island Generator Cooling System	B
501	PO	011	P&ID Power Island Turbine Lube Oil System	B
501	PO	012	P&ID Power Island Turbine Generator Air Ejector System	B
501	PO	013	P&ID Power Island Waste Heat Recovery Boiler Soot Blower & Ash System	B
601	PO	001	P&ID Emission Control Off Gas/Afterburner & Boiler Gas Side	B
601	PO	002	P&ID Emission Control Spray Dryer Absorber	B
601	PO	003	P&ID Emission Control Lime Slurry System	B
601	PO	004	P&ID Emission Control Lime Slurry System	B
601	PO	005	P&ID Emission Control Baghouse	B
601	PO	006	P&ID Emission Control Flue Gas, ID Fan & Stack	B

601	PO	007	P&ID Emission Control Ash Handling	B
700	EO	001	Power Distribution Electrical Single-Line Diagram	B
800	E4	SK02	Activated Carbon Plant Hazardous Area Plan	A
800	E4	SK03	Activated Carbon Plant Security Site Plan	A
800	E6	SK01	Activated Carbon Site Plan Grounding	A
800	E6	SK02	Activated Carbon Plant Site Plan - Sketch Lighting for Estimate	A
800	MO	001	Site Plan	A
800	MO	003	Site Layout Accessways Construction Plan	A
800	PO	001	P&ID Legend & Symbology	B
800	S9	001	Architectural Control/Warehouse Building First Floor Plan	A
800	S9	002	Architectural Control/Warehouse Building Second Floor Plan	A
800	S9	003	Architectural Control/Warehouse Building Cross Sections	A
800	S9	004	Architectural Control/Warehouse Building Elevations	A
800	U1	100	HVAC Concept Plan	A0
800	U3	100	Plumbing Concept Plan	A0
801	PO	004	P&ID Site & Buildings Fire Protection	B

Specifications
5003008	Spec	1400	Site Design Conditions	A0
5003008	Spec	8001	Instrument Controls Details Design Criteria	RD0
5003008	Spec	8002	Instrumentation Installation	RD0
5003008	Spec	8003	Distributed Control System	RD0
5003008	Spec	8004	Fiber Optic System Termination & Acceptance Testing	RD0
5003008	Spec	8005	Instrument Controls Furnished w/Mechanical Equipment	RB0

5003008	Spec	AC001	HVAC Design Criteria - Office & Maintenance Building	A0
5003008	Spec	AC195	Baghouse Dust Collector, Bin Vents & Fans	A0
5003008	Spec	C221	Earthwork & Grading	RC0

5003008	Spec	C222	Fill, Excavation & Backfill for Structures	RC0
5003008	Spec	C251	Manhole & Drainage Structures	RC0
5003008	Spec	C252	Sanitary & Process Sewer & Storm Drain	RC0

5003008	Spec	C260	Graded Aggregate Base & Subbase	RC0
5003008	Spec	C261	Asphalt Paving	RC0
5003008	Spec	C262	Concrete Paving	RC0
5003008	Spec	C271	Fencing	RC0
5003008	Spec	C282	Grassing	RC0
5003008	Spec	CHS	Coal Handling System	A0
5003008	Spec	E339	Prefabricated Electrical Building	RA0
5003008	Spec	E517	4,000 Volt AC Induction & Synchronous Motors	RA0
5003008	Spec	E535	460 Volt AC Induction Motors	RA0
5003008	Spec	E778	Generator Step-Up Transformers	RA0

5003008	Spec	E9002	Electrical Construction & Installation	RA0
5003008	Spec	ECS	Environmental Control System	A0
5003008	Spec	GEN	Generator	A0
5003008	Spec	M20901	Product Coolers	A0
5003008	Spec	M23525	Bucket Elevators	A0
5003008	Spec	M24410	Coal Crusher	A0
5003008	Spec	M39127	Weigh Belt - Gravimetric Feeders	A0
5003008	Spec	M47001	Roller Mills	A0
5003008	Spec	ME23501	Conveyor & Transfer Chutes	A0
5003008	Spec	ME23530	Special Switches - Diverter Gate Actuators	A0
5003008	Spec	P01000-A1	Piping Design Criteria	A0
5003008	Spec	P020-04	General Piping	A0
5003008	Spec	P040-02	Thermal Insulation	A0
5003008	Spec	PB010	Plumbing	A0
5003008	Spec	PHS	Product Handling System	A0
5003008	Spec	PR232	Steam Surface Condenser	A0
5003008	Spec	PR256	Deaerator	A0
5003008	Spec	PR389	ID Draft Fans	A0
5003008	Spec	PR3932	CEMS	A0
5003008	Spec	PR598	Boiler Feedwater Pumps	A0
5003008	Spec	S231	Auger Cast Piles	RC2

5003008	Spec	S330	Cast-In-Place Concrete	RC0
5003008	Spec	S360	Cement & Epoxy Grout	RC0
5003008	Spec	S510	Structural Steel	RC0
5003008	Spec	S515	Galvanizing Structural Steel & Miscellaneous Steel	RC0
5003008	Spec	S550	Miscellaneous Steel & Metals	RC0
5003008	Spec	S980	Protective Coatings	RC0
5003008	Spec	STG	Steam Turbine Generator	A0

Other

System Description Control & Monitoring Systems, Rev. 0

DCS Conceptual Block Diagram, Rev. D2

Fiber Optic System Conceptual Block Diagram, Rev. D4

Plant Instrument Index, Rev. 4

Raw Water Intake Conceptual Block Diagram, Rev. D0

Equipment List, Rev. 9/7/08

APPENDIX B

Project Schedule

*

APPENDIX C

Performance Test Requirements and Special Repairs, Replacements and Refurbishments

Purpose of Performance Tests:

The performance tests described herein are to demonstrate that the Project can perform such that environmental and performance criteria can be met continuously and concurrently for the representative operating periods. Full test protocols, as appropriate to provide guidance to all parties during testing and analysis, will be developed collaboratively by Contractor and Owner during detailed engineering.

Scope of Demonstration:

The Project will be tested in three stages:

1) upon completion of two (2) Multi Hearth Furnaces, such MHFs, and all associated equipment necessary to independently operate such MHF(s), excluding the power generation, will be performance tested for eight hours, the “Phase 1 Performance Test”, to demonstrate initial operation, described in Attachment C.1;

2) upon completion of all four (4) MHFs, the full Project, to include the power island, the emission control system and all material handling systems, will be performance tested for eight hours, the “Performance Test”, to demonstrate full Project performance criteria and guarantees, described in Attachment C.2; and

3) upon completion of, or concurrent with, the Performance Test, and prior to Final Completion, the “Reliability Test” will be performed for * days to demonstrate reliability of the full Project, described in Attachment C.3.

Performance Testing Requirements

Appendix C.1 – “Phase I Performance Test”

Purpose of Phase I Performance Test:

The Phase I Performance Test described herein is the stage 1 initial operation performance test to demonstrate that the Project, excluding the power generation, (“Phase I Portion of the Project”) can perform such that environmental and performance criteria with two MHFs in service at initial operating levels can be met continuously and concurrently for eight hours.

Scope of Demonstration:

Plant operation will be monitored using the installed plant instrumentation and normal operational sampling. Plant staffing will be at normal levels and all operation and maintenance will be performed by plant staff in accordance with the instructions and manuals provided by Contractor.

Various temporary and manual measurements will be conducted to supplement plant instrumentation during the Phase I Performance Test period. These will be conducted by outside contractors, plant staff, or project team personnel as agreed to in the final Phase I Performance Test testing protocol.

Specific Requirements:

Prior to the Phase I Performance Test, Contractor shall arrange for a third party to independently monitor the stack emissions with a certified test instrument set in parallel with the continuous emission monitoring system (CEMS).

Contractor shall satisfy criteria defined in Table C.1, which summarizes the minimum acceptable performance and scaled performance over the equipment load range during the Phase I Performance Test (“Phase I Performance Requirements”).

Contractor shall satisfy any specific Permit requirement not noted in Table C.1 for initial operation and/or operation during the Permit’s allowed “shakedown period”.

Compliance with the environmental Permits is expected at all operating conditions. The air Permit allows for initial operation before the emissions compliance test without specific demonstration of compliance, except for pollutants such as NOx and SO2, which must be initially monitored by CEMS.

Table C.1 (Page 1 of 2).

RREP Phase I Performance Test

Acceptance Criteria Summary

Parameter	Design Point * ton/day/furnace Production rate	Adjustment methodology for parameter at lower production rate	Minimum Acceptable Production (28% design margin)	Metrics
activated carbon Production Rate (all balance of plant systems support this rate)	*	Linear pro-rata	*	Coal gravimetric feeders; activated carbon weigh belt scale; day bins inventory for reference
activated carbon Quality:	*	None	*	Sieve test at roller mill outlet

Particle size

Sodium Bromide solution delivery (“Phase I Activated Carbon Specification Requirement”)		None		Sodium bromide solution flow rate and activated carbon feeder rate; product day silo inventory for reference

Table C.1 Continued (Page 2 of 2).

Phase I Performance Test

Environmental Acceptance Criteria Summary

Main Stack Emission Maximums, Unless Otherwise Noted

Parameter (Main Stack Emissions)	Design Point * ton/day/furnace Production rate	Adjustment methodology for parameter at lower production rate	Minimum Acceptable Production (28% design margin) (“Phase I Environmental Compliance Requirement”)	Metrics
NOx*	*	none	*	EPA Methods 7E, 2 & 4**
SO2, lb/hr*	*	none	*	EPA Methods 6C, 2 & 4**
SO2, removal efficiency and lb/MMBtu	*	none	*	% removal by SDA inlet SO2 and stack CEMS; MMBtu by natural gas flow, and MHF gas calorimeter and gas chromatograph
CO*	*	none	*	EPA Method 10 and Minimum temperature of 1600 F in flue gas
VOC*	*	none	*	EPA Methods 18 and 25A and Minimum temperature of 1600 F in flue gas
PM10* (Filterable + Condensable)	*	none	*	Observe Opacity per Method 22, “casual observation”
Total Particulate Matter	*	none	*	Observe Opacity per Method 22, “casual observation”
Opacity	*	none	*	Method 22, “casual observation”

NH3	*	none	*	No initial demonstration required
H2SO4*	*	none	*	No initial demonstration required
Natural Gas consumption in the Afterburner	*%	none	*%	No initial demonstration required

*	Maximum single hourly lbs/hr value of noted emissions can exceed given limit by up to 20%

Clarifications

1.	Sampling and measurements will be continuous for parameters that have appropriate continuous measurement devices, except for necessary off-line time for calibration. Other parameters will be sampled or measured on at least an hourly basis.

2.	Test data, unless noted otherwise, will be the average of all valid collected data for the eight hour test period, with the normal expectation that data representing at least * hours of measurement will be available for each parameter.

3.

The SO2 requirement for % removal and/or lb/MMBTU compliance will be demonstrated with the coal available during the Phase I Performance Test. Further demonstration of the alternative % removal and/or lb/MMBtu will be a Warranty issue and either level, as applicable to a given load condition and coal sulfur level, must be vendor guaranteed.

4.	The SO2 percent reduction will be derived from the stack CEMS mass emissions rate compared to the SDA inlet SO2 mass emissions rate.

5.

The lb/MMBtu will be derived from the stack CEMS SO2 emissions rate, and heat input rate due to the burning of fuels in the afterburner, including natural gas and MHF byproduct waste gas, but excluding the sensible and latent heat content of the MHF waste gas.

6.	activated carbon throughput and quality are dependent on the activated carbon entering the roller mills having a Blamire Grindability Number >0.85 and a maximum absorbed moisture content of 10% by weight.

Crowfoot Project

Performance Testing Requirements

Appendix C.2 – “Performance Test”

Purpose of Performance Test:

The Performance Test described in this Appendix C is the Performance Test to demonstrate that the Project, including the power island, the emission control system, and all material handling systems, can perform such that environmental and performance criteria at guarantee levels can be met continuously and concurrently for 8 (eight) hours. All four MHFs are required to be operating at or above the criteria identified in the column labeled “Minimum Acceptable Production” in Table C.2.

Scope of Demonstration:

Plant operation will be monitored using the installed plant instrumentation and normal operational sampling. Plant staffing will be at normal levels and all operation and maintenance will be performed by plant staff in accordance with the instructions and manuals provided by Contractor.

Various temporary and manual measurements will be conducted to supplement plant instrumentation during the Performance Test period. These will be conducted by outside contractors, plant staff, or project team personnel as agreed to in the final Performance Test testing protocol(s).

Specific Requirements:

Contractor shall satisfy criteria defined in Table C.2, which summarizes the minimum acceptable performance and scaled performance over the equipment load range during the Performance Test.

Satisfy any specific Permit requirement not noted in Table C.2 for initial operation (the Permit-allowed “shakedown period”) prior to the emissions performance compliance test (the “Performance Requirements”).

Compliance with the environmental Permits is expected at all operating conditions. The air Permit allows for initial operation before the emissions compliance test without specific demonstration of compliance, except for pollutants such as NOx and SO2, which must be initially monitored by CEMS.

Contractor shall complete the drift, linearity and RATA test on the CEMS and certify it before or during the Performance Test testing process.

Table C.2 (Page 1 of 2).

Performance Test

Acceptance Criteria Summary

Parameter	Design Point * ton/day/furnace Production rate	Adjustment methodology for parameter at lower production rate	10% Design Margin Example Case	Minimum Acceptable Production (28% design margin)	Metrics

activated carbon Production Rate (all balance of plant systems support this rate)	*	Linear pro-rata	*	*	Coal gravimetric feeders; activated carbon weigh belt scale; day bins inventory for reference

activated carbon Quality: Particle size Sodium Bromide solution delivery (“Activated Carbon Specification Requirement”)	*	None None	* *% by weight of liquid to activated carbon	* *% by weight of liquid to activated carbon	Sieve test at roller mill outlet Sodium bromide solution flow rate and activated carbon feeder rate; product day silo inventory for reference

Net electrical output, kW	*	None	*	*(“Net Electrical Output Requirement”)	kW at GSU 34.5 kV (CLECO metering)

Pebble Lime consumption	*	Linear pro-rata	*	* (“Lime Consumption Requirement”)	Lime slurry flowrate and density to SDA

Table C.2 Continued (Page 2 of 2).

Performance Test

Environmental Acceptance Criteria Summary

Main Stack Emission Maximums, Unless Otherwise Noted

Parameter (Main Stack Emissions)	Design Point * ton/day/furnace Production rate	Adjustment methodology for parameter at lower production rate	10% Design Margin Example Case	Minimum Acceptable Production (28% design margin) (“Environmental Compliance Requirement”)	Metrics

NOx*	*	Linear pro-rata	*	*	CEMS and EPA Methods 2 & 4**

SO2, lb/hr*	*	Linear pro-rata	*	*	CEMS and EPA Methods 2 & 4**

SO2, removal efficiency and lb/MMBtu	*	none	*	*	% removal by SDA inlet SO2 monitor and stack CEMS; MMBtu by natural gas flow, and MHF gas calorimeter and gas chromatograph

CO*	*	Linear pro-rata	*	*	CO monitor by EPA Method 10 and Methods 2 & 4

VOC*	*	Linear pro-rata	*	*	EPA Methods 18 and 25A

PM10* (Filterable + Condensable)	*	Linear pro-rata	*	*	EPA Methods 5 and 202

Total Particulate Matter	*	none	*	*	EPA Methods 5 and 202

Opacity	*	none	*	*	EPA Method 9

NH3	*2	none	*	*	EPA CTM 027

H2SO4*	*	Linear pro-rata	*	*	Controlled Condensate, EPA Method 8A

Natural Gas consumption in the Afterburner	*	none	*	*	Natural Gas Flow rate in DCS / AB Potential Heat Input

*	Maximum single hourly lbs/hr value of noted emissions can exceed given limit by up to 20%
**

CEMS and EPA Methods 2 & 4 – these parameters can be measured using either the stack CEMS, if certified prior to testing and mutually agreed to by Owner and Contractor in the test protocol, or an independent test company’s equipment according to EPA Methods 2, 4 and 7E for NOx or 6C for SO2.

Clarifications

1. Sampling and measurements will be continuous for parameters that have appropriate continuous measurement devices, except for necessary off-line time for calibration. Other parameters will be sampled or measured on at least an hourly basis.

2. Test data, unless noted otherwise, will be the average of all valid collected data for the eight hour test period, with the normal expectation that data representing at least * hours of measurement will be available for each parameter.

•	Test data for CO and VOC will be the highest consecutive (rolling) 3 hour average.

•	Test data for particulate will be the average of three 2 hour runs.

3. The SO2 requirement for % removal and/or lb/MMBtu compliance will be demonstrated with the coal available during the performance test. Further demonstration of the alternative % removal and/or lb/MMBtu will be a warranty issue and either level, as applicable to a given load condition and coal sulfur level, must be vendor guaranteed.

4. The SO2 percent reduction will be derived from the stack CEMS mass emissions rate compared to the SDA inlet SO2 mass emissions rate.

5. The lb/MMBtu will be derived from the stack CEMS SO2 emissions rate, and heat input rate due to the burning of fuels in the afterburner, including natural gas and MHF byproduct waste gas, but excluding the sensible and latent heat content of the MHF waste gas.

6. For calculation of natural gas capacity factor <10%, the potential heat input to the afterburner includes the design maximum Btu content of the MHF byproduct waste gas, excluding sensible and latent heat content.

7. The net electrical output for comparison with the Net Electrical Output Requirement will be based on the average of continuous power production, less Project loads with all ancillary systems required for operation as measured by net electrical power export at the GSU 34.5 kV metering (CLECO metering). Power production performance requirements will be adjusted directly proportional to the total heat content (sensible heat plus combustion energy) as compared to the baseline MHF off-gas as per agreed adjustment protocol to be developed during detailed design. Prior to conducting the Performance Test, Contractor shall determine if the Waste Heat Recovery Boiler/Afterburner (WHRB/AB) require inspection by Contractor. If inspection is required, and upon such inspection, mineral or other deposits are identified within the WHRB which cannot be removed using normal operating and maintenance provisions and which impact steam production, the following cleaning may be required in accordance with Section 6.7.1 of the Agreement: 1) acid cleaning of the water side of the WHRB to remove mineral deposits, 2) high pressure cleaning of the fire side of the WHRB heating surfaces to remove deposits not removable using the installed sootblowers.

8. The pebble lime consumption rate for comparison with the Lime Consumption Requirement will be directly proportional to the measured quantity (in tons) of coal feed to produce the activated carbon as compared to the baseline at * and at * tons per day per MHF. The pebble lime consumption rate will be measured at the SDA inlet by flow and density meters. Lime feed must be sufficient to meet the SO2 performance requirements.

9. NOx emissions levels are dependent on the following limits in the MHF waste gas:

•	Total nitrogen compounds including NO and NH3 (excluding N2) in the MHF waste gas will not exceed * lbs/hr (expressed as NH3) for the Baseline * TPD per MHF.

•	Carbon particles larger than 7 microns in the MHF waste gas from the cyclones cannot exceed 10% of the total carbon by weight without potential degradation in NOx performance.

10. Design margin as indicated in Table C.1 and C.2 is calculated as:

(Design Point Production Rate – Actual Production Rate)

Actual Production Rate

11. Activated carbon throughput and quality are dependent on the activated carbon entering the roller mills having a Blamire Grindability Number >0.85 and a maximum absorbed moisture content of 10% by weight.

Crowfoot Project

Performance Testing Requirements

Appendix C.3 – “Reliability Test”

Purpose of Performance Test:

The Reliability Test described herein is the full Project reliability test to demonstrate that the full Project, including the power island, the emission control system, and all material handling systems, can perform such that normal plant operation can be reliably maintained at a full acceptance level not less than *% for a test period of * days.

Scope of Demonstration:

Plant operation will be monitored using the installed plant instrumentation and normal operational sampling. Plant staffing will be at normal levels and all operation and maintenance will be performed by plant staff in accordance with the instructions and manuals provided by Contractor.

Normal plant operation involves maintaining production of “saleable” activated carbon while operating continuously within the limits of the Environmental Permit, producing electrical power and maintaining operation of miscellaneous auxiliaries to support production, as demonstrated by the following process parameters.

Specific Requirements (collectively, the “Reliability Requirement”):

ARTICLE 3 SUSTAINED PRODUCTION

The Project shall support production from each MHF within an accepted operating range of * to * tons per day of activated carbon, to be measured as a daily total by the cooled product weigh belt feeder reporting to the plant DCS. Production from each MHF will be allowed to fall below the * tons per day minimum for one period during the * day test, up to 24 hours in duration. If production falls below * TPD (24-hour rolling average) on any MHF for a second 24-hour period the test is failed and must be restarted by Contractor. Total production from the combined MHFs shall be a minimum of * tons over the test period. Production above * TPD from any individual MHF will not be included in the production total. Lignite feed to each MHF will also be monitored for reference purposes.

Time periods for which Owner-caused problems result in production of any MHF dropping below the minimum or rising above the maximum acceptable range will be excluded from test accounting (clock on hold), to be resumed when all MHFs are returned to an acceptable operating level.

Electrical power generation must be maintained for a minimum of *% (* hours) of the * day (* hours) operating period, as determined by the generator metering.

ARTICLE 4 PRODUCT QUALITY

The production measured above shall be further processed into “saleable” powdered activated carbon (PAC) maintaining a minimum of *% passing * mesh as determined by sieve measurement using the normal plant sampling procedure from the roller mill discharge. Sodium bromide solution delivery into the activated carbon will be measured by the delivery line flow meters reporting to the DCS and converted to weight by DCS calculation, with the proper weight ratio of *% (+/-2%) demonstrated by activated carbon weight calculated by the DCS from the day bin metering screw speed/volume and compared to the day bin inventory for reference. Any PAC not meeting the quality specifications will not be counted in the total activated carbon production for the Reliability Test.

ARTICLE 5 ENVIRONMENTAL COMPLIANCE

Operation of the plant must be in accordance with the monitoring requirements of and within the limits of the environmental Permits as demonstrated by the following parameters:

•	NOx no greater than 77.3 lbs/hr as an * day rolling average, with no single hourly value exceeding 92.7 lbs/hr, as reported by the stack CEMS

•	SO2 no greater than 101.2 lbs/hr as an * day rolling average, with no single hourly value exceeding 121.4 lbs/hr, as reported by the stack CEMS

•	SO2 no greater than 0.2 lbs/MMBtu afterburner heat input or 92% removal and less than 1.2 lb/MMBtu as determined by measured surrogate values in accordance with approved Louisiana DEQ procedures

•	CO and VOC in compliance as determined by required minimum combustor exit temperature and oxygen level measurements reported by the DAS computer/ DCS indication

•	PM/PM10 in compliance as determined by required minimum fabric filter baghouse differential pressure measurement reported by the DAS computer/ DCS indication

•	Natural gas <10 % Heat Input as an * day rolling average as determined by measured surrogate values in accordance with approved Louisiana DEQ procedures

•	Other environmental parameters that are required by Permit to be specifically monitored or reported

ARTICLE 6 MISCELLANEOUS AUXILIARIES

Continuous operation of all necessary plant auxiliaries to support production levels for the test duration.

APPENDIX D

Owner Permits

Owner will be responsible for obtaining and procuring the following permits for the Project:

Permit/Authorization	Issuing Agency
Nationwide Permit No. 39	U.S. Army Corps of Engineers, Vicksburg District Office
Water Quality Certification (related to NWP No. 39)	La. Department of Environmental Quality
Review of Nationwide Permit No. 39 application	U.S. Fish & Wildlife Service
Part 70 Operating Permit No. 2420-00027-V0	La. Department of Environmental Quality
Prevention of Significant Deterioration (PSD) Permit No. PSD-LA-727	La. Department of Environmental Quality
Groundwater Certification	La. Department of Environmental Quality
Notice of Intent to Discharge Storm Water pursuant to Storm Water General Permit for Industrial Activities (Multi-Sector GP No. LAR05N189)	La. Department of Environmental Quality
Sanitary Wastewater Permit	LDEQ, Louisiana Department of Health & Hospitals (DHH)
Modification to Nationwide Permit No. 39 (water intake)	U.S. Army Corps of Engineers, Vicksburg District Office
Solid Waste Generator ID Number	La. Department of Environmental Quality
Qualifying Facility Status	Federal Energy Regulatory Commission
Power Purchase Agreement Approval	Louisiana Public Service Commission
Interconnection Agreement Approval	Louisiana Public Service Commission

Owner will be responsible for all other permits necessary for completing the Project, excluding those permits necessary for Contractor to conduct business at the Project Site and those contractor and construction permits which are normally and customarily required for Contractor to complete the Work of this Agreement.

APPENDIX E

Owner Contracts

The following contracts and agreements are “Owner Contracts”:

•

Multiple Hearth Furnace (MHF) Contract (Crowfoot Project) UNIT #1, dated as of September 5, 2008, by and between Red River Environmental Products, LLC, a Delaware limited liability company and Industrial Furnace Company, Inc., a New York corporation.

•

Multiple Hearth Furnace (MHF) Contract (Crowfoot Project) UNIT #2, dated as of September 5, 2008, by and between Red River Environmental Products, LLC, a Delaware limited liability company and Industrial Furnace Company, Inc., a New York corporation.

•

Multiple Hearth Furnace (MHF) Contract (Crowfoot Project) UNIT #3, dated as of September 5, 2008, by and between Red River Environmental Products, LLC, a Delaware limited liability company and Industrial Furnace Company, Inc., a New York corporation.

•

Multiple Hearth Furnace (MHF) Contract (Crowfoot Project) UNIT #4, dated as of September 5, 2008, by and between Red River Environmental Products, LLC, a Delaware limited liability company and Industrial Furnace Company, Inc., a New York corporation.

APPENDIX F

Key Personnel

Key personnel filling the positions listed below are critical to the successful performance of this Project. Personnel must have the appropriate education, skills, experience, licensing, certification and/or training to be considered competent for the work.

Project Manager

The Project Manager (PM) is responsible for execution of the engineering, procurement, and construction effort to meet the requirements of the Agreement. The PM is responsible for achieving the required quality in design, control of costs, and meeting schedule requirements in a safe manner compliant with environmental requirements. The PM’s responsibilities include ensuring that the design is constructible, efficient, economic, and that Equipment and Materials are made available to the construction team as required by the Project Schedule. It is also the responsibility of the PM to maintain effective communications with Owner throughout the life of the Project. The PM supports the development of Project Personnel, and recognizes the accomplishments of individuals and the Project team.

A full-time, qualified PM is required throughout the Project. The Project Manager or his/her authorized representative shall attend all Project meetings with the Owner and have the authority to resolve cost, schedule, scope, and technical issues on behalf of the Contractor.

Safety Manager

At all times during construction performance, the Contractor shall have on the Project Site a competent Safety Manager, or his or her designee, who is satisfactory to Owner and has authority to act for the Contractor. The Safety Manager must be a full-time dedicated position with no other duties or responsibilities other than safety. The Contractor’s Safety Manager must be an employee of the Contractor.

Project Superintendent

The Project Superintendent is responsible for execution of the construction effort to meet the requirements of this Agreement. The Project Superintendent is responsible for achieving the required quality in the constructed facilities, leading the construct safe philosophy, control of costs, and compliance with schedule requirements.

At all times during performance of the Agreement and until the Work is completed and accepted, the Contractor shall directly superintend the on-site Work, and have on the Project Site one or more competent Project Superintendent(s) who are satisfactory to Owner and have the authority to act for the Contractor.

APPENDIX G

Milestone Payment Schedule

Month End	Milestone	Milestone Value

Sep-08	Construction	$		*
Oct-08	Construction/Issue PO	$		*
Nov-08	Construction/Issue PO	$		*
Dec-08	Construction/Issue PO	$		*
Jan-09	Construction/Issue PO	$		*
Feb-09	Construction/Issue PO	$		*
Mar-09	Construction/Issue PO	$		*
Apr-09	Construction/Issue PO	$		*
May-09	Construction/Issue PO	$		*
Jun-09	Construction/Issue PO	$		*
Jul-09	Construction	$		*
Aug-09	Construction/Issue PO	$		*
Sep-09	Construction	$		*
Oct-09	Construction	$		*
Nov-09	Construction	$		*
Dec-09	Construction	$		*
Jan-10	Construction	$		*
Feb-10	Construction	$		*
Mar-10	Construction	$		*
Apr-10	Construction	$		*
May-10	Construction	$		*
Jun-10	Construction	$		*
Jul-10	Construction	$		*
Aug-10	Construction	$		*
Sep-10	Construction	$		*

$184,977,275

APPENDIX H

Total Cost Breakdown

Contractor shall provide to Owner a cost breakdown of the aggregate amount paid by Owner to Contractor for the Work in accordance with the table below:

	Engineering	Construction Materials	Labor	Equipment	Other Costs	Area Total
Coal Storage
Coal Receiving / Handling
Multiple Hearth Furnaces
Product Storage
Product Handling / Distribution
Water System & Utilities
Power Island
Emission Control
Power Distribution
Site and Buildings
Other

Definitions

Coal Storage —

Coal Receiving / Handling —

Multiple Hearth Furnaces —

Product Storage —

Product Handling / Distribution —

Water System & Utilities —

Power Island —

Emission Control —

Power Distribution —

Site and Buildings —

Other —

Engineering —

Construction Materials —

Labor —

Equipment —

Other Costs —

Note: The above definitions will be based on the Area System Descriptions (Area 100 thru Area 800) provided by Contractor as part of Project Cost Estimate submitted to Owner on April 25, 2008. Definitions and descriptions will be provided and updated to include approved change orders and Scope of Work modifications. Final definitions will be provided by Contractor no later than 90 days prior to required submittal date of Appendix H to Owner.

APPENDIX I-1

Form of Full Notice to Proceed

(Date)

Mr. D. L. Kieta

Vice President and General Manager, Power

BE&K Construction Company, LLC

2000 International Park Drive

Birmingham, AL 35243

RE:	Crowfoot Activated Carbon Project – Notice to Proceed

Red River Environmental Products, LLC

Amended & Restated Engineering, Procurement and Construction Agreement

(Date) (the “Agreement”)

Dear Mr. Kieta:

In accordance with Section 2.1.2 of the referenced Agreement, this letter is your authorization to proceed with the Red River Environmental Products, LLC Crowfoot Activated Carbon Project.

BE&K Construction Company is hereby notified to proceed immediately with Project management, engineering, procurement, construction and related Work in accordance with the Scope of Work, Project Schedule and Construction Price specified in the Agreement.

Your acknowledgment of this Notice to Proceed will confirm the commencement of your activities.

Acknowledged

(signature)	(signature)

(date)	(date)

Richard Schlager	D. L. Kieta
Managing Member	Vice President and General Manager, Power
Red River Environmental Products, LLC	BE&K Construction Company, LLC

APPENDIX I-2A

Form of Application for Payment

(monthly)

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Application for Payment (Fixed Component) – Crowfoot Project
Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) requests the payment under this Application for Payment for Equipment, Materials procured and/or services rendered as stated below, with the associated supporting data (enclosed).

1.	[Description of all Milestones completed.]

2.	[Sum of all prior payments in respect of the Fixed Component made by Owner to Contractor through the end of the prior month.]

3.	[Amount of the Fixed Component payable to Contractor pursuant to this Application for Payment based upon the completed Milestones and the Milestone Payment Schedule.]

4.	[Updated Milestone Payment Schedule reflecting payments made by Owner to Contractor, inclusive of payments pursuant to this Application for Payment.]

5.	[Fixed Component amount for any agreed Change Order Work performed, stating specifically Work performed and the Change Order supporting payment.]

6.	[Any amount due in respect of the Fixed Component for which payment was withheld from an earlier payment and where the cause for such withholding no longer applies.]

Contractor hereby certifies that Contractor has reviewed all financial and other information contained in this Application for Payment and the same is true, correct and complete.

For questions on any of this information, please call me at              at your convenience.

Regards,

[Project Manager]

BE&K Construction Company, LLC

(Date)

Form of Application for Payment

(biweekly)

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Application for Payment (Reimbursable Component) – Crowfoot Project
Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) requests the payment under this Application for Payment for portions of the Reimbursable Component as stated below, with the associated supporting data (enclosed).

1.	[Reasonable estimates of Work invoiced as part of the Reimbursable Component projected to be performed in the next biweekly period, including certified payroll records (verifying pay rates) in support of such estimates.]

2.	[The amount of Craft Labor performed in the previous biweekly period, including backup for the Craft Labor Hours worked, Craft Labor Hours expended to date and Craft Labor Hours expected to be expended during the estimate period.]

3.	[The amount of any other Reimbursable Component Work performed during the previous biweekly period.]

4.	[Reconciliation of (a) the actual field Craft Labor performed versus the estimate therefor and (b) other Reimbursable Component Work performed versus the estimate therefor, each reflected in the prior biweekly or other applicable invoices (to include a statement, and supporting documents, of percentage of overrun or underrun), correcting for overpayment or underpayment to the previous biweekly period, including certified payroll records (verifying pay rates) in support thereof.]

5.	[Reimbursable Component amount of any agreed Change Order Work performed, stating specifically the Work performed and the Change Order supporting payment.]

6.	[Copy of all invoices pursuant to which Contractor has paid Sales Taxes for which it seeks reimbursement.]

7.	[Any other amount payable with respect to the Reimbursable Component with supporting documentation which reasonably demonstrates the cost of such Work and identifies the provisions in the Agreement which designates such cost(s) as part of the Reimbursable Component and otherwise is required to verify and justify payments of such cost(s) as part of the Reimbursable Component.]

8.	[All Craft Labor Hours resulting from error, negligence, defects or deficiencies in engineering in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices), which costs shall not be part of the Reimbursable Component.]

Contractor hereby certifies that Contractor has reviewed all financial and other information contained in this Application for Payment and the same is true, correct and complete.

For questions on any of this information, please call me at              at your convenience.

Regards,

[Project Manager]

BE&K Construction Company, LLC

(Date)

APPENDIX I-2B

[RESERVED]

APPENDIX I-3

Form of Certificate

CERTIFICATE OF                      COMPLETION

Date:

1.	Owner has delivered this form to Contractor’s duly authorized representative on the above date in accordance with Section 1/ of the Agreement. Capitalized terms used, but not otherwise defined, herein have the meanings set forth in that certain Amended and Restated Engineering, Procurement and Construction Agreement, dated as of September 8, 2008 (the “Agreement”), by and between Red River Environmental Products, LLC, a Delaware limited liability company, as owner (“Owner”), and BE&K Construction Company, LLC; a Delaware limited liability company, as contractor (“Contractor”).

2.	Owner certifies and represents that (i) it has had the opportunity to inspect the Project and/or cause the Project to be inspected by the Owner Engineer and/or Owner Agents or other designees, (ii) the requirements set forth in Section 2/ the Agreement with respect to the achievement of Completion have been fully performed and completed, and (iii) Owner hereby accepts Contractor’s Notice of Completion.

3.	Owner certifies that this Certificate of Completion is provided within ten (10) Business Days of Owner’s receipt of the Notice of Completion provided by Contractor to Owner on .

4.	The person signing below is authorized to submit this form to Contractor for and on behalf of Owner.

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

By:

Name:

Title:

1/	For Certificate of Phase I Mechanical Completion, Section 6.1.3.; for Certificate of Mechanical Completion, Section 6.2.3; for Certificate of Phase I Substantial Completion, Section 6.4.3; for Certificate of Substantial Completion, Section 6.7.4; for Certificate of Final Completion; Section 6.8.3.
2/	For Phase I Mechanical Completion, Section 6.1.1; for Mechanical Completion, Section 6.2.1; for Phase I Substantial Completion, Section 6.4.1; for Substantial Completion, Section 6.7.2; for Final Completion, Section 6.8.1.

APPENDIX I-4

Form of Notice of Phase I Mechanical Completion

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Notice of Phase I Mechanical Completion – Crowfoot Activated Carbon Project

Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction
Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) is pleased to submit this Notice of Phase I Mechanical Completion for the Crowfoot Activated Carbon Project.

This notice certifies that BE&K has satisfied all the conditions for Phase I Mechanical Completion pursuant to Section 6.1.1 of the referenced Agreement. The enclosed documents provide evidence of this status of completion for your consideration.

Upon Red River Environmental Products, LLC agreement that Phase 1 Mechanical Completion has been achieved, Red River Environmental Products, LLC shall issue a Certificate to show the date of Phase I Mechanical Completion.

Regards

(signature)

(date)
[Project Manager]
BE&K Construction Company, LLC

Form of Notice of Mechanical Completion

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Notice of Mechanical Completion – Crowfoot Activated Carbon Project

Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction
Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) is pleased to submit this Notice of Mechanical Completion for the Crowfoot Activated Carbon Project.

This notice certifies that BE&K has satisfied all the conditions for Mechanical Completion pursuant to Section 6.2.1 of the referenced Agreement. The enclosed documents provide evidence of this status of completion for your consideration.

Upon Red River Environmental Products, LLC agreement that Mechanical Completion has been achieved, Red River Environmental Products, LLC shall issue a Certificate to show the date of Mechanical Completion.

Regards

(signature)

(date)
[Project Manager]
BE&K Construction Company, LLC

Form of Notice of Phase I Substantial Completion

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Notice of Phase I Substantial Completion – Crowfoot Activated Carbon Project

Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction
Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) is pleased to submit this Notice of Phase I Substantial Completion for the Crowfoot Activated Carbon Project.

This notice certifies that BE&K has satisfied all the conditions for Phase I Substantial Completion pursuant to Section 6.4.1 of the referenced Agreement. The enclosed documents provide evidence of this status of completion for your consideration.

Upon Red River Environmental Products, LLC agreement that Phase I Substantial Completion has been achieved, Red River Environmental Products, LLC shall issue a Certificate to show the date of Phase I Substantial Completion.

Regards

(signature)

(date)
[Project Manager]
BE&K Construction Company, LLC

Form of Notice of Substantial Completion

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Notice of Substantial Completion – Crowfoot Activated Carbon Project

Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction
Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) is pleased to submit this Notice of Substantial Completion for the Crowfoot Activated Carbon Project.

This notice certifies that BE&K has satisfied all the conditions for Substantial Completion pursuant to Section 6.7.2 of the referenced Agreement. The enclosed documents provide evidence of this status of completion for your consideration.

Upon Red River Environmental Products, LLC agreement that Substantial Completion has been achieved, Red River Environmental Products, LLC shall issue a Certificate to show the date of Substantial Completion.

Regards

(signature)

(date)
[Project Manager]
BE&K Construction Company, LLC

Form of Notice of Final Completion

(Date)

Mr. Tony Smith

Contract Manager

ADA ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Subject:	Notice of Final Completion – Crowfoot Activated Carbon Project

Red River Environmental Products, LLC
Amended & Restated Engineering, Procurement and Construction
Agreement (Date)

Dear Mr. Smith:

BE&K Construction Company (BE&K) is pleased to submit this Notice of Final Completion for the Crowfoot Activated Carbon Project.

This notice certifies that BE&K has satisfied all the conditions for Final Completion pursuant to Section 6.8.1 of the Agreement. The enclosed documents provide evidence of this status of completion for your consideration.

Upon Red River Environmental Products, LLC agreement that Final Completion has been achieved, Red River Environmental Products, LLC shall issue a Certificate to show the date of Final Completion.

BE&K appreciates the opportunity to work with you on this Project and looks forward to a long-term, mutually-beneficial relationship with Red River Environmental Products, LLC and ADA-ES, Inc.

Regards

(signature)

(date)
[Project Manager]
BE&K Construction Company, LLC

APPENDIX I-5

Form of Change Order

CHANGE ORDER

Reference is made to the Amended and Restated Engineering, Procurement and Construction Agreement dated as of             , 2008 (the “Agreement”) by and between Red River Environmental Products, LLC, a Delaware limited liability company, as owner (“Owner”), and BE&K Construction Company, LLC, a Delaware limited liability company, as contractor (“Contractor”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. In accordance with Article 10 of the Agreement, each of Contractor and Owner agree to the following changes to the Agreement:

1)	[Description of agreed Change Order under the Agreement, including detailed supporting information];

2)	[Description of agreed change to the Fixed Component, Milestone Payment Schedule, Project Schedule (including the Target Contract Dates and Required Contract Dates), Craft Labor Hour Target, Reimbursable Component, Target Total Work Cost and Performance Requirements];

3)	[Description of impact of agreed change to the Fixed Component, Milestone Payment Schedule, Project Schedule (including the Target Contract Dates and Required Contract Dates), Craft Labor Hour Target, Reimbursable Component, Target Total Work Cost, Performance Requirements or otherwise on the quality, function or intent of the Work or any of the other obligations or liabilities of the Parties under the Agreement].

Agreed pursuant to the Agreement by:

Red River Environmental Products, LLC	BE&K Construction Company, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

APPENDIX I-6

FORM OF LETTER OF CREDIT

BE&K Construction Company, LLC

2000 International Park Drive

Birmingham, AL 35243

Attention: General Counsel

Re: Irrevocable Standby Letter of Credit No.

Ladies and Gentlemen:

We hereby establish in your favor this Irrevocable Standby Letter of Credit No.      (this “Letter of Credit”) for the benefit of BE&K Construction Company, LLC, a Delaware limited liability company (“Contractor”) at the request of Energy Capital Partners I, L.P., on behalf of Red River Environmental Products, LLC (“Owner”), effective immediately and expiring on the date set forth in numbered paragraph 5 hereof.

This Letter of Credit, we are informed, is issued pursuant to the terms of the Amended and Restated Engineering, Procurement and Construction Agreement, dated as of September 8, 2008, between Owner and Contractor, as the same may be amended (the “Agreement”).

1. Stated Amount. The maximum amount of funds available under this Letter of Credit shall be U.S. $21,350,000 (twenty-one million three hundred fifty thousand United States Dollars) (the “Stated Amount”).

The maximum amount available to be drawn from time to time under this Letter of Credit is as follows (the “Maximum Amount”):

Period	Maximum Amount Available
Date of Issuance of this Letter of Credit to September 30, 2008	$6,530,000.00
October 1, 2008 to October 30, 2008	$15,710,000.00
November 1, 2008 to November 30, 2008	$19,280,000.00
December 1, 2008 to December 31, 2009	$16,040,000.00
January 1, 2009 to January 31, 2009	$17,670,000.00
February 1, 2009 and thereafter	$21,350,000.00

2. Drawings. A drawing hereunder may be made by you on any Business Day on or prior to the date this Letter of Credit expires by delivering to Natixis, New York Branch, at any time during its business hours on such Business Day, at 1251 Avenue of the Americas, 34th Floor, New York, New York 10020 or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 8 hereof, this Letter of Credit together with (i) a Draw Certificate executed by an authorized person in the form of Attachment A hereto (the “Draw Certificate”), appropriately completed and purportedly signed by your authorized officer and (ii) your draft in the form of Attachment B hereto (the “Draft”), appropriately completed and purportedly signed by your authorized officer. Partial drawings and multiple presentations may be made under this Letter of Credit. Draw Certificates and Drafts under this Letter of Credit may be presented by you by means of original documents sent by overnight delivery or courier to Natixis, New York Branch, at its address set forth above Attention: Standby Letter of Credit Unit (or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 8 hereof).

3. Time and Method for Payment. We hereby agree to honor a drawing hereunder made in compliance with this Letter of Credit by transferring in immediately available funds the amount specified in the Draft delivered to us in connection with such drawing to such account at such bank in the United States as you may specify in your Draw Certificate at the opening of business on the second Business Day next succeeding the date of presentation of the Draw Certificate. In clarification, we agree to honor the Draw Certificate upon receipt thereof, without regard to the truth or falsity of the assertions made therein.

4. Non-Conforming Demands. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not affected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand.

5. Expiration. This Letter of Credit shall automatically expire at the close of business on the earlier of (a) Financial Closing, as such term is defined in the Agreement, (b) July 31, 2009.

6. Business Day. As used herein, “Business Day” shall mean any day on which commercial banks are not authorized or required to close in the State of New York.

7. Governing Law. Except as far as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices (“ISP98”), except for Rule 3:14(a), International Chamber of Commerce Publication No. 590. As to matters not addressed by the ISP98, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. federal law.

8. Notices. All communications to you in respect of this Letter of Credit shall be in writing and shall be delivered to the address shown for you herein before or such other address as may from time to time be designated by you in a written notice to us. All documents to be presented to us hereunder and all other communications to us in respect of this Letter of Credit, which other communications shall be in writing, shall be delivered to the address for us indicated on the signature page hereof, or such other address as may from time to time be designated by us in a written notice to you.

9. Irrevocability. This Letter of Credit is irrevocable.

10. Transferability. We shall not authorize any transfer of this Letter of Credit until a transfer certificate, substantially in the form of Attachment C hereto, is completed to our satisfaction and received by us. Such transfer shall not be effective until our normal transfer charges have been paid to us. This Letter of Credit may not be transferred to any person with whom U.S. persons are prohibited from doing business under U.S. Foreign Asset Control Regulations or other applicable U.S. laws and regulations.

11. Complete Agreement. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for the ISP-98 and Attachments A, B and C hereto and the notices referred to herein and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

SINCERELY,

NATIXIS, NEW YORK BRANCH

Address:

1251 Avenue of the Americas, 34th Floor

New York, New York 10020

ATTACHMENT A

FORM OF DRAW CERTIFICATE

The undersigned hereby certifies to Natixis, New York Branch (“Issuer”), with reference to Irrevocable Letter of Credit No.                      (the “Letter of Credit”) issued by Issuer in favor of the undersigned (“Beneficiary”) (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Letter of Credit), as follows:

(1) The undersigned is the                      of Beneficiary and is duly authorized by Beneficiary to execute and deliver this Certificate on behalf of Beneficiary.

and

(2) Beneficiary hereby makes demand against the Letter of Credit by Beneficiary’s presentation of the draft accompanying this Certificate, for payment of (U.S.$            ), such amount, when aggregated together with any amount not drawn down, is not in excess of the Stated Amount (as in effect on the date hereof) or the current Maximum Amount (as in effect on the date hereof).

and

(3) Financial Closing, as such term is defined in the Agreement, has not occurred.

and

(4) Beneficiary is entitled to draw the amount set forth in paragraph 2 hereof because:

[Check applicable provision(s)]

[ ]	Owner has failed to make one or more undisputed payments to Beneficiary, which payments are due and payable pursuant to the Agreement and are not in excess of the amount set forth in paragraph 2 hereof.

[ ]	The stated expiration date set forth in the Letter of Credit will occur in less than ten (10) Business Days and Owner has not caused the Letter of Credit to be extended or substituted on the same terms as the Letter of Credit being extended or replaced.

[ ]	The rating of the outstanding unsecured indebtedness of Issuer has fallen below a rating of A-, as determined by Standard and

Poor’s Ratings Group, Inc. (“S&P”), or a rating of A3, as determined by Moody’s Investor Services, Inc. (“Moody’s”), and Owner has failed, within ten (10) Business Days after receipt of written notice thereof by Owner to replace such Letter of Credit with another Letter of Credit issued by a financial institution rated at least A-1 by S&P or at least A3 by Moody’s on the same terms as the Letter of Credit being replaced.

[ ]	Financial Closing, as defined under the Agreement, has not occurred and a replacement or amended letter of credit has not been delivered to Beneficiary in substitution for the letter of credit in place, in each case, by July 21, 2009.

(5) You are hereby directed to make payment of the requested drawing to: (insert wire instructions)

BE&K Construction Company, LLC

By:

Title:

Date:

Address:

2000 International Park Drive

Birmingham, Alabama 35243

ATTACHMENT B

DRAWING UNDER IRREVOCABLE LETTER OF CREDIT NO.

Date:

ON: The second Business Day immediately succeeding the date of presentation

PAY TO: BE&K Construction Company, LLC

$             United States Dollar

FOR VALUE RECEIVED AND CHARGE TO THE ACCOUNT OF LETTER OF CREDIT NO.             .

BE&K Construction Company, LLC

By:

Title:

Date:

ATTACHMENT C

TRANSFER CERTIFICATE

Irrevocable Letter of Credit No.

The undersigned Beneficiary (“Contractor”) hereby certifies to Natixis, New York Branch (“Issuer”), with reference to Irrevocable Standby Letter of Credit No.              (the “Letter of Credit”; capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Letter of Credit), that for value received Contractor hereby irrevocably transfers to              (the “Transferee”) all rights of the undersigned under the Letter of Credit, including all rights of the undersigned to draw under the Letter of Credit and to execute and deliver drafts and draw certificates with respect hereto.

Contractor hereby certifies that the Transferee has agreed in writing for Owner’s benefit to be bound by the provisions set forth herein.

By this transfer, all rights of Contractor under the Letter of Credit are transferred to Transferee and Transferee shall have sole rights with respect to the Letter of Credit relating to any amendments thereof and any notices thereunder; and all references to “Beneficiary” or “Contractor” in any drawing certificate in the form of Attachment A shall be deemed to mean the Transferee. All amendments are to be advised directly to the Transferee without necessity of any consent of or notice to the undersigned. Simultaneous with delivery of this notice to Issuer, a copy of this notice is being transmitted to Transferee.

The Letter of Credit is returned herewith and Issuer is requested to endorse the transfer on the reverse thereof and forward it with your customary notice of transfer directly to the Transferee at the following address:

We understand that the Transfer charge is      of     % on the amount being transferred (minimum $            ) and in addition thereto we agree to pay to you on demand any expenses that may be incurred by you in connection with this transfer.

[    ] We enclose our check for $              to cover your charges, payable to             . (Note: Payment of charges must be in the form of a certified check if not drawn on             )

BE&K Construction Company, LLC

(or its permitted transferee in interest)

By:

Title:

Date:

SIGNATURE GUARANTEED The First Beneficiary’s signature(s) with title(s) conforms with that on file with us and such is/are authorized for the execution of this instrument.

(Name of Bank)

(Bank Address)

(City, State, Zip Code)

(Telephone Number)

(Authorized Name and Title)

(Authorized Signature)

APPENDIX I-7

Owner Guaranty

GUARANTY

This Owner Guaranty (this “Guaranty”) is made by ADA-ES, Inc., a Colorado corporation (the “Guarantor”), in favor of BE&K Construction Company, LLC (the “Beneficiary”) in consideration of the Beneficiary entering into that certain Amended and Restated Engineering, Procurement and Construction Agreement, dated as of September 8, 2008 (the “Agreement”), by and between the Beneficiary and Red River Environmental Products, LLC, a Delaware limited liability company (the “Counterparty”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement, as amended from time to time.

1.	Guaranty: For valuable and separate consideration, the receipt of which is hereby acknowledged by the Guarantor, the Guarantor, as primary obligor and not as surety, does hereby unconditionally and absolutely guarantee to the Beneficiary in accordance with the provisions of this Guaranty, the prompt, full and faithful payment when due (whether at maturity, upon a default, upon resolution of a dispute, by acceleration or otherwise under the Agreement) by the Counterparty to the Beneficiary of all amounts due to the Beneficiary under the Agreement created, incurred or arising from the Effective Date up to, but not including, the date of Financial Closing, as such date and term are defined in the Agreement (the “Guaranteed Obligations”) for so long as the Guaranteed Obligations remain in effect under and pursuant to the Agreement. The Guarantor’s obligations and liability under this Guaranty shall be limited to, and fully satisfied upon the payment of, amounts due under and pursuant to the obligations of the Counterparty under the Agreement, and the Guarantor shall have no obligation to perform under the Agreement with regard to performance other than the provisions regarding payment and recourse for non-payment of the Guaranteed Obligations.

2.

Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be paid in full and complete accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of but related to the Counterparty’s obligations under the Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action or arbitration is brought against the Counterparty or whether the Counterparty is joined in any such action or arbitration or whether the Counterparty is the subject of insolvency, bankruptcy, or reorganization proceedings. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Agreement;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement, all or any of which shall be binding on the Guarantor;

(c) any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any requirement that the Beneficiary proceed against the Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the company structure or existence of the Counterparty or any of its subsidiaries;

(f) any lack or failure of notice or any failure of the Beneficiary to disclose to the Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of the Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(g) any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety; and

(h) any permitted assignment of the Agreement.

Notwithstanding any provision to the contrary contained herein, the Guarantor’s liability for the Guaranteed Obligations hereunder shall be and is specifically limited to payments required to be made under the Agreement

(even if such payments are deemed to be damages), and in no event shall the Guarantor be subject hereunder to consequential, exemplary, loss of profits, punitive, tort, or any other damages (other than those arising out of the Agreement), costs, or attorneys’ fees (except as provided herein including, without limitation, in Section 5 hereof).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other person upon the insolvency, bankruptcy or reorganization of the Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if the Counterparty merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

Subject to the Section 1 hereof, this Guaranty is a continuing guaranty of the payment (and not of collection) by the Counterparty of its obligations under the Agreement. In no event shall the Guarantor’s liability to the Beneficiary exceed the Counterparty’s liability under the Agreement, such liability to be determined without regard to the insolvency, bankruptcy or reorganization of the Counterparty.

3.	Term and Termination: This Guaranty shall continue in full force and effect until the earlier of (i) Financial Closing or (ii) satisfaction of all obligations of the Counterparty under the Agreement arising from the Effective Date up to, but not including, the date of Financial Closing; provided, however, upon termination hereof, the Guarantor agrees that (a) the obligations and liabilities hereunder shall continue in full force and effect with respect to any Guaranteed Obligations to the extent then subject to pending claims identified in writing by the Beneficiary to the Guarantor or the Counterparty and existing on the termination date, whether such Guaranteed Obligations with respect to such pending claims become due prior to or after the termination date and (b) this Guaranty, and Guarantor’s obligations and liabilities hereunder, shall be reinstated in accordance with Section 2 hereof in the event any payment hereunder is rescinded or must be set aside in which case this Guaranty and such obligations and liabilities shall continue until indefeasibly paid in full.

4.

Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty.

Except as to applicable statutes of limitation, no delay of the Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of the Guarantor from any obligations hereunder, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time.

5.	Expenses: Notwithstanding (and in addition to) the limit on the Guarantor’s liability hereunder set forth in Section 1, Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by the Beneficiary in successfully enforcing the Guarantor’s payment obligations under this Guaranty; provided, however, that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

6.

Subrogation: The Guarantor will not exercise any right that it may now or hereafter acquire against the Counterparty that arises from the existence, payment, performance or enforcement of the Guarantor’s payment obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiary against the Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of the Counterparty under the Agreement and all other amounts due under this Guaranty shall have been paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise). If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts due under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of the Beneficiary, which amount shall forthwith be paid to the Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts due under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts due under this Guaranty thereafter arising. If (a) the Guarantor shall make payment to the Beneficiary of all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, the Beneficiary will, at the Guarantor’s request and expense execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by the Beneficiary, assigning, but only to the extent of the amounts so paid, all of the Beneficiary’s rights and remedies under the Agreement, to seek and receive payment under the Agreement. In the event the Guarantor pays part or all of the Counterparty’s payment obligations, the Guarantor shall be entitled to the Counterparty’s rights and benefits under the Agreement and shall be subrogated to the Counterparty’s rights with respect to such of the Counterparty’s obligations so paid by the Guarantor.

7.	Reservation of Defenses; Disputes Under the Agreement:

(a) In furtherance of the provision in Section 1 hereof that the Guarantor is a primary obligor and not a surety, the Guarantor agrees that it will remain bound upon this Guaranty notwithstanding any defenses which, pursuant to the laws of suretyship, would relieve a guarantor of its obligations under a guaranty. Notwithstanding anything to the contrary in this Guaranty, the Guarantor does reserve the right to assert defenses which the Counterparty may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of the Counterparty and other defenses expressly waived in this Guaranty; provided, however, if a defense has been asserted by the Counterparty with respect to any particular demand for payment by the Beneficiary under the Agreement and, as a result of such assertion, a dispute arose between the Counterparty and the Beneficiary under the Agreement which has been resolved in accordance with the dispute resolution provisions under the Agreement, then the Guarantor shall not have the right to assert the same defense with respect to a demand for payment under this Guaranty of the amount that had been the subject of such resolved dispute.

(b) In the event that any issue, matter or dispute arises which is resolved in accordance with the dispute resolution provisions under the Agreement, such issue, matter or dispute shall be deemed to have been conclusively determined for the purpose of this Guaranty and neither party to this Guaranty will thereafter take any steps to argue that such issue, matter or dispute should be resolved under this Guaranty in any different manner from the resolution under the Agreement and the parties waive any right to do so.

8.	Notices: All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, or sent by overnight messenger with delivery confirmed. Notices shall be sent to the following addresses:

If to the Guarantor:

ADA-ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Attn: Richard Schlager

Title: Vice President, Administration

Phone: 303-339-8855

With a copy (which shall not constitute notice) to

ADA-ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Attn: Tony Smith

Title: Contract Manager

Phone: 303-962-1939

If to the Beneficiary:

BE&K Construction Company, LLC

2000 International Park Drive

Birmingham, AL 35243

Attn: Ray Kosak

Title: Project Manager

Phone: 205-972-6671

9.	Demand and Payment: Any demand by the Beneficiary for payment hereunder shall be in writing, signed by a duly authorized officer of the Beneficiary and delivered to the Guarantor pursuant to Section 8 hereof, and shall (a) reference this Guaranty, (b) specifically identify the Counterparty and the Beneficiary, the Guaranteed Obligations to be paid and the amount of such Guaranteed Obligations, and (c) set forth payment instructions.

There are no other requirements of notice, presentment or demand. The Guarantor shall pay, or cause to be paid to the Beneficiary in US dollars, such Guaranteed Obligations within five (5) Business Days of receipt of such demand. Payment made under this Guaranty will be made without setoff or reduction for any amounts that are or may be owed by the Beneficiary to the Guarantor as a result of an agreement or understanding between the Guarantor and the Beneficiary unrelated to the subject matter of this Guaranty. Late payments hereunder are subject to interest at a per annum rate of interest equal to the “Prime Rate” (as published from time to time in the “Money Rates” table of The Wall Street Journal) plus two (2) percent.

10.	Material Adverse Change: In the event that the Guarantor’s long-term creditworthiness materially deteriorates relative to its creditworthiness as of the date hereof as determined using commercially reasonable standards, the Beneficiary shall notify the Guarantor of same and the representatives of each Party shall meet within ten (10) days to review Guarantor’s financial condition and provide suggestions for the amount of payment assurance that the Beneficiary shall reasonably require to be delivered to the Beneficiary to secure Guarantor’s obligations hereunder based on such decline in Guarantor’s financial condition. Such additional payment assurance shall take one of the following conventions at the sole discretion of the Guarantor: (a) a guarantee from a Guarantor affiliate in form, substance and amount mutually acceptable to the Parties; (b) a letter of credit in form, substance and amount and from a financial institution that is mutually acceptable to the Parties; or (c) an irrevocable conditional bond in form, substance and amount and issued from an insurance company or financial institution that is mutually acceptable to the Parties. The Guarantor shall provide such additional payment assurance within ten (10) Business Days of the meeting.

11.	Representations and Warranties of the Guarantor: The Guarantor represents and warrants that:

(a) it is a corporation duly incorporated and validly existing under the laws of the State of Colorado and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b) neither the execution and delivery by it of this Guaranty, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it, or (ii) its articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, instrument or agreement to which it is a party or is subject, or by which it is bound, or conflict with or constitute a default thereunder. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty;

(c) this Guaranty constitutes a valid and legally binding agreement of the Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

12.	Miscellaneous:

(a) Default. In the event the Counterparty defaults in the payment of any obligation under the Agreement, the Beneficiary shall give written notice to the Guarantor contemporaneously with any notice provided to the Counterparty. Promptly (and, in any event within 5 Business Days) thereafter, the Guarantor shall pay or cause to be paid to the Beneficiary the amount then due and owing by the Counterparty as required by the Agreement.

(b) Assignment. The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void. The Beneficiary shall be entitled to assign its rights under this Guaranty in its sole discretion to any affiliate that is directly or indirectly wholly-owned by the ultimate parent of the Beneficiary.

(c) Severability. If any provision or portion of a provision of this Guaranty is declared void and/or unenforceable, such provision or portion (with the exception of the amount of the Guarantor’s liability as provided for in Section 1 above, which shall require replacement in full of this Guaranty) shall be deemed severed from this Guaranty which shall otherwise remain in full force and effect.

(d) Amendments. No amendment of this Guaranty shall be effective unless in writing and signed by the Guarantor and the Beneficiary.

(e) Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by the Beneficiary, its successors and assigns.

(f) Prior Agreements. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Beneficiary and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g) Headings. The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

13.	Limitation by Law: All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

14.	Confidentiality: The Beneficiary shall keep the existence and the terms of this Guaranty confidential. The Beneficiary shall only disclose the existence of this Guaranty to those officers, directors and employees and agents, and affiliates who have a need to know and who agree to keep the existence and terms of this Guaranty confidential. The Beneficiary shall be responsible for any breach of this confidentiality provision by its officers, directors and employees and agents, or affiliates. Notwithstanding the foregoing, in the event of enforcement of this Guaranty, this covenant regarding confidentiality shall not apply to any action, claim proceeding brought to enforce the terms of this Guaranty.

15.

Governing Law; Jurisdiction; Enforcement: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Guarantor and the Beneficiary hereby agree that any legal proceedings which may arise under this Guaranty shall be brought in the United States District Court, located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan). Accordingly, the Guarantor and the Beneficiary hereby submit to the jurisdiction of the United States District Court located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan) for purposes of all legal proceedings that may arise under this Guaranty. Each of the Guarantor and the Beneficiary irrevocably waives, to the fullest extent permitted by Applicable Legal Requirements, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Guarantor and the Beneficiary hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in Section 8 of this Guaranty. EACH OF THE GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE GUARANTOR AND THE BENEFICIARY IN CONNECTION WITH THIS GUARANTY. This Guaranty shall be enforced by way of legal action and not by way of any other method of dispute resolution.

IN WITNESS WHEREOF, the Guarantor has caused this Owner Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 8th day of September, 2008.

Guarantor:

ADA-ES, INC.

By:	/s/ Jean Bustard
Name:	Jean Bustard
Title:	Chief Operating Officer

APPENDIX I-8

Contractor Guaranty

GUARANTY

This Contractor Guaranty (this “Guaranty”) is made by BE&K, Inc., a Delaware corporation (the “Guarantor”), in favor of Red River Environmental Products, LLC (the “Beneficiary”) in consideration of the Beneficiary entering into that certain Amended and Restated Engineering, Procurement and Construction Agreement, dated as of September 8, 2008 (the “Agreement”), by and between the Beneficiary and BE&K Construction Company, LLC, a Delaware limited liability company (the “Counterparty”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement, as amended from time to time.

16.	Guaranty: For valuable and separate consideration, the receipt of which is hereby acknowledged by the Guarantor, the Guarantor, as primary obligor and not as surety, does hereby unconditionally and absolutely guarantee to the Beneficiary in accordance with the provisions of this Guaranty, the prompt, full and faithful payment and performance when due (whether at maturity, upon a default, upon resolution of a dispute, by acceleration or otherwise under the Agreement) by the Counterparty to the Beneficiary of all amounts or acts due to be paid to or performed for the Beneficiary under the Agreement (the “Guaranteed Obligations”) for so long as the Guaranteed Obligations remain in effect under and pursuant to the Agreement. The Guarantor’s obligations and liability under this Guaranty shall be limited to, and fully satisfied upon the payment of amounts due or performance of acts to be completed under and pursuant to the obligations of the Counterparty under the Agreement.

17.

Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be performed (or paid in full) in complete accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of but related to the Counterparty’s obligations under the Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action or arbitration is brought against the Counterparty or whether the Counterparty is joined in any such action or arbitration or whether the Counterparty is the subject of insolvency, bankruptcy, or reorganization proceedings. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Agreement;

(b) any change in the time, manner or place of payment or performance of, or in any other term, of all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement, all or any of which shall be binding on the Guarantor;

(c) any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any requirement that the Beneficiary proceed against the Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the company structure or existence of the Counterparty or any of its subsidiaries;

(f) any lack or failure of notice or any failure of the Beneficiary to disclose to the Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of the Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(g) any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety; and

(h) any permitted assignment of the Agreement.

Notwithstanding any provision to the contrary contained herein, the Guarantor’s liability for the Guaranteed Obligations hereunder shall be and is specifically limited to payments required to be made (even if such payments are deemed to be damages)or acts required to be performed under the Agreement, and in no event shall the Guarantor be subject hereunder to consequential, exemplary, loss of profits, punitive, tort, or any other damages

(other than those arising out of the Agreement), costs, or attorneys’ fees (except as provided herein including, without limitation, in Section 5 hereof).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or performance of any of the Guaranteed Obligations is rightfully rejected or must otherwise be returned by the Beneficiary or any other person upon the insolvency, bankruptcy or reorganization of the Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if the Counterparty merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

This Guaranty is a continuing guaranty of the payment (and not of collection) and performance by the Counterparty of its obligations under the Agreement. In no event shall the Guarantor’s obligations and/or liability to the Beneficiary exceed the Counterparty’s obligations and/or liability under the Agreement, such obligations and/or liability to be determined without regard to the insolvency, bankruptcy or reorganization of the Counterparty.

18.	Term and Termination: This Guaranty shall continue in full force and effect until the satisfaction of all obligations of the Counterparty under the Agreement; provided, however, upon termination hereof, the Guarantor agrees that (a) the obligations and liabilities hereunder shall continue in full force and effect with respect to any Guaranteed Obligations to the extent then subject to pending claims identified in writing by the Beneficiary to the Guarantor or the Counterparty and existing on the termination date, whether such Guaranteed Obligations with respect to such pending claims become due prior to or after the termination date and (b) this Guaranty, and Guarantor’s obligations and liabilities hereunder, shall be reinstated in accordance with Section 2 hereof in the event any payment hereunder is rescinded or must be set aside in which case this Guaranty and such payment obligations and liabilities shall continue until indefeasibly paid in full.

19.

Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty.

Except as to applicable statutes of limitation, no delay of the Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of the Guarantor from any obligations hereunder, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time.

20.	Expenses: Notwithstanding (and in addition to) the limit on Guarantor’s liability hereunder set forth in Section 1, the Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by the Beneficiary in successfully enforcing the Guarantor’s payment and/or performance obligations under this Guaranty; provided, however, that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment and/or performance under this Guaranty is due.

21.

Subrogation: The Guarantor will not exercise any right that it may now or hereafter acquire against the Counterparty that arises from the existence, payment, performance or enforcement of the Guarantor’s payment and performance obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiary against the Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of the Counterparty under the Agreement and all other amounts due under this Guaranty shall have been paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise). If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts due under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of the Beneficiary, which amount shall forthwith be paid to the Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts due under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts due under this Guaranty thereafter arising. If (a) the Guarantor shall make payment to the Beneficiary or perform or cause to be performed all of all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations, all other amounts payable under this Guaranty shall be paid in full in cash and all acts required to be performed have been satisfactorily completed, the Beneficiary will, at the Guarantor’s request and expense execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by the Beneficiary, assigning, but only to the extent of the amounts so paid or acts so performed, all of the Beneficiary’s rights and remedies under the Agreement, to seek and receive payment under the Agreement. In the event the Guarantor pays part or all of the Counterparty’s payment obligations or satisfies part or all of the Counterparty’s performance obligations, the Guarantor shall be entitled to the Counterparty’s rights and benefits under the Agreement and shall be subrogated to the Counterparty’s rights with respect to such of the Counterparty’s obligations so paid or performed by the Guarantor.

22.	Reservation of Defenses; Disputes Under the Agreement:

(a) In furtherance of the provision in Section 1 hereof that the Guarantor is a primary obligor and not a surety, the Guarantor agrees that it will remain bound upon this Guaranty notwithstanding any defenses which, pursuant to the laws of suretyship, would relieve a guarantor of its obligations under a guaranty. Notwithstanding anything to the contrary in this Guaranty, the Guarantor does reserve the right to assert defenses which the Counterparty may have to payment or performance of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of the Counterparty and other defenses expressly waived in this Guaranty; provided, however, if a defense has been asserted by the Counterparty with respect to any particular demand for payment or performance by the Beneficiary under the Agreement and, as a result of such assertion, a dispute arose between the Counterparty and the Beneficiary under the Agreement which has been resolved in accordance with the dispute resolution provisions under the Agreement, then the Guarantor shall not have the right to assert the same defense with respect to a demand for payment of the amount or performance of the act under this Guaranty that had been the subject of such resolved dispute.

(b) In the event that any issue, matter or dispute arises which is resolved in accordance with the dispute resolution provisions under the Agreement, such issue, matter or dispute shall be deemed to have been conclusively determined for the purpose of this Guaranty and neither party to this Guaranty will thereafter take any steps to argue that such issue, matter or dispute should be resolved under this Guaranty in any different manner from the resolution under the Agreement and the parties waive any right to do so.

23.	Notices: All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, or sent by overnight messenger with delivery confirmed. Notices shall be sent to the following addresses:

If to the Guarantor:

BE&K, Inc.	and	BE&K, Inc.
2000 International Park Drive		2000 International Park Drive
Birmingham, AL 35243		Birmingham, AL 35243
Attn: Clyde Smith		Attn:	Ray Kosak
Title: Chief Financial Officer			Title: Project Manager

With a copy (which shall not constitute notice) to

BE&K Construction Company

2000 International Park Drive

Birmingham, AL 35243

Attn: General Counsel

If to the Beneficiary:

Red River Environmental Products, LLC	and	Red River Environmental
Products, LLC
c/o ADA-ES, Inc.	c/o ADA-ES, Inc.
8100 SouthPark Way, Suite B	8100 SouthPark Way, Suite B
Littleton, CO 80120-4525	Littleton, CO 80120-4525
Attn: Richard Schlager	Attn:	Tony Smith
Title: Vice President, Administration		Title: Contract Manager

With a copy (which shall not constitute notice) to

Jonathan Lagarenne

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648-2311

Ph: 609-896-4588

Fax: 609-896-1469

24.	Demand and Payment/Performance: Any demand by the Beneficiary for payment or performance hereunder shall be in writing, signed by a duly authorized officer of the Beneficiary and delivered to the Guarantor pursuant to Section 8 hereof, and shall (a) reference this Guaranty, (b) specifically identify the Counterparty and the Beneficiary, the Guaranteed Obligations to be paid and the amount of such Guaranteed Obligations and/or acts to be performed as Guaranteed Obligations, and (c) set forth payment and/or performance instructions. With respect to Guaranteed Obligations for payment, there are no other requirements of notice, presentment or demand. The Guarantor shall pay, or cause to be paid to the Beneficiary in US dollars, such Guaranteed Obligations within five (5) Business Days of receipt of such demand. Payment made under this Guaranty will be made without setoff or reduction for any amounts that are or may be owed by the Beneficiary to the Guarantor as a result of an agreement or understanding between the Guarantor and the Beneficiary unrelated to the subject matter of this Guaranty. Late payments hereunder are subject to interest at a per annum rate of interest equal to the “Prime Rate” (as published from time to time in the “Money Rates” table of The Wall Street Journal) plus two (2) percent. With respect to Guaranteed Obligations for performance, the Guarantor shall perform or cause to be performed for the Beneficiary the Guaranteed Obligations within five (5) Business Days of receipt of such demand.

25.	Material Adverse Change: In the event that the Guarantor’s long-term creditworthiness materially deteriorates relative to its creditworthiness as of the date hereof as determined using commercially reasonable standards, the Beneficiary shall notify the Guarantor of same and the representatives of each Party shall meet within ten (10) days to review Guarantor’s financial condition and provide suggestions for the amount of payment assurance that the Beneficiary shall reasonably require to be delivered to the Beneficiary to secure Guarantor’s payment obligations hereunder based on such decline in Guarantor’s financial condition. Such additional payment assurance shall take one of the following conventions at the sole discretion of the Guarantor: (a) a guarantee from a Guarantor affiliate in form, substance and amount mutually acceptable to the Parties; (b) a letter of credit in form, substance and amount and from a financial institution that is mutually acceptable to the Parties; or (c) an irrevocable conditional bond in form, substance and amount and issued from an insurance company or financial institution that is mutually acceptable to the Parties. Guarantor shall provide such additional payment assurance within ten (10) Business Days of the meeting.

26.	Representations and Warranties of the Guarantor: The Guarantor represents and warrants that:

(a) it is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b) neither the execution and delivery by it of this Guaranty, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it, or (ii) its articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, instrument or agreement to which it is a party or is subject, or by which it is bound, or conflict with or constitute a default thereunder. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty;

(c) this Guaranty constitutes a valid and legally binding agreement of the Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

27.	Miscellaneous:

(a) Default. In the event the Counterparty defaults in the payment or performance of any obligation under the Agreement, the Beneficiary shall give written notice to the Guarantor contemporaneously with any notice provided to the Counterparty. Promptly (and, in any event within 5 Business Days) thereafter, the Guarantor shall pay or cause to be paid the amount then due and owing by the Counterparty and/or perform or cause to be performed the acts then required of Counterparty to or form the Beneficiary as required by the Agreement.

(b) Assignment. The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void. The Beneficiary shall be entitled to assign its rights under this Guaranty in its sole discretion to any affiliate that is directly or indirectly wholly-owned by the ultimate parent of the Beneficiary.

(c) Severability. If any provision or portion of a provision of this Guaranty is declared void and/or unenforceable, such provision or portion (with the exception of the amount of the Guarantor’s liability as provided for in Section 1 above, which shall require replacement in full of this Guaranty) shall be deemed severed from this Guaranty which shall otherwise remain in full force and effect.

(d) Amendments. No amendment of this Guaranty shall be effective unless in writing and signed by the Guarantor and the Beneficiary.

(e) Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by the Beneficiary, its successors and assigns.

(f) Prior Agreements. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Beneficiary and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g) Headings. The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

28.	Limitation by Law: All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

29.	Confidentiality: The Beneficiary shall keep the existence and the terms of this Guaranty confidential. The Beneficiary shall only disclose the existence of this Guaranty to those officers, directors and employees and agents, and affiliates who have a need to know and who agree to keep the existence and terms of this Guaranty confidential. The Beneficiary shall be responsible for any breach of this confidentiality provision by its officers, directors and employees and agents, or affiliates. Notwithstanding the foregoing, in the event of enforcement of this Guaranty, this covenant regarding confidentiality shall not apply to any action, claim proceeding brought to enforce the terms of this Guaranty.

30.

Governing Law; Jurisdiction; Enforcement: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Guarantor and the Beneficiary hereby agree that any legal proceedings which may arise under this Guaranty shall be brought in the United States District Court, located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan). Accordingly, the Guarantor and the Beneficiary hereby submit to the jurisdiction of the United States District Court located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan) for purposes of all legal proceedings that may arise under this Guaranty. Each of the Guarantor and the Beneficiary irrevocably waives, to the fullest extent permitted by Applicable Legal Requirements, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Guarantor and the Beneficiary hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in Section 8 of this Guaranty. EACH OF THE GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE GUARANTOR AND THE BENEFICIARY IN CONNECTION WITH THIS GUARANTY. This Guaranty shall be enforced by way of legal action and not by way of any other method of dispute resolution.

IN WITNESS WHEREOF, the Guarantor has caused this Contractor Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 8th day of September, 2008.

Guarantor:

BE&K, INC.

By:
Name:
Title:

Appendix I-9

FORM OF LETTER OF CREDIT

*************************************************************************************************************

Irrevocable Standby Letter of Credit No.

Issuance Date:             , 20

To:

Red River Environmental Products, LLC

c/o ADA-ES, Inc.

8100 SouthPark Way

Littleton, CO 80120

Attn: Richard Schlager

Reference: Amended and Restated Engineering, Procurement and Construction Contract dated September 8, 2008 between Red River Environmental Products, LLC (“Beneficiary”) and BE&K Construction Company, LLC (“BE&K”) (the “Contract”)

At the request and for the account of BE&K, we hereby establish our Irrevocable Standby Letter of Credit No.              in your favor in the maximum aggregate amount of              US dollars ($            ).

The initial stated amount of this letter of credit will be              US dollars ($            ) upon issuance. The stated amount of this letter of credit will automatically adjust by its terms, without amendment, as follows:

Initial Stated Amount	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

(milestone date) , 20	$

Date of expiry (see below)		$-0-

[NOTE – THE ABOVE CHANGES IN THE STATED AMOUNT

OF THE LETTER OF CREDIT WILL BE DERIVED

FROM THE PROJECTED BILLING SCHEDULE.]

Drawings hereunder may be made by you on any business day prior to the expiration of this letter of credit by delivering no later than 10:30 a.m. (Central Standard Time) on such business day, to              Bank, [INSERT BANK ADDRESS] (or at such other address as may be designated in the future by written notice delivered to you):

1.	Your sight draft drawn on Bank, substantially in the form of Exhibit A hereto.

2.	A written draw statement purportedly signed by an authorized representative of Beneficiary and substantially in the form of Exhibit B hereto.

3.	Original Irrevocable Standby Letter of Credit No. . In the event of a partial draw, Bank shall return the original Irrevocable Standby Letter of Credit to you.

We hereby agree with you that drafts drawn under and presented in strict compliance with the terms of this letter of credit will be duly honored by us. Partial and multiple drawings are permitted under this letter of credit. Upon each payment made by us hereunder, the stated amount shall be permanently reduced by an amount equal to such payment.

If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this letter of credit, we shall give you prompt notice that the demand for payment was not effected in accordance with the terms and conditions of this letter of credit, stating the reason thereof and that we will, upon your instructions, hold any documents at your disposal or return the same to you. Upon being notified that the drawing request was not effected in conformity with this letter of credit, you may attempt to correct any such non-conforming drawing request to the extent that you are entitled to do so, provided that the necessary conforming documents are presented to us by the expiry date of this letter of credit.

This letter of credit expires at our counters at 3:00 p.m. (Central Standard Time) on the earlier of:

(A)	The calendar day following Final Completion (the occurrence of which will be confirmed to us by delivery of a copy of the Final Completion Certificate substantially in the form of Exhibit C hereto); or

(B)	, 20 .

Beneficiary agrees to surrender this letter of credit to              Bank for cancellation promptly upon its expiration.

As used herein “business day” shall mean any day on which commercial banks are not authorized or required to close in [City, State].

This letter of credit shall be governed by the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) (the “Uniform Customs”) which shall in all respects be deemed a part hereof as fully as if incorporated herein, except as modified hereby. This letter of credit shall be deemed to be a contract made under the laws of the state of              and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the law of said state, without regard to principles of conflicts of law.

This letter of credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for any notices referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

Bank

Authorized signature

Exhibit A

Irrevocable Letter of Credit No.

FORM OF SIGHT DRAFT

************************************************************************************************************

Date:             , 20

Pay to the order of             , to              Bank, [BENEFICIARY’S ACCOUNT INFORMATION TO BE INSERTED], the amount of $            , drawn upon              Bank as issuer of its Irrevocable Letter of Credit No.             , dated             , 20    .

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

By:

Title:

Date:

Exhibit B

Irrevocable Letter of Credit No.

[FORM OF CERTIFICATION]

*************************************************************************************************************

To:              Bank

The undersigned, a duly authorized representative of Beneficiary, hereby certifies to you that:

1.	Red River Environmental Products, LLC is the Beneficiary of Irrevocable Letter of Credit No. , and in that capacity has today delivered a sight draft to you demanding payment under the letter of credit in the amount of $ , which amount is not in excess of the current stated amount of the letter of credit.

2.	BE&K has failed to perform in accordance with the Contract as follows [BENEFICIARY TO INSERT APPROPRIATE DRAW LANGUAGE FROM THE FOLLOWING]:

“We refer to your Irrevocable Letter of Credit No.             . Red River Environmental Products, LLC has remitted all undisputed milestone payments due and payable to BE&K in accordance with Section 5 of the Contract. BE&K has failed to fulfill its obligations under the Contract and is in default pursuant to Section              [INSERT APPLICABLE SECTION] of the Contract. Beneficiary has given all Notices required to be given to Contractor in the Contract. The amount of Beneficiary’s draw does not exceed Beneficiary’s entitlement to retention under the Contract for milestone payments paid by Beneficiary to Contractor.”

a)	Or

“We refer to your Irrevocable Letter of Credit No.             . Red River Environmental Products, LLC has remitted all undisputed milestone payments due to BE&K in accordance with Section              of the Contract. The existing expiry date of this letter of credit precedes the minimum expiry date allowed under Section 5.1.13.3 of the Contract. BE&K is obligated to extend the maturity date of this letter of credit to Final Completion of the Work or to replace it with a letter of credit of equal value which meets the expiry requirement under Section 5.1.13.3 the Contract. BE&K has failed to cure such failure no later than 10 business days prior to the existing expiry date of this letter of credit.”

b)	Or

“We refer to your Irrevocable Letter of Credit No.             . Red River Environmental Products, LLC has remitted all undisputed milestone payments due and payable to BE&K in accordance with Section 5 of the Contract. The rating of the bank or trust company that issued the Letter of Credit has fallen below a rating of A-, as determined by Standard and Poor’s Corporation, or a rating of A-3, as determined by Moody’s Investors Services, Inc., and BE&K has failed, within ten (10) Business Days after receipt of written notice (copy attached) thereof by BE&K, to replace such Letter of Credit with another Letter of Credit issued by a financial institution acceptable to Beneficiary on the same terms as the Letter of Credit being replaced.

3.	The amount specified in paragraph (1) above is due and payable to Beneficiary under the terms of the Contract.

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

By:

Title:

Date:

Exhibit C

Irrevocable Letter of Credit No.

SAMPLE FINAL COMPLETION CERTIFICATE

*************************************************************************************************************

This officer’s certificate is issued on this      day of             , 20     pursuant to the Amended and Restated Engineering, Procurement and Construction Contract dated             , 20     between Red River Environmental Products, LLC and BE&K Construction Company, LLC (“BE&K”) (the “Contract”). Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Contract.

By this certificate I, [INSERT NAME OF AUTHORIZED BE&K REPRESENTATIVE], the duly appointed and acting [TITLE OF AUTHORIZED BE&K REPRESENTATIVE] of BE&K, hereby certify that Final Completion has occurred.

In witness hereof, the undersigned has executed this certificate this      day of             , 20

By:

Title:

Date:

APPENDIX I-10

Form of Opinion

[Letterhead of Counsel]

[Date of Closing]

To:	[The parties listed on Schedule 1, attached hereto]

Re:	Amended and Restated Engineering, Procurement and Construction Contract, dated September 8, 2008, by and between BE&K Construction Company, LLC and Red River Environmental Products, LLC.

Ladies and Gentlemen:

This opinion is furnished to you on behalf of BE&K Construction Company, LLC (the “Contractor”), a Delaware limited liability company, in connection with the execution and delivery by the Contractor of the following documents (the “Documents”):

Amended and Restated Engineering, Procurement and Construction Contract, dated as of September 8, 2008, between the Contractor and Red River Environmental Products, LLC, a Delaware limited liability company (“Owner”),

[Insert Reference to any other Contractor or Contractor Guarantor Agreements (i.e. Consent to Assignment, Parent Guaranty etc)]

In this connection, we have examined such certificates of public officials, certificates of officers of the Contractor and copies certified to our satisfaction of company Documents and records of the Contractor and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Contractor with respect to the accuracy of material factual matters contained therein which were not independently established.

This opinion letter is furnished to you pursuant to the Amended and Restated Engineering, Procurement and Construction Agreement, dated             , 2008, between Owner and Contractor, with the understanding that you are compensating Contractor under such agreements in reliance upon the opinions contained herein.

This firm is counsel to the Contractor and our attorneys are admitted to the bar[s] of the State of              [and the State of             ].

We express no opinion as to the law of any jurisdiction other than the general limited liability company laws of the State of             , [New York contract law,] the laws of the State of              or the federal laws of the United States of America.

Based on the foregoing and upon such investigation as we have deemed necessary, it is our opinion that:

1.	The Contractor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Contractor has all necessary power, authority and full legal right to (a) own its property and to carry on its business as now being conducted and as currently proposed to be conducted, (b) execute and deliver the Documents and (c) perform its covenants and obligations under the Documents.

2.	The Contractor has duly qualified and is in good standing as a foreign limited liability company in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to so qualify and be in good standing would not have a material adverse effect on the ability of the Contractor to perform its obligations under the Documents.

3.	The execution and delivery of the Documents, and the performance of the Contractor’s obligations under the Documents, have been duly authorized by all necessary company and member action. Each of the Documents has been duly executed and delivered by the Contractor.

4.	Neither the execution and delivery by the Contractor of the Documents, nor the performance by the Contractor of its obligations under the Documents, (a) contravenes or violates any provisions of [insert description of the Contractor’s organizational Documents], (b) contravenes or violates, or results in any breach of, or constitutes a breach or other default under, or results in the creation or imposition of any lien on any property or assets of the Contractor pursuant to, any provisions of any agreement, document, instrument, mortgage, indenture or undertaking to which the Contractor is a party or which is or purports to be binding upon the Contractor or on any of its property or assets, or (c) contravenes or violates any provisions of national, state or local law.

5.	No governmental approval or other approval, consent or other action from or in respect of, or filing or registration with, or notice to any federal, state or local governmental authority is required to be given, obtained, made or taken in connection with (a) the execution and delivery of any of the Documents or to ensure binding effect, of any of the Documents, or (b) the performance by the Contractor of its obligations under the Documents.

6.	To the best of our knowledge after due inquiry, there are no actions, suits, investigations or proceedings by or before any court, arbitrator, administrative agency or other governmental authority against or affecting the Contractor or any of its respective properties or rights. To the best of our knowledge after due inquiry, the Contractor is not in breach of or otherwise in default in respect of any order of any court, arbitrator, administrative agency or other governmental authority by or to which it or any of its respective properties or rights may be bound or subject.

7.	[Each of the Documents constitutes the legal, valid and binding obligation of the Contractor, and is enforceable against the Contractor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity

This opinion is being furnished solely to the addressees and their legal advisers. Accordingly, it may not be relied upon by any other persons without the prior written consent of the undersigned. The undersigned giving this opinion undertakes no obligation to update this opinion.

Very truly yours,

SCHEDULE 1

[Enter parties to receive Opinion, including Collateral Agent(s) and Note Purchasers]

APPENDIX I-11

Lien Waiver Form

CONTRACTOR’S AFFIDAVIT, RELEASE OF LIEN & GENERAL RELEASE

CHECK ONE:

[ ]	PARTIAL RELEASE ACCOMPANYING INTERIM PROGRESS INVOICE BILLING

[ ]	FINAL RELEASE ACCOMPANYING FINAL INVOICE BILLING

AS OF                      KNOW ALL MEN BY THESE PRESENT, that with reference to a contract dated                      and identified as                     , the undersigned contractor (hereinafter called “Contractor”_) and                      (hereinafter called “Owner”), the (describe the work to be performed) (hereinafter called “Work”) at Owner’s project site located at Armistead, Red River Parish, Louisiana (hereinafter called “Project”), and in consideration of and effective upon receipt of payment of the sum of (insert period invoice amount) to be paid by Owner to Contractor as partial payment under said Contract, said sum, plus invoices previously submitted and yet unpaid, representing the full amount due to Contractor as of                     , less and except that retention in the amount of $            [IF FINAL RELEASE STATE “NONE”] still being withheld, all under and pursuant to the said Contract, Contractor does hereby:

1. Certify to Owner that all persons, firms and associations, corporations or other entities furnishing labor, services, materials or supplies, according to plans and specifications, or extra items, with respect to such Work have been paid in full as currently due as of the date hereof and that all bills and claims of every nature, including any and all applicable federal, state and local sales, use, excise or similar taxes or import duties, license fees or other royalties, incurred in connection therewith have been fully paid and satisfied as currently due, except the following (none unless noted):

2. Certify to Owner that there are no financing statements, chattel mortgages, conditional bills of sale, retention of title agreements or any other liens affecting equipment apparatus or fixtures that have become part of the Work; and that it has and will not assign its claim for payment or its right to perfect a lien against the Work, the Project, or any component thereof;

3. Remise, release, waive, relinquish and forever quitclaim unto Owner, their successors and assigns, any and all manner of liens, claims and demands whatsoever against Owner which the Contractor ever had, now has or which it or its successors or assigns hereafter can, shall or may have with regard to the Work, the project or any component thereof furnished under the said Subcontract as of the date of this affidavit and release, except the following (none unless noted):                                         [FINAL RELEASE REQUIRES THAT “NONE” BE STATED];

4. Acknowledge and agree that this affidavit and release is made for the purpose of inducing Owner to make full payment to Contractor, and the undersigned does hereby promise and agree to indemnify and hold harmless Owner of and from any and all loss, cost, damage, liability and expense of any kind, including reasonable attorneys’ fees, which Owner may incur or have asserted against it by the undersigned, its successors or assigns or any other party resulting from or connected with a lien or claim to a lien on the above-described Project and Work thereon, and for labor, service, materials and supplies provided by the undersigned Subcontractor, through and including the date hereof, AND IF THE RELEASE IS FOR FINAL PAYMENT, WHICH MAY ARISE AFTER THE DATE HEREOF.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed on its behalf by its duly authorized officers, and its seal to be hereunto affixed, this     day of            , 200[8].

ATTEST:

By:	By:
Title:

Subscribed and sworn to before me this     day of             , 2008

NOTARY PUBLIC

APPENDIX J

Project Site

The Project Site is located on the south side of Parish Road 604 in Armistead, Red River Parish, Louisiana. Specifically the Project Site is:

A 58.760 acre, more or less, tract of land in the Northeast Quarter of Section 28 and the Southeast Quarter of Section 21, all lying in Township 12 North, Range 10 West, Red River Parish, Louisiana and being more particularly described as follows:

Commence at a Cotton Spindle set for corner at the Northeast corner of said Section 28; thence run S0°13’35”W along the East line of said Section 28 to the South Right-of-Way of Red River Parish Road No. 604, a distance of 12.19 feet, to a  1/2” Iron Pipe set for corner and also being the Point of Beginning of the tract herein described; Thence continue S0°13’35”W along the East line of said Section 28 to the SE corner of the NE  1/4 of the SE  1/4 of the NE  1/4 of said section 28 also being the SW corner of the Johnnie Ruth Williams Glover Tract in Section 27, a distance of 1979.67, to a  1/2” Iron Pipe set for corner; thence run N90°00’00”W to the intersection of a line Parallel and 50 feet Easterly of the Centerline of an Exxon Pipeline, a distance of 758.84 feet, to a  1/2” Iron pipe set for corner; thence run N27°32’30”W Parallel and 50 feet Easterly of the Centerline of an Exxon Pipeline, a distance of 758.84 feet, to a  1/2” Iron Pipe set for corner; thence run N27°32’30”W Parallel and 50 feet Easterly of the Centerline of said Exxon Pipeline to the South Right-of-Way of Red River Parish Road No. 604, a distance 2268.57 feet, to a  1/2” Iron Pipe set for corner, said Line Intersects the North line of said Section 28 at a distance of 2256.58 feet; thence run S88°55’08”E along the South Right-of-Way of Red River parish Road No. 604, to the Intersection of the North line of said Section 28, a distance of 763.25 feet, to a  1/2” Iron Pipe set for corner; thence run S89°03’05”E along the South Right-of-Way of Red River Parish Road No. 604, a distance of 1052.67 feet to the Point of Beginning.

Additional site information is contained in Topographic Survey Showing Portions of Section 27 & 28, T12N, R10W, Red River Parish, Louisiana, File 001, Rev 6-29-07 below.

Topographic Survey Showing a Portion of Sections 27 & 28, T12N, R10W Red River Parish, Louisiana

May 16, 2007 Scale: 1" = 150'

For: ADA-ES, Inc.

Section 21, T12N, R10W
Red River Parish, Louisiana
Red River Parish 604
U.S. Hwy. 84
Louisiana State Hwy. 1
Union Pacific Railroad
58.760 Acres
Pit Area
Section 27, T12N, R10W
Red River Parish, Louisiana
New Mining Area
Section 28, T12N, R10W
Red River Parish, Louisiana
Pond
Symbol Legend
Crowfoot Project
Project No. 65214
Revised June 29, 2007
John R. Bowman & Assoc., Inc.
Crowfoot Project.pro

APPENDIX K

Craft Wage Rates and Craft Labor Cost Estimate; Craft Labor Hour Target

Craft Wage Rates

The base craft wage labor rates are established based on the Wage and Labor Study for Armistead, Louisiana, March 3, 2008 accomplished by Contractor. A J1 rate of $25.00 per hour is the basis for the following rate breakdown:

Laborers	Helpers
1 $12.50	1 $	15.50
2 $13.50	2 $	17.50
3 $14.50	3 $	19.50
4 $15.50	4 $	21.50

Operators

Light	$21.50	(Bus, Truck, Tractor, Bobcat, Fork Lift)
Medium	$25.00	(Back Hoe/Track Hoe, Dozer, Boom Truck, R/T Forklift, Rubber Tire/Crawler Crane under 50 tons)
Heavy	$26.00	(Rubber Tire/Crawler Crane over 50 Tons)
	$28.00	(Lattice/Long Boom)

Journeyman / Welder **

J1 \ J2		$25.00 \ $26.00
J3	$28.00	(Specialty Craft: Heavy Wall Welders, Optical & Laser Alignment, High Voltage / Termination)

**	Welders are assigned as Pipe Welder (PW), Tube Welder (TW), or Structural Welder (SW)

Foreman

F1 \ F2	$23.00 \ $24.00 (Labor	)
F1 \ F2	$28.50 \ $30.50 (Craft	)

General Foreman

G1 \ G2	$25.00 \ $26.00 (Labor	)
G1 \ G2	$29.50 \ $31.50 (Craft	)

Hourly Superintendent

HS $31.75

Craft Hourly Employees shall be classified within the JDE Code and Job Step category as defined in the BE&K Craft Job Description Guidelines.

Gold Key Employees: Selected employees in any craft classification may be further classified as a Gold Key Employee in accordance with the applicable BE&K Corporate Guidelines. Such employees hourly wage rate shall be increased by 10% above the base wage rates stipulated herein.

Per Diem: $90.00 per day (outside 50 miles) paid 7 days if all scheduled hours worked; or days worked if less than scheduled hours worked

Premium Time: Hourly employees are paid at a rate if 150% base wage rate for all hours worked in excess of 40 hours per pay period. The craft pay period starts on Saturday and ends the following Friday. Premium pay is defined as the 50% premium paid for hours worked in excess of 40 hours per week.

Hourly Burdens and Benefits: To be billed as stipulated in Table K-1.

Work Hours per week: 50

Individual category wage rates are calculated by applying the Table K-1 total markup and the applicable workman’s compensation markup to the appropriate base wage rates identified above. An example calculation is provided below:

Example: An concrete craft employee earning $25 per hour (J1), charging 150 hours to the project in a given month( 120 hours Straight Time + 30 hours Overtime) , would be billed as follows:

Workhour Cost: Straight Time Premium Time	$25/hr x150 workhours x 1.349 = $12.50 x 30 workhours x 1.239 =	$ $	5058.75 (time sheet 464.63 (time sheet	) )
Workers Comp**	($25 x 150 + $12.50x 30)x .1199 =		$494.59

Per Diem	Actual Paid for Applicable Work Periods		$1890.00 (payroll records	)

Total	Add Above =		$7,907.97

**	see chart on next page

TABLE K-1

The billable markup to be applied to the labor wage rates are as follows:

	Straight Time	Premium Time
Payroll Taxes
FICA	7.65%	7.65%
FUI	0.80%	0.80%
SUI	3.05%	3.05%
Fringes
Craft Travel/Holiday	1.50%
Health	6.00%
Training	3.50%
Pension	3.50%	3.50%
Insurance
GL	3.90%	3.90%
Workmen’s Comp	Varies by Craft *
Safety Supplies	5.00%	5.00%
Small tools & consumables	0.00%	0.00%
Total Mark up	34.90%	23.90%

Workmen’s Comp by Craft

		% of Work By Craft
Boilermaker	8.60%	15%
Carpenter	24.75%	10%
Concrete	11.99%	5%
Electrical	7.77%	20%
Excavation	10.50%	2%
Ironworker	25.99%	15%
Pipefitter	6.10%	18%
Welder	17.85%	15%
		100%
Avg Based on Assumed % Craft work	13.80%

Craft Labor Cost Estimate. The Craft Labor Cost Estimate is $* The estimate was developed as part of the overall project cost estimate completed by the Contractor and provided to Owner. The Craft Labor Cost Estimate is based on a J1, all-in, craft wage rate of $* per hour which includes per hour allocations for per diem, burdens and benefits, premium time, and gold key employee allocation applied to direct labor hours and a $21.25 craft wage rate applied to indirect field staff labor.

Craft Labor Hour Target. The Craft Labor Hour Target is * hours. The target was developed as part of the overall project cost estimate completed by the Contractor and provided to Owner.

APPENDIX L

Sales Tax Materials

The following information is provided to facilitate proper documentation and tracking of applicable state and local sales/use tax paid and / or exempted during the Project to support application for available State of Louisiana and Red River Parish rebates and exemptions. The two programs identified below require Contractor familiarity and related actions.

1. Enterprise Zone Program

Description: The Louisiana Department of Revenue will accept claims and issue rebates for state sales/use taxes paid on construction materials, machinery, and equipment purchased during the construction period to be used on the approved site of the project indicated on the Enterprise Zone contract. This program does not authorize any state sales/use tax exemption on any purchase. Neither contract holder (RREP) nor any of its contractors or subcontractors is authorized to make tax free purchases from vendor under this program. (See Attachment 1)

Qualifying items: Attachment 2 provides a description and associated requirements for qualifying items.

Contractor requirements:

•	Complete the appropriate schedules from Attachment 3 for qualifying items purchased during construction.

•	Submit completed schedules to Owner with each monthly application for payment for purchases made during the payment period.

•	Provide legible copies of each invoice on the submitted schedules.

•	Provide a certification that the 4% Louisiana State sales/use tax has been paid on the items listed on the schedules.

2. Manufacturing Machinery and Equipment State Sales Tax Exclusion

Description: The Louisiana Department of Revenue provides (and Owner is eligible) for the sales tax exclusion for manufacturing machinery and equipment (the MM&E Exemption) as described in Attachment 4. Until July 1, 2009, 68% of the sales price or cost price of eligible equipment is not subject to state sales or use tax. Beginning July 1, 2009, 100% of the sales price or cost price of eligible equipment is not subject to state sales or use tax. Owner may designate Contractor and subcontractors as its agent for purposes of purchasing eligible machinery and equipment (Attachment 5). Under such agency designations, ownership of eligible equipment vests in Owner and the Owner’s exemption certificate (Attachment 6) may be used by Contractor and subcontractors in connection with the purchase of eligible machinery and equipment that will be incorporated into the Work. The agency designations and Owner’s exemption certificates may not be used to make tax reduced or non-taxable purchases or uses of

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Red River Environmental Products Engineering, Procurement, and Construction Agreement

any property that will not become part of the Work. If a vendor charges tax in excess of that required under state law, Contractor shall assist Owner on seeking refunds of such overpaid taxes.

Qualifying items: Attachment 4 provides a description and associated requirements for qualifying items.

Contractor requirements:

•	Complete the appropriate schedules from Attachment 7 for qualifying items purchased during construction.

•	Submit completed schedules to Owner with each monthly application for payment for purchases made during the payment period.

•	Provide legible copies of each invoice on the submitted schedules.

•	Provide a certification that the non-exempt portion of 4% Louisiana State and local sales/use tax has been paid on the items listed on the schedules.

Attachments:

1.	Enterprise Zone Program Fact Sheet

2.	Enterprise Zone Program Sales/Use tax Rebate Guidelines

3.	Enterprise Zone Accounting Schedules for Taxes Paid

4.	Manufacturing Machinery and Equipment Exemption Program Guidelines

5.	Manufacturing Machinery and Equipment Exemption Certificate

6.	Louisiana Dept of Revenue Designation of Mandate

7.	Manufacturing Machinery and Equipment Exemption Accounting Schedule

Privileged and Confidential	Page 2
Red River Environmental Products Engineering, Procurement, and Construction Agreement

Attachment 1

Enterprise Zone Program Fact Sheet

Privileged and Confidential	Page 3
Red River Environmental Products Engineering, Procurement, and Construction Agreement

LOUISIANA

ECONOMIC

DEVELOPMENT

ENTERPRISE ZONE PROGRAM

THE FACTS

The Enterprise Zone (EZ) Program is a JOBS incentive program that creates Louisiana Income and/or Franchise Tax job tax credits (JTC) to a business hiring at least 35% of their net new jobs from one of four targeted groups. A business must create permanent net new jobs at the EZ site. A business is not required to be located in an EZ. Only if the job requirement is met, sales/use tax rebates or a refundable investment tax credit may be available. EZs are areas that the residents receiving public assistance is high. The Board of Commerce and Industry (Board) approves EZ applications. The Louisiana Economic Development (LED), Business Incentives Services (BI) administers this Program.

BI must receive an ADVANCE NOTIFICATION Form and a $100 fee PRIOR to hiring, starting project/ construction, receiving purchases, or installing equipment. Any activity prior to the receipt of the Advance Notification by BI is not eligible.

ELIGIBILITY

A. Businesses engaged in gaming or churches are not eligible.

Residential developments are eligible if All of the following requirements are met:

1. Bea multi-family residential development, minimum of 20 units and a maximum of 100 units on a contiguous site

2. Located in 2005 Gulf Opportunity Zone or Rita Gulf Opportunity Zone

3. Create required number of permanent jobs

4. Advance Notification must be filed prior to January 1, 2008

B. Must create a minimum number of permanent net new jobs- at the EZ site and 35% of net new jobs must meet at least one of the four Certification Requirements (Requirements). These jobs must be created from Project/Construction Start Date. Either:

Increase your current workforce by 10% (minimum of 1) within the first 12 months

OR

Create a minimum of 5 net new jobs within the first 24 months.

The jobs must be filled with: Louisiana resident, someone living in LA at least 30 consecutive days prior to being hired.

OR

US citizen that becomes domiciled in Louisiana within 60 days after employment

BENEFITS

A. TAX CREDITS

1. A one time $2,500 JTC is generated for each certified net new job created. A business with NAICS for aerospace or an automobile parts manufacturer may qualify for a one time $5,000 JTC.

2. JTC are used to satisfy Louisiana Income and/or Franchise Tax liabilities. LLC and Subchapter S corporations may pass the JTC to the owners listed on the EZ contract. The credits may be carried forward up to 10 years from the year the JTC were earned.

B. SALES/USE TAX REBATE or INVESTMENT TAX CREDIT

Louisiana Sales/Use Tax paid on materials, furniture, fixtures, machinery and equipment purchased and used exclusively on the EZ site. These items must be delivered during the Project/Construction Period. The rebate period cannot to exceed 24 months. Local sales/use tax is not available with the Investment Tax Credit option.

OR

1.5% Refundable Investment Tax Credit can be earned. The Refundable Investment Tax Credit (ITC) is a credit equal to 1.5% of capitalized investment (for Federal Income Tax purposes) minus cost of land, interest, existing building acquisition costs, and-the portion of manufacturing equipment that is exempt under Sales/Use tax laws. The credit is earned the year the project is placed in service. The ITC may not be claimed until the Project Completion Report is executed. Local sales/use tax is not available with the Investment Tax Credit option.

APPLICATION PROCEDURES

A. Advance Notification Form and $100 fee filed with the BI PRIOR to Project/Construction Start Date.

B. Application Form and fee must be filed within 90 days after the completion of Project/Construction. The Application Fee is a minimum of $200 and maximum of $5,000.

C. Provide a copy Louisiana Department of Revenue Sales/Use Tax Certificate with this project address.

D. After the Board approval, a 60-month contract is entered into between the Board and the applicant. The Effective Date of your contract is the Start Date reported on the approved Application.

E. An Inspection/Audit Affidavit Form must be submitted with a $100 fee, within six months after completion of project or returned with the signed original contract, whichever is later.

F. A Project Completion Report (PCR) must be submitted within six months after completion of project or returned with the signed original contract, whichever is later. On the PCR, the company will state if they will seek the Louisiana Sales/Use Tax Rebate, the Investment Tax Credit or neither.

JOB CERTIFICATION - 35%0 of all jobs generating JTC must meet one of the following:

A. Residency

1. If the contract holder is located in an urban parish (2000 population over 75,000),

the employee must live in an EZ in the state.

OR

2. If the contract holder is located in a rural parish and not located in an EZ, the employee must live in an EZ in the state.

OR

3. If the contract holder is located in a Rural parish (2000 population 75,000 or less), and located in an EZ, the employee may live anywhere in the parish the company is located.

OR

4. If the contract holder is located in an Economic Development Zone (EDZ), the employee may live anywhere in the parish the company is located.

B. Receiving some form of public income assistance may include WIC, FTAP, using LDOL by listing your jobs and hiring a LDOL referral, (employment assistance), attended a technical college within the six months prior to being hired.

C. Lacking basic skills. A person below the 9th grade proficiency in reading, writing, or math.

D. Physically challenged.

For additional information contact:

Marylyn Friedkin Louisiana of Economic Development Business Incentive Services P. O. Box 94185, Baton Rouge, LA 70804-9185 1051 North Third Street, Baton Rouge, LA 70802		Roshonda Hanible Louisiana of Economic Development Business Incentive Services P. O. Box 94185, Baton Rouge, LA 70804-9185 1051 North Third Street, Baton Rouge, LA 70802

Phone:	225.342.9228	Phone:	225.342.5382
Fax:	225.342.0142	Fax:	225.342.0142
Email:	Marylyn.Friedkin@la.gov	Email:	Roshonda.Hanible@,la.gov
On line:	www.LouisianaForward.com	On line:	www.LouisianaForward.com

Attachment 2

Enterprise Zone Program Sales/Use Tax Rebate Guidelines

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Red River Environmental Products Engineering, Procurement, and Construction Agreement

State of Louisiana

Department of Revenue

Enterprise Zone Program

Louisiana State Sales/Use Tax Rebate

LOUISIANA REVISED STATUTE 51:1787 (INCENTIVES)

The Department of Revenue will accept claims and issue rebates for Louisiana State Sales/Use taxes paid on construction materials, machinery, and. equipment purchased during the construction period to be used on the approved site of the project indicated on the Enterprise Zone contract. These claims will be accepted only after this department receives a copy of the signed contract from the Department of Economic Development.

This contract does not authorize any Louisiana State Sales/Use tax exemption on any purchases. Neither the contract holder nor any of its contractors or subcontractors is authorized to make tax free purchases from vendors.

The Claim for Rebate of Louisiana State Sales/Use Taxes Paid Form must be submitted no later than six months after the project’s completion or six months after the date of the governor’s signature on the contract, whichever is later. However, effective August 15, 2003, contract holders may be granted a 30 day extension to file the Claim for Rebate application provided the Department of Revenue receives the request for extension prior to the expiration date for filing the original application (six months after the project’s completion or six months after the date of the governor’s signature on the contract, whichever is later). The Department has also been given the authority to grant an additional extension of time, not to exceed 60 days, if the contract holder can show reasonable cause for granting such extension. Request for an additional extension must be received by the Department of Revenue prior to the expiration of the 30-day extension of time to file. The. following must accompany the claim form:

1. Appropriate schedules, as explained on Item III of the attached Information Sheet, listing materials, machinery, and equipment with vendor names, invoice numbers, delivery dates, purchase amounts, Louisiana State Sales/Use tax paid in each purchase, and a brief description of each item. The Louisiana State Sales/Use tax is levied at the rate of 4% on purchases made in or delivered to Louisiana.

2. A certification stating the materials, machinery, and equipment included in the Claim for Rebate of Louisiana State Sales/Use Taxes Paid will be or have been delivered to and used on the site in the approved Enterprise Zone project. Louisiana State Sales/Use taxes paid on construction equipment, leases/rentals, and consumables that are not actually incorporated into the Enterprise Zone project are not eligible.

3. A certification stating that the 4% Louisiana State Sales/Use taxes have been paid on the items listed.

4. A list of all contractors and subcontractors including addresses and contract amounts.

5. A copy of each invoice totaling $15,000 and greater. A description of the purchased item(s) must be listed. on each invoice.

Failure to submit this information may result in processing delays.

Included in this packet are forms and/or examples of

Information Sheet

Policy in Relation to Lease Agreements

Claim for Rebate of Louisiana State Sales/Use Taxes Paid

Rebate Worksheet

Explanation of Disallowance Codes

Schedules A, B, C, and CA

If you have any questions regarding your Claim for Rebate of Louisiana State Sales/Use Taxes Paid, please contact the Office Audit Division at 225-219-2270.

State of Louisiana

Department of Revenue

Enterprise Zone Program

Louisiana State Sales/Use Tax Rebate

INFORMATION SHEET

I. Qualifying Items

A. Materials that originate from a contractor/subcontractor’s inventory and are located permanently at the Enterprise Zone.project site during the Project/Construction Period are eligible for sales/use tax rebates. In order for rebates to be issued on property withdrawn from inventory, the contractor/subcontractor must have in place financial accounting, property accounting, and. sales/use tax accrual and payment systems to enable the LDOR to verify that Louisiana sales or use taxes were paid on the property for which rebate is claimed.

B. Machinery and/or equipment purchased for the Enterprise Zone project site during the Project/Construction Period are eligible for sales/use tax rebates, provided. that the machinery and equipment are located permanently at the enterprise zone site, are owned by the entity having the enterprise zone contract with the state, and. are expected to remain at the enterprise zone site after construction is completed for the expected useful life of the completed structure or for the expected useful life of the machinery and equipment, whichever duration is shorter.

C. Machinery and or equipment transferred into Louisiana for the Enterprise Zone project site during the Project/Construction Period are eligible for sales/use tax rebates, provided that the machinery and equipment are located permanently at the enterprise zone site, are owned by the entity having the enterprise zone contract with the state, and are expected to remain at the enterprise zone site after construction is completed for the expected useful life of the completed structure or for the expected useful life of the machinery and equipment, whichever duration is shorter.

D. Software purchased, capitalized, and used by the applicant primarily at the Enterprise Zone project site during the Project/Construction Period are eligible for sales/use tax rebates.

E. Lease-purchases may be eligible for a sales/use tax rebate upon LDOR’s approval. The property acquired through lease-purchase must be located permanently at the enterprise zone site, must be owned by the entity having the enterprise zone contract with the state, and must remain at the enterprise zone site after construction is completed for the expected useful life of the completed structure or for the expected useful life of the leased-purchased property, whichever duration is shorter. A copy of the lease-purchase agreement must be submitted with the Claim for Rebate Request to LDOR, Office Audit Division.

II. Non Qualifying Items

A. Small hand tools (wrenches, screwdrivers, paint brushes, etc.); safety equipment (goggles, gloves, respirators, glasses, etc.);blue-prints; and photographs.

B. Spare parts and repairs to equipment will be disallowed, however, replacement parts that are acquired at the time of equipment purchase are acceptable.

C. Purchases made by contractors that do not become a component of the building or passed on. to the contract holder.

D. Vehicles licensed for road use.

Enterprise Zone Program

E. Consumable items are not eligible for sales/use tax rebate. A partial listing of ineligible items are: per diem, labor, service contracts, storage, freight, radios, laptop computers, utilities, permits and fees, office supplies, construction consumables, blades, drill bits, PVC sheeting, tape, gloves, dust masks, and all leases and rentals.

F. Ineligible items listed on Schedule A of the Enterprise Zone Contract.

III. Rebate Request Should Be Formatted In the Following Manner

A. Schedule A should list items purchased by the contract holder and no Louisiana State Sales tax was paid on the purchases.

1 The contract holder should have accrued and paid. the Louisiana State Use tax directly to the Department of Revenue. Please note, if it is determined that the Use tax was not remitted, then tax, interest, and penalties must be paid prior to submission of the rebate claim. If not, interest and penalties on those accruals will be deducted from the rebate.

2. This schedule should list vendor name, vendor invoice number, delivery date, purchase amount, a brief description of each item, tax period on which the items were accrued, and the amount of Use tax paid.

B. Schedule B should list items purchased by the contract holder and the amount of Louisiana State Sales tax that was paid to vendor(s).

1. This schedule should contain vendor name, vendor invoice number, delivery date, each purchase amount, amount of Louisiana State Sales tax paid on each purchase, and a brief description of each item.

C. Schedule C should list items purchased by the contractor and the amount of Louisiana State Sales tax that was paid to vendor(s).

1. This schedule should list the contractor name, vendor name, vendor invoice number, delivery date, each purchase amount, amount of Louisiana State Sales tax paid on purchase, and a brief description of each item.

D. Schedule CA should list items purchased by the contractor and no Louisiana State Sales tax was paid on the purchases.

1. The contractor should have accrued and paid the Louisiana State Use tax directly to the Department of Revenue.

2. This-schedules-should list-contractor-name, vendor name, vendor invoice-number delivery-date, each- purchase-amount-brief description of each item, the contractor’s Louisiana Sales/Use tax account number, tax period on which the items were accrued, and the amount of Use tax paid

For all Schedules:

•	“Delivery Date” means date when materials were delivered to the Enterprise Zone Project Site

•	Subtotal each page

E. Purchases on Schedule A and/or Schedule CA should be listed in chronological order by tax periods.

F. Purchasers claiming items taken out of inventory must be able to verify that the Louisiana State Sales tax was paid or accrued on each item.

Enterprise Zone Program

G. Submit a legible copy of all invoices $15,000 and greater. All invoices must be maintained should additional information be required during the audit of your claim by this department.

H. Credit will not be given on progress payments until actual delivery of the tangible property to the approved Enterprise Zone site. All progress payment invoices (100%) must be submitted to substantiate taxes paid on this property.

I. Credits taken on any schedule must be accompanied by an explanation. If the credit is from a previous claim ,indicate the date the claim was submitted, and identify on which schedule the invoice number and amount were claimed.

J. Resubmission of information for disallowed items should be submitted separately from any new Claim for Rebate of Taxes Paid.

I. A copy of the disallowance schedule from this department should be included with the resubmission.

2. Do not duplicate previously rebated items.

3. Resubmission should occur within 30 days from the date the original rebate check was issued

K. Submit a completed Power of Attorney form with rebate request if submission is by someone other than the Contract Holder.

L. Name on Sales/Use Tax registration certificate must match the name on the approved Enterprise Zone Contract.

Attachment 3

Enterprise Zone Accounting Schedules for Taxes Paid

Name of Contract Holder:

Contract Construction Period:

Enterprise Zone Contract #:

Louisiana Dept. of Revenue Sales/Use Tax Account #:

Schedule A - Purchased by Contract Holder and No Taxes Paid to Vendor

					4% State Use Tax Accrued		4% Local Use Tax Accrued
Vendor Name	Vendor Invoice #	Delivery Date	Purchase Amount (Net)	Description	Tax Period	Amount	Tax Period	Amount
Replace Top Two Lines	9420	2/14/01	$2,060.00	Concrete	February-01	$82.40	February-01	$1,476.92
Replace Top Two Lines	127355	3/21/03	$24,413.47	Windows	March-03	$976.54	March-03	$1,507.32
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
	TOTAL		$26.473.47		TOTAL	$1,058.94	TOTAL	$2,984. 24

Name of Contract Holder:

Contract Construction Period:

Enterprise Zone Contract #:

Louisiana Dept. of Revenue Sales/Use Tax Account #:

Schedule B - Purchased by Contract Holder and Taxes Paid to Vendor

Vendor Name	Vendor Invoice #	Delivery Date	Purchase Amount (Net)	4% State Sales Tax Paid	4% Local Sales Tax Paid	Description
Replace top two lines	9755	7/1/98	$1,000.00	$40.00		Very specific equipment listing here
Replace top two lines	11953	8/3/98	$17.74	$0.71		Extremely specific listing of equipment
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
				$0.00
	TOTAL		$1,017.74	$40.71

Name of Contract Holder:

Contract Construction Period:

Enterprise Zone Contract #:

SCHEDULE C - Purchased by Contractor and Taxes Paid to Vendor

Contractor Name	Vendor Name	Vendor Invoice #	Delivery Date	Purchase Amount (Net)	4% State Sales Tax Paid	4% Local Sales Tax Paid	Description
Replace This Line	This Line Gets Replaced	71019	3/5/08	$1,542.36	$61.69		Hinges for steel doors
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
				$0.00	$0.00
					$0.00
					$0.00
					$0.00
					$0.00
	TOTAL			$1,542.36	$61.69

Name of Contract Holder:

Contract Construction Period:

Enterprise Zone Contract #:

Schedule CA - Purchased by Contractor and No Taxes Paid to Vendor

Contractor Name: Write in Contractor’s Name here Louisiana Dept. of Revenue Sales/Use Tax Account #: Write in Tax Acct Number here					4% State Use Tax Accrued		Local Use Tax Accrued
Vendor Name	Vendor Invoice #	Delivery Date	Purchase Amount	Description	Tax Period	Amount	Tax Period	Amount
Type over first two lines	2564452001	10/20/98	$560.28	switches	Oct-98	$22.41	Oct-98	$1,442.76
Type over first two lines	2564452002	11/22/98	$2,524.73	steel beams	Nov-98	$100.99	Nov-98	$1,444.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
						$0.00		$0.00
	TOTAL		$3,085.01	TOTAL		$123.40		$2,886.76

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Attachment 4

Manufacturing Machinery and Equipment Exemption Program Guidelines

Privileged and Confidential	Page 6
Red River Environmental Products Engineering, Procurement, and Construction Agreement

NOTICE OF INTENT

Department of Revenue

Policy Services Division

Sales and Use Tax Exclusion for Manufacturing

Machinery and Equipment

(LAC 61:1.4301)

Under the authority of R.S. 47:301 and R.S. 47:1511 and in accordance with the provisions of the Administrative Procedure Act, R.S. 49:950 et seq., the Department of Revenue, Policy Services Division, proposes to amend LAC 61:1.4301 relative to the definitions of cost price, lease or rental, and sales price for sales tax purposes.

Act 1 of the 2004 First Extraordinary Session provides exclusions from state sales and use tax for the purchase, lease or rental, and use of machinery and equipment used predominately and directly to manufacture tangible personal property or produce, process, and store food, fiber, or timber for sale. These amendments provide guidance regarding the definition of cost price under R.S. 47:301(3)(i), lease or rental under R.S. 47:301(28)(a), and sales price under R.S. 47:301(13)(k) as those terms relate to the purchase of machinery and equipment used predominantly and directly in the manufacturing of tangible personal property for sale or the production, processing, and storing of food, fiber, or timber for sale.

Title 61

REVENUE AND TAXATION

Part I. Taxes Collected and Administered by the

.Secretary of Revenue

Chapter 43. Sales and Use Tax

§4301. Definitions

Cost Price  ☐

a. - g.

h. Under R.S. 47:301(3)(i), machinery and equipment is excluded from cost price if the property is used to manufacture tangible personal property for sale to another or is used directly in the production, processing, and storing of food, fiber, or timber for sale; is used predominantly and directly in the manufacturing process or in the actual manufacturing for agricultural purposes; and is eligible for depreciation for federal income tax purposes. The exclusion is subject to a phase-in between July 1, 2004, and June 30, 2010. The exclusion applies only to manufacturing businesses that have been assigned, by the Louisiana Departmentofabor,. NDrthArner-ican-AndustriaL Classification System (NAICS) codes within the agricultural, forestry, fishing, and hunting Sector 11 or the manufacturing Sectors 31 through 33 as they existed in 2002. Businesses that are not registered with the Louisiana Department of Labor or that have not been assigned these NAICS codes are not eligible to claim this exclusion. The exclusion applies to state sales or use tax and local sales or use tax if the political subdivision has adopted this exclusion by ordinance.

i.(a). Manufacturing-putting raw materials

through a series of steps that brings about a change in their composition or physical nature in order to make a new and different item of tangible personal property that will be sold to another. The manufacturing process begins when a raw sale has been placed into the packaging that will normally be delivered to the final consumer.

(b). Manufacturing for Agricultural Purposes- activities involved in the production, process material is introduced into the first machine or item of equipment that begins the change of the composition or physical nature of the raw materials into another product. The manufacturing process ends when the final product for processing, and storing of food, fiber and timber for sale. Manufacturing for agricultural purposes begins when the soil or field is prepared for planting and ends when the harvested product is removed from the farm.

ii.(a). For machinery or equipment used to manufacture tangible personal property for sale, used predominantly means that more than 50 percent of the property’s use is in the process of causing a change in the composition or physical nature of the raw materials that are to become a final product for sale.

(b). For machinery or equipment used to produce, process, and store food, fiber, or timber for sale, used predominantly means the property is used more than 50 percent of the time in the production, processing, and storing of food, fiber, or timber for sale. Equipment that remains idle between growing seasons is considered used for the production, processing, and storing of food, fiber, or timber during that time.

iii.(a). For a manufacturer of tangible personal property for sale, used directly describes the manner in which the machinery or equipment used in a plant facility alters the physical characteristics of the product during the manufacturing process. Used directly means that the machinery and equipment must have an immediate effect upon those products manufactured for ultimate sale to another person. Machinery and equipment used to manufacture intermediate products for internal use, such as manufacturing tools, internally consumed energy, and processing chemicals do not qualify for the exclusion.

(b). For a manufacturer of food, fiber, or timber for sale, used directly describes the manner in which the machinery or equipment is involved in the manufacturing for agricultural purposes. Used directly means that the machinery and equipment must have an immediate effect upon the production, processing, or storing of food, fiber, or timber. Examples of machinery and equipment used directly in manufacturing for agricultural purposes include machinery and equipment for planting, cultivating, fertilizing, spraying, harvesting, producing, processing, and storing of food, fiber, or timber for sale. This exclusion includes materials used in the construction of facilities used to—store- the food, fiber—or-timber- for—sale. Machinery—and— equipment used directly in manufacturing for agricultural purposes does not include facilities used to store equipment.

iv. Eligible for Depreciation-the machinery or

equipment is a principle component of the manufacturing process and has a substantially useful life beyond the taxable year as described in Treas. Reg. §1.263(a)-2, although it does not have to be capitalized and depreciated to qualify for exclusion. Examples of property considered eligible for depreciation are robotic welding machines in a vehicle manufacturing plant; pumps, valves, and compressors in a petrochemical plant; and tractors, trailers, and harvesting equipment on a commercial farm. Examples of items that do not qualify include nuts, bolts, gaskets, lubricants, filters, and fuel.

. The following also qualify for exclusion as manufacturing machinery and equipment:

(a). computers and software that control, communicate with or control other computer systems that control, or control heating or cooling systems for machinery or equipment that manufactures tangible personal property for sale. Computers and software used for inventory and accounting systems or that control non-qualifying machinery and equipment do not qualify for the exclusion;

(b). machinery and equipment necessary to control pollution at a plant facility where pollution is produced by the manufacturing operation. For purposes of this exclusion, machinery and equipment necessary to control pollution includes equipment that reduces the volume, toxicity, or potential hazards of the waste products generated by the manufacturing process or transforms the waste product for reuse in the manufacturing process or use in another process; and

(c). machinery and equipment used to test or measure raw materials, the property undergoing manufacturing, or the finished product, when such test or measurement is a necessary part of the manufacturing process. This includes machinery and equipment used to test the quality or quantity of the product for sale before, during, or after the manufacturing process.

vi. Persons acting as mandataries (agents) of manufacturers can claim the exclusion on purchases of qualifying machinery and equipment that will ultimately be used by a business assigned an eligible NAICS code by the Department of Labor. The mandatary must obtain the manufacturer’s exclusion Form R-1071 and provide it, with a copy of the contract of mandate or the Department’s Form R-1072 (Manufacturer’s Designation of Mandate), to the seller at the time of purchase.

vii. Repairs to manufacturing machinery and equipment to keep the property in an ordinarily efficient working order generally do not qualify for exclusion under R.S. 47:301(3)(i) because neither the labor nor the materials used in these repairs are eligible for depreciation for federal income tax purposes. However, the purchase of tangible personal property used in the repair would qualify for the exclusion provided the property is a major component of the manufacturing process and has a substantially useful life beyond the current period.

viii. Charges for labor and materials that are classified as capital improvements under Internal Revenue Service Regulations may be excluded as follows.

(a). Charges for labor are excluded from tax when performed on qualifying manufacturing machinery and equipment that is-movable-property at the time of-the capital improvement. The vendor that provides the labor is allowed to treat the materials used as purchased for resale. All materials that are incorporated into qualifying machinery and equipment during the capital improvement qualify for exclusion from tax.

(b). Materials incorporated into qualifying manufacturing machinery and equipment that is immovable property at the time of the capital improvement are eligible for exclusion as follows:

(i). In instances when a manufacturer purchases materials that will become a component part of qualifying machinery or equipment, the materials are excluded from tax.

(ii). A repair vendor’s purchases of materials that will become component parts of qualifying machinery or equipment are excluded from tax if the vendor has been designated as a mandatary of a manufacturer. The vendor must obtain the manufacturer’s exclusion Form R-1071 and provide it, with a copy of the contract of mandate or the Department’s Form R-1072, to the seller at the time of purchase. Manufacturers that supply this form to their mandataries must maintain a schedule of the tangible personal property used in these capital improvements.

(c). Purchases of spare machinery and equipment, such as compressors, pumps, and valves, qualify for the exclusion provided these items satisfy the definition of machinery and equipment provided in R.S. 47:301(3)(i). Spare machinery and equipment, such as bolts, nuts, gaskets, oil, etc., which cannot be depreciated for federal income tax purposes, do not qualify for the exclusion.

Lease or Rental-

a. - b.vii.

viii. the lease or rental of machinery and equipment used predominantly and directly in the process of manufacturing tangible personal property for sale or used directly in the production, processing, and storing of food, fiber, or timber for sale. The meanings of manufacturing, used predominantly, and used directly provided in LAC 61:1.4301.C.Cost Price.h apply. This exclusion applies to state sales or use tax and local sales or use taxes if the political subdivision has adopted this exclusion by ordinance.

c. - d.

Sales Price-

a.i. - ix.(b).

x. R.S. 47:301(13)(k) excludes machinery and equipment used predominantly and directly in the process of manufacturing tangible personal property for sale or used directly in the production, processing, and storing of food, fiber, or timber for sale from the sales price. For purposes of sales price, the interpretations provided under LAC 61:I.4301.C.Cost Price.h will apply. This exclusion applies to state sales tax and local sales taxes if the political subdivision has adopted this exclusion by ordinance. To determine sales price subject to tax, this exclusion is deducted from the total amount charged to the customer after allowances for trade-ins and before any exemptions provided elsewhere in the law.

b.i. - ii.

-AUTHORITY NOTE:- Promulgated in Accordance with:-R,S. 47:301 and R. S. 47:1511.

HISTORICAL NOTE: Promulgated by the Department of Revenue and Taxation, Sales Tax Section, LR 13:107 (February 1987), amended by the Department of Revenue and Taxation, Sales Tax Division, LR 21:957 (September 1995), LR 22:855 (September1996), amended by the Department of Revenue, Policy Services Division, LR 27:1703 (October 2001),R 28:348 (February2002),LR 28:1488 (June 2002), LR 28:2554 (December 2002), LR 28:2556 (December 2002), LR 29:186 (February 2003), LR 30:1306 (June 2004), LR 31:

Family Impact Statement

As required by Act 1183 of the 1999 Regular Session of the Louisiana Legislature the following Family Impact Statement is submitted to be published with the Notice of

Intent in the Louisiana Register. A copy of this statement will also be provided to our legislative oversight committees.

1. The Effect on the Stability of the Family. Implementation of these proposed amendments will have no effect on the stability of the family.

2. The Effect on the Authority and Rights of Parents Regarding the Education and Supervision of Their Children. Implementation of these proposed amendments will have no effect on the authority and rights of parents regarding the education and supervision of their children.

3. The Effect on the Functioning of the Family. Implementation of these proposed amendments will have no effect on the functioning of the family.

4. The Effect on Family Earnings and Family Budget. Implementation of these proposed amendments will have no effect on family earnings and family budget.

5. The Effect on the Behavior and Personal Responsibility of Children. Implementation of these proposed amendments will have no effect on the behavior and personal responsibility of children.

6. The Ability of the Family or a Local Government to Perform the Function as Contained in the Proposed Rule. Implementation of these proposed amendments will have no effect on the ability of the family or a local government to perform this function.

Interested persons may submit data, views, or arguments, in writing to Raymond E. Tangney, Senior Policy Consultant, Policy Services Division, P.O. Box 44098, Baton Rouge, LA 70804-4098 or by fax to (225) 219-2759. All comments must be submitted by 4:30 p.m., Tuesday, January 25, 2005. A public hearing will be held on Wednesday, January 26, 2005, at 1:30 p.m. at the Department of Revenue Headquarters Building, 617 North Third Street, Baton Rouge, LA.

Raymond E. Tangney
Senior Policy Consultant

FISCAL AND ECONOMIC IMPACT STATEMENT

FOR ADMINISTRATIVE RULES

RULE TITLE: Sales and Use Tax Exclusion for

Manufacturing Machinery and Equipment

I. ESTIMATED IMPLEMENTATION COSTS (SAVINGS) TO STATE OR LOCAL GOVERNMENT UNITS (Summary)

Implementation costs to administer the sales tax exclusion for manufacturing machinery and equipment enacted by Acts 2004 1st Ex. Sess., No. 1, for the Department of Revenue are approximately $190,000 for fiscal year 2004-2005, $198,000 for fiscal year 2005-2006, and $206,000 for fiscal year 2006-2007. The costs are to hire two Revenue Accounts Auditors and three Revenue Agents and to purchase the office equipment needed to administer the exclusion. These proposed amendments to LAC 61:I.4301 will not affect those costs. Implementation will have no impact on local governments’ costs or savings because no local government has adopted this exclusion.

I I. ESTIMATED EFFECT ON REVENUE COLLECTIONS OF STATE OR LOCAL GOVERNMENTAL UNITS (Summary)

The phase-in of the sales tax exclusion for

manufacturing machinery and equipment enacted by Acts 2004 1st Ex. Sess., No. 1, would reduce state sales tax revenues by $5 million for fiscal year 2004-2005; $20 million for fiscal year 2005-2006; $40 million for fiscal year 2007-2008; $76 million for fiscal year 2008-2009; $96 million for fiscal year 2009-2010; $121 million for fiscal year 2010-2011; and $125 million annually when fully implemented in fiscal year 2011-2012. The Act allows local governments to adopt the exclusion by ordinance, and since no local government has adopted the exclusion, there will be no effect on local sales tax revenues.

III. ESTIMATED COSTS AND/OR ECONOMIC BENEFITS TO DIRECTLY AFFECTED PERSONS OR NONGOVERNMENTAL GROUPS (Summary)

These proposed amendments establish procedures for applying for the manufacturing machinery and equipment exclusion enacted by Acts 2004 1st Ex. Sess., No. 1, and provide guidance to taxpayers on what transactions qualify for the exclusion. It is estimated that the exclusion provided by the Act will save Louisiana manufacturers over $120 million per year in state sales taxes when fully implemented in fiscal year 2011-12.

IV. ESTIMATED EFFECT ON COMPETITION AND EMPLOYMENT (Summary)

These proposed amendments should have no effect on competition or employment.

Cynthia Bridges	Robert E. Hosse
Secretary	General Government Section Director
0412#052	Legislative Fiscal Office

Revenue Information Bulletin No. 04-012-A

May 18, 2004

Sales Tax

5% of the Price of Manufacturing Machinery and Equipment to be Excluded From State Sales Tax, Effective July 1, 2004

Five percent of the price of eligible manufacturing machinery and equipment will be excluded from state sales tax effective July 1, 2004, in the first of seven steps toward the complete exclusion of such property from state sales tax on July 1, 2010. This exclusion for manufacturing equipment was authorized by Act 1 of the 2004 First Extraordinary Session of the Louisiana Legislature.

Act 1 provided that five percent of the price of eligible manufacturing machinery and equipment would be excluded from state sales taxation during the 2004-05 state fiscal year if the Revenue Estimating Conference were to forecast additional 2004-05 state general fund revenues of $235 million or more above the amount that was forecast on December 16, 2003. The Revenue Estimating Conference met on May 14, 2004, and forecast general revenues for 2004-05 of $268.8 million above the amount forecast on December 16, 2003. As provided by Act 1, the five percent exclusion is implemented at the beginning of the second calendar month after the adoption of the revised revenue forecast, or July 1, 2004.

The exclusions are from the state sales, use, lease, and rental tax for machinery and equipment used by eligible manufacturers in plant facilities predominantly and directly in the actual manufacturing for agricultural purposes or in the actual manufacturing of tangible personal property that is for sale to another. The exclusions provided are from the definition of “cost price” for use tax purposes under Revised Statute 47:301(3), “sales price” for sales tax purposes under R.S. 47:301(13), and “gross proceeds” (from lease or rental), “monthly lease or rental price paid” and “monthly lease or rental price contracted or agreed to be paid” as used in R.S. 47:302(B), 321(B), and 331(B) imposing the tax on lease and rental transactions. The legislation authorizes political subdivisions of the state to provide these exclusions from local sales, use, lease, and rental taxes but does not require that they do so.

Act 1 provides for a gradual increase over a period of six years in the percentage of the price of manufacturing machinery and equipment that will be excluded from sales tax, as follows:

July 1, 2004	5%
July 1, 2005	19%
July 1, 2006	35%
July 1, 2007	54%
July 1, 2008	68%
July 1, 2009	82%
July 1, 2010	100%

Revenue Information Bulletin No. 04-012-A

Qualifications for Exclusion

In order for tangible personal property to be excluded from sales taxation in the percentages authorized in the act, the tangible personal property must be:

•	Manufacturing “machinery and equipment”

“Machinery and equipment” is defined in the act as tangible personal property or other property that is eligible for depreciation for federal income tax purposes and that is used as an integral part in the manufacturing of tangible personal property for sale. “Machinery and equipment” also includes tangible personal property or other property that is eligible for depreciation for federal income tax purposes and that is used as an integral part of the production, processing, and storing of food and fiber or of timber.

Specific examples of tangible personal property that the act categorizes as eligible “machinery and equipment” are computers and software that are an integral part of the machinery and equipment used directly in the manufacturing process; machinery and equipment necessary to control pollution at a plant facility where pollution is produced by the manufacturing operation; and machinery or equipment used to test or measure raw materials, the property undergoing manufacturing, or the finished product, when such test or measurement is a necessary part of the manufacturing process.

Categorized by the act as ineligible for the manufacturing “machinery and equipment” exclusions are a building and its structural components, unless the building or structural component is so closely related to the machinery and equipment that it houses or supports that the building or structural component can be expected to be replaced when the machinery and equipment are replaced; heating, ventilation, and air-conditioning systems, unless their installation is necessary to meet the requirements of the manufacturing process, even though the system may provide incidental comfort to employees or serve, to an insubstantial degree, nonproduction activities; tangible personal property used to transport raw materials or manufactured goods prior to the beginning of the manufacturing process or after the manufacturing process is complete; and tangible personal property used to store raw materials or manufactured goods prior to the beginning of the manufacturing process or after the manufacturing process is complete.

• Used by a “manufacturer”

The term “manufacturer” is defined in the act as a person whose principal activity is manufacturing, and who is assigned by the Louisiana Department of Labor a North American Industry Classification System (NAICS) code within the agricultural, forestry, fishing, and hunting Sector 11 or the manufacturing Sectors 31-33, as they existed in 2002.

• Used by that manufacturer in a “plant facility” predominantly and “directly” in the actual “manufacturing for agricultural purposes” or in the actual “manufacturing” process of an actual item of tangible personal property which is for ultimate sale to another, and not for internal use, at one or more fixed locations in Louisiana

The term “plant facility” is defined as “a facility, at one or more locations, in which manufacturing referred to in sectors 11 and 31-33 of the North American Industry Classification

Revenue Information Bulletin No. 04-012-A

System of 2002, of a product of tangible personal property takes place.” “Used directly” means used in the actual process of manufacturing or manufacturing for agricultural purposes.

“Manufacturing for agricultural purposes,” means the production, processing, and storing of food and fiber and the production, processing, and storing of timber.

“Manufacturing”, the act provides, means putting raw materials through a series of steps that brings about a change in their composition or physical nature in order to make a new and different item of tangible personal property that will be sold to another. The act provides that manufacturing begins at the point at which raw materials reach the first machine or piece of equipment involved in changing the form of the material and ends at the point at which manufacturing has altered the material to its completed form. Placing materials into containers, packages, or wrapping in which they are sold to the ultimate consumer is part of this manufacturing process.

The act provides that for purposes of the sales tax exclusions, manufacturing does not include repackaging or redistributing; the cooking or preparing of food products by a retailer in the regular course of retail trade; the storage of tangible personal property; the delivery of tangible personal property to or from the plant; the delivery of tangible personal property to or from storage within the plant; and actions such as sorting, packing, or shrink wrapping the final material for ease or transporting and shipping.

• Purchased by a person who has received a certificate of exclusion from the Louisiana Department of Revenue certifying that he is a manufacturer

Optional Local Exclusions

The act authorizes, but does not require, political subdivisions of the state to allow the same exclusions of manufacturing equipment from the definitions of “cost price”, “sales price”, “gross proceeds”, “monthly lease or rental price paid” and “monthly lease or rental price contracted or agreed to be paid.” Political subdivisions may, under the act, allow any or all of the definitional exclusions, either upon adoption or enactment or phased in over a period of time set forth in the instrument providing the exclusion.

Farm Equipment

Through the several definitions quoted above, depreciable machinery and equipment is excluded from taxation in the specified percentages when it is used by eligible businesses predominately and directly in the actual production, processing and storing of food, fiber, and timber. Some, but not all, of the machinery and equipment that is eligible for these exclusions are also eligible for the exemption provided by R.S. 47:305.25(A)(1) and (2) on the first $50,000 of the sales price of certain farm equipment1

In the determination of the taxable base on the sale to an eligible purchaser of a farm tractor, cane harvester, cane loader, cotton picker, combine, haybaler, sprayer, clipper, cultivator, disc,

The exemptions for farm-related equipment provided by R.S. 47:305.25(A)(3), (4) and (5) are suspended indefinitely by R.S. 47:321(H) with respect to the 1 percent tax levied by R.S. 47:321, and through June 30, 2009, with respect to the other 3 percent of the state sales and use tax levy, as provided by R.S. 47:302(Q) and 302(R), and 47:331(0) and 331(P).

Revenue Information Bulletin No. 04-012-A

plow, spreader, or other attachments, the exclusions provided by Act 1 will be applied first. The $50,000 exemption is then deducted from the taxable amount remaining after the exclusions authorized by Act 1 are applied. For example, assume the sale of a farm tractor on July 1, 2004, costing $100,000. The tax is calculated as follows:

Gross sales price	$100,000.00
Less Act 1 Exclusion (5%)	(5,000.00)

Remainder	95,000.00
Less R.S. 47:305.25 exemption	(50 000.00
Taxable Base	$45,000.00
State Tax Due (4%)	$1,800.00

Only the sales of the farm tractors, cane harvesters, cane loaders, cotton pickers, combines, haybalers, sprayers, clippers, cultivators, discs, plows, spreaders, and other attachments specified by R.S. 47:305.25(A)(1) and (2), are eligible for the exemption on the first $50,000 of the sales price. Other depreciable farm-related machinery and equipment used by eligible businesses predominately and directly in the actual production, processing and storing of food, fiber, and timber qualify only for the exclusion provided by Act 1.

Questions concerning this matter can be directed to the Taxpayer Services Division at 225.219.7356.

Cynthia Bridges

Secretary

A Revenue Information Bulletin (RIB) is issued under the authority of LAC 61:III.101.D. A RIB is an informal statement of information issued for the public and employees that is general in nature. A RIB does not have the force and effect of law and is not binding on the public or the Department.

Second Extraordinary Session, 2008	ACT No. 12	ENROLLED

SENATE BILL NO. 12

BY SENATORS	MARIONNEAUX, ADLEY, ALARIO, AMEDEE, BROOME, CASSIDY, CHAISSON, CHEEK, CRAVINS, CROWE, DONAHUE, DORSEY, DUPLESSIS, DUPRE, ERDEY, N. GAUTREAUX, GRAY, HEBERT, HEITMEIER, JACKSON, KOSTELKA, LAFLEUR, LONG, MARTINY, MCPHERSON, MICHOT, MORRISH, MOUNT, MURRAY, NEVERS, RISER, SCALISE, SHAW, SMITH, THOMPSON AND WALSWORTH AND REPRESENTATIVES ABRAMSON, ANDERS, ARMES, ARNOLD, AUBERT, AUSTIN BADON, BOBBY BADON, BALDONE, BARRAS, BARROW, BILLIOT, HENRY BURNS, TIM BURNS, BURRELL, CARMODY, CARTER, CAZAYOUX, CHAMPAGNE, CHANDLER, CHANEY, CONNICK, CORTEZ, DANAHAY, DOERGE, DOWNS, EDWARDS, FANNIN, FOIL, FRANKLIN, GALLOT, GISCLAIR, GREENE, ELBERT GUILLORY, MICKEY GUILLORY, GUINN, HARDY, HARRISON, HAZEL, HENRY, HINES, HOFFMANN, HONEY, HOWARD, HUTTER, GIROD JACKSON, MICHAEL JACKSON, JOHNSON, ROSALIND JONES, SAM JONES, KATZ, KLECKLEY, LABRUZZO, LAFONTA, LAMBERT, LEBAS, LEGER, LIGI, LITTLE, LOPINTO, LORUSSO, MCVEA, MONICA, MONTOUCET, MORRELL, MORRIS, NORTON, NOWLIN, PEARSON, PERRY, PETERSON, PONTI, POPE, RICHARD, RICHARDSON, RICHMOND, RITCHIE, ROBIDEAUX, ROY, SCHRODER, SIMON, SMILEY, JANE SMITH, PATRICIA SMITH, ST. GERMAIN, TALBOT, TEMPLET, TRAHAN, WADDELL, WHITE, WILLIAMS, WILLMOTT AND WOOTON

AN ACT

To amend and reenact R.S. 47:301(3)(i)(i),13(k)(i), and (28)(a) and (e), relative to sales and use tax of the state and statewide political subdivisions; to provide for an accelerated reduction of the sales price, cost price, gross proceeds derived from a lease or rental, monthly lease or rental price paid, and the monthly lease or rental price contracted or agreed to by way of an exclusion of certain manufacturing machinery and equipment; to provide that the manufacturer’s exemption certificate granted by the

Coding: Words which are ~~struck through~~ are deletions from existing law; words in boldface type and underscored are additions.

SB NO. 12	ENROLLED

Department of Revenue shall serve as a substitute for the sales tax exemption for certain farm equipment; to provide for an effective date; and to provide for related matters.

Be it enacted by the Legislature of Louisiana:

Section 1. R.S. 47:301(3)(i)(i),13(k)(i), and (28)(a) and (e), are hereby amended and reenacted to read as follows:

§301. Definitions

As used in this Chapter the following words, terms, and phrases have the meaning ascribed to them in this Section, unless the context clearly indicates a different meaning:

(3)

(i) (i) For purposes of the imposition of the use tax levied by the state and any political subdivision whose boundaries are coterminous with those of the state, the cost price of machinery and equipment used by a manufacturer in a plant facility predominately and directly in the actual manufacturing for agricultural purposes or the actual manufacturing process of an item of tangible personal property, which is for ultimate sale to another and not for internal use, at one or more fixed locations- within Louisiana, shall be reduced as follows:

(aa) For the period ending on June 30, 2005, the cost price shall be reduced by five percent.

(bb) For the period beginning July 1, 2005, and ending on June 30, 2006, the cost price shall be reduced by nineteen percent.

(cc) For the period beginning July 1, 2006, and ending on June 30, 2007, the cost price shall be reduced by thirty-five percent.

(dd) For the period beginning July 1, 2007, and ending on June 30, 2008, the cost price shall be reduced by fifty-four percent.

(ee) For the period beginning July 1, 2008, and ending on June 30, 2009, the cost price shall be reduced by sixty-eight percent.

Coding: Words which are ~~struck through~~ are deletions from existing law; words in boldface type and underscored are additions.

SB NO. 12	ENROLLED

(ff) For all periods beginning on or after July 1, 2009, the cost price shall be reduced by eighty-two one hundred percent.

(13)

* *

(k) (i) For purposes of the imposition of the sales tax levied by the state and any political subdivision whose boundaries are coterminous with those of the state, the sales price of machinery and equipment purchased by a manufacturer for use in a plant facility predominately and directly in the actual manufacturing for agricultural purposes or the actual manufacturing process of an item of tangible personal property, which is for ultimate sale to another and not for internal use, at one or more fixed locations within Louisiana shall be reduced as follows:

(aa) For the period ending on June 30, 2005, the sales price shall be reduced by five percent.

(bb) For the period beginning July 1, 2005, and ending on June 30, 2006, the sales price shall be reduced by nineteen percent.

(cc) For the period beginning July 1, 2006, and ending on June 30, 2007, the sales price shall be reduced by thirty-five percent.

(dd) For the period beginning July 1, 2007, and ending on June 30, 2008, the sales price shall be reduced by fifty-four percent.

(cc) For the period beginning July 1, 2008, and ending on June 30, 2009, the -sales price shall be reduced by sixty-eight percent.

(ff) For ~~the period beginning July 1, 2009, and ending June 30, 2010~~ all periods beginning on or after July 1, 2009, the sales price shall be reduced by eighty-two one hundred percent.

(gg) ~~For all periods beginning on or after July 1, 2010, the sales price shall be reduced by one hundred percent~~

Coding: Words which are ~~struck through~~ are deletions from existing law; words in boldface type and underscored are additions.

SB NO. 12	ENROLLED

* * (28)(a) For purposes of the imposition of the lease or rental tax levied by the state and any political subdivision whose boundaries are coterminous with those of the state, the “gross proceeds”, “monthly lease or rental price paid”, and “monthly lease or rental price contracted or agreed to be paid” for machinery and equipment used by a manufacturer in a plant facility predominately and directly in the actual manufacturing for agricultural purposes or the actual manufacturing process of an item of tangible personal property, including, but not limited to rubber tired farm tractors, cane harvesters, cane loaders, cotton pickers, combines, haybalers, attachments and sprayers, clippers, cultivators, discs, plows, and spreaders, which is for ultimate sale to another and not for internal use, at one or more fixed locations within Louisiana shall be reduced as follows:

(i) For the period ending on June 30, 2005, by five percent.

(ii) For the period beginning July 1, 2005, and ending on June 30, 2006, by nineteen percent.

(iii) For the period beginning July 1, 2006, and ending on June 30, 2007, by thirty-five percent.

(iv) For the period beginning July 1, 2007, and ending on June 30, 2008, by fifty-four percent.

(v) For the period beginning July 1, 2008, and ending on June 30, 2009, by sixty-eight percent.

(vi) For ~~the period beginning July 1, 2009, and ending on June 30, 2010~~ all periods beginning on or after July 1, 2009, the sales price shall be reduced by ~~eighty-two~~ one hundred percent.

~~(vii) For all periods beginning on or after July 1, 2010, by one hundred percent .~~

(e) The manufacturer’s exemption certificate granted by the Department of Revenue shall serve as a substitute for the sales tax exemption for certain farm equipment.

Coding: Words which are ~~struck through~~ are deletions from existing law; words in boldface type and underscored are additions.

SB NO. 12	ENROLLED

Section 2. This Act shall become effective on July 1, 2008; if vetoed by the governor and subsequently approved by the legislature, this Act shall become effective on July 1, 2008, or on the day following such approval by the legislature, whichever is later.

PRESIDENT OF THE SENATE

SPEAKER OF THE HOUSE OF REPRESENTATIVES

GOVERNOR OF THE STATE OF LOUISIANA

APPROVED:

Coding: Words which are ~~struck through~~ are deletions from existing law; words in boldface type and underscored are additions.

Attachment 5

Manufacturing Machinery and Equipment Exemption Certificate

Privileged and Confidential	Page 7
Red River Environmental Products Engineering, Procurement, and Construction Agreement

Attachment 6

Louisiana Dept of Revenue Designation of Mandate

Privileged and Confidential	Page 8
Red River Environmental Products Engineering, Procurement, and Construction Agreement

-R-1072 (7/04)

Louisiand Department of Revenue

Louisiana Department of Revenue

Manufacturer’s Designation of Mandate (Agency)

Red River Environmental Products, LLC                                         , a person whose principal

(Legal name of Manufacturer)

activity is the manufacturing or producing of tangible personal property for sale and who has been assigned by the Louisiana Department of Labor a North American Industrial Classification System (NAICS) code within the agricultural, forestry, fishing and hunting Sector 11 or the manufacturing Sectors 31-33 as they existed in 2002, does hereby designate the following person as its mandatary for the purpose of making purchases, leases, and rentals of manufacturing machinery and equipment:

BE&K Construction Company, LLC

(Name)

2000 International Park Drive

(Address)

Birmingham, AL 35243

(City, State, ZIP)

This designation of mandate shall be effective for purchases, leases, and rentals of manufacturing machinery and equipment to be used by the designating manufacturer predominantly and directly in manufacturing or producing tangible personal property or agricultural products for sale. The manufacturing machinery and equipment will be used at a plant facility whose address is:

West End Parish Road 604

Armistead, LA 71019

(Mark one.)

☒ The designated mandatary is not restricted as to vendor.

☐ The designated mandatary is restricted to purchases from the following vendor:

The designation of mandate is for the period of September 5, 2008 , through October 1, 2010

Purchases, leases, and rentals of tangible personal property during this period by the mandatary for use at this manufacturing location shall be considered as the legal equivalent of purchases directly by the designating manufacturer. Should such tangible personal property ultimately be used other than predominately and directly in the manufacturing of tangible personal property or agricultural products for sale, the designating manufacturer and/or the designated mandatary will be liable for the tax. The mandatary is not authorized to delegate this purchasing authority to others; separate designations of mandate by the manufacturer are required for each person who is to purchase eligible manufacturing machinery and equipment on behalf of the manufacturer. The undersigned hereby certify that this designation is the entirety of the mandate contract between them.

Designation of Mandate:	Acceptance of Mandate:

(Signature of Authorized Designator and Date)	(Signature of Mandatary’s Authorized Acceptor and Date)

(Name of Authorized Designator)	(Name of Mandatary’s Authorized Acceptor)

(Name of Manufacturer’s Designator)	(Name of Mandatary)

(Address)	(Address)

Attachment 7

Manufacturing Machinery and Equipment Exemption Accounting Schedule

Privileged and Confidential	Page 9
Red River Environmental Products Engineering, Procurement, and Construction Agreement

Name of Owner:

Contract Construction Period:

MM&E Schedule - Purchased by Contractor and MM&E Exemption Claimed

Contractor Name: BE&K Construction Company Louisiana Dept. of Revenue Sales/Use Tax Account #: Write in Tax Acct Number here						4% State Sales Tax	4% Local Sates Tax	MM&E Exemption Amount

Vendor Name	Vender Invoice #	Delivery Date	Purchase Amount	Description of Purchase	Description of Location Used in Project	Amount	Amount	Amount
Type over first two lines	2564452001	10/20/98	$560.28	switches			$22.41
Type over first two lines	2564452002	11/22/98	$2,524.73	steel beams			$100.99
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
							$0.00
	TOTAL		$3,085.01	TOTAL			$123.40

APPENDIX M

Owner Contract Administration

Owner is a party to the Owner Contracts and may be a party to future agreements (the “Future Agreements.”). The Owner Contracts and the Future Agreements which Contractor agrees to add hereto are hereinafter referred to as, the “Project Agreements”. The Project Agreements may be amended or supplemented from time to time, all limited in scope to providing additional services to the Project and to Owner and its agents as such additional services relate to the Project.

In connection with the performance by Contractor of its obligations under the Agreement, Owner desires Contractor to assist Owner in performing its obligations under the Project Agreements and to otherwise cooperate with Owner Suppliers in Contractor’s performance under the Agreement, in each case, on the terms and conditions set forth below.

Contractor shall administer the Project Agreements in accordance with the following:

1.	Services

Subject to Sections 2 and 3 below, Contractor and Owner shall perform the following actions in connection with the Project:

(a) Contractor shall perform the following services (collectively, the “Services”):

(i) General Obligation of Contractor. Assist Owner in performing its obligations under the Project Agreements to the extent set forth in this Section 1, except in no case exercising the rights and obligations identified by Owner in Section 2 (the “Reserved Rights”), actively collaborate with Owner’s Project Agreement counterparties to identify and employ efficiencies available to Contractor and such counterparties in each such party’s performance of their respective contractual obligations to Owner, cooperate with such counterparties’ efforts to perform its obligations that realize improvements to the Total Work Cost and Project Schedule, and otherwise be responsible for the coordination and contract administration duties set forth in Section 1, in each case unless directed not to perform such duties in writing by Owner.

(iii) Negotiations, etc. Subject to Section 2, confer with, and otherwise assist Owner regarding, (A) any negotiations, agreements or disputes between Owner and any Project Agreement counterparty that could adversely affect Owner or result in an increase in amounts owed by Owner under any of the Project Agreements and (B) the anticipated delivery by Owner of a notice of default under a Project Agreement.

(iv) General Administration. Perform as Owner’s agent all scheduling and other contract administration activities as specified herein that are required of Owner pursuant to the Project Agreements, including, coordination of day-to-day scheduling and the provision of daily and other periodic scheduling information to the extent required by any of the Project Agreements

(v) Invoice Review and Recommendation. Review invoices from Project Agreement counterparties to Owner; investigate, and in good faith, attempt to verify, the correctness of such invoices with respect to assessments of percent completion and/or milestones attained; and recommend to Owner whether to pay such invoices or whether to withhold all or a portion of such invoiced amounts and the reasons for such withholding.

(vi) Record-Keeping. Provide record-keeping services to Owner, as Owner may request from time to time, in connection with the Project Agreements and all other documents executed and delivered in connection therewith (collectively, the “Project Documents”), and, at Owner’s request, assist Owner in its preparation and submission of Owner all necessary documentation, certifications and notices required to be submitted by Owner pursuant thereto (including all reports and other certificates required thereby). Such record keeping specifically excludes all accounting functions other than the review of invoices required under (v).

(vii) Governmental Authorizations. Except as otherwise required under this Agreement, monitor apparent compliance with all required governmental authorizations held by or for Owner in connection with the Project Documents. Where governmental authorizations must be obtained, modified or renewed by Owner, upon request by Owner, Contractor shall assist Owner in preparation of any application, filing or notice related thereto and provide information reasonably relating to Contractor’s Scope of Work so as to enable Owner to complete such application, filing or notice.

(viii) Miscellaneous. Contractor shall provide such other assistance or services reasonably anticipated in connection with the foregoing obligations. Contractor shall also provide, upon mutual agreement of Contractor and Owner, such other assistance or services reasonably necessary in connection with Owner’s performance of its obligations under the Project Documents.

(b) Owner shall:

(i) General Obligation of Owner. At its sole option, facilitate providing to Contractor all respective rights, benefits, duties and obligations under each of the Project Agreements, excluding the Reserved Rights, necessary for Contractor to fulfill its obligations under this Appendix M. Contractor shall execute documents consistent herewith and reasonably necessary to evince its acceptance of the such rights, benefits, duties and obligations. Owner may, at any time or from time to time, revoke all or any part of such rights, benefits, duties or obligations under any Project Agreement, such revoked or partially revoked rights, benefits, duties or obligations thereafter to become Reserved Rights.

(ii) Consultation. Consult with Contractor regarding (A) negotiations, agreements, or disputes between Owner and any other party to a Project Agreement that could adversely affect the ability of Contractor to perform its obligations under this Agreement, and (B) the exercise by Owner of any Reserved Right.

2.	Reserved Rights; Qualifications on Contractor’s Services

Notwithstanding any of the foregoing, in connection with Owner’s obligations under Section 1(b), Owner reserves unto itself the following rights, benefits, obligations and duties:

(a) The right of Owner to terminate any of, or any portion of any of, the Project Agreements for cause, convenience or otherwise, as such right to terminate may be provided therein.

(b) The right of Owner to modify, or agree to any modification of, amend, agree to any amendment of, supplement, or agree to supplement, from time to time, all or any part of any or all of the Project Agreements, as such right may be provided therein.

(c) The right of Owner to receive any payment Owner is entitled to receive, to include, without limitation, any indemnity payments or liquidated damages or other damages payments to which Owner may, or may in the future, be entitled, under any of the Project Agreements.

(d) The right to establish the specifications or parameters, as identified by separate document to Contractor, under any of the Project Agreements, as such right may be provided therein.

(e) The right to review, establish or change procedures pursuant to relevant portions of the Project Agreements, as such right may be provided therein.

(f) The right to participate as a member of the executive, operating, reporting or other committees or other contractually-created entities, and to designate additional members, officers or participants thereto, if applicable, pursuant to relevant portions of the Project Agreements, as such right may be provided therein.

(g) The rights and obligations in connection with representations and warranties of Owner made pursuant to any of the Project Agreements.

(h) Subject to Section 1(b)(ii), the right to require or compel counterparties to act or to refrain from acting pursuant to relevant portions of the Project Agreements, as such right may be provided therein.

(i) The right to designate Owner’s payment method pursuant to relevant portions of the Project Agreements, as such right may be provided therein.

(j) The right to agree on liquidated damages amounts to be paid by Owner pursuant to relevant portions of any Project Agreement, which amounts Owner is required to pay directly under the Project Agreement.

(k) The right to assign or consent to an assignment of any of the Project Agreements, as such right may be provided therein.

(l) The right to release a counterparty or counterparties or to consent to release of a counterparty or counterparties to any of the Project Agreements, as such right may be provided therein.

(m) The right to extend the term of any Project Agreement, as such right may be provided therein.

(n) The right to exercise or reject the renewal options vested in Owner, as such right or rights may be provided therein.

(o) The right to make, participate in making, approve, disapprove or veto, direct or otherwise involve itself in design, model-selection, location, size, cost, or other such decisions that involve the Project, as such right or rights may be provided in the Project Agreements.

(p) The right to approve contracts and expenditures, and to negotiate payment schedules and adjustments thereto of whatever kind, as such right or rights may be provided in the Project Agreements.

(q) The rights and obligations associated with transactions involving real property interests, possessory, vested or contingent, in Owner, to include any license or other right to exercise influence or control a real property interest. The right reserved under this subsection (q) includes the right to negotiate for or otherwise exercise such interests or rights, as such rights and/or obligations may be provided in the Project Agreements.

(r) The right to exercise control over costs and obligations in connection with decommissioning or preserving while inoperative the Project, as such right may be provided in the Project Agreements.

(s) The right to enter into any new agreement necessary or desirable in connection with the Project and/or to designate any amendment, modification, supplement to any Project Agreement or any such new agreement as a Project Agreement subject to the terms and conditions of this Agreement.

(t) The right to act on such other matters that were initially allocated to Contractor and are later reserved to Owner as specified from time to time in a written notice delivered from Owner to Contractor specifying the right, benefit, duty or obligation affected and the effective date of the complete or partial reallocation to Owner with respect thereto.

3.	Service Standards

(a) Contractor shall perform the Services in a prudent and efficient manner, in accordance with (i) Applicable Legal Requirements, (ii) governmental authorizations, (iii) sound industry and, where applicable, sound accounting practices, and (iv) the terms of this Agreement and, to the extent consistent herewith, the Project Agreements.

(b) In acting on behalf of Owner under the Project Documents, Contractor shall not knowingly take (or fail to take, as applicable) any action which would result in Owner being in default under any Project Document; provided, that in the event of a default under the Project Agreements, Contractor shall only be responsible for defaults that result from acts or omissions that are defaults under the Agreement. Owner acknowledges that the obligation of Contractor not to knowingly take (or not fail to knowingly take, as applicable) any action which would result in Owner being in default under any Project Document is not intended to expand the scope of Services to be provided by Contractor hereunder.

(c) Without limiting the foregoing in this Section 3, Contractor acknowledges and agrees that the obligations under this Appendix M obligate it to dedicate and make available throughout the term of this Agreement such time and services as may be required to ensure that Contractor provides the Services and in all other respects performs its duties and obligations under this Agreement in accordance with the terms hereof.

4.	Owner

Subject to Section 2, Contractor is hereby granted the authority to do, on behalf of Owner and in its name, all things which are necessary, proper or desirable to carry out the duties and responsibilities of Contractor under this Agreement, including the authority to perform on behalf of Owner any Project Document, subject to any covenants or any other restrictions applicable to Owner thereunder and not otherwise reserved to Owner hereunder.

5.	Payments For Services

Contractor’s compensation for its performance of the Services in this Appendix M are included as part of the Fixed Component. Without limiting any of Owner’s rights under Article 12 and Section 2.2.13.2(d) of the Agreement, Contractor is not responsible for payments due under any Project Agreement.

APPENDIX N

Reimbursable Component

The following costs comprise the Reimbursable Component:

•

Costs incurred by Contractor for legal defense in matters not involving its own Personnel or its Subcontractor’s Personnel, if Owner directs Contractor to undertake such legal action, pursuant to Sections 2.17 and 4.3.

•	Contractor’s costs incurred in providing training to Owner Personnel, pursuant to Section 2.2.11 and Appendix A.

•	Sales Tax paid by Contractor, subject to the terms and conditions of Sections 2.2.9 and 3.4.2.

•	Contractor’s provision of initial fills pursuant to Section 3.8.3.

•	Craft Labor costs, subject to the terms and conditions of Section 5.1.

•	Costs incurred by Contractor in procurement of spare parts for the Project pursuant to Sections 6.4.1(e) and 6.7.2.

•	Costs incurred by Contractor in repeating Performance Test(s) due to a Change Event pursuant to Section 7.4(b).

•	Costs incurred by Contractor in performing assistance to Owner pursuant to Sections 9.2 and 9.7.

APPENDIX 0

Contractor’s Consumable List

Adaptor-Cutoff Wheel	Clamp
Alcohol	• Wire Rope-All
Antenna-Portable & C.B.	• Cable-All
Arbor-Hole Saw	• Hose-All
Arbor-Morse Taper	Cleaner-Hand-All
Axe-Wood Cutting	Clip-Air Safety Hose
Bag All	Cloth-Emery-All
Baking Soda	Compound-All
Bar-Brass Bumper-2in. - 3-in. Dia.	Concrete
Battery	• Blanket
• A.A.	• Bull Float Handle-6 ft
• A.A.A.	• Hand Tools-All
• C	• Rubbing Stone-All
• D	Concrete Rake-Come-A -Long
• 9 Volt	Cooler-Water Keg-All-Non-electrical
• Radio	Cord
• Automotive	• Drop Light
Becket & Wedge-3/4-in —7/8-in.	• Cord-Extension
Bit	Core Drill
• Drill - All	• Adapter-1-1/4-in. - 5/8-in.
• Hougen-All	• Bits-All
• Wood-All	• Extension All
Blades All	Coupon-Weld Test
Bolt Bag-Canvas	Crayon-Lumber-Marking
Bolt Eye	Crimping Tool-(Hose) 3/16-in.–1/4-in.
Boot-Rubber-All	Crisco
Bottle-Squirt-Spray	Cup Dispenser
Bricks-Concrete Rubbing	Cup-Drinking
Broom-All	Cutter-Box & Tin
Brush-All	Cutter Wheel (Tube Cutters)-All
Bucket Plastic/Galv/Mop/Oil w/pump	Decal
Bulb-Light-All	Dies
Burr-Carbide-All	• Hex-1/2-in. -1-1/2-in-
C-Clamp-4-in. - 6-in. - 8-in., - 10-in. - 12-in-	• Pipe-1/2-in. - 2-in.
Cable-Jumper	• Knockout -All
Can-Fuel	• Compression -All
Caulk-All	• T&B
Chain- All	Disc-Grinding-All
Chair-Boatswain	Dresser-Wheel-Stone Leveler
Chalk-Marking	Dye-Layout
Chalk box-Carpenters	Expander-Adapter- Impact

Charger-Cordless Drill & Radio	Expander-Mandrel All
Chisel-All	Expander-Roller
Choker-All	Expander-Tube
Chuck-Collet 1/4 –in. x 3/8 in.	Extractor-Screw-All
Chuck-Jacobs-All	File Bastard-All

APPENDIX 0

Contractor’s Consumable List

Filters- All
Fitting-Air & Water Hose	Rake-Hand-Type
Flagging-Engineers-All	Rainwear-All
Flashlight All	Reamers-All
Floor Sweeping Compound	Receptacle-GFI
Float-Concrete	Reel Gammon
Funned-All	Rope-All
Garden Sprayer-All	Ruler-All
Grease-All Purpose	Saw-Hand-and-Hole-Hack
Gun	Scraper-Hand
Screed-Concrete
• Caulk	Screw Driver-All
• Grease	Scribes-Pocket
• Staple	Shackles-3/8-in–2 1/2-in.
Hammer-Ballpien, Claw	Shovels-All
Handle-All	Sign-BE&K-Adhesive- Magnetic
Hoe-All	Snips-Tin
Hose-Water and Air	Soapstone
Iron- Water Stop	Socket Hex Type-All
Knife- Putty	Spade-Clay
Lantern- 6 volt	Sprayer-Garden
Lights- Portable.	Spring-Retainer-For Chipping Hammer
Locks	Square-Framing
Mandrel-All	Square-Tri-Carpenters
Milling Tool Parts	Stamp-Steel-Alphabetical & Numerical Stencil-
• Bits	Numerical and Alphabetical
• Blocks	Stick Hot
• Ramps	Stone Grinding-All
• Heads	Strap Tie Dawn
Mirrors- Inspection	Strapping-Banding Material
Mops	String Light
Nozzle-Water Hose	Suit-Paper-Disposable
Nutsetter-All	Suit-rain-All
Oil	Tab for Panel Saw
• Cutting	• Locator Tab -Aluminum
• Threading	• Welding Tab
• 2-Cycle	Tack-Stake
Oil Dry	Tank-Propane
Picks-Maddock-All	Tap-Handle - All
Pins	Tap-All
• Bull	Tape
• Drift	• Duct
• Pilot	• Masking
• Shear	• Almost Tape
Pliers-All	• Fish
Plugs-Greenlee-PVC	• Teflon
Polyetheyne	Tempstick - All
Trowel-Brick

Punch (Greenlee)-Knockout	Tubing-Clear All
Rag-All	Turnbuckle-All

Exhibit              to Form 10-Q for the Quarter Ended             , 2008 filed by ADA-ES, Inc. (File No. 000-50216) on November 7, 2008

APPENDIX 0

Contractor’s Consumable List

Twine-Nylon

Vacuum-Wet/Dry

Vinegar-Caustic Neutralizer

Wash Cutting

Washer 3/8-in. Beveled for a Die Grinder

Washer-Air Hose

Wedge- Boiler, Line -Up, Oak Steel-All

Wheel - Flapper-All

Wheel Cut Off-All

Wheel Cutting-Tungsten Sharpener-All

Wheel Grinding-Tungsten Sharpener All

Whip-Check-Wire Rope

Wire

•	Music
•	Tie No, 9
•	Tie 16 Gauge

Wire Reel-Tiewire

Wrap-a-round

Wrench-Drum

Wrench Allen-Up to 1 1/2 in.

APPENDIX P

Target Total Work Cost

Target Total Work Cost means the amount of two * Dollars ($*), as portions of the component parts of such amount (set forth in Table P-1 below) may be adjusted pursuant to the Agreement.

The Target Total Work Cost is not to be construed as a lump sum price or in any way as a limitation on Contractor’s entitlement to be paid all the Construction Price incurred in the performance of the Work and Contractor’s other obligations under the Agreement.

For reference purposes only, the cost components listed in Table P-2 have not been incorporated into the above-stated Target Total Work Cost amount:

Table P-1

ITEMS INCLUDED IN TARGET TOTAL WORK COST

Fixed Component of the Construction Price as adjusted by Owner-initiated Change Orders ($184,977,275 initial value)

Costs incurred by Owner pursuant to the Preliminary EPC Agreement (Maximum as adjusted by Change Orders) ($* final value)

Cost target pursuant to the Letter Agreement that are not included in the Construction Price ($* final value)

Costs incurred by Owner pursuant to the Owner Contracts, inclusive of Owner-initiated change orders ($* initial value)

Actual amount paid by Owner to Contractor for the Early Phase 1 Substantial Completion Bonus Amount ($0 initial value)

Reimbursable Component of the Construction Price, as adjusted by Owner-initiated Change Orders:

•	The Craft Labor Cost Estimate shall remain fixed, as set forth in Appendix N ($*)

•	Sales Tax of ($*)

•	Spare Parts ($*)

•	Training ($*)

Table P-2

ITEMS EXCLUDED FROM THE TARGET TOTAL WORK COST

Early Substantial Completion Bonus Amount

Increased Throughput Bonus

Any bonus concerning Craft Labor underruns Contractor may earn pursuant to Section 5.1.6(e) and (f)

Contractor-initiated Change Orders that increase Owner’s costs

Costs incurred by Owner due to events of Force Majeure

APPENDIX Q

Insurance Requirements

1 Builder’s Risk and Marine Cargo

1.1 Builder’s Risk. Contractor shall provide an option price to Owner to purchase and maintain property insurance upon the entire complete Work at the Project Site from the beginning of Phase 2 until Substantial Completion. Owner must decide whether it will exercise it option to have Contractor supply such insurance prior to Phase 2 commencing. If Owner elects to purchase Builders Risk Insurance on its own, Contractor shall not include any cost in its price for such insurance. . Such property insurance shall be written on a repair or replacement cost basis, subject to standard exclusions, property limitations and conditions. Owner shall have the right to review all policy terms and conditions prior to deciding whether to exercise the option to have Contractor procure and maintain the Builder’s risk insurance. Such insurance shall include the interest of Owner, the Financing trustee or collateral agent, Contractor, and all Subcontractors, including their respective officers, representatives, agents and employees, in the Work and shall insure against fire, extended coverage and all risk perils (including resultant loss or damage from or as a consequence of faulty materials, workmanship or design). Contractor shall bear the actual deductible for such policy of insurance up to a maximum of $250,000 per occurrence to the extent that the loss covered by such deductible is caused in whole or substantial part (including, without limitation, the failure to perform obligations under this Agreement) by Contractor or Subcontractors or other persons performing Work on behalf of Contractor or any Subcontractor, and Owner shall bear any remaining portion of such deductible. If required by the lenders, the policy under this Section 1.1 shall be written such that the proceeds of this insurance shall be payable to the Financing trustee or collateral agent for application as provided in the Financing documents.

Owner and Contractor (and Contractor shall cause each Subcontractor to) waive all rights against each other and the Financing trustee or collateral agent for damages caused by fire and other perils and for the loss of use to the extent covered by property insurance obtained pursuant to this Section 1, or other property insurance applicable to the Work or any other real or personal property of Owner, Contractor or the Subcontractors, including the existing structures, buildings and their contents, furniture and fixtures, except such rights as they may have to the proceeds of such insurance.

1.2 If applicable, the Contractor shall purchase and maintain marine cargo insurance on a “warehouse-to-warehouse” basis for shipments destined to the Project Site, insuring materials or equipment to be installed as part of the Work at the Project Site against loss or damage arising from customary “all risk” marine perils while in transit. Contractor, Owner, and the Financing trustee or collateral agent shall be additional insureds on such marine cargo policy as their interests may appear. Contractor shall bear the deductible for such policy of insurance per occurrence to the extent that the loss covered by such deductible is caused in whole or substantial part (including, without limitation, the failure to perform obligations under this Agreement) by Contractor or Subcontractors or other persons performing Work on behalf of Contractor or any Subcontractor, and Owner shall bear any remaining portion of such deductible. If required by the lenders, the policy under this Section 1.2 shall be written such that the proceeds of this insurance shall be payable to the Financing trustee or collateral agent for application as provided in the Financing documents. Contractor acknowledges and agrees that it has been provided with and reviewed the terms and conditions of such marine cargo policy and that it shall abide by all requirements, instructions and conditions of such marine cargo policy and agrees to the terms thereof, including the allocation of proceeds set forth therein.

1.3 The insurance described in this Section 1 shall expressly provide that no less than sixty (60) days prior written notice by certified mail shall be given to Contractor and Company in the event of material alteration, cancellation or non-renewal of the coverage provided by such insurance, except notice of cancellation for failure to pay any required premium which shall be furnished no less than ten (10) days prior to any such cancellation.

2 Required Contractor Provided Insurance

2.1 Prior to commencement of any Work under this Agreement and until the Final Completion Date, Contractor shall maintain, at its sole expense, the following insurance from financially sound and reputable insurance companies:

2.1.1 Comprehensive Automobile Liability. Comprehensive automobile liability coverage, including contractual liability coverage and coverage for all owned, non-owned and hired vehicles. Coverage shall include limits of liability of one million Dollars ($1,000,000) per occurrence for combined single limit bodily injury and property damage for the Contractor insurance and one million Dollars ($1,000,000) per occurrence for combined single limit bodily injury and property damage for insurance provided by Subcontractors.

2.1.2 Worker’s Compensation. Workers’ compensation and employers’ liability coverage shall be in form and with limits in accordance with the laws of the State of Louisiana, including “other states”, “occupational disease insurance”, “voluntary compensation insurance”, “United States long shoremen’s and harbor workers’ and “maritime” coverages. Coverage shall include limits of liability of one million Dollars ($1,000,000) per occurrence; per employee for disease;

and in the aggregate for disease. Coverage must extend to all operations of Contractor and Subcontractors. Should Contractor provide any loaned or leased employees to Owner, an alternate employer endorsement naming Owner shall be endorsed to the workers’ compensation policy.

2.1.3 Professional Liability Insurance. Contractor shall cause detail design Subcontractors to obtain and maintain professional liability errors and omissions insurance on a claims made basis including contractual liability coverage with limits of not less than two million Dollars ($2,000,000). Coverage shall be maintained in effect for two (2) years following the Final Completion Date. The following extensions of coverage are to be included:

•	Contractual Liability Endorsement

•	Thirty (30) days written notice cancellation endorsement

2.1.4 Commercial General Liability. Commercial general liability coverage shall be on the 2001 ISO form or its equivalent, each including, without limitation, the following coverages:

•	Premises/Operations, including deletion of explosion, collapse and underground hazards (XCU) exclusions;

•

Products/Completed Operations extending for two (2) years after the Final Completion Date. Contractor and all Subcontractors of every tier will be responsible for providing such coverage for their own protection thereafter;

•	Broad Form Contractual Liability, with definition of “Insured Contract” amended to delete reference to Work within fifty (50) feet of Railroad Property;

•	Broad Form Property Damage, including Products/Completed Operations;

•	Personal Injury Liability, with contractual exclusions deleted;

•	Cross Liability Endorsement;

•	Severability of Interest;

•	Incidental Medical Malpractice coverage;

•	Host Liquor Endorsement; and

•	Blanket Additional Insureds (all written agreements).

Commercial general liability coverage limits shall be two million Dollars ($2,000,000) per occurrence combined single limit for bodily injury and property damage. If such insurance is furnished on a commercial general liability form, any aggregate or sublimit shall be those set forth below:

•	General aggregate limit of four million Dollars ($4,000,000);

•	Personal and advertising injury sublimit of two million Dollars ($2,000,000) each occurrence; and

•	Products/Completed Operations sublimit of two million Dollars ($2,000,000) each occurrence and four million Dollars ($4,000,000) in the aggregate, annually.

Commercial general liability coverage must extend to all operations of Contractor and Subcontractors. The commercial general liability policy aggregate limits shall be established such that the aggregate limits are solely applicable to claims occurring with respect to the Project Site.

2.1.5 Watercraft and Aircraft Liability. In the event that Contractor or its Subcontractors utilizes watercraft and/or aircraft in connection with the Work, Contractor or Subcontractor (as applicable) shall maintain protection and indemnity coverage and/or aircraft liability coverage in an amount not less than five million Dollars ($5,000,000) per occurrence combined single limit for bodily injury liability and property damage liability.

2.1.6 Excess Liability. Excess liability coverage shall specifically identify each of the policies described above in Sections 2.1.1, 2.1.2, and 2.1.4 on the “schedule of underlying coverages”, and shall provide coverage that follows the form of each of such underlying policies.

Such coverage shall have limits of twenty-five million Dollars ($25,000,000), each occurrence and in the aggregate, annually, excess of such underlying policy limits.

2.1.7 Contractor’s Equipment. Contractor and all Subcontractors shall provide “all-risk” property insurance for all property owned by, or in their control, which is not to be incorporated into the Work, including without limitation, tools, equipment, materials, and temporary structures.

3 General: All insurance described in Section 2 must be subject to the following provisions:

3.1 Only “occurrence” type coverages with no “sunset clause” (“claims made” coverages are not acceptable except with respect to professional liability insurance);

3.2 Coverages must be with Best’s “A-VII” or higher rated carriers reasonably acceptable to Owner;

3.3 Owner, the Financing trustee or collateral agent, the holders of the notes or other debt instruments purchased under the Financing documents shall be additional insureds on all insurance provided by Contractor pursuant to Section.2 except for insurance provided pursuant to Section 2.1.3;

3.4 The insurance described in Section.2 shall have a deductible no greater than One Million Dollars ($1,000,000.00) per occurrence;

3.5 All coverage provided to additional insureds hereunder shall be limited to the extent losses are caused by Contractor’s Work and shall be primary and not in excess or contributing to any insurance or self-insurance maintained by such additional insureds; and Contractor shall be solely responsible for payment of all premiums under such policies and

3.6 The insurance policies shall include a separation of insureds clause.

4 All certificates of insurance for the insurance described in Section 1 and 2 shall (i) name Owner, the Financing trustee or collateral agent, and the holders of the notes or other debt instruments purchased under the Financing documents as additional insureds, except for insurance provided pursuant to Section 2.1.3, (ii) expressly reference the Project Site and (iii) expressly provide that no less than sixty (60) days prior written notice by certified mail shall be given to Owner in the event of material alteration, cancellation or non-renewal of the coverage evidenced by such certificate, except notice of cancellation for failure to pay any required premium which shall be furnished no less than ten (10) days prior to any such cancellation. Owner shall not issue payment to Contractor for any portion of the Work unless Contractor’s current certificates of insurance are on file and reasonably acceptable to Owner.

5 In no event shall any failure of Owner to receive Contractor’s certificates of insurance required hereof or to demand receipt of such certificates of insurance be construed as a waiver of Contractor’s obligations to obtain insurance pursuant to these insurance requirements. The obligation of Contractor to procure and maintain any insurance required by the provisions of this Appendix is a separate responsibility of Contractor and independent of the duty to furnish a certificate of insurance of any such insurance policies.

6 Neither Party shall amend the insurance policies so as to reduce or limit coverages, increase deductibles or otherwise adversely affect the rights and coverages of the insured under such policies or allow the required insurance coverages to lapse without the other Party’s prior written approval thereto.

7 Should a notice of insurance cancellation be issued for non-payment of premiums or any part thereof with respect to insurance to be provided by Contractor hereunder, or should Contractor fail to provide and maintain certificates for such insurance as set forth herein, Owner shall have the right, but shall not be obligated, to pay such coverage and to deduct such payment from any sums that may be due or become due to the Contractor, or to seek reimbursement for said payments from Contractor, which sums shall be due and payable immediately upon receipt by Contractor of an invoice therefore from Owner.

8 All Contractor’s certificates of insurance required pursuant to this Agreement must be sent to Owner at the address for notices to Owner set forth in the Agreement.

9 In the event of failure of Contractor to furnish and maintain the insurance required of it pursuant to this Appendix and to furnish satisfactory evidence thereof, Owner shall have the right to secure and maintain the same for all parties on behalf of Contractor who agrees to furnish all necessary information to place the insurance coverage and to pay the cost thereof to Owner immediately upon presentation of an invoice and reasonable cost substantiation therefore.

10 Each Party further agrees to cooperate fully with the other Party’s insurance representatives and/or risk manager in providing any necessary insurance data and information as requested by Owner and to, complete any associated documents furnished by Owner throughout the duration of the project or until this Agreement is terminated.

11 A Party entitled to or desiring recovery of insurance proceeds under any insurance policy (such Party hereinafter defined as the “Claimant”) shall be solely responsible for initiating and pursuing such claim. A Claimant who is unsuccessful in obtaining insurance proceeds shall not be entitled to relief from the other Party to this Agreement or to any adjustment, modification or relief of or from its obligations under this Agreement as a result of the denial of such claim. If both Owner and Contractor initiate claims under an insurance policy and such claims exceed the total liability limit of such insurance policy, Owner and Contractor shall revise their respective claims by amounts proportionate to the relative amounts of their claims so that the total amount of their claims equals the total liability limit.

12 Except as provided in Section 1.1 and Section 1.2, a Claimant is solely responsible for the payment or cost of any and all deductible amounts applicable under the insurance policy to which its claim relates, except that Contractor shall be responsible for all deductible amounts under Section 3.4 in excess of $250,000 on a per loss basis and Contractor shall be responsible for the first $250,000 of a deductible to the extent that the loss is caused by Contractor’s fault or negligence.

13 Contractor’s liability and indemnification of Company, as defined within this agreement, shall not be relieved or diminished by securing insurance coverage in accordance with the requirements herein or by Company’s approval of certificates of insurance or policies. Any acceptance of insurance coverage by Company shall not be construed as accepting in any way deficiencies in the insurance.

14 Contractor agrees to cooperate with Owner to make any changes or additions to the insurance provisions set forth in this Appendix as are reasonably required in connection with the Financing (including, without limitation, requirements regarding additional insured status, notice of cancellation or certificates of insurance), provided that any resulting costs to Contractor of increased coverage shall be reimbursable by Owner and provided further that no such requirements shall materially adversely affect Contractor’s risk exposure.

15 Contractor shall ensure that full disclosure (to the extent that such disclosure is within Contractor’s control) is made to the insurance companies providing insurance coverage for the insurance described in Section 1 (the “Insurers”), of: (i) all information which the Insurers specifically request to be disclosed, (ii) all information which is of a type which insurance brokers in relation to the relevant policy advise should be disclosed to the Insurers, (iii) reports required by the Insurers, (iv) details of any significant problems encountered in relation to the Work and (v) all other information which Contractor acting in good faith could reasonably consider to be material to the relevant insurance coverage. Contractor shall implement appropriate internal reporting procedures to ensure that full disclosure as required by this Section 17 is made by Contractor.

16 Contractor shall promptly notify Owner of any actual or potential claim under any of the insurance described in Section 1. Each such notice shall be accompanied by the available details of the incident giving rise to the claims. Contractor shall provide all such assistance as may be required for the preparation and negotiation of any claims under any insurance maintained hereunder by Owner.

17 Neither Party shall take or fail to take any action which will reasonably entitle any insurer to refuse to pay any claim under any insurance policy maintained under or pursuant to this Agreement.

18 Contractor hereby waives, and shall cause all insurers and Subcontractors and their respective insurers, to waive all rights of recovery against Owner Indemnified Parties, for any and all claims, actions, liabilities and causes of action Contractor or any Subcontractor may have by virtue of damage to Contractor’s or Subcontractors’ property not forming a permanent part of the Project Site, resulting from operations occurring in connection with the Work.

19 Contractor shall require all subcontractors and others working on the site for Contractor to carry insurance of the types and in amounts in accordance with Contractor’s practices and shall in no circumstance allow uninsured subcontractors or other persons to perform work on the Project Site.

APPENDIX R

Engineering, Procurement, Construction (home office) Engineering Time and Material Cost

The following cost basis will be used to accommodate engineering scope changes in the event a lump sum cost can not be agreed in accordance with Section 5.1.5.

•

All home office salaried and hourly engineering, procurement, estimating, project management, project controls and construction personnel work hours will be reimbursable at the actual W2 rates of the employees, multiplied by a 1.90 multiplier.

•	An additional charge of $6.00 per home office engineering hour expended will be invoiced for support service expenses, including computers, design software, printing, telephone, postage, etc.

•	For all non-engineering hours expended a charge of $1.00 per home office hour will be invoiced to cover the cost of telephone, postage, etc.

•	Per-diem expenses and all travel expenses per Contractor standard policies will be reimbursable at cost without markup.

•	A fee of $10 per all non-engineering work hours will be invoiced.

•	A charge of 0.6% will be applied to all invoices to cover the cost of corporate selling, general and administrative expenses (i.e., SG&A).